As filed with the Securities and Exchange Commission on May 5, 2006
                                                     Registration No. 333-132424
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        FIRST CLOVER LEAF FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

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
          Maryland                             6712                          20-4797391
(State or other jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)      Classification Code Number)        Identification Number)
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                              300 St. Louis Street
                          Edwardsville, Illinois 62025
                                 (618) 656-6200
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 Larry W. Mosby
                              300 St. Louis Street
                          Edwardsville, Illinois 62025
                                 (618) 656-6200
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                                   Copies to:


Eric Luse, Esq.                                  Dave Muchnikoff, Esq.
Robert B. Pomerenk, Esq.                         Silver, Freedman & Taff, L.L.P.
Luse Gorman Pomerenk & Schick, P.C.              1700 Wisconsin Avenue, N.W.
5335 Wisconsin Avenue, N.W., Suite 400           Washington, D.C.  20007
Washington, D.C. 20015                           Phone: (202) 295-4500
Phone: (202) 274-2000



Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================

                                                                   Proposed            Proposed             Amount of
         Title of each class of             Amount to be       maximum offering        maximum           registration fee
      securities to be registered           registered(1)           price             aggregate
                                                                  per share       offering price(2)
----------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.10 par value per         5,702,122 shares         $ 10.00        $     57,021,220           $6,102*
share

============================================================================================================================
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*        Previously paid.

(1) Includes the maximum number of shares of common stock that may be issued in connection with (i) the exchange of shares of common stock in the conversion transaction, and (ii) the exchange of shares of common stock of First Clover Leaf Financial Corp. pursuant to the merger by and between First Clover Leaf Financial Corp. and Clover Leaf Financial Corp.
(2)      Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 PROSPECTUS OF FIRST CLOVER LEAF FINANCIAL CORP.
         JOINT PROXY STATEMENT OF FIRST FEDERAL FINANCIAL SERVICES, INC.
                         AND CLOVER LEAF FINANCIAL CORP.


         First Clover Leaf Financial Corp. has been organized as part of the conversion of First Federal Financial Services, MHC from the mutual holding company to the full stock holding company form of organization. Upon completion of the conversion, First Federal Financial Services, Inc., a federal corporation, will no longer exist and First Clover Leaf Financial Corp., a Maryland corporation, will succeed to all of the rights and obligations of First Federal Financial Services, Inc. Immediately after the conversion is completed, First Clover Leaf Financial Corp. will acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, and Clover Leaf Bank will merge into First Federal Savings & Loan Association of Edwardsville, which will be renamed First Clover Leaf Bank. First Federal Financial Services, Inc.'s shares of common stock currently trade on the Nasdaq Capital Market, and we expect that First Clover Leaf Financial Corp.'s shares of common stock will be listed on the Nasdaq Capital Market under a new symbol "FCLF."


         If you are currently a stockholder of First Federal Financial Services, Inc. (which we refer to as "First Federal" in this document):


o First Federal is holding a special meeting of stockholders on June 27, 2006. This document is the proxy statement that First Federal is using to solicit your vote at the special meeting. First Federal is asking you to vote in favor of the following two proposals at the special meeting:

     1. Approval of the Plan of Conversion and Reorganization of First Federal Financial Services, MHC. The plan of conversion provides for First Federal Financial Services, MHC's conversion from the mutual holding company form of organization to the full stock holding company form of organization, and the issuance by First Clover Leaf Financial Corp. (which we refer to as "First Clover Leaf" in this document) of shares of its common stock in the stock offering. First Clover Leaf will be the successor to First Federal and your shares in First Federal will be converted into First Clover Leaf shares in the conversion.


     2. Approval of the merger agreement. Pursuant to the merger agreement, Clover Leaf Financial Corp. (which we refer to as "Clover Leaf" in this document) will merge with and into First Clover Leaf.

o First Federal's Board of Directors has already approved the plan of conversion and the merger agreement, and recommends that you vote "FOR" each proposal.

o As part of the conversion, each of your shares of common stock will be exchanged for between 1.518 and 2.362 shares of First Clover Leaf. The actual exchange ratio cannot be calculated until the conversion is completed.


o The shares of common stock are being offered for sale in a subscription offering to eligible depositors and borrowers of First Federal Savings & Loan Association of Edwardsville. If all shares are not subscribed for in the subscription offering, we may choose to offer the shares in a community offering to First Federal's stockholders and others not eligible to place orders in the subscription offering, and to stockholders of Clover Leaf in exchange for their shares of Clover Leaf stock in connection with Clover Leaf's merger with and into First Clover Leaf.


         If you are currently a stockholder of Clover Leaf:


o Clover Leaf is holding a special meeting of stockholders on June 27, 2006. This document is the proxy statement that Clover Leaf is using to solicit your vote at the special meeting. Clover Leaf is asking you to vote in favor of the merger agreement, pursuant to which Clover Leaf will merge with and into First Clover Leaf. Clover Leaf's Board of Directors has already approved the merger agreement, and recommends that you vote "FOR" the proposed merger.


o Upon completion of the conversion and merger, each of your shares of common stock of Clover Leaf will be exchanged for between $40.00 and $43.00 in the form of (i) cash, (ii) shares of First Clover Leaf common stock (at $10.00 per share) or (iii) a combination of cash and shares of First Clover Leaf common stock.

o If First Clover Leaf chooses to conduct a community offering, you may be able to purchase shares of common stock in the offering.

         An index to this document begins on page i.


   An investment in First Clover Leaf common stock involves a degree of risk, including the possible loss of principal.


                Please read "Risk Factors" beginning on page 21.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

       The date of this joint proxy statement-prospectus is May __, 2006.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Federal files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may obtain copies of these documents by mail from the public reference room of the Securities and Exchange Commission at 100 "F" Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Securities and Exchange Commission maintains a web site located at http://www.sec.gov containing this information. Information on Clover Leaf may be found in Clover Leaf Bank's Call Reports filed with the Federal Deposit Insurance Corporation, which are available on the Federal Deposit Insurance Corporation's website located at http://www.fdic.gov.


         If you are a stockholder of First Federal and you would like to receive a copy of First Federal Financial Services, MHC's Plan of Conversion and Reorganization, you must submit a request in writing, addressed to First Federal at the address given above. Such requests must be received no later than June 14, 2006.

         First Clover Leaf has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the issuance of up to 5,702,122 shares of First Clover Leaf common stock. This document is a part of that registration statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth above. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete.

         First Federal common stock is traded on the Nasdaq Capital Market under the symbol "FFFS." Clover Leaf common stock is traded on the OTC Bulletin Board under the symbol "CLOV."

         First Federal Financial Services, MHC has filed an application for conversion with the Office of Thrift Supervision. Pursuant to the rules and regulations of the Office of Thrift Supervision, this joint proxy statement-prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Southeast Regional Director of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.


         Neither First Federal nor Clover Leaf has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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                     FIRST FEDERAL FINANCIAL SERVICES, INC.
                              300 ST. LOUIS STREET
                          EDWARDSVILLE, ILLINOIS 62025
                                 (618) 656-6200


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 27, 2006

         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of First Federal Financial Services, Inc. will be held at First Federal's main office at 300 St. Louis Street, Edwardsville, Illinois, at 11:00 a.m. local time, on June 27, 2006, to vote on:

         (1) the Plan of Conversion and Reorganization of First Federal Financial Services, MHC, dated as of January 31, 2006, pursuant to which First Federal Financial Services, MHC will convert from the mutual holding company form of organization to the full stock holding company form of organization, and First Clover Leaf Financial Corp., a newly formed Maryland corporation, will issue shares of common stock in a stock offering. Shares of common stock of First Federal Financial Services, Inc. currently held by public stockholders will be converted into the right to receive shares of First Clover Leaf Financial Corp. pursuant to an exchange ratio that will be determined at the closing of the conversion. As described in the attached proxy statement-prospectus, the rights of stockholders of the new Maryland corporation will be different than the rights stockholders currently have;


         (2) the Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal Financial Services, Inc., First Clover Leaf Financial Corp., First Federal Savings & Loan Association of Edwardsville and Clover Leaf Financial Corp. and Clover Leaf Bank, dated as of February 3, 2006, pursuant to which, among other things, Clover Leaf Financial Corp. will be merged with and into First Clover Leaf Financial Corp. (or a subsidiary thereof), and each share of Clover Leaf Financial Corp. common stock will be converted into the right to receive merger consideration of between $40.00 and $43.00 per share, in the form of either (i) cash, (ii) shares of common stock of First Clover Leaf Financial Corp., or (iii) a combination thereof; and

such other business as may properly come before the special meeting of stockholders. Management is not aware of any other business to be considered.


         Only First Federal Financial Services, Inc. stockholders of record as of the close of business on May 8, 2006 are entitled to notice of and to vote at the special meeting of stockholders or any adjournment or postponement of the special meeting of stockholders.


         Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

         FIRST FEDERAL FINANCIAL SERVICES, INC.'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE (I) "FOR" APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION OF FIRST FEDERAL FINANCIAL SERVICES, MHC AND (II) "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Linda Werner, Secretary
Edwardsville, Illinois
May __, 2006

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         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR
NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

         DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UPON THE COMPLETION OF THE CONVERSION, IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER TO RECEIVE NEW CERTIFICATES. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN "STREET NAME," YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.

                           CLOVER LEAF FINANCIAL CORP.
                                6814 GOSHEN ROAD
                          EDWARDSVILLE, ILLINOIS 62025
                                 (618) 656-6122


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 27, 2006

         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Clover Leaf Financial Corp. will be held at the Clover Leaf Bank office located at 2143 S. State Route 157, Edwardsville, Illinois, at 2:00 p.m., local time, on June 27, 2006, to vote on:


         (1) the Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal Financial Services, Inc., First Clover Leaf Financial Corp., First Federal Savings & Loan Association of Edwardsville and Clover Leaf Financial Corp. and Clover Leaf Bank, dated as of February 3, 2006, pursuant to which, among other things, Clover Leaf Financial Corp. will be merged with and into First Clover Leaf Financial Corp. (or a subsidiary thereof), and each share of Clover Leaf Financial Corp. common stock will be converted into the right to receive merger consideration of between $40.00 and $43.00 per share, in the form of either (i) cash, (ii) shares of common stock of First Clover Leaf Financial Corp., or (iii) a combination thereof. Because the Agreement and Plan of Reorganization provides that 30% of the aggregate consideration shall be in cash and 70% shall be in shares of First Clover Leaf Financial Corp. common stock, a stockholder of Clover Leaf Financial Corp. may not receive the form of merger consideration that he or she elects; and

such other business as may properly come before the special meeting of stockholders. Management is not aware of any other business to be considered.

         Any shares of First Clover Leaf Financial Corp. common stock to be issued in the merger will be issued in connection with or immediately following the completion of the mutual-to-stock conversion of First Federal Financial Services, MHC and related stock offering of First Clover Leaf Financial Corp. The merger is contingent upon the successful completion of the mutual-to-stock conversion.


         The proposed merger is described in more detail in this document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix H to this document. Only Clover Leaf Financial Corp. stockholders of record as of the close of business on May 8, 2006 are entitled to notice of and to vote at the special meeting of stockholders or any adjournment of the special meeting of stockholders. Holders of shares of Clover Leaf Financial Corp. common stock are entitled to assert dissenters' rights of appraisal with respect to the merger under Section 262 of the Delaware General Corporation Law, as more fully described in this document under the section titled "The Merger and the Merger Agreement--Dissenters' Rights of Appraisal" and Appendix K to this document.


         Your vote is very important. To ensure your representation at the special meeting of stockholders, please complete, execute and promptly mail your proxy card in the enclosed return envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

         CLOVER LEAF FINANCIAL CORP.'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Darlene F. McDonald, Secretary
Edwardsville, Illinois
May __, 2006

         PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

         DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL RECEIVE A LETTER OF TRANSMITTAL PROVIDING YOU WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER FOR YOU TO RECEIVE THE MERGER CONSIDERATION OF CASH, STOCK, OR A COMBINATION THEREOF. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN "STREET NAME," YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.

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                                TABLE OF CONTENTS
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WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................Inside front cover

FIRST FEDERAL FINANCIAL SERVICES, INC. SPECIAL MEETING............................................................1

CLOVER LEAF SPECIAL MEETING.......................................................................................4

SUMMARY...........................................................................................................6

RISK FACTORS.....................................................................................................21

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST FEDERAL..................................................31

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CLOVER LEAF....................................................33

RECENT DEVELOPMENTS OF FIRST FEDERAL AND SUBSIDIARY..............................................................35

HOW FIRST CLOVER LEAF INTENDS TO USE THE PROCEEDS OF THE OFFERING................................................41

FIRST FEDERAL'S DIVIDEND POLICY AND FIRST CLOVER LEAF'S EXPECTED DIVIDEND POLICY.................................42

MARKET FOR FIRST FEDERAL'S AND FIRST CLOVER LEAF'S COMMON STOCK..................................................43

HISTORICAL AND PRO FORMA  REGULATORY CAPITAL COMPLIANCE..........................................................45

CAPITALIZATION...................................................................................................46

PRO FORMA ACQUISITION DATA.......................................................................................47

PRO FORMA CONVERSION AND ACQUISITION DATA........................................................................60

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST FEDERAL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS............65

BUSINESS OF FIRST FEDERAL AND FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE...........................78

SUPERVISION AND REGULATION.......................................................................................95

FEDERAL AND STATE TAXATION......................................................................................105

MANAGEMENT OF FIRST FEDERAL FINANCIAL SERVICES, INC.............................................................107

BENEFICIAL OWNERSHIP OF COMMON STOCK............................................................................115

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS...............................................................117

FIRST FEDERAL'S PROPOSAL I-- THE CONVERSION.....................................................................119

FIRST FEDERAL'S PROPOSAL II AND CLOVER LEAF'S PROPOSAL I-- THE MERGER AND THE MERGER AGREEMENT..................150

RESTRICTIONS ON ACQUISITION OF FIRST CLOVER LEAF................................................................200

DESCRIPTION OF CAPITAL STOCK OF FIRST CLOVER LEAF FOLLOWING THE CONVERSION......................................204

EXPERTS.........................................................................................................205

LEGAL MATTERS...................................................................................................206

OTHER MATTERS...................................................................................................206

FORWARD-LOOKING STATEMENTS......................................................................................206
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APPENDICES

FIRST FEDERAL FINANCIAL SERVICES, INC. AND SUBSIDIARY INDEX TO
 CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION .......................................................F-1

CLOVER LEAF FINANCIAL CORP. AND SUBSIDIARY INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION.....G-1

AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN FIRST FEDERAL FINANCIAL SERVICES, MHC, FIRST FEDERAL
 FINANCIAL SERVICES, INC., FIRST CLOVER LEAF FINANCIAL CORP., FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF
 EDWARDSVILLE AND CLOVER LEAF FINANCIAL CORP. AND CLOVER LEAF BANK DATED FEBRUARY 3, 2006.......................H-1

OPINION OF KEEFE BRUYETTE & WOODS, INC..........................................................................I-1

OPINION OF RP FINANCIAL, LC.....................................................................................J-1

DELAWARE STATUTE REGARDING DISSENTERS' RIGHTS OF APPRAISAL......................................................K-1
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                                       ii

             FIRST FEDERAL FINANCIAL SERVICES, INC. SPECIAL MEETING


         First Federal is mailing this proxy statement-prospectus to First Federal stockholders on or about May __, 2006. With this document, we are sending you the attached notice of the First Federal special meeting of stockholders and a form of proxy that is solicited by First Federal's board of directors. The special meeting of stockholders will be held on June 27, 2006 at 11:00 a.m., local time, at First Federal's main office at 300 St. Louis Street in Edwardsville, Illinois.


MATTERS TO BE CONSIDERED

         The purpose of the First Federal special meeting is to vote on:

         (1) the Plan of Conversion and Reorganization of First Federal Financial Services, MHC, dated as of January 31, 2006, pursuant to which First Federal Financial Services, MHC will convert from the mutual holding company form of organization to the full stock holding company form of organization, and First Clover Leaf Financial Corp., a newly formed Maryland corporation, will issue shares of common stock in a stock offering. Shares of common stock of First Federal currently held by public stockholders will be converted into the right to receive shares of First Clover Leaf Financial Corp. pursuant to an exchange ratio that will be determined at the closing of the conversion. As described in the attached proxy statement-prospectus, the rights of stockholders of the new Maryland corporation will be less than the rights stockholders currently have;


         (2) the Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal, First Clover Leaf Financial Corp., First Federal Savings & Loan Association of Edwardsville and Clover Leaf Financial Corp. and Clover Leaf Bank, dated as of February 3, 2006, pursuant to which, among other things, Clover Leaf Financial Corp. will be merged with and into First Clover Leaf Financial Corp. (or a subsidiary thereof), and each share of Clover Leaf Financial Corp. common stock will be converted into the right to receive merger consideration of between $40.00 and $43.00 per share, in the form of either:

                     (1) cash,

                     (2) shares of common stock of First Clover Leaf
                         Financial Corp., or

                     (3) a combination thereof.

         If you would like to receive a free copy of the Plan of Conversion and Reorganization, you must submit a request in writing, addressed to First Federal at the address listed in "Where You Can Find Additional Information." Such requests must be received no later than June 14, 2006. A copy of the Agreement and Plan of Reorganization (the merger agreement) is attached as Appendix H to this document.


         First Federal may adjourn the special meeting of stockholders and may use any adjournment for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the proposals will be voted in favor of adjournment to further solicit proxies.

PROXY

         You should complete and promptly return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

         o submitting written notice of revocation to the secretary of First Federal;


         o        completing and submitting a proxy card with a later date; or

         o        voting in person at the special meeting of stockholders.
                  However, simply attending the special meeting without voting will not, by itself, revoke an earlier proxy.


         If your shares are held in street name (by a broker), you should follow the instructions of your broker regarding revocation of proxies.

         All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted "FOR" approval of the foregoing proposals. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by First Federal. First Federal will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

RECORD DATE


         The close of business on May 8, 2006 has been fixed as the record date for determining the First Federal stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 3,920,060 shares of First Federal common stock were outstanding, which were held by approximately _____ holders of record.


VOTING RIGHTS, QUORUM REQUIREMENTS AND VOTE REQUIRED

         The presence, in person or by properly executed proxy, of a majority of the outstanding shares of First Federal common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

         Employees who hold shares of First Federal common stock in their accounts in the First Federal Employee Stock Ownership Plan will be given the right to direct the employee stock ownership plan trustee with respect to the voting of shares allocated to their accounts. Subject to the satisfaction of applicable fiduciary requirements, unallocated employee stock ownership plan shares, and allocated shares for which no voting directions are received, will be voted by the employee stock ownership plan trustee for or against the proposals in the same proportions as participating employees vote the shares allocated to their accounts.


         As of May __, 2006, directors and executive officers of First Federal beneficially owned 146,000 shares of First Federal common stock entitled to vote at the special meeting of stockholders. This represented approximately 3.7 % of the total votes entitled to be cast at the special meeting. First Federal expects that a substantial majority of these shares will be voted "FOR" the approval of the proposals.


         In order for the Plan of Conversion and Reorganization of First Federal Financial Services, MHC to be adopted, (i) at least two-thirds of the outstanding shares of common stock of First Federal and (ii) a majority of the outstanding shares of common stock of First Federal, excluding shares of common stock held by First Federal Financial Services, MHC, must be voted in favor of the proposal. In order for the merger agreement to be adopted, a majority of the outstanding shares of common stock of First Federal must be voted in favor of the proposal. For purposes of the foregoing voting requirements, abstentions and broker non-votes will have the same effect as a vote against the proposals.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         First Federal's board of directors has approved each of the proposals and the transactions contemplated by the proposals. The board of directors believes that the proposals are fair to First Federal stockholders and are in the best interest of First Federal and its stockholders and recommends that you vote "FOR" the approval of each of the proposals.

                                   QUESTIONS?

         Please read this document carefully. If you have any questions about the merger agreement, the stock offering or the Plan of Conversion and Reorganization, or about voting at the special meeting of stockholders, please call our Stock Information Center, at __________.

                           CLOVER LEAF SPECIAL MEETING


         Clover Leaf is mailing this proxy statement-prospectus to Clover Leaf stockholders on or about May __, 2006. With this document, we are sending you the attached notice of the Clover Leaf special meeting of stockholders and a form of proxy that is solicited by Clover Leaf's board of directors. The special meeting will be held at the Clover Leaf Bank office located at 2143 S. State Route 157, Edwardsville, Illinois, at 2:00 p.m., local time, on June 27, 2006.


MATTER TO BE CONSIDERED

         The purpose of the special meeting of stockholders is to vote on the Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal, First Federal Savings & Loan Association of Edwardsville, First Clover Leaf Financial Corp., Clover Leaf and Clover Leaf Bank, dated as of February 3, 2006, under which Clover Leaf and Clover Leaf Bank will be acquired by First Clover Leaf Financial Corp.


         Upon completion of the conversion and merger, each of your shares of common stock of Clover Leaf will be exchanged for between $40.00 and $43.00 in the form of (i) cash, (ii) shares of First Clover Leaf common stock (at $10.00 per share) or (iii) a combination of cash and shares of First Clover Leaf common stock. Because the Agreement and Plan of Reorganization (the merger agreement) provides that 30% of the aggregate consideration shall be in cash and 70% shall be in shares of First Clover Leaf Financial Corp. common stock, however, a stockholder of Clover Leaf may not receive the form of merger consideration that he or she elects.


         Clover Leaf may adjourn the special meeting of stockholders and Clover Leaf may use any adjournment for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of adjournment to further solicit proxies.

PROXY

         You should complete and promptly return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of stockholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

         o submitting written notice of revocation to the secretary of Clover Leaf;

         o        completing and submitting a proxy card with a later date; or

         o        voting in person at the special meeting of stockholders.
                  However, simply attending the special meeting without voting will not, by itself, revoke an earlier proxy.

         If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

         All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted "FOR" approval of the merger agreement. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by Clover Leaf. Clover Leaf will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Clover Leaf's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

RECORD DATE


         The close of business on May 8, 2006 has been fixed as the record date for determining the Clover Leaf stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, 510,381 shares of Clover Leaf common stock were outstanding, which were held by approximately ___ holders of record.


VOTING RIGHTS, QUORUM REQUIREMENTS AND VOTE REQUIRED

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Clover Leaf common stock entitled to vote is necessary to constitute a quorum at the special meeting of stockholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.


         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Clover Leaf common stock issued and outstanding on the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. As of May __, 2006, directors and executive officers of Clover Leaf beneficially owned 183,416 shares of Clover Leaf common stock entitled to vote at the special meeting of stockholders. This represented approximately 35.9 % of the total votes outstanding and entitled to be cast at the special meeting. Directors of Clover Leaf have agreed to vote shares they own, or otherwise are entitled to vote, in favor of the merger agreement. Additionally, Clover Leaf expects that its executive officers will vote "FOR" adoption of the merger agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Clover Leaf Board of Directors has approved the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors believes that the transactions contemplated by the merger agreement are in the best interests of Clover Leaf and its stockholders and recommends that you vote "FOR" the approval of the merger agreement.

                                   QUESTIONS?

         Please read this document carefully. If you have any questions about the merger agreement or about voting at the special meeting of stockholders, please call Dennis M. Terry at (618) 656-6122.

                                     SUMMARY

         This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the proposals being presented at the special meetings of stockholders. Items in this summary may include a page reference directing you to a more complete description of that item.

GENERAL


         The stockholders of First Federal Financial Services, Inc. (which we refer to as "First Federal") are being asked to approve a plan of conversion and reorganization of First Federal Financial Services, MHC. Pursuant to the terms of the plan of conversion and reorganization, First Federal Financial Services, MHC will convert from the mutual holding company form of organization to the full stock holding company form of organization, and First Clover Leaf Financial Corp. (which we refer to as First Clover Leaf), a new Maryland corporation that will be the successor to First Federal, will issue its shares to the former stockholders of First Federal as part of the conversion and will issue additional shares of common stock to the public in a stock offering.



         Stockholders of both First Federal and Clover Leaf are being asked to approve an Agreement and Plan of Reorganization, which we also refer to as the "merger agreement." Pursuant to the terms of the merger agreement, Clover Leaf will be merged with and into First Clover Leaf (or a subsidiary of First Clover
Leaf), and each share of Clover Leaf common stock will be converted into the right to receive the merger consideration of between $40.00 and $43.00 per share, in the form of either:

         (1)   cash,

         (2)   shares of common stock of First Clover Leaf, or

         (3)   a combination thereof.

         However, because the Agreement and Plan of Reorganization provides that 30% of the aggregate consideration shall be in cash and 70% shall be in shares of First Clover Leaf Financial Corp. common stock, a stockholder of Clover Leaf may not receive the form of merger consideration that he or she elects.


THE COMPANIES

         FIRST FEDERAL FINANCIAL SERVICES, MHC

         First Federal Financial Services, MHC is the federally chartered mutual holding company of First Federal. First Federal Financial Services, MHC's principal business activity is the ownership of 2,156,033 shares of common stock of First Federal, or 55.0% of the issued and outstanding shares as of December 31, 2005. After the completion of the mutual-to-stock conversion, First Federal Financial Services, MHC will no longer exist.

         First Federal Financial Services, MHC's executive offices are located at 300 St. Louis Street, Edwardsville, Illinois 62025. Its telephone number at this address is 618-656-6200.

         FIRST FEDERAL FINANCIAL SERVICES, INC.

         First Federal is a federally chartered corporation that owns all of the outstanding common stock of First Federal Savings & Loan Association of Edwardsville. At December 31, 2005, First Federal had consolidated assets of $140.2 million, deposits of $102.1 million and stockholders' equity of $37.7 million. After the completion of the mutual-to-stock conversion, First Federal will cease to exist, but will be succeeded by First Clover Leaf, a new Maryland corporation that First Federal is forming to be its successor corporation. As of December 31, 2005, First Federal had 3,920,060 shares of common stock issued and outstanding. As of that date, First Federal Financial Services, MHC owned 2,156,033 shares of common stock of First Federal, representing 55.0% of the issued and outstanding shares of common stock. The remaining 1,764,027 shares were held by the public.

         First Federal's executive offices are located at 300 St. Louis Street, Edwardsville, Illinois 62025. Our telephone number at this address is 618-656-6200.

         FIRST CLOVER LEAF FINANCIAL CORP.


         First Clover Leaf is a new Maryland corporation that was incorporated on March 17, 2006 and has been formed by First Federal to be the successor corporation to First Federal. First Clover Leaf will own all of the outstanding common stock of First Federal Savings & Loan Association of Edwardsville upon completion of the mutual-to-stock conversion and the offering. First Clover Leaf also proposes to acquire Clover Leaf and its subsidiary, Clover Leaf Bank, concurrently with the completion of the conversion and offering.


         First Clover Leaf's executive offices are located at 300 St. Louis Street, Edwardsville, Illinois 62025. Its telephone number at this address is 618-656-6200.

         FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE

         First Federal Savings & Loan Association of Edwardsville is a federally chartered savings and loan association headquartered in Edwardsville, Illinois. It was originally founded in 1921 as a state-chartered mutual savings and loan association and converted to a federal mutual savings and loan association in 1959. First Federal Savings & Loan Association of Edwardsville conducts its business from one full-service banking office.


         First Federal Savings & Loan Association of Edwardsville's principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. It also originates construction loans and loans secured by non-residential real estate and multi-family real estate, as well as consumer loans. First Federal Savings & Loan Association of Edwardsville offers a variety of deposit accounts, including passbook savings and certificates of deposit, and emphasizes personal and efficient service for its customers.


         First Federal Savings & Loan Association of Edwardsville reorganized into the mutual holding company structure in 2001 and became the wholly owned subsidiary of First Federal.

         First Federal Savings & Loan Association of Edwardsville's executive offices are located at 300 St. Louis Street, Edwardsville, Illinois 62025. Its telephone number at this address is 618-656-6200.

         CLOVER LEAF FINANCIAL CORP.

         Clover Leaf is a Delaware corporation that owns all of the outstanding common stock of Clover Leaf Bank. As of December 31, 2005, Clover Leaf had consolidated assets of $132.0 million, deposits of $101.0 million and stockholders' equity of $10.5 million. Clover Leaf's executive offices are located at 6814 Goshen Road, Edwardsville, Illinois, and its telephone number at this address is (618) 656-6122.

         CLOVER LEAF BANK

         Clover Leaf Bank is an Illinois bank that was originally chartered in 1889. Clover Leaf Bank converted from mutual to stock form in December 2001 and became a wholly owned subsidiary of Clover Leaf as a result of the conversion. In December 2002, Clover Leaf Bank converted to an Illinois bank charter.

         Clover Leaf Bank conducts its business through three branch offices located in Edwardsville, Illinois. Clover Leaf Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans, consumer loans, one- to four-family residential and multi-family residential real-estate loans, investment securities and mortgage-backed securities. Clover Leaf Bank's executive offices are located at 6814 Goshen Road, Edwardsville, Illinois, and its telephone number at this address is (618) 656-6122.


FIRST FEDERAL'S ORGANIZATIONAL STRUCTURE (SEE PAGE 119)

         In 2001, First Federal Savings & Loan Association of Edwardsville reorganized into the mutual holding company form of organization. In that reorganization, First Federal was formed as the holding company of First Federal Savings & Loan Association of Edwardsville. In June 2004, First Federal sold 45.0% of its shares of common stock to depositors and others in a subscription offering. First Federal issued the remaining 55% of the outstanding shares of common stock to First Federal Financial Services, MHC. First Federal Financial Services, MHC is a mutual holding company that has no stockholders. First Federal owns 100% of the outstanding shares of First Federal Savings & Loan Association of Edwardsville.

         Pursuant to the terms of First Federal Financial Services, MHC's plan of conversion and reorganization, First Federal Financial Services, MHC will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, First Clover Leaf is offering for sale in a subscription offering and a community offering the majority ownership interest of First Federal that is currently held by First Federal Financial Services, MHC. Upon the completion of the conversion and offering, First Federal Financial Services, MHC will cease to exist, and will complete the transition from partial to full public stock ownership. Existing public stockholders of First Federal will receive shares of common stock of First Clover Leaf (our newly formed Maryland corporation that will be the successor to the current First Federal) in exchange for their existing shares of First Federal at the completion of the conversion.

         The following chart shows our current organizational structure, which is commonly referred to as the "two-tier" mutual holding company structure:


     ---------------------------              ----------------------
       FIRST FEDERAL FINANCIAL                       PUBLIC
           SERVICES, MHC                          STOCKHOLDERS
     ---------------------------              ----------------------
55.0% of First Federal                                   45.0% of First Federal
common stock                                             common stock

                       -----------------------------------
                                  FIRST FEDERAL

                              Financial Services Inc.
                       -----------------------------------

                                         100% of common stock

                       -----------------------------------
                          FIRST FEDERAL SAVINGS & LOAN
                           ASSOCIATION OF EDWARDSVILLE
                       -----------------------------------


After the conversion, the offering and the merger are completed, we will be organized as a fully public holding company, as follows:

                                     PUBLIC
                                  STOCKHOLDERS

                                         100% of common stock
                       -----------------------------------

                        FIRST CLOVER LEAF FINANCIAL CORP.

                       -----------------------------------

                                         100% of common stock

                       -----------------------------------

                             FIRST CLOVER LEAF BANK

                       -----------------------------------


         See "First Federal's Proposal I - The Conversion - Ownership of First Clover Leaf After the Transaction" on page 120 to see the prospective ownership of First Clover Leaf following completion of the conversion and acquisition.

FIRST FEDERAL'S BUSINESS STRATEGY (SEE PAGE 65)


         Highlights of our business strategy are:


         o        Remaining a Community-Oriented Institution;


         o Continuing to emphasize one- to four-family residential real estate lending;


         o Increasing commercial real estate, commercial business and construction and land loans;

         o        Increasing real estate lending capacity;


         o        Offering new products and services;

         o        Maintaining high asset quality; and

         o        Maintaining low operating expenses.

See "Management's Discussion and Analysis of First Federal's Financial Condition and Results of Operations --Management Strategy" for a discussion of our business strategy.


SUPERVISORY AGREEMENT (SEE PAGE 95)

         On December 16, 2004, First Federal Savings & Loan Association of Edwardsville entered into a Supervisory Agreement with the Office of Thrift Supervision. The Supervisory Agreement facilitates corrective actions concerning certain regulatory compliance issues, including, among other things, violations of the Bank Secrecy Act and the Flood Disaster Protection Act. In addition, the Office of Thrift Supervision assessed civil money penalties against First Federal Savings & Loan Association of Edwardsville in the amount of $7,700 for its failure to purchase and maintain flood insurance in an appropriate amount on 14 loans and its failure to obtain signed and dated flood notices from the borrowers on eight loans.

         First Federal Savings & Loan Association of Edwardsville believes that it has adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement. However, a failure to comply with the Supervisory Agreement could result in additional enforcement action by the Office of Thrift Supervision, including the imposition of additional civil money penalties. The Supervisory Agreement is discussed further in this document at page ___.

                   THE CONVERSION AND OFFERING (SEE PAGE 119)

REASONS FOR THE CONVERSION (SEE PAGE 120)


         The primary reasons for converting and raising additional capital are:

         o to enable us to issue sufficient shares of our common stock to stockholders of Clover Leaf in the merger (the merger agreement specifies that 70% of the merger consideration must be common stock of First Clover Leaf);

         o to facilitate additional growth following the merger through other acquisitions and de novo branching as opportunities arise;

         o to support internal growth through lending in communities we serve, particularly commercial business and commercial real estate lending;

         o to enhance existing products and services, particularly checking, money market and commercial deposit products, and to support the development of new products and services;

         o        to improve our overall competitive position; and

         o to enhance stockholder returns through higher earnings and more flexible capital management strategies.

         As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since First Federal Financial Services, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. As in the Clover Leaf merger, our new stock holding company structure will enable us to offer stock consideration, either alone or in combination with cash consideration, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire Clover Leaf, however, we currently have no arrangements or understandings regarding any specific acquisition.


TERMS OF THE CONVERSION AND OFFERING (SEE PAGE 125)


         Pursuant to First Federal Financial Services, MHC's plan of conversion and reorganization, we will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in First Federal currently held by First Federal Financial Services, MHC.

         We are offering between 3,272,500 and 4,427,500 shares of common stock to eligible depositors and borrowers of First Federal Savings & Loan Association of Edwardsville and, to the extent shares remain available, to residents of our community, to our existing public stockholders, to depositors of Clover Leaf Bank and to the general public. The number of shares of common stock to be sold may be increased to up to 5,091,625 as a result of demand for the shares or changes in the market for financial institution stocks.


         If we do not receive orders for at least 3,272,500 shares of common stock, then we may issue up to 490,875 unsubscribed shares to Clover Leaf stockholders as merger consideration, but only in order to complete the offering and conversion at the minimum of the offering range. If 490,875 offering shares are so issued to Clover Leaf stockholders, the minimum number of shares that must be sold in the offering is 2,781,625. If we receive orders for at least 3,272,500 shares of common stock, then the 490,875 shares of common stock to be issued to Clover Leaf stockholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio described in "--The Exchange of Existing Shares of First Federal Common Stock," regardless of whether such shares are unsubscribed offering shares. The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.


THE EXCHANGE OF EXISTING SHARES OF FIRST FEDERAL COMMON STOCK (SEE PAGES
121,128)

         If you are currently a stockholder of First Federal, your shares will be canceled and exchanged for shares of common stock of First Clover Leaf, at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of First Federal. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of First Federal common stock would receive in the exchange for his or her shares of common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering. The table does not include the effect of the issuance of shares of common stock to stockholders of Clover Leaf in the merger.



                                                                                                                    SHARES OF
                        SHARES OF FIRST CLOVER      SHARES OF FIRST CLOVER LEAF TO    TOTAL SHARES OF              FIRST CLOVER
                       LEAF TO BE ISSUED IN THIS      BE EXCHANGED FOR EXISTING       COMMON STOCK TO               LEAF TO BE
                                OFFERING               SHARES OF FIRST FEDERAL         BE ISSUED IN                RECEIVED FOR
                       -------------------------    ------------------------------    CONVERSION AND    EXCHANGE   100 EXISTING
                         AMOUNT        PERCENT          AMOUNT          PERCENT          OFFERING        RATIO        SHARES
                       -----------   -----------    --------------   -------------    ---------------   --------   ------------
Minimum (1)              3,272,500          55.0%        2,677,500            45.0%         5,950,000      1.518            151
Midpoint                 3,850,000          55.0%        3,150,000            45.0%         7,000,000      1.786            178
Maximum                  4,427,500          55.0%        3,622,500            45.0%         8,050,000      2.054            205
15% above Maximum        5,091,625          55.0%        4,165,875            45.0%         9,257,500      2.362            236


----------

(1) If First Federal does not receive orders for at least 3,272,500 shares of common stock in the offering, then First Federal may issue up to 490,875 unsubscribed offering shares to Clover Leaf stockholders as merger consideration in order to complete the offering at the minimum of the offering range. If 490,875 shares of common stock are so issued, the minimum number of shares of common stock that must be sold in the offering is 2,781,625. If First Federal receives offers for at least 3,272,500 shares of common stock, the 490,875 shares of common stock to be issued to Clover Leaf stockholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration, if any, will not affect the 1.518-for-one exchange ratio at the minimum of the offering range, regardless of whether such shares are unsubscribed offering shares.


         If you own shares of First Federal common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares of common stock. If you own shares in the form of First Federal stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of First Clover Leaf common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and certificates.

         No fractional shares of First Federal common stock will be issued to any public stockholder of First Federal. For each fractional share that would otherwise be issued, First Federal will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of First Federal do not have dissenters' or appraisal rights in connection with the conversion.

HOW FIRST CLOVER LEAF INTENDS TO USE THE PROCEEDS FROM THE OFFERING (SEE PAGE
41)


         We estimate net proceeds from the offering will be between $31.6 million and $43.0 million, or $49.5 million if the offering range is increased by 15%. First Clover Leaf intends to retain between $9.7 million and $15.1 million of the net proceeds, or $18.2 million if the offering range is increased by 15%. Approximately $15.8 million to $21.5 million of the net proceeds (or $24.7 million if the offering range is increased by 15%) will be invested in First Clover Leaf Bank (which will be the name of our resulting savings association subsidiary following the merger).


         The remaining net proceeds will be used for the cash merger consideration portion of the acquisition of Clover Leaf (approximately $6.1 million at the minimum of the offering range and $6.6 million at the adjusted maximum of the offering range) and for general corporate purposes. First Clover Leaf may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in First Clover Leaf Bank will be used to support increased lending and new products and services. The net proceeds retained by First Clover Leaf and First Clover Leaf Bank also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.


STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES (SEE PAGE ___)

         If we do not receive orders for at least 3,272,500 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:


         (i) issue up to 490,875 unsubscribed offering shares to stockholders of Clover Leaf as merger consideration;


         (ii)     increase the purchase and ownership limitations; and


         (iii) seek regulatory approval to extend the offering beyond the August 4, 2006 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

         If we do not receive orders for at least 2,781,625 shares after having taken these steps, the conversion and offering will be terminated and the merger will be terminated.

PURCHASES BY OFFICERS AND DIRECTORS (SEE PAGE 117)

         We expect directors and executive officers of First Federal, including three new directors who will be joining our Board from the Clover Leaf Board and three new executive officers who are currently executive officers of Clover Leaf, together with their associates, to subscribe for _______ shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, including the three new directors and executive officers, together with their associates, are expected to own __________ shares of common stock, or ____% of our total outstanding shares of common stock at the midpoint of the offering range.

MARKET FOR FIRST FEDERAL'S COMMON STOCK (SEE PAGE 43)

         Existing publicly held shares of First Federal's common stock trade on the Nasdaq Capital Market under the symbol "FFFS." Upon completion of the conversion, the shares of common stock of First Clover Leaf will be listed on the Nasdaq Capital Market under the symbol "FCLF." Keefe, Bruyette & Woods, Inc. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

FIRST FEDERAL'S DIVIDEND POLICY (SEE PAGE 42)

         First Federal currently pays a quarterly cash dividend of $0.11 per share, which equals $0.44 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.29, $0.25, $0.22 and $0.19 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.9%, 2.5%, 2.2% and 1.9%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we expect to pay following the conversion is intended to preserve the dividend amount that First Federal stockholders currently receive, as adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

         See "Selected Consolidated Financial and Other Data of First Federal and Subsidiaries" and "Market for First Federal's Common Stock" for information regarding our historical dividend payments. See "Regulation and Supervision" for a discussion of certain regulatory limitations on the payment of dividends.

TAX CONSEQUENCES (SEE PAGE 140)


         As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to First Federal Financial Services, MHC, First Federal, First Federal Savings & Loan Association of Edwardsville, persons eligible to subscribe in the subscription offering, or existing stockholders of First Federal. Existing stockholders of First Federal who receive cash in lieu of fractional share interests in new shares of First Clover Leaf will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.


CONDITIONS TO COMPLETION OF THE CONVERSION (SEE PAGE 121)


         We cannot complete the conversion and related offering unless:

         o The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of First Federal Financial Services, MHC (depositors and certain borrowers of First Federal Savings & Loan Association of Edwardsville);

         o The plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of common stock of First Federal common stock;

         o The plan of conversion and reorganization is approved by at least a majority of the outstanding shares of common stock of First Federal, excluding those shares held by First Federal Financial Services, MHC;


         o We issue at least the minimum number of shares of common stock offered, which may include up to 490,875 shares of common stock issued to the stockholders of Clover Leaf as merger consideration; and


         o We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.


         First Federal Financial Services, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At December 31, 2005, First Federal Financial Services, MHC owned 55.0% of the outstanding shares of common stock of First Federal. The directors and executive officers of First Federal and their affiliates owned 146,000 shares of First Federal, or 3.7%, of the outstanding shares of common stock. A substantial majority of these shares are expected to be voted in favor of the plan of conversion and reorganization.

DECREASE IN STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF FIRST FEDERAL (SEE PAGES 29 AND 143)


         As a result of the conversion, existing stockholders of First Federal will become stockholders of First Clover Leaf, a Maryland corporation, which First Federal is forming as a successor corporation. Some rights of stockholders of the new Maryland corporation will be reduced compared to the rights stockholders currently have. The reduction in stockholder rights results from differences in the Maryland articles of incorporation and bylaws, and from distinctions between Maryland and federal law. The differences in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following: (i) the removal of a director by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding shares; (ii) the requirement that stockholders may call a special meeting only upon the written request of at least a majority of all stockholders entitled to vote; (iii) greater lead time required for stockholders to submit proposals for new business or to nominate directors; (iv) approval by two-thirds of the outstanding shares to amend the articles of incorporation and bylaws, for any amendment that has not been approved by at least two-thirds of the full board of directors; and (v) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See "The Conversion--Comparison of Stockholders' Rights For Existing Stockholders of First Federal" for a discussion of these differences.


                            THE MERGER (SEE PAGE 150)


         The merger agreement is attached to this document as Appendix H. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Clover Leaf with and into First Clover Leaf.


WHAT CLOVER LEAF STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 150)


         You will be offered the opportunity to receive between $40.00 and $43.00 per share in merger consideration. The appraised pro forma market value of the common stock of First Clover Leaf will determine the value between $40.00 and $43.00 per share of merger consideration to which stockholders of Clover Leaf will be entitled in the merger. At the minimum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $40.00 in cash or 4.0 shares of First Clover Leaf common stock, or a combination of cash and common stock. At the maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $42.00 in cash or 4.2 shares of First Clover Leaf common stock, or a combination of cash and common stock. For any value between the minimum and the maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive a prorated cash payment of between $40.00 and $42.00 or a prorated number of shares of First Clover Leaf common stock between 4.0 and 4.2 shares, or a combination of cash and common stock. For example, if the appraised pro forma market value is determined to be the midpoint of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $41.00 in cash or 4.1 shares of First Clover Leaf common stock, or a combination of cash and common stock.

         At the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $43.00 in cash or 4.3 shares of First Clover Leaf common stock, or a combination of cash and common stock. For any value between the maximum and the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive a prorated cash payment of between $42.00 and $43.00 or a prorated number of shares of First Clover Leaf common stock between 4.2 and 4.3 shares, or a combination of cash and common stock. For example, if the appraised pro forma market value is determined to be the midpoint between the maximum and the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $42.50 in cash or 4.25 shares of First Clover Leaf common stock, or a combination of cash and common stock.

         You will be offered the opportunity to receive your merger consideration in the form of:

         (i)      cash;

         (ii) shares of First Clover Leaf common stock at the $10.00 per share price at which shares are being sold in First Clover Leaf's stock offering; or

         (iii) a combination of cash and shares of First Clover Leaf common stock.

         For example, if the merger consideration is determined to be $41.00 per share and a stockholder elects to receive the merger consideration entirely in the form of shares of First Clover Leaf common stock, and such election is fulfilled, each share of Clover Leaf common stock will be converted into the right to receive 4.1 shares of First Clover Leaf common stock. If a stockholder elects to receive the merger consideration entirely in the form of cash, and such election is fulfilled, each share of Clover Leaf common stock will be converted into the right to receive $41.00. If a stockholder elects to receive half of the merger consideration in the form of shares of First Clover Leaf common stock and half in cash, and such election is fulfilled, then one-half of his shares will be converted into the right to receive 4.1 shares of First Clover Leaf common stock per Clover Leaf share and one-half of his shares will be converted into the right to receive $41.00 per Clover Leaf share.

         The merger agreement provides that 30% of the aggregate merger consideration will be in cash and 70% in shares of First Clover Leaf common stock, regardless of a stockholder's individual election. Therefore, the actual combination of cash and shares of First Clover Leaf common stock that you receive, regardless of your choice, will depend on elections made by other stockholders. As a result, you may receive a combination of cash and shares of First Clover Leaf common stock that is different from your election.


         See "First Federal's Proposal I - The Conversion - Ownership of First Clover Leaf After the Transaction" for the pro forma ownership percentage of Clover Leaf stockholders following the conversion and merger.


         Any shares of First Clover Leaf common stock to be issued in the merger will be issued immediately following completion of the mutual-to-stock conversion and related stock offering of First Federal. The merger is contingent upon the completion of the mutual-to-stock conversion of First Federal Financial Services, MHC. Additionally, in the event that we do not complete the merger, we intend to terminate the conversion.


CLOVER LEAF STOCKHOLDERS ELECTION OF CASH OR STOCK CONSIDERATION (SEE PAGE 151)


         If you own shares in the form of Clover Leaf stock certificates, you have received or will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash, shares of First Clover Leaf common stock or a combination of cash and shares of First Clover Leaf common stock. You will need to return the election form, along with your stock certificates, to our exchange agent by June __, 2006 at 5:00 p.m, Illinois time. Do not send stock certificates with your proxy card or election form. The election form will provide certificate delivery instructions. If your shares are held in a brokerage account, or "street name," you will not need to submit certificates. Follow the written instructions from your broker in making your election. Clover Leaf stockholders will be unable to sell their Clover Leaf stock from the time when the election is made until the merger is completed.

         If Clover Leaf stockholders require more than $6,277,686, or 30% of the aggregate merger consideration at the midpoint of the offering range, as cash merger consideration, then the amount of cash consideration received by each stockholder who elects to receive all or a portion of his consideration in cash will be reduced on a pro rata basis. As a result, these stockholders will receive stock consideration for any shares for which they do not receive cash.

         If Clover Leaf stockholders who elect to receive shares of First Clover Leaf common stock require less than $6,277,686 to be payable as cash consideration, then the number of shares of First Clover Leaf common stock received by each stockholder who elects to receive all or a portion of his or her merger consideration in shares of First Clover Leaf common stock will be reduced on a pro rata basis. As a result, these stockholders will receive cash consideration for any Clover Leaf shares for which they do not receive shares of First Clover Leaf common stock.


         If you do not make an election, you will be deemed to have made an election to receive merger consideration in such form of cash and/or shares of common stock as First Clover Leaf shall determine in its sole discretion.

NO FRACTIONAL SHARES (SEE PAGE 152)


         No fractional shares of First Clover Leaf common stock will be issued in the merger. Instead of fractional shares, Clover Leaf stockholders will receive an amount of cash based on the $10.00 per share price at which shares of First Clover Leaf common stock will be sold in the stock offering.

FIRST FEDERAL'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGE
158)


         Based on First Federal's reasons for the merger described in this document, including the fairness opinion of Keefe, Bruyette & Woods, Inc., First Federal's board of directors approved the merger agreement. First Federal's board of directors believes that the merger and the merger agreement are fair to, and in the best interests of, First Federal and its stockholders and recommends that you vote "FOR" approval of the merger agreement.


CLOVER LEAF'S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDER APPROVAL (SEE PAGE 159)


         Based on Clover Leaf's reasons for the merger described in this document, including the fairness opinion of RP Financial, LC., Clover Leaf's board of directors approved the merger agreement. Clover Leaf's board of directors believes that the merger and the merger agreement are fair to, and in the best interests of, Clover Leaf and its stockholders and recommends that you vote "FOR" approval of the merger agreement.


OPINION OF FIRST FEDERAL'S FINANCIAL ADVISOR (SEE PAGE 161 AND APPENDIX I)

         In connection with the merger, the board of directors of First Federal received the written opinion from First Federal's financial advisor, Keefe, Bruyette & Woods, Inc., as to the fairness, from a financial point of view, of the merger to holders of First Federal common stock. The full text of the opinion of Keefe, Bruyette & Woods, Inc. is included in this document as Appendix I. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. The opinion of Keefe, Bruyette & Woods, Inc. is directed to First Federal's board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, or any other matter relating to the proposed transaction. Keefe, Bruyette & Woods, Inc. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

OPINION OF CLOVER LEAF'S FINANCIAL ADVISOR (SEE PAGE 166 AND APPENDIX J)


         In connection with the merger, the board of directors of Clover Leaf received the written opinion from Clover Leaf's financial advisors, RP Financial, LC., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Clover Leaf common stock. The full text of the opinion of RP Financial, LC., is included in this document as Appendix J. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by RP Financial, LC. The opinion of RP Financial, LC. is directed to Clover Leaf's board of directors and does not constitute a recommendation to you or any other stockholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. RP Financial, LC. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.


INTERESTS OF CLOVER LEAF'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 177)


         In considering the recommendation of the board of directors of Clover Leaf to approve the merger, you should be aware that executive officers and directors of Clover Leaf have interests in the merger that are somewhat different from, or in addition to, their interests as Clover Leaf stockholders.

STOCKHOLDERS OF FIRST FEDERAL DO NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 196)

         Under federal regulations, holders of shares of First Federal common stock do not have the right to dissent and obtain payment of the appraised value of their shares of First Federal common stock in lieu of merger consideration.

STOCKHOLDERS OF CLOVER LEAF HAVE DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 196 AND APPENDIX K)

         Under Section 262 of the Delaware General Corporation Law, holders of shares of Clover Leaf common stock may have the right to obtain payment of the appraised value of their shares of Clover Leaf common stock in lieu of the merger consideration. To perfect appraisal rights, a Clover Leaf stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Delaware law. Failure to strictly comply with Section 262 of the Delaware General Corporation Law may result in termination or waiver of appraisal rights.


         We have included a copy of Section 262 of the Delaware General Corporation Law as Appendix K to this document.


COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF CLOVER LEAF (SEE PAGE 171)

         Clover Leaf is incorporated under the laws of the State of Delaware. First Clover Leaf is incorporated under the laws of the State of Maryland. As a result of the acquisition of Clover Leaf, certain stockholders of Clover Leaf will receive shares of common stock of First Clover Leaf as merger consideration and will, therefore, become stockholders of First Clover Leaf. There are differences in the rights of stockholders of Clover Leaf and stockholders of First Clover Leaf caused by differences between Delaware and Maryland law and differences in the certificate of incorporation and articles of incorporation and the bylaws of the companies. See "First Federal's Proposal II And Clover Leaf's Proposal I -- The Merger And The Merger Agreement - Comparison of Stockholders' Rights For Existing Stockholders of Clover Leaf" for a discussion of these differences.

CONDITIONS TO THE MERGER (SEE PAGE 188)


         Completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to, the following:


         o Clover Leaf stockholders and First Federal stockholders must approve the merger agreement, in each case by the affirmative vote of a majority of the issued and outstanding shares;


         o First Federal Financial Services, MHC's members and First Federal's stockholders must approve the conversion, and First Clover Leaf must receive and accept orders for at least the minimum number of shares in the conversion (including shares to be issued to stockholders of Clover Leaf as merger consideration, if necessary);

         o with respect to each of Clover Leaf and First Federal, the representations and warranties of the other party to the merger agreement must be true and correct in all material respects, unless the representation or warranty was qualified as to materiality, in which case it must be true or correct;

         o First Federal must have received Office of Thrift Supervision approval of the conversion and offering and all statutory waiting periods must have expired;

         o no stop order suspending the effectiveness of First Clover Leaf's registration statement of which this document is a part shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

         o the shares of First Clover Leaf common stock to be issued to Clover Leaf stockholders in the merger must be approved for listing on the Nasdaq Capital Market;


         o since December 31, 2004, neither Clover Leaf nor First Federal shall have suffered a material adverse effect; and


         o First Federal, First Clover Leaf and Clover Leaf must have received a legal opinion that the merger will qualify as a tax-free reorganization under United States federal income tax laws.


         There is no formal application to be filed with, or approved by, the Illinois Department of Banks and Real Estate, the primary regulator of Clover Leaf.


         We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 189)


         First Federal and Clover Leaf may terminate the merger agreement by mutual consent. Either First Federal or Clover Leaf may also terminate the merger agreement unilaterally if any of several conditions occur.


TERMINATION FEE (SEE PAGE 190)


         The merger agreement requires Clover Leaf to pay a termination fee of $1.0 million to First Federal if the merger agreement is terminated under a number of specified circumstances.


REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE 191)


         We cannot complete the merger without the prior approval of the Office of Thrift Supervision. First Federal is in the process of seeking this approval. While we do not know of any reason why First Federal would not be able to obtain the necessary Office of Thrift Supervision approval in a timely manner, we cannot assure you that the Office of Thrift Supervision will grant its approval of the merger or what the timing may be.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 192)


         First Federal and Clover Leaf will not be required to complete the merger unless they receive a legal opinion to the effect that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         We expect that, for federal income tax purposes, stockholders of Clover Leaf will not recognize any gain or loss with respect to their shares of Clover Leaf common stock if they receive only shares of

First Clover Leaf common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in First Clover Leaf common stock.


         If you receive solely cash in exchange for your shares of Clover Leaf common stock, you will recognize gain or loss equal to the difference between the cash you receive and your basis in your shares of Clover Leaf common stock.

         If you receive cash and First Clover Leaf common stock in the merger in exchange for your Clover Leaf common stock, you will generally recognize gain up to the amount of cash you receive, but will not recognize loss.

         You should read "The Merger and Merger Agreement--Material United States Federal Income Tax Consequences of the Merger" starting on page 192 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.


                                  RISK FACTORS


         In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including the matters addressed under the caption "Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote in favor of the conversion, whether to vote in favor of the merger agreement, and whether to invest in First Clover Leaf's shares of common stock.


RISKS RELATED TO THE MERGER

         Stockholders of Clover Leaf May Not Receive the Form of Merger Consideration That They Elect.

         The merger agreement contains provisions that are designed to ensure that 30% of the aggregate merger consideration is paid in cash and 70% is paid in shares of First Clover Leaf common stock. If elections are made by Clover Leaf stockholders that would result in the aggregate merger consideration not equaling 30% cash and 70% stock, either those electing to receive all or a portion of their consideration in cash or those electing to receive all or a portion of their consideration in shares of First Clover Leaf common stock, will have the consideration of the type they selected reduced by a pro rata amount and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received). If you do not make an election, you will be deemed to have made an election to receive the merger consideration in such form of cash and/or shares of common stock as First Federal shall determine.


         First Clover Leaf May Fail to Realize the Anticipated Benefits of the Merger.

         The success of the merger will depend on, among other things, First Clover Leaf's ability to realize anticipated cost savings, to combine the businesses of First Federal Savings & Loan Association of Edwardsville and Clover Leaf Bank in a manner that does not materially disrupt existing customer relationships of Clover Leaf Bank and to take advantage of growth opportunities that occur. If First Clover Leaf is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

         First Federal and Clover Leaf have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of Clover Leaf's ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect First Clover Leaf's ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger.


         Because the Appraised Pro Forma Market Value of First Federal Will Not Be Definitively Determined Until Shortly Before the Completion of the Merger, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.


         Upon completion of the merger, each share of Clover Leaf common stock will be converted into merger consideration of between $40.00 and $43.00, to be paid in shares of First Clover Leaf common stock and/or cash as described elsewhere in this document. The value of the merger consideration within that range will be determined by the appraised pro forma market value of First Federal, which will be established after an independent appraisal. The final independent appraisal will not be completed until shortly before the completion of the merger, and is subject to a range of factors, including, without limitation, general market and financial conditions prevailing for financial institutions, changes in the respective businesses, operations and prospects of First Federal and Clover Leaf, regulatory considerations and demand for First Clover Leaf common stock in the offering. Many of these factors are beyond our control.


         Stockholders of Clover Leaf Who Make Stock Elections Will Be Unable To Sell Their Shares Pending the Merger.


         Clover Leaf stockholders may elect to receive cash, stock, or a combination of cash and stock. Elections will be irrevocable, and, to the extent stockholders own shares in the form of Clover Leaf stock certificates, will require that stockholders making the election submit their Clover Leaf stock certificates. This election must be made by no later than June __, 2006. From the time the election is made until the merger is completed, Clover Leaf stockholders will be unable to sell their Clover Leaf common stock. If the merger is delayed unexpectedly, this period could extend for a significant period of time. Clover Leaf stockholders can shorten the period during which they cannot sell their shares by delivering their elections shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored, and will be deemed to be an election to receive merger consideration in such form of cash and/or shares of common stock as First Federal shall determine in its sole discretion.


         Clover Leaf Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

         Clover Leaf's directors and officers have various interests in the merger besides being Clover Leaf stockholders. These interests include:

         o the potential payment to officers of severance benefits under existing employment and change in control agreements, or entering into new employment agreements in consideration for terminating existing employment and change in control agreements;

         o the appointment of all existing directors of Clover Leaf Bank to the board of directors of First Clover Leaf Bank and the appointment of three existing directors of Clover Leaf to the board of directors of First Clover Leaf; and

         o the agreement by First Federal to indemnify Clover Leaf Bank directors and officers and to provide them with directors' and officers' liability insurance.

         First Federal May Not Receive Required Regulatory Approvals or Non-Objections. Such Approvals or Non-Objections, if Received, May Be Subject to Adverse Regulatory Conditions.

         Before the merger may be completed, various approvals or non-objections must be obtained from the Office of Thrift Supervision. We cannot guarantee that we will receive all required regulatory approvals or non-objections in order to complete the merger. In addition, the Office of Thrift Supervision may impose conditions on the completion of the merger or require changes in the terms of the merger. These conditions or changes could have the effect of delaying the merger, imposing additional costs or reducing revenues of the combined company.

RISKS ABOUT FIRST FEDERAL AND FIRST CLOVER LEAF

         You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

         Clover Leaf's Portfolio of Commercial Real Estate, Commercial Business and Construction and Land Loans Exposes Us to Increased Credit Risks.


         As a result of the merger, our portfolio of commercial real estate, commercial business and construction and land loans will increase substantially. On a pro forma basis, assuming the merger had been consummated as of December 31, 2005, our commercial real estate loans totaled $48.6 million, or 22.5% of total loans, our commercial business loans totaled $11.7 million, or 5.4% of total loans, and our construction and land loans totaled $13.2 million, or 6.1% of total loans. A large portion of this loan portfolio consists of loans that were originated by Clover Leaf in recent years. These loans have also not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above First Federal's historical experience, which could adversely affect our future performance. We plan to continue to emphasize the origination of these types of loans following the merger. Commercial real estate, commercial business and construction and land loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of Clover Leaf's borrowers also have more than one commercial real estate, commercial business or construction and land loan outstanding. Consequently, an adverse development after the merger with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.


         Changes in the Value of Goodwill Could Reduce Our Earnings.

         We expect to record $10.8 million (at the adjusted maximum of the valuation range) in goodwill as a result of our acquisition of Clover Leaf. We are required by accounting principles generally accepted in the United States to test goodwill for impairment at least annually. Testing for impairment of goodwill involves the identification of reporting units and the estimation of fair values. The estimation of fair values involves a high degree of judgment and subjectivity in the assumptions used. If the goodwill we expect to record as a result of our acquisition of Clover Leaf were fully impaired and we were required to charge-off all of our goodwill, the pro forma reduction to our stockholders' equity would be approximately $1.00 per share, assuming we sell 5,091,625 shares in the offering (the adjusted maximum of the offering range).

         We May Have Difficulty Integrating the Operations of Clover Leaf and Managing Our Growth.


         First Federal has always operated from one full-service office and has never operated a branch network. As a result of the merger, we will operate three full-service offices (following the closure of one existing Clover Leaf branch office). Moreover, on a pro forma basis, assuming the merger had been consummated as of December 31, 2005, at the adjusted maximum of the valuation range, our total assets, net loans and total deposits would have increased substantially to $326.4 million, $212.4 million and $203.3 million, respectively, from $138.2 million, $112.2 million and $98.3 million at December 31, 2004. We expect that the additional capital raised in the offering will enable us to continue to increase our assets, deposits, number of customers and scale of operations in the future.


         For the merger to be successful, we must combine the personnel and operations of First Federal and Clover Leaf and achieve expense savings by eliminating selected redundant operations. We cannot assure you that our plan to integrate and operate the combined operations will be timely or efficient, or that we will successfully retain existing customer relationships of Clover Leaf Bank. The difficulties of combining the operations of the two companies include: integrating personnel with different business backgrounds; combining different corporate cultures; and retaining key employees. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of customers and key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Clover Leaf whom we expect to retain. We may not be successful in retaining these employees for the time period necessary to successfully integrate Clover Leaf's operations into ours. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on our business and results of operations following the merger. More specifically, we cannot assure you that we will be successful in implementing the operational, financial, management and personnel controls necessary to successfully manage the branch network efficiently following the merger. Thus, we cannot assure you that the larger branch network will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections.

         If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

         Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans may be insufficient to cover any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

         Our business strategy calls for the retention of the Clover Leaf portfolio of commercial real estate loans, commercial business loans and construction and land loans, and the continued growth of these loans in our portfolio. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our earnings.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our results of operations and financial condition.

         Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.


         Our success depends primarily on the general economic conditions in Madison County, Illinois, where we conduct substantially all of our business. Like First Federal, Clover Leaf conducts substantially all if its business in Madison County. Accordingly, the merger will not increase the geographic diversity of our operations. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations.


         Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.


         Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities.

         Although interest rates have been at historically low levels in recent years, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 14 times, from 1.0% to 4.5%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. This "flattening" of the market yield curve has had a negative impact on our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.


         We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans.


         Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2005, First Federal's investment securities available for sale totaled $12.9 million. Unrealized losses on securities available for sale, net of tax, amounted to $188,000 and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

         Our Ability to Grow May Be Limited if We Cannot Make Acquisitions or Establish or Acquire Branch Offices.


         In an effort to fully deploy the additional capital we will raise in the offering, and to increase our loan and deposit growth, we may continue to seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions with respect to proposed acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired financial institutions or branches into our banking organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.


         Strong Competition Within Our Market Area May Limit Our Growth and Profitability.


         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, internet banks, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have, and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

         We Operate in a Highly Regulated Environment and We May Be Adversely Affected by Changes in Laws and Regulations.


         First Federal Savings & Loan Association of Edwardsville is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures its deposits. First Federal also is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors and not for stockholders. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions' allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Federal Savings & Loan Association of Edwardsville, First Federal and our operations and, following the conversion and merger, on First Clover Leaf Bank and First Clover Leaf.

         Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

         Our Profitability Could be Adversely Affected if We are Unable to Promptly Deploy the Capital Raised in the Offering.

         We may not be able to immediately deploy all of the capital raised in the offering. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share and return on equity.

         Our Failure to Effectively Utilize the Net Proceeds of the Offering Could Reduce Our Profitability.

         First Clover Leaf intends to contribute between $15.8 million and $21.5 million of the net proceeds of the offering to First Clover Leaf Bank. First Clover Leaf may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. First Clover Leaf Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.


         The Future Price of the Common Stock May be Less Than the Purchase Price in the Offering and the Issuance Price in the Merger.

         We cannot assure you that if you purchase shares of common stock in the offering or receive shares of common stock in the merger, that you will be able to sell them later at or above the $10.00 purchase price and issuance price. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of us, and the outlook for the financial institutions industry in general.

         Historically There has been Low Trading Volume in First Federal Common Stock. The Trading Volume of First Clover Leaf Common Stock also may be Low. The Value of your Investment in First Clover Leaf Common Stock may be Subject to Sudden Decreases Due to the Volatility of the Price of the Common Stock.

         First Federal's common stock trades on the Nasdaq Capital Market. The average daily trading volume of its common stock has been low. We cannot predict the extent to which investor interest in First Clover Leaf will lead to a more active trading market in its common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.


         The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

         o        actual or anticipated fluctuations in our operating results;

         o        changes in interest rates;

         o changes in the legal or regulatory environment in which we operate;

         o press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

         o changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

         o        future sales of our common stock;

         o changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

         o        other developments affecting our competitors or us.

         These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

         The Value of First Clover Leaf Shares Received in Exchange for Existing Shares of Common Stock of First Federal May Be Lower than the Current Market Value

         The exchange ratio for current stockholders of First Federal ensures that the public stockholders of First Federal will own the same percentage of new common stock in First Clover Leaf after the conversion as they held in First Federal immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to stockholders of Clover Leaf (except for offering shares issued as merger consideration). Therefore, it is possible that, either initially or in the future, the trading price of the new shares that existing stockholders receive in the conversion multiplied by the exchange ratio will be less than the current trading price of existing shares of common stock of First Federal.

         Various Factors May Make Takeover Attempts Difficult to Achieve.


         Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it difficult for companies or persons to acquire control of First Clover Leaf without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:


         o Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

         o Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of First Clover Leaf and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

         o Required change in control payments. We have entered into or will enter into employment agreements and change in control agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of First Clover Leaf or First Clover Leaf Bank. These payments may have the effect of increasing the costs of acquiring First Clover Leaf, thereby discouraging future takeover attempts.

         There is a Decrease in Certain Rights of Existing Stockholders of First Federal Under First Clover Leaf's Maryland Articles of Incorporation and Bylaws.

         As a result of the conversion, existing stockholders of First Federal will become stockholders of First Clover Leaf, a Maryland corporation. Some rights of stockholders of First Clover Leaf will be reduced compared to the rights stockholders currently have. The differences in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.

         For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with First Federal at least five days before the date of any such meeting. First Clover Leaf's bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to First

Clover Leaf at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of current stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. First Clover Leaf's bylaws provide that special meetings of the stockholders of First Clover Leaf may be called upon the written request of stockholders entitled to cast a majority of all votes entitled to be cast. See "The Conversion--Comparison of Stockholders' Rights for Existing Stockholders of First Federal" for a discussion of these differences.

         The Dividend Has Been Reduced on Our Investment in Federal Home Loan Bank of Chicago Stock.


         We are a member of the Federal Home Loan Bank of Chicago, from which we borrow to fund our operations. As a member, we are required to own stock in the Federal Home Loan Bank of Chicago. In the past, the dividend rate on the stock was competitive and the Federal Home Loan Bank of Chicago agreed to redeem it at par. However, during 2005, the Federal Home Loan Bank of Chicago experienced financial reporting problems and entered into a written agreement with the Federal Housing Finance Board, which oversees the federal home loan banks. Under the terms of the agreement, the Federal Home Loan Bank of Chicago agreed to maintain a minimum capital level and to reduce the ratio of its capital represented by redeemable stock. In connection with the agreement, the Federal Home Loan Bank of Chicago has suspended redemptions of its stock for an undisclosed period of time. In addition, the dividend on the stock has been reduced from 5.67% for 2004 to 3.75% (annualized) for the fourth quarter of 2005. As of December 31, 2005, First Federal and Clover Leaf owned $6.2 million and $4.1 million, respectively, of Federal Home Loan Bank of Chicago stock. For the year ended December 31, 2005, First Federal and Clover Leaf received $343,000 and $195,000, respectively, in dividends from the Federal Home Loan Bank of Chicago.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                                  FIRST FEDERAL

         The following tables set forth selected consolidated historical financial and other data of First Federal for the periods and at the dates indicated. The information at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Federal beginning at page F-2 of this proxy statement-prospectus.


                                                                     AT DECEMBER 31,
                                                               ---------------------------
                                                                   2005           2004
                                                               ------------   ------------
                                                                     (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets ...............................................   $    140,158   $    138,194
Loans, net (1) .............................................        115,645        112,161
Cash and cash equivalents ..................................          3,428          1,637
Securities available for sale ..............................         12,944         14,334
Securities held to maturity ................................            353            472
Federal Home Loan Bank Stock ...............................          6,214          7,771
Deposits ...................................................        102,112         98,254
Borrowings .................................................             --          2,900
Stockholders' equity - substantially restricted (2) ........         37,708         36,596


                                                                 YEARS ENDED DECEMBER 31,
                                                               ---------------------------
                                                                   2005            2004
                                                               ------------   ------------
                                                                (In thousands, except per
                                                                       share data)
SELECTED OPERATING DATA:

Interest and dividend income ...............................   $      7,748   $      7,267
Interest expense ...........................................         (2,987)        (2,528)
                                                               ------------   ------------
   Net interest income .....................................          4,761          4,739
Provision for loan losses ..................................             --             --
                                                               ------------   ------------
   Net interest income after provision for loan losses .....          4,761          4,739
Non-interest income ........................................             14              9
Non-interest expense .......................................         (1,764)        (1,580)
                                                               ------------   ------------
Income before income tax expense ...........................          3,011          3,168
Income tax expense .........................................         (1,148)        (1,223)
                                                               ------------   ------------
   Net income ..............................................   $      1,863   $      1,945
                                                               ============   ============
Basic earnings per share (3) ...............................   $       0.49   $       0.51
                                                               ============   ============
Diluted earnings per share (3) .............................   $       0.49   $       0.51
                                                               ============   ============


----------
(1)  Net of the allowance for loan losses.
(2) Stockholders' equity is substantially restricted due to capital requirements imposed under Federal capital regulations.
(3) Basic and diluted earnings per share for 2004 is based on weighted-average shares outstanding from June 29, 2004 through December 31, 2004.

                                                                                AT OR FOR THE YEARS ENDED
                                                                                       DECEMBER 31,
                                                                                --------------------------
                                                                                   2005          2004
                                                                                ----------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) ............           1.34%           1.50%
Return on equity (ratio of net income to average stockholders' equity) ....           5.01            6.89
Average interest rate spread (1) ..........................................           2.69            3.17
Dividend payout ratio (2) .................................................          75.51           13.73
Dividends per share (3) ...................................................           0.37            0.07
Net interest margin (4) ...................................................           3.47            3.17
Efficiency ratio (5) ......................................................          36.94           33.28
Non-interest expense to average total assets ..............................           1.27            1.22
Average interest-earning assets to average interest-bearing liabilities ...         136.00          126.77

ASSET QUALITY RATIOS:
Non-performing assets to total assets .....................................           0.01%             --%
Non-performing loans to total loans .......................................           0.01              --
Net charge-offs (recoveries) to average loans outstanding .................             --              --
Allowance for loan losses to non-performing loans .........................       2,853.33       14,266.67
Allowance for loan losses to total loans ..................................           0.37            0.38

CAPITAL RATIOS:
Stockholders' equity to total assets at end of year .......................          26.90%          26.48%
Average stockholders' equity to average assets ............................          26.82           21.77
Tangible capital ..........................................................          22.13           21.24
Tier 1 (core) capital .....................................................          22.13           21.24
Tier 1 risk-based capital ratio (6) .......................................          41.75           40.39
Total risk-based capital ratio (7) ........................................          42.36           41.01

OTHER DATA:
Number of full service offices ............................................              1               1

----------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)  Dividends declared per share divided by diluted earnings per share.
(3) The following table sets forth aggregate cash dividends paid per year, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                    2005              2004
                                                               ---------------   --------------
                                                                        (In thousands)
Dividends paid to public Stockholders ......................   $           622   $          117
Dividends paid to First Federal Financial Services, MHC ....                15                -
                                                               ---------------   --------------
Total dividends paid .......................................   $           637   $          117
                                                               ===============   ==============

     Payments listed above exclude cash dividends waived by First Federal Financial Services, MHC of $783,000 and $151,000 during the years ended December 31, 2005 and 2004, respectively. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of December 31, 2005, had waived dividends totaling $934,000.


(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) Tier 1 risk-based capital ratio represents Tier 1 capital of First Federal Savings & Loan Association of Edwardsville divided by its risk-weighted assets as defined in federal regulations on required capital.
(7) Total risk-based capital ratio represents total capital divided by risk-weighted assets.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                                   CLOVER LEAF


         The following tables set forth selected consolidated historical financial and other data of Clover Leaf for the periods and at the dates indicated. The information at December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Clover Leaf beginning at page G-2 of this document.


                                                                     AT DECEMBER 31,
                                                               ---------------------------
                                                                   2005           2004
                                                               ------------   ------------
                                                                     (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets ...............................................   $    131,980   $    120,253
Loans, net .................................................         97,433         77,163
Cash and cash equivalents ..................................          6,287         10,306
Securities available for sale ..............................         18,062         24,492
Federal Home Loan Bank stock ...............................          4,103          3,909
Deposits ...................................................        101,009         96,879
Borrowed funds .............................................         19,225          9,104
Stockholders' equity .......................................         10,513         13,010


                                                                 YEARS ENDED DECEMBER 31,
                                                               ---------------------------
                                                                   2005           2004
                                                               ------------   ------------
                                                                     (In thousands)
SELECTED OPERATING DATA:

Total interest income ......................................   $      6,592   $      5,286
Total interest expense .....................................          2,919          1,957
                                                               ------------   ------------
   Net interest income .....................................          3,673          3,329
Provision for loan losses ..................................             42             --
                                                               ------------   ------------
   Net interest income after provision for loan losses .....          3,631          3,329
Non-interest income ........................................            531            463
Non-interest expense .......................................          3,114          2,936
                                                               ------------   ------------
Income before income tax expense ...........................          1,048            856
Income tax expense .........................................            372            328
                                                               ------------   ------------
   Net income ..............................................   $        676   $        528
                                                               ============   ============

                                                                                AT OR FOR THE YEARS ENDED
                                                                                      DECEMBER 31,
                                                                              -----------------------------
                                                                                  2005             2004
                                                                              ------------     ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) ............           0.56%            0.49%
Return on equity (ratio of net income to average equity) ..................           6.00             4.15
Average interest rate spread (1) ..........................................           2.79             2.86
Net interest margin (2) ...................................................           3.19             3.24
Efficiency ratio (3) ......................................................          74.07            77.43
Non-interest expense to average total assets ..............................           2.56             2.72
Average interest-earning assets to average interest-bearing liabilities ...         115.57           119.73

ASSET QUALITY RATIOS:
Non-performing assets to total assets .....................................           0.30%            0.51%
Non-performing loans to total loans .......................................           0.22             0.80
Net charge-offs (recoveries) to average loans outstanding .................          (0.09)           (0.01)
Allowance for loan losses to non-performing loans .........................         392.63           118.61
Allowance for loan losses to total loans ..................................           0.87             0.95

CAPITAL RATIOS:
Equity to total assets at end of period ...................................           7.97%           10.82%
Average equity to average assets ..........................................           9.27            11.78

Tier 1 (core) capital .....................................................          11.41            12.01
Tier 1 risk-based ratio (4) ...............................................          14.88            16.01
Total risk-based capital ..................................................          16.04            16.91

OTHER DATA:
Number of full service offices ............................................              3                2


----------

(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) Tier 1 risk based ratio represents Tier 1 capital of Clover Leaf Financial Corp. divided by its risk-weighted assets as defined in federal regulations on required capital.

               RECENT DEVELOPMENTS OF FIRST FEDERAL AND SUBSIDIARY

         The following tables set forth selected consolidated historical financial and other data of First Federal for the periods and at the dates indicated. The information at December 31, 2005 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of First Federal beginning at page F-2 of this proxy statement-prospectus. The information at March 31, 2006 and for the three months ended March 31, 2006 and 2005 is unaudited and has been derived in part from unaudited consolidated financial statements of First Federal that, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The selected operating data presented below for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.



                                                               AT MARCH 31,    AT DECEMBER 31,
                                                                   2006             2005
                                                               ------------   ----------------
                                                                        (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets ...............................................   $    141,778   $        140,158
Loans, net (1) .............................................        115,770            115,645
Cash and cash equivalents ..................................          3,576              3,428
Securities available for sale ..............................         13,880             12,944
Securities held to maturity ................................            337                353
Federal Home Loan Bank stock ...............................          6,214              6,214
Deposits ...................................................        103,543            102,112
Stockholders' equity - substantially restricted (2) ........         37,822             37,708



                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                               ---------------------------
                                                                   2006           2005
                                                               ------------   ------------
                                                                (In thousands, except per
                                                                       share data)
SELECTED OPERATING DATA:

Interest and dividend income ...............................   $      1,915   $      1,929
Interest expense ...........................................            873            666
                                                               ------------   ------------
   Net interest income .....................................          1,042          1,263
Provision for loan losses ..................................              -              -
                                                               ------------   ------------
   Net interest income after provision for loan losses .....          1,042          1,263
Non-interest income ........................................              1              4
Non-interest expense .......................................            504            412
                                                               ------------   ------------
Income before income tax expense ...........................            539            855
Income tax expense .........................................            205            315
                                                               ------------   ------------
   Net income ..............................................   $        334   $        540
                                                               ============   ============
Basic earnings per share ...................................   $       0.09   $       0.14
                                                               ============   ============
Diluted earnings per share .................................   $       0.09   $       0.14
                                                               ============   ============


----------

(1)  Net of the allowance for loan losses.
(2) Stockholders' equity is substantially restricted due to capital requirements imposed under Federal capital regulations.

                                                                               AT OR FOR THE THREE MONTHS
                                                                                    ENDED MARCH 31,
                                                                              ----------------------------
                                                                                  2006            2005
                                                                              ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) ............            .95%           1.57%
Return on equity (ratio of net income to average stockholders' equity) ....           3.54            5.88
Average interest rate spread (1) ..........................................           2.10            3.02
Dividend payout ratio (2) .................................................         122.22           50.00
Dividends per share (3) ...................................................            .11             .07
Net interest margin (4) ...................................................           2.99            3.70
Efficiency ratio (5) ......................................................          48.34           32.50
Non-interest expense to average total assets ..............................           1.43            1.20
Average interest-earning assets to average interest-bearing liabilities ...         135.55          134.97

ASSET QUALITY RATIOS:
Non-performing assets to total assets .....................................            .31%            .15%
Non-performing loans to total loans .......................................            .38             .18
Net charge-offs (recoveries) to average loans outstanding .................              -               -
Allowance for loan losses to non-performing loans .........................          97.10          211.68
Allowance for loan losses to total loans ..................................            .37             .38

CAPITAL RATIOS:
Equity to total assets at end of period ...................................          26.68%          27.09%
Average equity to average assets ..........................................          26.79           26.78
Tangible capital ..........................................................          22.19           21.94
Tier 1 (core) capital .....................................................          22.19           21.94
Tier 1 risk-based ratio (6) ...............................................          41.67           41.15
Total risk-based ratio (7) ................................................          42.26           41.77

OTHER DATA:
Number of full service offices ............................................              1               1


----------

(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the periods presented.
(2)  Dividends declared per share divided by diluted earnings per share.
(3) The following table sets forth aggregate cash dividends paid in the periods presented, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:



                                                               FOR THE THREE MONTHS ENDED
                                                                        MARCH 31,
                                                               ---------------------------
                                                                   2006           2005
                                                               ------------   ------------
                                                                     (In thousands)
Dividends paid to public stockholders ......................   $        185   $        117
Dividends paid to First  Federal Financial Services, MHC ...            ---            ---
                                                               ------------   ------------
Total dividends paid .......................................   $        185   $        117
                                                               ============   ============



     Payments listed above exclude cash dividends waived by First Federal Financial Services, MHC of $237,000 and $151,000 during the three months ended March 31, 2006 and 2005, respectively. First Federal Financial Services, MHC began waiving dividends in October 2004, and as of March 31, 2006, had waived dividends totaling $1,171,000.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods presented.
(5) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6) Tier 1 risk-based ratio represents Tier 1 capital of First Federal divided by its risk-weighted assets as defined in federal regulations on required capital.
(7) Total risk-based ratio represents total capital divided by risk-weighted assets.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2006 AND DECEMBER 31, 2005

         Total assets increased to $141.8 million at March 31, 2006 from $140.2 million at December 31, 2005. Securities available for sale increased to $13.9 million at March 31, 2006 from $12.9 million at December 31, 2005 due to purchases of $1.8 million, partially offset by maturities of $800,000. At March 31, 2006, Federal Home Loan Bank of Chicago stock amounted to $6.2 million. Loans, net were virtually unchanged and amounted to $115.8 million at March 31, 2006, as new loan originations were offset by loan collections. Other assets increased to $500,000 at March 31, 2006 from $24,000 at December 31, 2005 reflecting costs incurred with the conversion and proposed acquisition of Clover Leaf.

         Deposits increased slightly to $103.5 million at March 31, 2006 from $102.1 million at December 31, 2005. Other liabilities increased to $408,000 at March 31, 2006 from $334,000 at December 31, 2005 as a result of the timing of payment of federal income taxes and certain accrued expenses.

         Stockholders' equity increased to $37.8 million at March 31, 2006 from $37.7 million at December 31, 2005. This increase resulted from net income of $334,000 for the three months ended March 31, 2006 partially offset by cash dividends paid of $185,000 and an increase in unrealized losses on securities, net of tax effect of $50,000.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND
2005

         General. Net income decreased to $334,000 for the three months ended March 31, 2006 from $540,000 for the three months ended March 31, 2005. The decrease in net income resulted from lower net interest income and higher noninterest expense, partially offset by lower income taxes.

         Interest Income. Interest income on loans increased slightly to $1.69 million for the three months ended March 31, 2006 from $1.65 million for the three months ended March 31, 2005 as a result of a higher average loan balances partially offset by a lower average yield on such loans. The average yield on loans decreased to 5.84% for the three months ended March 31, 2006 from 5.87% for the year earlier period. Interest income on securities decreased to $185,000 for the three months ended March 31, 2006 from $265,000 for the comparable period in 2005, due primarily to a lower yield earned on Federal Home Loan Bank of Chicago stock, which was 3.00% at March 31, 2006 as compared to 5.50% at March 31, 2005. Due to the reduced yield on Federal Home Loan Bank of Chicago stock, the average yield on securities decreased to 3.67% for the three months ended March 31, 2006 from 4.81% for the three months ended March 31, 2005. The average balance of securities was $20.2 million and $22.1 million for the three months ended March 31, 2006 and 2005, respectively.

         Interest Expense. Interest expense on deposits increased to $873,000 for the three months ended March 31, 2006 from $652,000 for the comparable period in 2005 due to a higher average rate on deposits. The average cost of deposits increased to 3.40% for the three months ended March 31, 2006 from 2.65% for the year earlier period. The higher cost of funds resulted from higher market interest rates paid on certificates of deposit, rising to 3.77% for the three months ended March 31, 2006 from 3.06% for the comparable period in 2005.

         Net Interest Income. Net interest income decreased to $1.04 million for the three months ended March 31, 2006 from $1.26 million for the three months ended March 31, 2005. The decrease was due, primarily, to a reduction in our interest rate spread to 2.10% for the three months ended March 31, 2006 from 3.02% for the three months ended March 31, 2005. The decline in the interest rate spread was attributable to higher rates paid on customer deposits and, to a lesser extent, the effect of lower rates earned on securities and loans.

         Provision for Loan Losses. Management made no provision for loan losses for the three months ended March 31, 2006 or for the three months ended March 31, 2005. During each period, the level of nonperforming loans was not material, and management believed that the existing allowance for loan losses was at a level necessary to absorb known and inherent losses in the portfolio, despite slight increases in the loan portfolio. The allowance for loan losses was flat at 0.37% of loans outstanding at March 31, 2006 as compared to 0.38% of loans outstanding at March 31, 2005.

         Noninterest Income. Other noninterest income declined for the three months ended March 31, 2006 compared to the same period a year ago due to lower rental income.

         Noninterest Expense. Noninterest expense increased to $504,000 for the three months ended March 31, 2006 from $412,000 for the three months ended March 31, 2005. Compensation and employee benefits, the largest component of noninterest expense, increased to $230,000 for the three months ended March 31, 2006 from $222,000 for the comparable period in 2005 as a result of higher salary levels. Advertising increased to $77,000 for the three months ended March 31, 2006 from $7,000 for the three months ended March 31, 2005. This increase resulted from marketing expenses associated with the proposed acquisition of Clover Leaf. Director fees increased to $44,000 for the quarter ended March 31, 2006 from $32,000 for the comparable period in 2005 as a result of an additional board of directors meeting held due to the acquisition of Clover Leaf.

         Professional services increased to $51,000 for the three months ended March 31, 2006 from $43,000 for the comparable period in 2005. Professional services increased as a result of consulting fees associated with First Federal's status as a public company. Other noninterest expense decreased to $55,000 for the three months ended March 31, 2006 from $62,000 for the comparable period in 2005, due primarily to higher miscellaneous corporate expenses incurred in 2005.

         Income Tax Expense. Income taxes decreased to $205,000 for the three months ended March 31, 2006 from $315,000 for the comparable period in 2005, due to lower earnings before income taxes. The effective tax rate was 38.0% for the three months ended March 31, 2006 versus 36.8% for the comparable period in 2005.

               SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                       AND OTHER DATA OF FIRST CLOVER LEAF


         The following tables present selected unaudited pro forma consolidated financial data with respect to First Clover Leaf as of and for the year ended December 31, 2005. The information reflects the consummation of both the conversion and acquisition at the minimum and adjusted maximum of the valuation range, and reflects other assumptions described in "Pro Forma Conversion and Acquisition Data." The financial data assume that these transactions occurred on December 31, 2005 and at the beginning of the year ended December 31, 2005. First Clover Leaf intends to account for the acquisition of Clover Leaf as a purchase in accordance with accounting principles generally accepted in the United States of America.

         The following selected unaudited pro forma financial data should be read in conjunction with the audited consolidated financial statements and related notes presented elsewhere in this document.


                                                                   FIRST CLOVER LEAF SELECTED
                                                                  FINANCIAL INFORMATION AS OF
                                                                     AND FOR THE YEAR ENDED
                                                                       DECEMBER 31, 2005
                                                               ---------------------------------
                                                                                     ADJUSTED
                                                                 MINIMUM(1)         MAXIMUM(2)
                                                               --------------     --------------
                                                                 (Dollars in thousands, except
                                                                         per share data)
FINANCIAL CONDITION
Total assets ...............................................   $      307,421     $      326,439
Loans receivable, net ......................................          212,401            212,401
Securities available for sale ..............................           31,006             31,006
Securities held to maturity ................................              353                353
Goodwill ...................................................            9,297             10,828
Core deposit intangible ....................................            1,585              1,585
Deposits ...................................................          203,301            203,301
Borrowings .................................................           19,065             19,065
Total stockholders' equity .................................           83,484            102,502
Nonperforming loans ........................................              232                232
Nonperforming assets .......................................              417                417

ASSET QUALITY AND OTHER RATIOS (PERIOD END)
Nonperforming assets as a percent of total assets ..........             0.14%              0.13%
Allowance for loan losses to total loans ...................             0.60               0.60
Allowance for loan losses to nonperforming loans ...........           551.72             551.72
Total stockholders' equity to total assets .................            27.16              31.40
Tangible equity to tangible assets .........................            24.48              28.69

RESULTS OF OPERATIONS(3)
Net interest income ........................................   $       10,044     $       10,809
Provision for loan losses ..................................              (42)               (42)
                                                               --------------     --------------
Net interest income after provision for loan losses ........           10,002             10,767
Non-interest income ........................................              545                545
Non-interest expense(4) ....................................           (5,346)            (5,346)
                                                               --------------     --------------
Income before provision for income taxes ...................            5,201              5,966
Provision for income taxes .................................           (1,953)            (2,244)
                                                               --------------     --------------
Net income .................................................            3,248              3,722
                                                               ==============     ==============
Diluted earnings per share .................................   $         0.45     $         0.35

SELECTED PERFORMANCE RATIOS
Return on end-of-period assets .............................             1.06%              1.14%
Return on end-of-period equity .............................             3.89%              3.63%

----------

(1) Figures shown at the minimum of the valuation range, assuming the sale of $32,725,000 of common stock in the offering and a purchase price for Clover Leaf of $40 per share in cash and stock.
(2) Figures shown at the adjusted maximum of the valuation range, including the sale of $50,916,250 of common stock in the offering and a purchase price for Clover Leaf of $43 per share in cash and stock.
(3) Does not reflect any cost savings or other benefits of the acquisition of Clover Leaf.
(4)  Does not reflect estimated integration costs of $125,000 before taxes.

        HOW FIRST CLOVER LEAF INTENDS TO USE THE PROCEEDS OF THE OFFERING


         Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $31.6 million and $43.0 million, or $49.5 million if the offering range is increased by 15%. First Clover Leaf estimates that it will invest in First Clover Leaf Bank between $15.8 million and $21.5 million, or $24.7 million if the offering range is increased by 15%. After financing the cash merger consideration portion of the acquisition of Clover Leaf, we intend to retain between $9.7 million and $15.1 million of the net proceeds, or $18.2 million if the offering range is increased by 15%. Our offering includes a provision for an adjusted minimum, that will allow the issuance to Clover Leaf stockholders of up to 490,875 unsubscribed offering shares as merger consideration. This would reduce the net proceeds to First Clover Leaf Bank as shown to $13.4 million and we would retain $7.2 million of the net proceeds.


         A summary of the anticipated net proceeds at the adjusted minimum, minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:


                                             ADJUSTED                                                        ADJUSTED
                                            MINIMUM (1)      MINIMUM         MIDPOINT         MAXIMUM        MAXIMUM
                                           ------------    ------------    ------------    ------------    ------------
                                                                           (In Thousands)
Offering proceeds ......................   $     27,816    $     32,725    $     38,500    $     44,275    $     50,916
Plus consolidation of mutual
  holding company assets ...............             11              11              11              11              11
Less offering expenses .................         (1,107)         (1,173)         (1,251)         (1,329)         (1,418)
                                           ------------    ------------    ------------    ------------    ------------
  Net offering proceeds ................   $     26,720    $     31,563    $     37,260    $     42,957          49,509

Distribution of net proceeds
   To First Clover Leaf Bank ...........   $     13,354    $     15,776    $     18,625    $     21,473    $     24,749
   To Clover Leaf stockholders for
    cash portion of merger
    consideration(2) ...................   $      6,125    $      6,125    $      6,278    $      6,431    $      6,584
   Retained by First Clover Leaf .......   $      7,241    $      9,662    $     12,357    $     15,053    $     18,176


----------

(1) If First Clover Leaf does not receive orders for at least 3,272,500 shares in the offering, then, in First Clover Leaf's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 490,875 unsubscribed shares may be issued to stockholders of Clover Leaf as merger consideration.
(2) The cash portion of the merger consideration, equal to 30% of the total merger consideration paid to Clover Leaf stockholders, will be paid out of the net proceeds of the conversion.


         Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of First Clover Leaf Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

FIRST CLOVER LEAF MAY USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

         o to finance the cash portion of the purchase price of Clover Leaf in the amount of approximately $6.1 million at the minimum of the valuation range and $6.6 million of the adjusted maximum of the valuation range;

         o to finance the acquisition of financial institutions, branch offices or other financial service companies, although, except for the proposed acquisition of Clover Leaf, we do not currently have any agreements or understandings regarding any acquisition transaction;

         o        to pay cash dividends to stockholders;

         o        to repurchase shares of our common stock;

         o        to invest in securities; and

         o        for other general corporate purposes.

         Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

         Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

FIRST CLOVER LEAF BANK MAY USE THE NET PROCEEDS IT RECEIVES FROM THE OFFERING:

         o to fund new loans, including one- to four-family residential mortgage loans, multi-family residential and commercial real estate loans, commercial business loans, construction loans and consumer loans;

         o to expand its retail banking franchise by establishing or acquiring new branch offices or by acquiring other financial institutions or other financial services companies, although, except for the proposed acquisition of Clover Leaf Bank, we do not currently have any agreements or understandings regarding any acquisition transaction;

         o to enhance existing products and services and to support new products and services;

         o        to invest in securities; and

         o        for other general corporate purposes.

         Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.


        FIRST FEDERAL'S DIVIDEND POLICY AND FIRST CLOVER LEAF'S EXPECTED
                                 DIVIDEND POLICY

         First Federal currently pays a quarterly cash dividend of $0.11 per share, which equals $0.44 per share on an annualized basis. After the conversion and merger, First Clover Leaf intends to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.29, $0.25, $0.22 and $0.19 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.9%, 2.5%, 2.2% and 1.9% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that First Clover Leaf expects to pay to stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that stockholders currently receive on their First Federal common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

         Under the rules of the Office of Thrift Supervision, after the merger, First Clover Leaf Bank will not be permitted to pay dividends on its capital stock to First Clover Leaf, its sole stockholder, if First Clover Leaf Bank's stockholder's equity would be reduced below the amount of the liquidation account. In addition, First Clover Leaf Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of First Clover Leaf Bank to make capital distributions, including the payment of dividends to First Clover Leaf, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."


         Unlike First Clover Leaf Bank, First Clover Leaf is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by First Clover Leaf and earnings thereon, and dividends from First Clover Leaf Bank. First Clover Leaf, however, is subject to the requirements of Maryland law. Under Maryland law, First Clover Leaf is permitted to pay dividends or make other distributions unless after the distribution: (1) First Clover Leaf would not be able to pay its debts as they become due in the usual course of business; or (2) First Clover Leaf's total assets would be less than the sum of its total liabilities, plus, unless First Clover Leaf's articles of incorporation permit otherwise, the amount that would be needed, if First Clover Leaf were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.


         Additionally, under the rules of the Office of Thrift Supervision, during the three-year period following the completion of the conversion, First Clover Leaf may not take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes.

         See "Selected Consolidated Financial and Other Data of First Federal and Subsidiaries" and "Market for First Federal's Common Stock" for information regarding our historical dividend payments.


         MARKET FOR FIRST FEDERAL'S AND FIRST CLOVER LEAF'S COMMON STOCK

         First Federal's common stock is currently traded on the Nasdaq Capital Market under the trading symbol "FFFS." At April 30, 2006, we had eight market makers, including Keefe, Bruyette & Woods. Upon completion of the conversion, the shares of common stock of First Clover Leaf will replace the First Federal shares and will similarly be listed on the Nasdaq Capital Market under the trading symbol "FCLF." Keefe, Bruyette & Woods intends to make a market in the common stock of First Clover Leaf following the conversion and will assist First Clover Leaf in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained.

         The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock, or Clover Leaf stockholders receiving First Clover Leaf shares as merger consideration, will be able to sell their shares at or above the $10.00 offering purchase price per share.

Purchasers and acquirors of our shares of common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.


         The following table sets forth the high and low trading prices for shares of First Federal common stock and cash dividends paid per share for the periods indicated. As of December 31, 2005, there were 1,764,027 publicly held shares of First Federal common stock issued and outstanding (excluding shares held by First Federal Financial Services, MHC). In connection with the conversion, each existing share of common stock of First Federal will be converted into a right to receive a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this document.


YEAR ENDING DECEMBER 31, 2006               HIGH       LOW      DIVIDEND PAID PER SHARE
---------------------------------------   --------   --------   -----------------------
Second quarter (through May ___, 2006)    $   ____   $   ____           $   ____(1)
First quarter                                20.25      12.85               0.11



YEAR ENDED DECEMBER 31, 2005                HIGH       LOW      DIVIDEND PAID PER SHARE
---------------------------------------   --------   --------   -----------------------
Fourth quarter                            $  13.25   $  12.65           $   0.11
Third quarter                                13.75      13.10               0.10
Second quarter                               14.80      13.00               0.09
First quarter                                14.73      13.20               0.07



YEAR ENDED DECEMBER 31, 2004(2)             HIGH       LOW      DIVIDEND PAID PER SHARE
---------------------------------------   --------   --------   -----------------------
Fourth quarter                            $  15.00   $  13.35           $   0.07
Third quarter                                13.85      12.00               0.00


----------
(1)  Dividend for the second quarter is expected to be paid on June ___, 2006.
(2) First Federal's initial public stock offering was completed on June 28, 2004. Accordingly, dividends were not paid until the third quarter of 2004.


         On February 3, 2006, the business day immediately preceding the public announcement of the conversion and acquisition, and on May __, 2006, the closing prices of First Federal common stock as reported on the Nasdaq Capital Market were $13.47 per share and $____ per share, respectively. At May 1, 2006, First Federal had approximately 270 stockholders of record. On the effective date of the conversion, all publicly held shares of First Federal common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of First Clover Leaf common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio."

                            HISTORICAL AND PRO FORMA
                          REGULATORY CAPITAL COMPLIANCE

         At December 31, 2005, First Federal Savings & Loan Association of Edwardsville and Clover Leaf Bank independently exceeded all of their respective regulatory capital requirements. The following table sets forth the pro forma regulatory capital of First Clover Leaf Bank after giving effect to the conversion and the acquisition. The pro forma risk-based capital amount assumes the investment of the net proceeds, if any, in assets that have a risk-weight of 20% under applicable regulations as if such net proceeds had been received and so applied at December 31, 2005. On a pro forma basis after the conversion and acquisition, First Clover Leaf Bank's pro forma regulatory capital will exceed these requirements.


                                                                                    FIRST CLOVER LEAF BANK, PRO FORMA
                                                                                            AT DECEMBER 31, 2005
                                                                                 -----------------------------------------
                                        FIRST FEDERAL
                                       SAVINGS & LOAN
                                       ASSOCIATION OF
                                         EDWARDSVILLE       CLOVER LEAF BANK      ADJUSTED MINIMUM
                                        HISTORICAL AT         HISTORICAL AT       3,272,500 SHARES      MINIMUM 3,272,500
                                      DECEMBER 31, 2005     DECEMBER 31, 2005          SOLD (1)           SHARES SOLD
                                     -------------------   -------------------   -------------------   -------------------
                                                PERCENT               PERCENT               PERCENT               PERCENT
                                                   OF                    OF                    OF                    OF
                                      AMOUNT     ASSETS     AMOUNT     ASSETS     AMOUNT     ASSETS     AMOUNT     ASSETS
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                                                   (Dollars in thousands)
Total capital per financial
 statements ......................   $ 29,612      22.06%  $ 12,135       9.18%  $ 64,281      22.24%  $ 66,703      22.89%

Tier 1 leverage capital ..........   $ 29,743      22.13%  $ 12,419       9.33%  $ 53,815      19.28%  $ 56,236      19.97%
Tier 1 leverage requirement ......      5,375       4.00      5,324       4.00     11,165       4.00     11,262       4.00
                                     --------   --------   --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 24,368      18.13%  $  7,095       5.33%  $ 42,650      15.28%  $ 44,974      15.97%
                                     ========   ========   ========   ========   ========   ========   ========   ========

Tier 1 risk- based capital .......   $ 29,743      41.76%  $ 12,419      12.83%  $ 53,815      31.59%  $ 56,236      32.92%
Tier 1 risk- based requirement (4)      2,849       4.00      3,871       4.00      6,814       4.00      6,833       4.00
                                     --------   --------   --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 26,894      37.76%  $  8,548       8.83%  $ 47,001      27.59%  $ 49,403      28.92%
                                     ========   ========   ========   ========   ========   ========   ========   ========

Total risk-based capital .........   $ 30,172      42.36%  $ 13,272      13.71%  $ 55,097      32.34%  $ 57,518      33.67%
Total Risk-based requirement .....      5,698       8.00      7,743       8.00     13,628       8.00     13,666       8.00
                                     --------   --------   --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 24,474      34.36%  $  5,529       5.71%  $ 41,469      24.34%  $ 43,852      25.67%
                                     ========   ========   ========   ========   ========   ========   ========   ========

                                          FIRST CLOVER LEAF BANK, PRO FORMA AT DECEMBER 31, 2005
                                     ---------------------------------------------------------------
                                          MIDPOINT                                ADJUSTED MAXIMUM
                                       3,850,000 SHARES     MAXIMUM 4,427,500     5,091,625 SHARES
                                            SOLD               SHARES SOLD             SOLD (2)
                                     -------------------   -------------------   -------------------
                                                PERCENT               PERCENT               PERCENT
                                                   OF                    OF                    OF
                                      AMOUNT     ASSETS     AMOUNT     ASSETS     AMOUNT     ASSETS
                                     --------   --------   --------   --------   --------   --------
                                                        (Dollars in thousands)
Total capital per financial
 statements ......................   $ 70,062      23.77%  $ 73,421      24.63%  $ 77,207      25.57%

Tier 1 leverage capital ..........   $ 59,085      20.78%  $ 61,933      21.56%  $ 65,209      22.45%
Tier 1 leverage requirement ......     11,376       4.00     11,490       4.00     11,621       4.00
                                     --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 47,709      16.78%  $ 50,443      17.56%  $ 53,588      18.45%
                                     ========   ========   ========   ========   ========   ========

Tier 1 risk- based capital .......   $ 59,085      34.47%  $ 61,933      36.01%  $ 65,209      37.78%
Tier 1 risk- based requirement (4)      6,856       4.00      6,879       4.00      6,905       4.00
                                     --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 52,229      30.47%  $ 55,054      32.01%  $ 58,304      33.78%
                                     ========   ========   ========   ========   ========   ========

Total risk-based capital .........   $ 60,367      35.22%  $ 63,215      36.76%  $ 66,491      38.52%
Total Risk-based requirement .....     13,712       8.00     13,757       8.00     13,810       8.00
                                     --------   --------   --------   --------   --------   --------
Excess capital ...................   $ 46,655      27.22%  $ 49,458      28.76%  $ 52,681      30.52%
                                     ========   ========   ========   ========   ========   ========


----------

(1) As adjusted to give effect to the issuance of 490,875 unsubscribed conversion shares to Clover Leaf stockholders as merger consideration to complete the acquisition.
(2) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion is completed.
(3) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation - Federal Banking Regulation
     - Capital Requirements."

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of First Federal and Clover Leaf at December 31, 2005 and the pro forma consolidated capitalization of First Clover Leaf after giving effect to the conversion and acquisition of Clover Leaf, based upon the assumptions set forth in the "Pro Forma Conversion and Acquisition Data" section.


                                                            FIRST CLOVER LEAF - PRO FORMA BASED UPON SALE AT $10.00 PER SHARE(1)
                                                           ---------------------------------------------------------------------
                                                             ADJUSTED                                                ADJUSTED
                         FIRST FEDERAL     CLOVER LEAF      MINIMUM (2)     MINIMUM       MIDPOINT      MAXIMUM      MAXIMUM(3)
                           HISTORICAL       HISTORICAL       3,272,500     3,272,500     3,850,000     4,427,500     5,091,625
                         CAPITALIZATION   CAPITALIZATION      SHARES         SHARES        SHARES        SHARES       SHARES
                         --------------   --------------   ------------   -----------   -----------   -----------   ------------
                                                                     (In Thousands)
Deposits(4) ...........  $      102,112   $      101,009   $    203,301   $   203,301   $   203,301   $   203,301   $    203,301
Borrowings ............              --           15,225         15,111        15,111        15,111        15,111         15,111
Trust preferred
 securities ...........              --            4,000          3,954         3,954         3,954         3,954          3,954
                         --------------   --------------   ------------   -----------   -----------   -----------   ------------
Total deposits and
 borrowed funds .......  $      102,112   $      120,234   $    222,366   $   222,366   $   222,366   $   222,366   $    222,366
                         ==============   ==============   ============   ===========   ===========   ===========   ============

Stockholders' equity:
Common stock, $0.10 per
 share par value,
 10,000,000 shares
 authorized; shares to
 be issued as reflected  $          392   $           66   $        689   $       738   $       846   $       955   $      1,079
Additional paid-in
 capital, net of
 treasury stock .......          16,539            2,484         57,253        62,046        67,992        73,938         80,723
Retained earnings(5) ..          21,760            8,248         21,683        21,683        21,683        21,683         21,683
Accumulated other
 comprehensive loss,
 net ..................            (188)            (285)          (188)         (188)         (188)         (188)          (188)
Unearned employee stock
 stock ownership plan
 shares(6) ............            (795)              --           (795)         (795)         (795)         (795)          (795)
                         --------------   --------------   ------------   -----------   -----------   -----------   ------------
Total stockholders'
 equity ...............  $       37,708           10,513   $     78,642        83,484   $    89,538   $    95,593   $    102,502
                         ==============   ==============   ============   ===========   ===========   ===========   ============


----------
(1) Reflects the pro forma impact of the cash and stock acquisition of Clover Leaf, with the stock portion of the purchase price paid in newly issued shares of First Clover Leaf at a price of $10.00 per share and the purchase accounting mark-to-market adjustments required to adjust the deposits and borrowings of Clover Leaf to market values. Additional paid-in capital reflects the issuance of common stock in the acquisition of Clover Leaf.

(2) As adjusted to give effect to the issuance of 490,875 unsubscribed conversion shares to Clover Leaf stockholders as merger consideration to complete the acquisition.

(3) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion is completed.
(4) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(5) The retained earnings of First Clover Leaf will be substantially restricted after the conversion.
(6) Existing shares held by the First Federal employee stock ownership plan reflected as a reduction in stockholders' equity.

                           PRO FORMA ACQUISITION DATA

    PRO FORMA UNAUDITED FINANCIAL STATEMENTS GIVING EFFECT TO CONVERSION AND
                                  ACQUISITION

         The following Pro Forma Unaudited Consolidated Balance Sheets at December 31, 2005, and the Pro Forma Unaudited Consolidated Statements of Income for the year ended December 31, 2005 give effect to the conversion and the acquisition based on the assumptions set forth below. The pro forma unaudited financial statements are based on the audited consolidated financial statements of First Federal and Clover Leaf as of and for the year ended December 31, 2005. The pro forma unaudited financial statements give effect to the conversion and the acquisition using purchase accounting as required by accounting principles generally accepted in the United States.

         Clover Leaf stockholders will receive in the acquisition for each share of Clover Leaf stock held by them between $40.00 and $43.00 of First Clover Leaf stock and cash, with 70% of the aggregate consideration to be paid in common stock and 30% to be paid in cash. The purchase price for purposes of the pro forma presentation for Clover Leaf was calculated as follows:

                                                        CALCULATION OF PURCHASE PRICE
                                                    -----------------------------------
                                                       MINIMUM         ADJUSTED MAXIMUM
                                                    ----------------   ----------------
                                                              (In thousands)
Net assets acquired..............................   $         10,513   $         10,513
Fair value adjustments:
   Estimated non-tax deductible meger costs......               (645)              (645)
   Loans(1)......................................               (677)              (677)
   Deposits(1)...................................               (180)              (180)
   Borrowings(1).................................                160                160
   Fixed assets(2)...............................              1,129              1,129
Core deposit intangible(3).......................              1,585              1,585
Tax impact of purchase accounting adjustments....               (766)              (766)
Goodwill.........................................              9,297             10,828
                                                    ----------------   ----------------
Purchase price...................................   $         20,416   $         21,947
                                                    ================   ================

----------

(1) Loan, certificate of deposits and borrowing adjustments reflect the market value adjustment assigned to each class of these items. Market value adjustments are calculated using portfolio balances, portfolio rates and market rates as of December 31, 2005. Each adjustment was determined using present value analysis, discounting the difference between market rates of interest and portfolio rates of interest to present value over the contractual or estimated lives of the respective assts and liabilities. Cash flows were discounted at the estimated risk-adjusted discount rate. Fair value adjustments are amortized using the interest method over the contractual or estimated lives of the respective assets and liabilities.

(2) Fixed asset adjustments are based on estimated market values of fixed assets acquired with Clover Leaf. Fixed asset adjustments are amortized as depreciation expense over the estimated lives of the fixed assets.
(3) Core deposit intangible reflects the present value benefit to First Clover Leaf of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of December 31, 2005. Cost of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital, which was risk-adjusted to reflect characteristics of the deposit base. The core deposit intangible is amortized over the estimated lives of the core deposits using the double declining balance accelerated amortization schedule.

         The pro forma adjustments in the table assume the sale of 3,272,500 shares and 5,091,625 shares, respectively, in the offering at a price of $10.00 per share, which is the minimum and adjusted maximum, of the offering range, respectively. In addition, the pro forma adjustments in the table assume the issuance of 2,677,500 shares and 4,165,875 shares, respectively, to current stockholders of First Federal other than First Federal Financial Services, MHC, and 1,429,067 and 1,536,247 shares, respectively, to Clover Leaf stockholders in the acquisition. The net proceeds are based upon the following assumptions:

         o all shares of common stock will be sold in the subscription and community offerings;

         o 100,000 shares of common stock will be purchased by our executive officers and directors, and their associates;


         o Keefe Bruyette & Woods will receive a fee equal to 1.35% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by officers, directors and employees of First Federal, and their immediate families, shares issued in the exchange offering or shares issued to stockholders of Clover Leaf; and


         o Total expenses of the offering, including fixed expenses of $685,000 and the marketing fees to be paid to Keefe Bruyette & Woods, will be between $1.2 million at the minimum of the offering range and $1.4 million at the adjusted maximum of the offering range.

         The expenses of the conversion and the acquisition may vary from those estimated, and the fees paid to Keefe Bruyette & Woods will vary from the amounts estimated if the amount of shares of First Clover Leaf common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the conversion and the acquisition, which expenses are currently estimated to be approximately $125,000, pre-tax. These items, net of income tax effects, are shown as a reduction in stockholders' equity in the balance sheets but are not shown as a reduction in net income for the periods shown in the income statements.

         Pro forma net income has been calculated for the year ended December 31, 2005 for First Clover Leaf as if the shares of First Clover Leaf common stock to be issued in the offering had been sold and the shares issued to Clover Leaf stockholders happened as of the beginning of the first period presented. Pro forma net income has also been calculated assuming the acquisition of Clover Leaf had happened as of the beginning of each period. Pro forma merger adjustments to net income include entries to reflect the estimated difference between contractual yields and costs on financial assets and liabilities and comparable market yields and costs and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the acquisition of Clover Leaf and related expenses, and other estimated expense reductions from consolidating the operations of Clover Leaf with those of First Federal. Such entries will be recorded as incurred, are non-recurring, and are thus not reflected in the calculations of pro forma income.

         The pro forma unaudited consolidated statements of financial condition assume the conversion and the acquisition were consummated as of the year ended December 31, 2005. The pro forma unaudited consolidated balance sheets reflect the estimated impact of the offering on First Clover Leaf and the estimated merger adjustments to reflect the acquisition of Clover Leaf. Estimated merger adjustments reflect the application of the purchase method of accounting, including adjustments to reflect the difference between historical carrying values and estimated market values for financial assets and liabilities and fixed assets and the creation of intangible assets. The pro forma stockholders' equity represents the combined book value of First Federal and Clover Leaf, as adjusted for the offering and the acquisition, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

         The pro forma unaudited financial statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the market value of First Clover Leaf or the actual results that would have been achieved had the conversion and the acquisition been consummated on December 31, 2005 or at the beginning of the period presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of First Federal and Clover Leaf contained elsewhere in this merger proxy-prospectus.

         The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of First Clover Leaf common stock or the actual or future results of operations of First Clover Leaf for any period. The pro forma data may be materially affected by the actual gross and net proceeds from the sale of shares in the stock offering and other factors.

         The following table presents pro forma balance sheet information at December 31, 2005 for First Federal, Clover Leaf and First Clover Leaf assuming the sale of 5,091,625 shares at the adjusted maximum of the valuation range and a purchase price of $43.00 per share paid to the Clover Leaf stockholders as merger consideration.


                                                                                                                      FIRST
                                  DECEMBER 31,    PRO FORMA       FIRST FEDERAL  DECEMBER 31,    PRO FORMA         CLOVER LEAF
                                      2005       CONVERSION           AFTER          2005          MERGER           PRO FORMA
                                 FIRST FEDERAL  ADJUSTMENTS(1)     CONVERSION    CLOVER LEAF   ADJUSTMENTS(2)      CONSOLIDATED
                                 -------------  --------------    -------------  ------------  --------------      ------------
                                                                         (In thousands)
Assets
Cash, cash equivalents and
 interest-bearing deposits.....  $       3,678  $       49,509(3) $      53,187  $      6,287  $       (7,354)(6)  $     52,120
Securities available for
 sale, at fair value ..........         12,944               -           12,944        18,062               -            31,006
Securities held to maturity,
 at amortized cost.............            353               -              353             -               -               353
Loans, net.....................        115,645               -          115,645        97,433            (677)(7)       212,401
Federal Home Loan Bank stock...          6,214               -            6,214         4,103               -            10,317
Property and equipment.........            860               -              860         4,828           1,129(8)          6,817
Goodwill.......................              -               -                -             -          10,828(9)         10,828
Core deposit intangible........              -               -                -             -           1,585(10)         1,585
Other assets...................            464               -              464         1,267            (719)(11) $      1,012
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total assets.................  $     140,158  $       49,509    $     189,667  $    131,980  $        4,792      $    326,439
                                 =============  ==============    =============  ============  ==============      ============

Liabilities
Deposits.......................  $     102,112  $            -    $     102,112  $    101,009  $          180(12)  $    203,301
FHLB advances and other
 borrowings....................              -               -                -        15,225            (114)(13)       15,111
Other liabilities..............            338               -              338         1,233               -             1,571
Trust preferred securities.....              -               -                -         4,000             (46)            3,954
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total liabilities............  $     102,450  $            -    $     102,450  $    121,467  $           20      $    223,937
                                 -------------  --------------    -------------  ------------  --------------      ------------

Stockholders' equity
 Common stock..................  $         392  $          534(4) $         926  $         66  $           87(14)  $      1,079
Additional paid-in capital, net
 of treasury stock.............         16,539          48,975(5)        65,514         2,484          12,725(14)        80,723
Retained earnings-substantially
 restricted....................         21,760               -           21,760         8,248          (8,325)(15)       21,683
Unearned employee stock
 ownership plan shares.........           (795)              -             (795)            -               -              (795)
Accumulated other comprehensive
 (loss) income.................           (188)              -             (188)         (285)            285(15)          (188)
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total stockholders' equity...  $      37,708  $       49,509    $      87,217  $     10,513  $        4,772      $    102,502
                                 -------------  --------------    -------------  ------------  --------------      ------------

  Total liabilities and
   stockholders' equity........  $     140,158  $       49,509    $     189,667  $    131,980  $        4,792      $    326,439
                                 =============  ==============    =============  ============  ==============      ============


----------
(1) Shows the effect of the conversion, assuming gross proceeds of $50.9 million, the adjusted maximum of the valuation range, offering expenses of $1.4 million, and the issuance of $41.7 million of exchange shares to stockholders of First Federal other than First Federal Financial Services, MHC in the exchange offering.
(2) Reflects the purchase accounting and acquisition adjustments related to the acquisition of Clover Leaf for a price of $43.00 per share in cash and newly issued common stock, assuming the conversion is completed at the adjusted maximum of the offering range.


(3)  Calculated as follows:                 Gross conversion proceeds                                      $    50,916
                                            Consolidation of MHC assets                                             11
                                            Offering expenses                                                   (1,418)
                                                                                                           ------------
                                            Pro forma cash adjustment                                      $    49,509
                                                                                                           ===========



(4)  Based on $0.10 per share par value     9,257,500 pro forma shares at the adjusted maximum             $       926
                                            Less: historical par value common stock                        $      (392)
                                                                                                           ------------
                                            Pro forma adjustment                                           $       534
                                                                                                           ===========


(5)  Calculated as follows:                 Net proceeds of offering                                       $    49,509
                                            Less: adjustment to par value of common stock (see footnote 4)        (534)
                                                                                                           -----------
                                              Pro forma adjustment                                         $    48,975
                                                                                                           ===========

(6)  Includes the cash portion of the merger consideration paid to Clover Leaf stockholders, non-tax deductible transaction costs, tax-deductible one-time acquisition and restructuring costs to be incurred in completing the acquisition.
                                            Cash portion of merger consideration                           $     6,584
                                            Non-tax deductible transaction expenses                                645
                                            Restructuring costs through the income statement                       125
                                                                                                           -----------
                                              Total cash adjustment                                        $     7,354
                                                                                                           ===========

(7) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows:
     (a) the acquired loan portfolio was segregated into pools of similar loans;
     (b) cash flow projections were prepared for each loan pool based on interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 2.92 years and 6.83 years, depending upon the type of loan (average is 4.15 years).
(8) Reflects the difference between estimated market values and net book values of fixed assets acquired in the acquisition.
(9) Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:


                                                                                                              (Dollars in
                                                                                                               thousands)
                                                Purchase price per share ($)                                  $     43.00
                                                Number of shares acquired                                         510,381

                                                Purchase price                                                $    21,947
                                                Less: acquired stockholders' equity                               (10,513)
                                                Plus: non-tax deductible transaction costs                            645
                                                Plus: taxable purchase accounting adjustments
                                                  Yield adjustment for acquired CDs                                   180
                                                  Yield adjustment for acquired borrowings                           (160)
                                                  Yield adjusted for acquired loans                                   677
                                                  Core deposit intangible                                          (1,585)
                                                  Market value adjustment for fixed assets                         (1,129)
                                                  Tax effect at 38% marginal tax rate                                 766
                                                                                                              -----------
                                                Goodwill                                                      $    10,828
                                                                                                              ===========


(10) Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Clover Leaf deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 6.9 years.
(11) Deferred tax entry calculated as follows:

                                            Deferred tax entry from purchase accounting (see footnote 9)   $      (766)
                                            Deferred tax entry from acquisition expenses ($125,000 at 38%)          48
                                                                                                           -----------
                                              Pro forma adjustment                                         $      (719)
                                                                                                           ===========

(12) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around December 31, 2005. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities.
(13) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Chicago as of December 31, 2005 for Federal Home Loan Bank advances and the current market rate for trust preferred securities with the remaining terms of 5 years. The yield adjustment for borrowings, including trust preferred securities, will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities.
(14) Eliminate Clover Leaf capital accounts and account for the issuance of common stock to Clover Leaf stockholders in the acquisition as follows:


                                                                PAR VALUE        PAID-IN CAPITAL
                                                             ---------------     ---------------
              Issuance of new shares to Clover Leaf          $           153     $        15,209
              Elimination of Clover Leaf existing balances               (66)             (2,484)
                                                             ---------------     ---------------
              Adjustment                                     $            88     $        12,725
                                                             ===============     ===============


(15) Calculated to eliminate the capital account entries of Clover Leaf pursuant to purchase accounting. Adjustment to retained earnings reflects the after tax impact of $125,000 of merger-related costs that have been expensed and reflected on the income statement.

         The following table presents pro forma balance sheet information at December 31, 2005 for First Federal, Clover Leaf and First Clover Leaf assuming the sale of 3,272,500 shares at the minimum of the valuation range and a purchase price of $40.00 per share paid to the Clover Leaf stockholders as merger consideration.


                                                                                                                      FIRST
                                  DECEMBER 31,    PRO FORMA       FIRST FEDERAL  DECEMBER 31,    PRO FORMA         CLOVER LEAF
                                      2005       CONVERSION          AFTER           2005          MERGER           PRO FORMA
                                 FIRST FEDERAL  ADJUSTMENTS(1)     CONVERSION    CLOVER LEAF   ADJUSTMENTS(2)      CONSOLIDATED
                                 -------------  --------------    -------------  ------------  --------------      ------------
                                                                         (In thousands)
Assets
Cash, cash equivalents and
 interest-bearing deposits.....  $       3,678  $       31,563(3) $      35,241  $      6,287  $       (6,895)(6)  $     34,633
Securities available for sale,
 at fair value.................         12,944               -           12,944        18,062               -            31,006
Securities held to maturity,
 at amortized cost.............            353               -              353             -               -               353
Loans, net.....................        115,645               -          115,645        97,433            (677)(7)       212,401
Federal Home Loan Bank stock...          6,214               -            6,214         4,103               -            10,317
Property and equipment.........            860               -              860         4,828           1,129(8)          6,817
Goodwill.......................              -               -                -             -           9,297(9)          9,297
Core deposit intangible........              -               -                -             -           1,585(10)         1,585
Other assets...................            464               -              464         1,267            (719)(11)        1,012
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total assets.................  $     140,158    $     31,563    $     171,721  $    131,980           3,720      $    307,421
                                 =============  ==============    =============  ============  ==============      ============

Liabilities
Deposits.......................  $     102,112    $          -      $    102,112 $    101,009  $          180(12)  $    203,301
FHLB advances and other
 borrowings....................              -               -                 -       15,225            (114)(13)       15,111
Other liabilities..............            338               -               338        1,233               -             1,571
Trust preferred securities.....              -               -                 -        4,000             (46)            3,954
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total liabilities............  $     102,450    $          -      $    102,450 $    121,467  $           20      $    223,937
                                 -------------  --------------    -------------  ------------  --------------      ------------

Stockholders' equity
Common stock...................  $         392    $        203(4)   $        595 $         66  $           77(14)  $        738
Additional paid-in capital,
 net of treasury shares........         16,539          31,360(5)         47,899        2,484          11,664(14)        62,047
Retained earnings-substantially
 restricted....................         21,760               -            21,760        8,248          (8,326)(15)       21,682
Unearned employee stock
 ownership plan shares.........           (795)              -              (795)           -               -              (795)
Accumulated other comprehensive
 (loss) income.................           (188)              -              (188)        (285)            285(15)          (188)
                                 -------------  --------------    -------------  ------------  --------------      ------------
  Total stockholders' equity...  $      37,708    $     31,563      $     69,271 $     10,513  $        3,700      $     83,484
                                 -------------  --------------    -------------  ------------  --------------      ------------

  Total liabilities and
   stockholders' equity........  $     140,158    $     31,563      $    171,721 $    131,980  $        3,720      $    307,421
                                 =============  ==============    =============  ============  ==============      ============


----------

(1) Shows the effect of the conversion, assuming gross proceeds of $32.7 million, the minimum of the valuation range, offering expenses of $1.2 million, and the issuance of $26.8 million of exchange shares to stockholders of First Federal other than First Federal Financial Services, MHC in the exchange offering.

(2) Reflects the purchase accounting and acquisition adjustments related to the acquisition of Clover Leaf for a price of $40.00 per share in cash and newly issued common stock, assuming the conversion is completed at the minimum of the offering range.


(3)  Calculated as follows:                 Gross conversion proceeds                                      $    32,725
                                            Consolidation of MHC assets                                             11
                                            Offering expenses                                                   (1,173)
                                                                                                           ------------
                                            Pro forma cash adjustment                                      $    31,563
                                                                                                           ===========



(4)  Based on $0.10 per share par value     5,950,000 pro forma shares at the minimum                      $       595
                                            Less: historical par value common stock                               (392)
                                                                                                           ------------
                                              Pro forma adjustment                                         $       203
                                                                                                           ===========

(5)  Calculated as follows:                 Net proceeds of offering                                       $    31,563
                                            Less: adjustment to par value of common stock (see footnote 4)        (203)
                                                                                                           -----------
                                              Pro forma adjustment                                         $    31,360
                                                                                                           ===========

(6)  Includes the cash portion of the merger consideration paid to Clover Leaf, non-tax deductible transaction costs, tax-deductible one-time acquisition and restructuring costs to be incurred in completing the acquisition.
                                            Cash portion of merger consideration                           $     6,125
                                            Non-tax deductible transaction expenses                                645
                                            Restructuring costs through the income statement                       125
                                                                                                           -----------
                                              Total cash adjustment                                        $     6,895
                                                                                                           ===========

(7) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for loans acquired in the acquisition. Yield adjustments were calculated using present value analysis as follows:
     (a) the acquired loan portfolio was segregated into pools of similar loans;
     (b) cash flow projections were prepared for each loan pool based on interest rates, balances, remaining terms to maturity, and estimated prepayment speeds for each pool; (c) cash flows were discounted to present value using risk adjusted discount rates for comparable loans; and (d) the resulting difference between the present value of future cash flows for each pool and the corresponding principal balance was the yield adjustment. Yield adjustments on acquired loans are amortized into interest income using the interest method over the estimated lives of the acquired loans, which range between 2.92 years and 6.83 years, depending upon the type of loan (average is 4.15 years).
(8) Reflects the difference between estimated market values and net book values of fixed assets acquired in the acquisition.
(9) Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:


                                                                                                                (Dollars in
                                                                                                                 thousands)
                                              Purchase price per share ($)                                    $        40.00
                                              Number of shares acquired                                              510,381

                                              Purchase price                                                  $       20,416
                                              Less: acquired stockholders' equity                                    (10,513)
                                              Plus: non-tax deductible transaction costs                                 645
                                              Plus: taxable purchase accounting adjustments
                                                Yield adjustment for acquired CDs                                        180
                                                Yield adjustment for acquired borrowings                                (160)
                                                Yield adjusted for acquired loans                                        677
                                                Core deposit intangible                                               (1,585)
                                                Market value adjustment for fixed assets                              (1,129)
                                                Tax effect at 38% marginal tax rate                                      766
                                                                                                             ---------------
                                              Goodwill                                                       $         9,297
                                                                                                             ===============


(10) Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Clover Leaf deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 6.9 years.
(11) Deferred tax entry calculated as follows:

                                            Deferred tax entry from purchase accounting (see footnote 9).  $      (766)
                                            Deferred tax entry from acquisition expenses ($125,000 at 38%)          48
                                                                                                           -----------
                                              Pro forma adjustment                                         $      (719)
                                                                                                           ===========

(12) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for time deposits acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balances for time deposits and the present value of projected cash flows related to the time deposits discounted using current market rates. Current market rates were based on average rates paid by institutions competing in the regional market area based on rate surveys on or around December 31, 2005. The yield adjustment for time deposits will be accreted into income using the interest method over the lives of the acquired time deposits based on their monthly maturities.
(13) Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2005 for borrowings acquired in the acquisition. Yield adjustment is calculated as the difference between the current portfolio balance for borrowings and the present value of projected cash flows related to the borrowings discounted using current market rates. Current market rates were based on rates offered by the Federal Home Loan Bank of Chicago as of December 31, 2005 for Federal Home Loan Bank advances and the current market rate for trust preferred securities with the remaining terms of 5 years. The yield adjustment for borrowings, including trust preferred securities, will be amortized into expense using the interest method over the lives of the acquired borrowings based on their monthly maturities.
(14) Eliminate Clover Leaf capital accounts and account for the issuance of common stock to Clover Leaf stockholders in the acquisition as follows:


                                                                PAR VALUE        PAID-IN CAPITAL
                                                             ---------------     ---------------
              Issuance of new shares to Clover Leaf          $           143     $        14,148
              Elimination of Clover Leaf existing balances               (66)             (2,484)
                                                             ---------------     ---------------
              Adjustment                                     $            77     $        11,664
                                                             ===============     ===============


(15) Calculated to eliminate the capital account entries of Clover Leaf pursuant to purchase accounting. Adjustment to retained earnings reflects the after tax impact of $125,000 of merger-related costs that have been expensed and reflected on the income statement.

         The following table presents pro forma income statement information for the year ended December 31, 2005 for First Federal, Clover Leaf and First Clover Leaf assuming the sale of 5,091,625 shares at the adjusted maximum of the valuation range.

                                                                FOR THE YEAR ENDED DECEMBER 31, 2005
                                --------------------------------------------------------------------------------------------
                                                                  FIRST
                                                 PRO FORMA       FEDERAL                       PRO FORMA
                                    FIRST        CONVERSION       AFTER                          MERGER          PRO FORMA
                                   FEDERAL     ADJUSTMENTS(1)   CONVERSION     CLOVER LEAF   ADJUSTMENTS(2)     CONSOLIDATED
                                ------------   --------------  ------------   ------------   --------------     ------------
                                                           (In thousands, except per share data)
Interest income ..............  $      7,748   $            -  $      7,748   $      6,592   $          469(3)  $     14,809
Interest expense .............        (2,987)               -        (2,987)        (2,919)              60(4)        (5,846)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net interest income before
 provision for loan losses....  $      4,761   $            -  $      4,761   $      3,673   $          529     $      8,963
Provision for loan losses ....             -                -             -            (42)               -              (42)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net interest income after
 provision for loan losses....  $      4,761   $            -  $      4,761   $      3,631   $          529     $      8,921
Non-interest income ..........            14                -            14            531                -              545
Non-interest expense .........        (1,764)               -        (1,764)        (3,114)            (468)(5)       (5,346)
                                ------------   --------------  ------------   ------------   --------------     ------------
Income before provision for
 income taxes ................  $      3,011   $            -  $      3,011   $      1,048   $           61     $      4,120
Provision for income taxes ...        (1,148)               -        (1,148)          (372)             (22)(6)       (1,542)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net income ...................  $      1,863   $            -  $      1,863   $        676   $           39     $      2,578
                                ============   ==============  ============   ============   ==============     ============

Earnings per share
  Basic......................   $       0.49   $            -                 $       1.25   $                  $        N/A(7)
  Diluted....................   $       0.49   $            -                 $       1.25   $                  $        N/A(7)

Shares used for calculating
  Basic......................      3,838,372                -                      541,762                      $        N/A(7)
  Diluted....................      3,838,372                -                      541,762                      $        N/A(7)

----------
(1) Shows the effect of the conversion, assuming gross proceeds of $50.9 million at the adjusted maximum of the valuation range and offering expenses of $1.4 million. Adjustments to record estimated interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $49.5 million from the conversion offering are invested at an average pretax yield of 4.38 percent for the year ended December 31, 2005, would be approximately $2.2 million pretax. The yield utilized approximates the yield on the one year U.S. Treasury security as of December 31, 2005.
(2) Shows the effect of the cash and stock acquisition of Clover Leaf for a price of $43.00 per share at the adjusted maximum of the valuation range, with 70% of the purchase price paid in newly issued shares of First Clover Leaf common stock at a price of $10.00 per share and 30% of the purchase price paid in cash.
(3) Adjustment to interest income is the amortization of the loan premium on the Clover Leaf loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Clover Leaf and the expenses of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro Forma Income Statements. The estimated reduction in interest income assuming total funding requirements of $7.4 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 4.38 percent for the year ended December 31, 2005, would be approximately $0.3 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2005.

              Reinvestment of net proceeds of the conversion offering                see Footnote 1
              Accretion of discount on investment securities                        $           159
              Accretion of discount on acquired loans from purchase accounting                  310
                                                                                    ---------------
              Adjustment of interest income                                         $           469
                                                                                    ===============

(4)  Adjustment to interest expense is calculated as follows:

              Accretion of deposit premium from purchase accounting                 $           131
              Amortization of borrowings' discount from purchase accounting                     (71)
                                                                                    ---------------
              Adjustment to interest expense                                        $            60
                                                                                    ===============

(5)  Adjustment to non-interest expense is calculated as follows:

              Amortization of new core deposit intangible                           $          (458)
              Depreciation adjustment for market value of fixed assets              $           (10)
                                                                                    ---------------
              Adjustment to non-interest expense                                    $          (468)
                                                                                    ===============

(6)  Marginal tax rate of 38%.

(7) The issuance of shares of common stock in the acquisition will occur only if the acquisition and conversion are completed. For pro forma earnings per share and share information that reflects the merger and the conversion, see "Pro Forma Conversion and Acquisition Data."

         The following table presents pro forma income statement information for the fiscal year ended December 31, 2005 for First Federal, Clover Leaf and First Clover Leaf assuming the sale of 3,272,500 shares at the minimum of the valuation range.

                                                                FOR THE YEAR ENDED DECEMBER 31, 2005
                                --------------------------------------------------------------------------------------------
                                                                  FIRST
                                                 PRO FORMA       FEDERAL                       PRO FORMA
                                    FIRST        CONVERSION       AFTER                          MERGER          PRO FORMA
                                   FEDERAL     ADJUSTMENTS(1)   CONVERSION     CLOVER LEAF   ADJUSTMENTS(2)     CONSOLIDATED
                                ------------   --------------  ------------   ------------   --------------     ------------
                                                           (In thousands, except per share data)
Interest income...............  $      7,748   $            -  $      7,748   $      6,592   $          469(3)  $     14,809
Interest expense..............        (2,987)               -        (2,987)        (2,919)              60(4)        (5,846)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net interest income before
 provision for loan losses....  $      4,761   $            -  $      4,761   $      3,673   $          529     $      8,963
Provision for loan losses.....             -                -             -            (42)               -              (42)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net interest income after
 provision for loan losses....  $      4,761   $            -  $      4,761   $      3,631   $          529     $      8,921
Non-interest income...........            14                -            14            531                -              545
Non-interest expense..........        (1,764)               -        (1,764)        (3,114)            (468)(5)       (5,346)
                                ------------   --------------  ------------   ------------   --------------     ------------
Income before provision for
 income taxes.................  $      3,011   $            -  $      3,011   $      1,048   $           61     $      4,120
Provision for income taxes....        (1,148)               -        (1,148)          (372)             (22)(6)       (1,542)
                                ------------   --------------  ------------   ------------   --------------     ------------
Net income....................  $      1,863   $            -  $      1,863   $        676   $           39     $      2,578
                                ============   ==============  ============   ============   ==============     ============

Earnings per share
  Basic.......................  $       0.49   $            -                 $       1.25   $                  $        N/A(7)
  Diluted.....................  $       0.49   $            -                 $       1.25   $                  $        N/A(7)

Shares used for calculating
  Basic.......................     3,838,372                -                      541,762                      $        N/A(7)
  Diluted.....................     3,838,372                -                      541,762                      $        N/A(7)

----------

(1) Shows the effect of the conversion, assuming gross proceeds of $32.7 million at the minimum of the valuation range and offering expenses of $1.2 million. Adjustments to record estimated interest income to be earned on the net proceeds of the offering will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $31.6 million from the conversion offering are invested at an average pretax yield of 4.38 percent for the year ended December 31, 2005 would be approximately $1.4 million pretax. The yield utilized approximates the yield on the one year U.S. Treasury security as of December 31, 2005.
(2) Shows the effect of the cash and stock acquisition of Clover Leaf for a price of $40.00 per share at the minimum of the valuation range, with 70% of the purchase price paid in newly issued shares of First Clover Leaf common stock at a price of $10.00 per share and 30% of the purchase price paid in cash.

(3) Adjustment to interest income is the amortization of the loan premium on the Clover Leaf loans resulting from purchase accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Clover Leaf and the expenses of the acquisition will be recorded as incurred. Since these estimates are non-recurring, they are not reflected in the Pro Forma Income Statements. The estimated reduction in interest income assuming total funding requirements of $6.9 million for the acquisition and related expenses, assuming such cash costs were funded with investments yielding 4.38 percent for the year ended December 31, 2005, would be approximately $0.3 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2005.

              Reinvestment of net proceeds of the conversion offering                see Footnote 1
              Accretion of discount on investment securities                        $           159
              Accretion of discount on acquired loans from purchasing accounting    $           310
                                                                                    ---------------
              Adjustment of interest income                                         $           469
                                                                                    ===============

(4)  Adjustment to interest expense is calculated as follows:

              Accretion of deposit premium from purchase accounting                 $           131
              Amortization of borrowings' discount from purchase accounting         $          (71)
                                                                                    ---------------
              Adjustment to interest expense                                        $            60
                                                                                    ===============

(5)  Adjustment to non-interest expense is calculated as follows:

              Amortization of new core deposit intangible                           $         (458)
              Depreciation adjustment for market value of fixed assets              $          (10)
                                                                                    ---------------
              Adjustment to non-interest expense                                    $         (468)
                                                                                    ===============

(6)  Marginal tax rate of 38%.

(7) The issuance of shares of common stock in the acquisition will occur only if the acquisition and conversion are completed. For pro forma earnings per share and share information that reflects the merger and the conversion, see "Pro Forma Conversion and Acquisition Data."

                    PRO FORMA CONVERSION AND ACQUISITION DATA


         The following table summarizes historical data of First Federal and pro forma data of First Clover Leaf at or for the year ended December 31, 2005. This information is based on assumptions set forth in "Pro Forma Acquisition Data" and is also based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock of First Clover Leaf following the conversion, offering and acquisition. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan or restricted stock plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of First Clover Leaf Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."


         The net proceeds in the tables are based upon the following assumptions:

     o all shares of common stock will be sold in the subscription and community offerings;

     o 100,000 shares of common stock will be purchased by our executive officers and directors, and their associates.

     o Keefe, Bruyette & Woods will receive a fee equal to 1.35% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our officers, directors and employees, and their immediate families, shares issued in the exchange offering, or shares issued to stockholders of Clover Leaf; and

     o Total expenses of the offering, including fixed expenses of $685,000 and the marketing fees to be paid to Keefe, Bruyette & Woods, will be between $1.2 million at the minimum of the offering range and $1.4 million at the maximum of the offering range, as adjusted.


         We calculated pro forma consolidated net earnings for the year ended December 31, 2005 as if the estimated net proceeds we received had been invested at an assumed interest rate of 4.38% (2.72% on an after-tax basis), which represents the yield on the one-year U.S. Treasury Bill as of December 31, 2005 (which First Federal considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of changes in interest rates in recent periods). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $31.6 million and $43.0 million, or $49.5 million if the offering range is increased by 15%. In certain circumstances, First Federal can use up to 490,875 of unsubscribed subscription shares to complete the acquisition. In the event the full amount of shares are so used, the net proceeds would be $26.7 million. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock.


                                                      ADJUSTED                                                        ADJUSTED
                                                       MINIMUM         MINIMUM       MIDPOINT          MAXIMUM        MAXIMUM
                                                      2,781,625       3,272,500      3,850,000        4,427,500      5,091,625
                                                       $10.00           $10.00        $10.00           $10.00          $10.00
                                                    PER SHARE (1)     PER SHARE      PER SHARE        PER SHARE     PER SHARE (2)
                                                    ------------    ------------    ------------    ------------    ------------
                                                                         (Dollars in thousands, except per share data)
Gross proceeds ...................................  $     27,816    $     32,725    $     38,500    $     44,275    $     50,916
Exchange shares ..................................        26,775          26,775          31,500          36,225          41,659
Shares issued in the acquisition .................        14,291          14,291          14,648          15,005          15,362
                                                    ------------    ------------    ------------    ------------    ------------
Pro forma market capitalization ..................  $     68,882    $     73,791    $     84,648    $     95,505    $    107,937
                                                    ============    ============    ============    ============    ============

Gross proceeds ...................................  $     27,816    $     32,725    $     38,500    $     44,275    $     50,916
Plus: consolidation of mutual holding company ....
 assets (3) .......................................           11              11              11              11              11
Less: conversion expenses ........................        (1,107)         (1,173)         (1,251)         (1,329)         (1,418)
                                                    ------------    ------------    ------------    ------------    ------------
Estimated net proceeds ...........................  $     26,720    $     31,563    $     37,260    $     42,957    $     49,509

Estimated acquisition cash costs (4) .............  $     (6,895)   $     (6,895)   $     (7,048)   $     (7,201)   $     (7,354)

FOR THE YEAR ENDED DECEMBER 31, 2005
Consolidated net income:
   Historical consolidated net income (5) ........  $      2,578    $      2,578    $      2,578    $      2,578    $      2,578
   Pro forma income on net proceeds ..............           726             857           1,012           1,167           1,344
   Pro forma acquisition adjustment ..............          (187)           (187)           (191)           (196)           (200)
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma net income ..........................  $      3,117    $      3,248    $      3,399    $      3,549    $      3,722
                                                    ============    ============    ============    ============    ============

Per share net income (6)
   Historical consolidated net income ............  $       0.38    $       0.36    $       0.31    $       0.28    $       0.24
   Pro forma income on net proceeds ..............          0.11            0.12            0.12            0.12            0.13
   Pro forma acquisition adjustment ..............         (0.03)          (0.03)          (0.02)          (0.02)          (0.02)
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma net income (6) ......................  $       0.46    $       0.45    $       0.41    $       0.38    $       0.35
                                                    ============    ============    ============    ============    ============
Shares used for calculating pro forma earnings ...
 per share .......................................     6,764,203       7,255,078       8,318,924       9,382,771      10,600,835
                                                    ============    ============    ============    ============    ============
Stock price as a multiple of pro forma earnings ..
 per share .......................................         21.74x          22.22x          24.39x          26.32x          28.57x
                                                    ============    ============    ============    ============    ============

AT DECEMBER 31, 2005
Stockholders' equity:
   Historical consolidated stockholders' equity ..  $     51,921    $     51,921    $     52,278    $     52,636    $     52,993
   Estimated net proceeds ........................        26,721          31,563          37,260          42,957          49,509
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma stockholders' equity (7) ............        78,642          83,484          89,538          95,593         102,502
   Intangible assets (8) .........................       (10,882)        (10,882)        (11,392)        (11,903)        (12,413)
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma tangible stockholders' equity (7) ...  $     67,760    $     72,602    $     78,146    $     83,690    $     90,089
                                                    ============    ============    ============    ============    ============

Stockholders' equity per share
   Historical ....................................  $       7.54    $       7.03    $       6.18    $       5.51    $       4.91
   Estimated net proceeds ........................          3.88            4.28            4.40            4.50            4.59
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma stockholders' equity per share (7)
    (9) ..........................................         11.42           11.31           10.58           10.01            9.50
   Intangible assets (8) .........................         (1.58)          (1.47)          (1.35)          (1.25)          (1.15)
                                                    ------------    ------------    ------------    ------------    ------------
   Pro forma tangible stockholders' equity per
    share (7) (9) ................................  $       9.84    $       9.84    $       9.23    $       8.76    $       8.35
                                                    ============    ============    ============    ============    ============
Shares used for pro forma stockholders' equity ...
 per share .......................................    6,888,1925       7,379,067       8,464,793       9,550,520      10,793,747
                                                    ------------    ------------    ------------    ------------    ------------
Offering price as a percentage of equity per share         87.57%          88.42%          94.52%          99.90%         105.26%
                                                    ------------    ------------    ------------    ------------    ------------

Offering price as a percentage of tangible equity
 per share .......................................        101.63%         101.63%         108.34%         114.16%         119.76%
                                                    ============    ============    ============    ============    ============


                                                   (footnotes on following page)

----------


(1) If First Federal does not receive orders for at least 3,272,500 shares in the offering, then, at First Federal's discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 490,875 shares of the unsubscribed offering shares may be issued to stockholders of Clover Leaf as merger consideration. If the stock offering were to close at the adjusted minimum, the stock offering would be completed with 490,875 shares issued to stockholders of Clover Leaf as merger consideration plus 2,781,625 shares sold to investors.

(2) As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(3) Assets held by First Federal Financial Services, MHC will be consolidated with First Clover Leaf's assets at the time of the conversion.

(4) Includes the cash portion of the merger consideration, equal to 30% of the purchase price for Clover Leaf, estimated one-time transaction costs of $645,000, and estimated restructuring charges of $125,000.
(5) Reflects the pro forma income statement of First Clover Leaf giving effect to the acquisition but not the conversion. Does not include cost savings or synergies resulting from the acquisition. Does not reflect approximately $125,000 of estimated restructuring charges that will be expensed.
(6) Per share figures include shares of First Clover Leaf issued in the acquisition and publicly held shares of First Clover Leaf common stock that will be exchanged for shares of First Federal common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the employee stock ownership plan shares of the existing First Federal ESOP which have not been committed for release during the respective periods. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(7) The retained earnings of First Clover Leaf will be substantially restricted after the conversion. See "First Federal's Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(8) Intangible assets represents the goodwill and core deposit intangible created in the purchase accounting for the acquisition of Clover Leaf.
(9) Per share figures include shares of First Clover Leaf issued in the acquisition and publicly held shares of First Clover Leaf common stock that will be exchanged for shares of First Federal common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering, (ii) shares of First Clover Leaf issued in the acquisition; and
     (iii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.518, 1.786, 2.054 and 2.362, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

COMPARATIVE PRO FORMA PER SHARE DATA

         The table below summarizes selected per share information about First Federal and Clover Leaf. The First Federal per share information is presented on a historical basis and then on a pro forma adjusted basis to reflect the conversion and related stock offering, at the minimum and adjusted maximum of the offering range, and the merger with Clover Leaf. The Clover Leaf per share information is presented both historically, and on a pro forma basis to reflect the merger. Book value per share will be affected by the amount raised in First Federal's conversion and stock offering. First Federal has assumed that 3,272,500 shares will be sold at $10.00 per share in First Federal's stock offering at the minimum of the offering range, and 5,091,625 shares will be sold at $10.00 per share in First Federal's stock offering at the adjusted maximum of the offering range, although actual results could differ. First Federal has also assumed that 70% of the merger consideration will be paid in shares of First Clover Leaf common stock, issued immediately following completion of the conversion and stock offering, and 30% will be cash. Comparative market value per share of common stock of Clover Leaf is not presented, as Clover Leaf's common stock is not traded on any securities market.

         The data in the table should be read together with the financial information and the financial statements of First Federal and Clover Leaf included elsewhere in this proxy statement-prospectus. The pro forma per common share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein to reflect potential effects of cost savings or synergies that may be obtained by combining the operations of First Federal and Clover Leaf or the costs of combining the companies and their operations.

         It is further assumed that First Clover Leaf will pay a cash dividend after the completion of the conversion and the merger at the annual rate of $0.29 per share at the minimum and $0.19 per share at the adjusted maximum. The actual payment of dividends is subject to numerous factors, and no assurance can be given that First Clover Leaf will pay dividends following completion of the merger or that dividends will not be reduced in the future. See "The Conversion--First Federal's Dividend Policy."

                                                                                                      PRO FORMA
                                                                                      PRO FORMA          FIRST        PRO FORMA
                                                         FIRST                          FIRST           FEDERAL      CLOVER LEAF
                                                        FEDERAL     CLOVER LEAF        CLOVER         EQUIVALENT      EQUIVALENT
                                                      HISTORICAL     HISTORICAL        LEAF(1)`        SHARES(2)      SHARES(3)
                                                    --------------  --------------  --------------  --------------  --------------
Book value per share at December 31, 2005
 At the adjusted maximum valuation(4) ............  $         9.62  $        20.60  $         9.50  $        22.43  $        40.85
 At the minimum valuation(5) .....................  $         9.62  $        20.60  $        11.31  $        17.17  $        45.24

Tangible book value per share at December 31, 2005
 At the adjusted maximum valuation(4) ............  $         9.62  $        20.60  $         8.35  $        19.72  $        35.91
 At the minimum valuation(5) .....................  $         9.62  $        20.60  $         9.84  $        14.94  $        39.36

Cash dividends per share for the year ended
 December 31, 2005
 At the adjusted maximum valuation(4) ............  $         0.37  $            -  $         0.19  $         0.44  $         0.82
 At the minimum valuation(5) .....................  $         0.37  $            -  $         0.29  $         0.44  $         1.16

Basic earnings per share for the year ended
 December 31, 2005
 At the adjusted maximum valuation(4) ............  $         0.49  $         1.25  $         0.35  $         0.83  $         1.51
 At the minimum valuation(5) .....................  $         0.49  $         1.25  $         0.45  $         0.68  $         1.80

Diluted earnings per share for the year
 ended December 31, 2005
 At the adjusted maximum valuation(4) ............  $         0.49  $         1.25  $         0.35  $         0.83  $         1.51
 At the minimum valuation(5) .....................  $         0.49  $         1.25  $         0.45  $         0.68  $         1.80


----------
(1) Reflects the conversion and acquisition of Clover Leaf at the minimum and adjusted maximum of the offering range (see "Pro Forma Conversion and Acquisition Data")
(2) Assumes stockholders of First Federal other than First Federal Financial Services, MHC receive 1.518 exchange shares at the minimum of the valuation range and 2.362 exchange shares at the adjusted maximum of the valuation range.

(3) Assumes pro forma pricing ratios for those Clover Leaf stockholders who receive newly issued shares of First Clover Leaf stock, of 4.0 shares at the minimum of the valuation range and 4.3 shares at the adjusted maximum of the valuation range.

(4) Assumes the sale of 5,091,625 shares in the offering at the adjusted maximum of the offering range.
(5) Assumes the sale of 3,272,500 shares in the offering at the minimum of the offering range.

         Stock Trading and Dividend Information. Clover Leaf common stock is not traded on any securities market. Clover Leaf has not paid cash dividends on its common stock and has no current intention to initiate the payment of cash dividends. As of December 31, 2005, there were 510,381 shares of Clover Leaf common stock issued and outstanding, and approximately ____ stockholders of record.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FIRST FEDERAL'S FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         First Federal's results of operations depend primarily on net interest income. Net interest income is the difference between the interest earned on interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on interest-bearing liabilities, consisting of savings accounts, time deposits and money market deposit accounts. The results of operations also are affected by the provision for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of miscellaneous other income, including income on rental properties. Non-interest expense currently consists primarily of compensation and employee benefits, occupancy, data processing, advertising, directors' fees, professional fees, charitable contributions, and other operating expenses. The results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

ACCOUNTING ESTIMATES

         First Federal considers the allowance for loan losses to be its critical accounting estimate, due to the higher degree of judgment and complexity than its other significant accounting estimates. The allowance for loan losses is evaluated quarterly by management and is based upon consideration of current economic conditions, First Federal's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. Management also analyzes historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances established which could have a material negative effect on First Federal's financial results.

BUSINESS STRATEGY

         Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential lending and we will continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with safety and soundness, such as personal and business checking accounts and additional business lending. The proposed acquisition of Clover Leaf Bank is expected to substantially expedite the achievement of this goal. However, there can be no assurances that we will successfully implement our business strategy.

         Highlights of our business strategy are as follows:

              o Remaining a Community-Oriented Institution. We were established in Edwardsville, Illinois in 1921 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

              o Continuing to Emphasize One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of December 31, 2005, $99.9 million, or 84.94%, of our total loan portfolio consisted of one- to four-family residential loans. During the year ended December 31, 2005, we originated $24.3 million of one- to four-family residential loans. We originate all loans for portfolio and do not sell loans in the secondary market. While we will continue to emphasize one- to four-family residential lending, we intend to sell in the secondary mortgage market an increasing amount of the one- to four-family residential loans that we originate, as we increase our originations and portfolio holdings of commercial real estate, commercial business, and construction and land loans.

              o Increasing our Commercial Real Estate, Commercial Business and Construction and Land Loans. As a result of the acquisition of Clover Leaf Bank, our portfolio of commercial real estate, commercial business and construction and land loans will increase substantially. The addition of experienced commercial lending personnel from Clover Leaf Bank also will augment our capacity to increase this type of lending in the future.

              o Increasing our Real Estate Lending Capacity. The additional capital raised in the offering and the acquisition of Clover Leaf Bank will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

              o Offering new products and services. The acquisition of Clover Leaf Bank will substantially increase the products and services we offer, including NOW checking accounts, business checking accounts and business loans. We expect that these new products will increase our deposit base and our fee income.

              o Maintaining high asset quality. We have focused on maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our non-performing assets at December 31, 2005 and December 31, 2004 were only $15,000 and $3,000, respectively.

              o Maintaining low operating expenses. We traditionally have maintained a low level of operating expenses, as represented by our 1.27% ratio of non-interest expense to average total assets and our 36.94% "efficiency ratio" for the year ended December 31, 2005. These ratios reflect our focus on efficiency, our small staff operating from our single banking office, and our concentration on traditional thrift products and services. While we anticipate higher operating expenses after the acquisition of Clover Leaf Bank, we intend to continue to emphasize efficiency in our operations.


SUPERVISORY AGREEMENT

         On December 16, 2004, First Federal Savings & Loan Association of Edwardsville entered into a Supervisory Agreement with the Office of Thrift Supervision. The Supervisory Agreement facilitates corrective actions concerning certain regulatory compliance issues, including, among other things, violations of the Bank Secrecy Act and the Flood Disaster Protection Act. In addition, the Office of

Thrift Supervision assessed civil money penalties against First Federal Savings & Loan Association of Edwardsville in the amount of $7,700 for its failure to purchase and maintain flood insurance in an appropriate amount on 14 loans and its failure to obtain signed and dated flood notices from the borrowers on eight loans.

         First Federal Savings & Loan Association of Edwardsville believes that it has adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement. However, a failure to comply with the Supervisory Agreement could result in additional enforcement action by the Office of Thrift Supervision, including the imposition of additional civil money penalties. While the Supervisory Agreement has resulted in additional regulatory compliance expenses for First Federal Savings & Loan Association of Edwardsville, the amount of such expenses have not had a material financial impact on First Federal.


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004


         Total Assets. Total assets increased to $140.2 million at December 31, 2005 from $138.2 million at December 31, 2004, reflecting increases in loans receivable partially offset by lower securities available for sale. Loans, net increased $3.5 million to $115.6 million at December 31, 2005, due to new loan originations partially offset by loan collections. One- to four- family loans residential mortgage loans increased to $99.9 million at December 31, 2005 from $98.0 million at December 31, 2004. In addition, non-residential mortgage loans increased to $11.1 million at December 31, 2005 from $9.8 million at December 31, 2004, reflecting the origination of a $1.6 million land development loan for a multi-phase subdivision. Cash and cash equivalents increased to $3.4 million at December 31, 2005 from $1.6 million at December 31, 2004. Securities available for sale declined to $12.9 million at December 31, 2005 due to maturities of $2.1 million and unrealized losses of $285,000, net of purchases of $1.0 million. Federal Home Loan Bank "FHLB" stock of Chicago decreased by $1.6 million to $6.2 million at December 31, 2005 as a result of redemptions of $1.9 million, less FHLB stock dividends of $343,000.


         Deposits and Borrowings. Total deposits increased $3.8 million to $102.1 million at December 31, 2005 from $98.3 million at December 31, 2004. Money market accounts decreased to $20.3 million at December 31, 2005 from $23.4 million at December 31, 2004. In contrast, certificates of deposit increased to $78.3 million at December 31, 2005 from $70.1 million at December 31, 2004, reflecting the more attractive rates available to depositors in the higher interest rate environment of 2005 compared to 2004. We repaid $2.9 million in FHLB advances during 2005, due to the higher balances of deposits. Other liabilities decreased to $334,000 at December 31, 2005 from $437,000 at December 31, 2004 reflecting the timing of our payment of Federal income taxes and certain accrued expenses.

         Stockholders' Equity. Stockholders' equity increased to $37.7 million at December 31, 2005 from $36.6 million at December 31, 2004, reflecting net income for the year ended December 31, 2005 of $1.9 million, less dividends of $637,000 and a $175,000 unrealized loss on securities, net of taxes. The loss on the securities reflected changes in market interest rates since the securities were purchased; management has concluded that none of the securities have impairments that are other than temporary.

ASSET QUALITY

         The following table sets forth information with respect to First Federal's nonperforming loans at the dates indicated.

                                                  DECEMBER 31,      DECEMBER 31,
                                                      2005              2004
                                                ---------------  ---------------
Accruing loans past due 90 days or more......   $        11,035  $         2,728
Nonaccrual loans.............................             4,453               --
                                                ---------------  ---------------
   Total nonperforming loans.................   $        15,488  $         2,728
                                                ===============  ===============

         At December 31, 2005, First Federal had no loans that were not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure as nonaccrual, 90 days past due or restructured.


         Under First Federal's internal review policy, loans classified as substandard decreased to $4,000 at December 31, 2005 from $89,000 at December 31, 2004. There were no loans classified as either doubtful or loss at December 31, 2005 or 2004. Following is a summary of activity in the allowance for loan losses:


                                                            YEARS ENDED DECEMBER 31,
                                                           -------------------------
                                                               2005          2004
                                                           -----------   -----------
Balance beginning.......................................   $   428,419   $   428,700
  Provision for loan losses.............................             -             -
  Loans charged-off.....................................             -          (281)
  Recoveries applicable to loans previously charged-off.             -             -
                                                           -----------   -----------
Balance ending..........................................   $   428,419   $   428,419
                                                           ===========   ===========

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


         General. Net income decreased to $1.86 million for the year ended December 31, 2005 from $1.95 million for the year ended December 31, 2004. The decrease in net income resulted from higher non-interest expense, which offset slightly higher net interest income and lower income taxes.


         Net Interest Income. Net interest income increased to $4.76 million for the year ended December 31, 2005 from $4.74 million for the year ended December 31, 2004. The slight increase in net interest income was due to growth in average interest-earning assets, primarily as a result of the deployment of capital raised in First Federal's initial public offering in June 2004, offset by a lower interest rate spread.


         The ratio of interest-earning assets to interest-bearing liabilities rose to 136.00% for the year ended December 31, 2005 from 126.77% for the year ended December 31, 2004. The interest rate spread dropped 48 basis points to 2.69% for the year ended December 31, 2005, from 3.17% for the year ended December 31, 2004. The average rate on interest-earning assets decreased by 2 basis points to 5.66%, while the average rate on interest-bearing liabilities increased by 46 basis points to 2.97%. The decrease in the interest rate spread was primarily attributable to higher interest rates paid on deposit accounts in the higher market interest rate environment.

         Interest and Dividend Income. Total interest and dividend income increased to $7.7 million for the year ended December 31, 2005 from $7.3 million for the year ended December 31, 2004. Interest income on loans increased to $6.7 million for the year ended December 31, 2005 from $6.3 million for the year ended December 31, 2004, reflecting higher average balances of loans to $113.9 million from $105.0 million, partially offset by a lower average yield. The average yield on loans decreased to 5.89% for the year ended December 31, 2005 from 6.03% for the year ended December 31, 2004, as market interest rates for longer-term instruments continued at historically low levels. The higher average balance of loans reflected increased loan originations as we continued to deploy capital raised in our initial public offering in June 2004. Interest on securities available for sale increased to $596,000 for the year ended December 31, 2005 from $476,000 for the year ended December 31, 2004, as an increase in average outstanding balances to $13.9 million from $11.0 million more than offset a decrease in the average yield to 4.28% from 4.33%.

         Interest Expense. Interest expense on deposits increased to $3.0 million for the year ended December 31, 2005 from $2.5 million for the year ended December 31, 2004, due to a higher average rate paid on such deposits and a change in the deposit mix. The average rate paid on interest-bearing liabilities increased to 2.97% for the year ended December 31, 2005 from 2.51% for the year ended December 31, 2004 as a result of higher market interest rates paid on deposits. In addition, there was a shift in balances from lower-paying money market deposit accounts and savings accounts to higher-paying certificates of deposit, reflecting increased demand for certificates of deposit in 2005. The average balance on transaction accounts declined to $25.8 million for the year ended December 31, 2005 from $29.3 million for the year ended December 31, 2004. In contrast, the average balance of certificates increased to $74.3 million for the year ended December 31, 2005 from $69.6 million for the year ended December 31, 2004. Interest expense on advances from the FHLB for the year ended December 31, 2005 decreased to $14,000 from $30,000 for the year ended December 31, 2004 due to a lower average balance, as the borrowings were repaid during March 2005.


         Provision for Loan Losses. There was no provision for loan losses for the years ended December 31, 2005 or 2004. The provision for loan losses is based upon management's consideration of current economic conditions, First Federal's loan portfolio composition and historical loss experience used to estimate probable losses as well as the level of nonperforming assets and classified assets. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated fair value of the underlying collateral. This evaluation is ongoing and results in variations in First Federal's provision for loan losses. First Federal is subject to periodic examination by the Office of Thrift Supervision, which may require First Federal to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Office of Thrift Supervision will not require increases to the allowances.


         Other Income. Other income increased to $14,000 for the year ended December 31, 2005 from $9,000 for the year ended December 31, 2004. The increase was due primarily to higher rental income.


         Non-interest Expense. Non-interest expense increased to $1.8 million for the year ended December 31, 2005 from $1.6 million for the year ended December 31, 2004. Compensation and employee benefits increased slightly to $898,000 from $890,000 due to slightly higher benefit costs associated with the retirement plan and expenses related to the employee stock ownership plan. Retirement plan expenses amounted to $96,000 and $94,000 for 2005 and 2004, respectively. Pursuant to Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," First Federal recognized ESOP expense equal to the fair market value of shares committed to be released during the period. ESOP expense for the year ended December 31, 2005 was $60,000, compared to $58,000 for the year 2004. Occupancy expense increased to $120,000 for the year ended December 31, 2005 from $104,000 for the year ended December 31, 2004 due primarily to higher depreciation expense on furniture and equipment items. Professional services increased to $231,000 for the year ended December 31, 2005 from $145,000 for the year ended

December 31, 2004 reflecting higher legal fees associated with First Federal's status as a public company. Charitable contributions rose to $50,000 from $11,000 due to a higher level of discretionary contributions authorized. Other non-interest expense rose to $203,000 from $178,000 primarily as a result of stock registrar costs and NASDAQ filing fees for a full year in 2005 compared with a partial year in 2004.

         Income Tax Expense. Income taxes decreased to $1.1 million for the year ended December 31, 2005 from $1.2 million for the year ended December 31, 2004, due to lower pretax income and a slightly lower effective tax rate. The effective tax rate was 38.1% for the year ended December 31, 2005 compared to 38.6% for the year ended December 31, 2004.

ANALYSIS OF NET INTEREST INCOME

         Net interest income is the difference between our interest income on interest-earning assets and our interest expense on interest-bearing liabilities. Our net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

         The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as their effects were not material. All average balances are based on month-end balances averaged for the year. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.


                                                                   YEARS ENDED DECEMBER 31,
                                  AT DECEMBER   -------------------------------------------------------------------------------
                                   31, 2005                       2005                                    2004
                                  -----------   ---------------------------------------   -------------------------------------
                                                  AVERAGE                                   AVERAGE
                                                OUTSTANDING                               OUTSTANDING
                                   YIELD/RATE     BALANCE       INTEREST     YIELD/RATE     BALANCE      INTEREST    YIELD/RATE
                                  -----------   -----------   -----------   -----------   -----------  -----------  -----------
                                                                    (Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans ..........................         5.76%  $   113,888   $     6,712          5.89%  $   104,966  $     6,332         6.03%
Securities available for sale ..         4.25        13,931           596          4.28        10,986          476         4.33
Securities held to maturity ....         4.83           411            17          4.14           566           23         4.06
Federal Home Loan Bank stock ...         3.75         6,501           343          5.27         6,507          369         5.67
Other ..........................         4.07         2,244            80          3.57         4,809           67         1.39
                                                -----------   -----------                 -----------  -----------  -----------
   Total interest-earning assets         5.49       136,975         7,748          5.66       127,834        7,267         5.68
                                                              -----------                              -----------
Non-interest-earning assets ....                      1,757                                     1,869
                                                -----------                               -----------
   Total assets ................                $   138,732                               $   129,703
                                                ===========                               ===========

INTEREST-BEARING LIABILITIES:
Savings deposits ...............         1.00   $     4,029            32          0.79   $     4,857           59         1.21
Money market deposits ..........         2.51        21,745           451          2.08        24,404          411         1.68
Certificates of deposit ........         3.74        74,275         2,490          3.35        69,587        2,028         2.91
Advances from FHLB .............           --           669            14          2.09         1,992           30         1.51
                                                -----------   -----------                 -----------  -----------
   Total interest-bearing
    liabilities ................         3.40       100,718         2,987          2.97       100,840        2,528         2.51
                                                              -----------                             -----------
Non-interest-bearing liabilities                        811                                       631
                                                -----------                               -----------
   Total liabilities ...........                    101,529                                   101,471
Stockholders' equity ...........                     37,203                                    28,232
                                                -----------                               -----------
   Total liabilities and
    stockholders' equity .......                $   138,732                               $   129,703
                                                ===========                               ===========

Net interest income ............                              $     4,761                              $     4,739
                                                              ===========                              ===========
Net interest rate spread (1)  ..         2.09                                      2.69%                                   3.17%
Net interest-earning assets (2)                 $    36,257                               $    26,994
                                                ===========                               ===========
Net interest margin (3) ........                                                   3.48%                                   3.71%
Ratio of interest-earning assets
 to interest-bearing liabilities                                                 136.00%                                 126.77%


----------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-year average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-year average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                             YEAR ENDED DECEMBER 31,
                                                   2005 VS. 2004
                                         --------------------------------
                                          INCREASE (DECREASE)
                                                DUE TO           TOTAL
                                         -------------------    INCREASE
                                          VOLUME     RATE      (DECREASE)
                                         --------   --------   ----------
                                           (In thousands)
      Interest-earning assets:
        Loans......................      $    521   $   (141)  $      380
        Securities available for sale..       126         (6)         120
        Securities held to maturity            (6)        --           (6)
        Federal Home Loan Bank stock           --        (26)         (26)
        Other......................            (7)        20           13
                                         --------   --------   ----------
          Total interest-earning assets       634       (153)         481
                                         --------   --------   ----------

      Interest-bearing liabilities:
        Savings deposits...........            (9)       (18)         (27)
        Money market deposits......           (36)        76           40
        Certificates of deposit....           143        319          462
        Advances form FHLB.........           (39)        23          (16)
                                         --------   --------   ----------
          Total interest-bearing
             liabilities...........            59        400          459
                                         --------   --------   ----------

        Change in net interest income    $    575   $   (553)  $       22
                                         ========   ========   ==========

MANAGEMENT OF MARKET RISK

GENERAL

         The majority of First Federal's assets and liabilities are monetary in nature. Consequently, the most significant form of market risk is interest rate risk. First Federal's assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, the principal part of First Federal's business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, the board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given First Federal's business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets as needed to review the asset/liability policies and interest rate risk position.

         During the relatively low interest rate environment that has existed in recent years, First Federal has implemented the following strategies to manage interest rate risk: (i) maintaining a high equity-to-assets ratio; and (ii) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans. By maintaining a high equity-to-assets ratio and by investing in adjustable-rate and short-term assets, First Federal is better positioned to react to increases in market interest rates. However, maintaining high equity balances reduces the return-on-equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

NET PORTFOLIO VALUE

         The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off-balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance-sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, First Federal did not receive a NPV calculation for an interest rate decrease of greater than 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below.

         The table below sets forth, as of December 31, 2005, the estimated changes in the NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.


                              NPV
                ------------------------------     NET PORTFOLIO VALUE AS A
                                                 PERCENTAGE OF PRESENT VALUE OF
                            ESTIMATED INCREASE              ASSETS
   CHANGE IN                (DECREASE) IN NPV    ------------------------------
INTEREST RATES  ESTIMATED  -------------------                   CHANGE IN
(BASIS POINTS)     NPV       AMOUNT    PERCENT   NPV RATIO     (BASIS POINTS)
--------------  ---------  ---------  --------   ---------   ------------------
                              (Dollars in thousands)

      +300      $  23,720  $  (8,333)      (26)%     19.05%  (449) basis points
      +200         26,403     (5,650)      (18)      20.59   (295) basis points
      +100         29,123     (2,930)       (9)      22.05   (149) basis points
       --          32,053        --         --       23.54     --  basis points
      -100         34,139      2,086         7       24.49     95 basis points
      -200         34,117      2,064         6       24.25     71 basis points


         The table above indicates that at December 31, 2005, in the event of a 200 basis point decrease in interest rates, we would experience a 6% increase in the net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience an 18% decrease in net portfolio value.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of the interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of the interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

         First Federal maintains liquid assets at levels considered adequate to meet liquidity needs. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

         Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

         A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At December 31, 2005 and 2004, $3.4 million and $1.6 million, respectively, were invested in cash and cash equivalents. The primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities, increases in deposit accounts and advances from the Federal Home Loan Bank of Chicago.

         Cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

         Our primary investing activities are the origination of loans and the purchase of investment securities. During the years ended December 31, 2005 and 2004, our loan originations, net of collected principal, totaled $3.5 million and $11.0 million, respectively, reflecting net growth in our portfolio due to the relatively low interest rate environment. We did not sell any loans during the years ended December 31, 2005 or 2004. Cash received from the calls and maturities of available-for-sale investment securities totaled $2.1 million and $4.4 million for the years ended December 31, 2005 and 2004, respectively. We purchased $1.0 million and $8.9 million in available-for-sale investment securities during the years ended December 31, 2005 and 2004, respectively. We received proceeds of $117,000 and $192,000 from the pay-down of held to maturity securities during the years ended December 31, 2005 and 2004, respectively.

         Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $3.9 million and $323,000 for the years ended December 31, 2005 and 2004, respectively.

         Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provides an additional source of funds. At December 31, 2005, we had no advances from the Federal Home Loan Bank of Chicago and an available borrowing limit of approximately $47.0 million.

         First Federal Savings & Loan Association of Edwardsville is required to maintain certain minimum capital requirements under Office of Thrift Supervision regulations. Failure by a savings institution to meet minimum capital requirements can result in certain mandatory and possible discretionary actions by regulators, which, if undertaken, could have a direct material effect on First Federal Savings & Loan Association of Edwardsville's financial statements. First Federal Savings & Loan Association of Edwardsville was considered "well capitalized" at December 31, 2005.

         Under the capital adequacy guidelines and regulatory framework for prompt corrective action, First Federal Savings & Loan Association of Edwardsville must meet specific capital guidelines that involve quantitative measures of First Federal Savings & Loan Association of Edwardsville's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. See Note 9 to the Consolidated Financial Statements for additional discussion of capital requirements.


         At December 31, 2005, we had outstanding commitments to originate loans of $727,000 and unfunded commitments under lines of credit of $1.4 million. At December 31, 2005, certificates of deposit scheduled to mature within one year totaled $35.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with First Federal, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained, First Federal will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, First Federal would reduce the level of liquid assets, such as cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.


OFF-BALANCE SHEET ARRANGEMENTS

         In the ordinary course of business, First Federal is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit. First Federal follows the same credit policies in making commitments as it does for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by First Federal, is based on management's credit evaluation of the customer.

         Unfunded commitments under construction lines of credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which First Federal is committed.

         At December 31, 2005 and 2004, First Federal had $727,000 and $1.7 million, respectively, of commitments to grant loans, and $1.4 million and $1.5 million, respectively, of unfunded commitments under lines of credit.

RECENT ACCOUNTING PRONOUNCEMENTS

         The following accounting standards were recently issued relating to the financial services industry.

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)"). SFAS No. 123(R) requires all entities to recognize compensation expense equal to the fair value of share-based payments such as stock options granted to employees. First Federal is required to apply SFAS No.123(R) using a modified prospective method. Under this method, First Federal is required to record compensation expense for the unvested portion of previously granted awards that are outstanding as of the required effective date over the requisite service period. In addition, First Federal may elect to adopt SFAS No. 123(R) by restating prior years on a basis consistent with the pro forma disclosures required for those years by SFAS No. 123.

SFAS No. 123(R) is effective for public entities that file as small business issuers at the beginning of the fiscal year that begins after December 15, 2005. SFAS No. 123(R) supersedes APB Opinion No. 25. "Accounting for Stock issued to Employees."

         In March 2005, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin No. 107 ("SAB 107"), which expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public entities.

         First Federal does not currently have any share-based payment arrangements that are within the scope of SFAS No. 123 (R).

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal years beginning after June 15, 2005, and is not expected to have a material impact on First Federal's financial position or results of operations.

         In March 2005, the FASB issued Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations," an interpretation of SFAS No. 143, "Accounting for Asset Retirement Obligations." FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. The Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. First Federal does not expect the application of FIN 47 to have a material impact on First Federal's financial position or results of operations.

         In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS No. 3." SFAS No. 154 requires changes in accounting principles to be retrospectively applied to the prior periods presented in the financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. First Federal does not expect SFAS No. 154 to have a material impact on First Federal's financial position or results of operations.

         In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, "The Meaning of Other-Than Temporary Impairment and Its Application to Certain Investments." The FSP addresses determining when an investment is considered impaired, whether an impairment is other than temporary, and measuring an impairment loss. The FSP also addresses the accounting subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP is effective for reporting periods beginning after December 15, 2005. First Federal is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on First Federal's financial position or results of operations.

         In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products That May Give Rise to a Concentration of Credit Risk." The FSP expands the reporting requirements under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," for loan products that are determined to represent a concentration of credit risk, including contractual features where repayments are less than the repayments for fully amortizing loans of an equivalent term and high loan-to-value ratios. The guidance in this FSP is generally effective for interim and annual periods ending after December 19, 2005. First Federal is currently evaluating the requirements of the FSP and does not expect the application of the FSP to have a material impact on First Federal's financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

         Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

     BUSINESS OF FIRST FEDERAL AND FIRST FEDERAL SAVINGS & LOAN ASSOCIATION
                                 OF EDWARDSVILLE

FIRST FEDERAL FINANCIAL SERVICES, INC.

         First Federal Financial Services, Inc., which we refer to in this document as "First Federal," is a federal corporation that was organized in 2001 as part of the mutual holding company reorganization of First Federal Savings & Loan Association of Edwardsville. Our principal asset is our ownership of 100% of the outstanding common stock of First Federal Savings & Loan Association of Edwardsville. We are a majority-owned subsidiary of First Federal Financial Services, MHC, a federally chartered mutual holding company. In June 2004, First Federal sold 1,764,027 shares of our common stock; the remaining 2,156,033 shares are held by our mutual holding company parent. The net proceeds from our stock offering totaled $16.0 million, after offering costs and unearned compensation related to shares issued to our employee stock ownership plan.

         At December 31, 2005, we had total assets of $140.2 million, total deposits of $102.1 million and stockholders' equity of $37.7 million. Our net income for the year ended December 31, 2005 was $1.9 million.

         Our executive office and branch office is located at 300 St. Louis Street, Edwardsville, Illinois 62025, and our telephone number is (618) 656-6200.

FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE

GENERAL

         Our principal business consists of attracting retail deposits from the general public in the areas surrounding our office location in Edwardsville, Illinois and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, multifamily mortgage loans, non-residential mortgage loans, construction loans and consumer loans, and in investment securities. Our revenues are derived principally from interest on loans and securities, and from loan origination fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

COMPETITION

         We face intense competition within our market area both in making loans and attracting deposits. The City of Edwardsville and the surrounding area have a high concentration of financial institutions, including large commercial banks, community banks and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we currently do not offer, such as trust services, private banking, internet banking, and business and individual checking accounts. Based on Federal Deposit Insurance Corporation data as of June 30, 2005, our market share of deposits was 2.7% of all deposits in Madison County. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

MARKET AREA

         We operate in a primarily suburban market area that has a stable population and household base. According to the 2005 U.S. Census Report, during the past five years the population of Madison County increased by approximately 3.6% to 268,191 while the population of the City of Edwardsville increased 5.0% to 22,571. During the same period, the number of households in Madison County and in the City of

Edwardsville increased 5.0% and 6.6%, respectively. In 2005, per capita income for Madison County and the City of Edwardsville was $23,851 and $28,974, respectively, and the median household income was $46,761 and $53,711, respectively. This compares to per capita income for the State of Illinois and the United States of $27,097 and $26,228, respectively, and median household income of $53,053 and $49,747, respectively, according to the 2005 U.S. Census Report.

         Our primary lending area is concentrated in Madison County and the southern portion of Macoupin County, Illinois. The City of Edwardsville is the County Seat of Madison County and is considered a "bedroom community" for St. Louis, Missouri, approximately 20 miles southwest of Edwardsville. The economy of our market area is characterized by a large number of small retail establishments and small industry. Additionally, major employers in our immediate market area include Southern Illinois University-Edwardsville, ConocoPhillips, the local school district and the Madison County government. Our customer base is comprised primarily of middle-income families.

LENDING ACTIVITIES

         Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. Generally, we retain all loans that we originate. One- to four-family residential real estate mortgage loans represented $99.9 million, or 84.9%, of our loan portfolio at December 31, 2005. We also offer multifamily real estate loans, non-residential mortgage loans and construction loans secured by single-family properties. Multi-family real estate loans represented $5.4 million, or 4.6%, of our loan portfolio at December 31, 2005. Non-residential mortgage loans, comprised principally of loans secured by places of worship and land development loans for subdivisions, represented $11.1 million, or 9.4%, of our loan portfolio at December 31, 2005. On a limited basis, we have originated loans that are not secured by real estate, such as consumer loans, primarily as an accommodation to our customers.

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

                                                                        AT DECEMBER 31,
                                                 -----------------------------------------------------
                                                             2005                         2004
                                                 -------------------------   -------------------------
                                                    AMOUNT         PERCENT       AMOUNT        PERCENT
                                                 ------------   ----------   ------------   ----------
                                                              (Dollars in thousands)
One- to four-family residential mortgage
 loans.......................................    $     99,911         84.9%  $     97,988         85.7%
Multi-family.................................           5,390          4.6          5,689          5.0
Non-residential(1)...........................          11,074          9.4          9,764          8.5
                                                 ------------   ----------   ------------   ----------
   Total mortgage loans......................         116,375         98.9        113,441         99.2
                                                 ------------   ----------   ------------   ----------

Consumer loans...............................           1,257          1.1            855          0.8
                                                 ------------   ----------   ------------   ----------

Total loans..................................         117,632       100.00%       114,296       100.00%
                                                                ==========                  ==========
Less:
Deferred loan origination fees, net..........             137                         161
Undisbursed portion of construction loans....           1,422                       1,546
Allowance for loan losses....................             428                         428
                                                 ------------                ------------

Total loans, net.............................    $    115,645                $    112,161
                                                 ============                ============

----------
(1) Includes land development loans of $1.8 million and $1.1 million and construction loans of $2.3 million and $5.0 million, at December 31, 2005 and 2004, respectively.

         Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2005.

                       ONE- TO FOUR-FAMILY      MULTI-FAMILY     NON-RESIDENTIAL(2)        CONSUMER             TOTAL
                       -------------------  -------------------  -------------------  -------------------  -------------------
                                  WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                   AVERAGE              AVERAGE              AVERAGE              AVERAGE              AVERAGE
                         AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                       ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------
                                                               (Dollars in thousands)
Due During the Years
Ending December 31,
2006(1).............   $       6      7.57% $      --        --% $     272      5.04% $      69      5.90% $     347      5.25%
2007 to 2010........       1,051      6.15         61      6.49      1,831      7.06      1,106      5.26      4,049      6.32
2011 and beyond.....      98,854      5.75      5,329      5.33      8,971      5.92         82      6.42    113,236      5.74
                       ---------            ---------            ---------            ---------            ---------
         Total......   $  99,911      5.75% $   5,390      5.34% $  11,074      6.09% $   1,257      5.37% $ 117,632      5.76%
                       =========            =========            =========            =========            =========

----------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2)  Includes land acquisition loans.

         The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2005 that are contractually due after December 31, 2006.

                                                        DUE AFTER DECEMBER 31, 2006
                                                  -------------------------------------
                                                     FIXED      ADJUSTABLE     TOTAL
                                                 -----------   -----------   ----------
                                                             (In thousands)
One- to four-family residential loans........    $    84,584   $    15,321   $   99,905
Multi-family.................................            320         5,070        5,390
Non-residential..............................          2,722         8,080       10,802
                                                 -----------   -----------   ----------
         Total mortgage loans................         87,626        28,471      116,097

Consumer loans...............................          1,188            --        1,188
                                                 -----------   -----------   ----------

         Total loans.........................    $    88,814   $    28,471   $  117,285
                                                 ===========   ===========   ==========

         One- to Four-Family Residential Mortgage Loans. Our primary lending activity consists of the origination of one- to four-family residential loans that are primarily secured by properties located in Madison County and the southern portion of Macoupin County. At December 31, 2005, $99.9 million, or 84.9% of our loan portfolio, consisted of one- to-four family residential mortgage loans. Included within these one-to-four-family loans at December 31, 2005 were $2.0 million in second mortgage loans and $2.3 million in home construction loans. At December 31, 2005, the average balance of our one- to four-family residential mortgage loans was $77,000. Generally, one- to four-family residential mortgage loans are originated in amounts up to 95% of the lesser of the appraised value, tax assessment value, or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 90%. We will not make loans with a loan-to-value ratio in excess of 95% for loans secured by single-family homes. Fixed-rate loans generally are originated for terms of 15, 20 and 30 years. At December 31, 2005, our largest loan secured by one- to four-family real estate had a principal balance of $549,000 and was secured by a residence and adjoining acreage. This loan was performing in accordance with its repayment terms.

         We also offer adjustable-rate mortgage loans with one, two, three, five and seven year adjustment periods based on changes in either a designated United States Treasury index or a quarterly average national Cost of Funds Index. We originated $5.5 million in adjustable-rate one- to four-family residential loans during the year ended December 31, 2005. Currently, our adjustable-rate mortgage loans generally provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment to 13.75%, regardless of the initial rate. Our adjustable-rate mortgage loans amortize over terms of up to 30 years.

         Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically re-pricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At December 31, 2005, $15.3 million, or 15.3%, of our one- to four-family residential loans had adjustable rates of interest.

         All one- to four-family residential loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

         We currently offer adjustable-rate or fixed-rate residential construction loans for the construction of owner-occupied, single-family residences. These loans generally are offered to borrowers who have a contract for construction of a single-family residence on property they own at the time of the loan origination in an amount up to 80% of the value upon completion of construction. These owner-occupied construction loans are not separate loans that are paid off and then converted to permanent mortgage loans. Rather, these construction loans become permanent loans at the time the loan is originated, thereby, at times, creating loans that may have terms exceeding 30 years (e.g., 30 years and 9 months). At December 31, 2005, we had $2.3 million of one- to four-family construction loans, of which $1.2 million were for pre-sold residences. The remaining $1.1 million in construction loans were made to builders to finance the construction of residences that were not pre-sold. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project, the repayment of construction loans that are not pre-sold is dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest.

         Our second mortgage loans generally have adjustable interest rates and are offered in amounts up to 80% of the appraised value of the property securing the loan (including prior liens). Our second mortgage loans are generally made with maturities of less than ten years and are secured by the borrower's principal residence. Our procedures for underwriting these loans include an assessment of an applicant's credit history and an assessment of the value of the collateral in relation to the proposed loan amount.

         Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans over $250,000, we utilize outside independent appraisers approved by our board of directors. All one- to four-family loans below $250,000 must have either an independent appraisal or opinion of value, which, generally, is the property's tax bill. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

         Non-Residential Real Estate Loans. At December 31, 2005, $11.1 million, or 9.4%, of our total loan portfolio consisted of non-residential real estate loans. Non-residential real estate loans are secured by places of worship, mixed-use properties and other commercial office buildings, or raw land held for future development or in the process of being developed. We generally originate adjustable-rate non-residential real estate loans with maximum terms of up to 15 years. In some cases, we originate such loans with up to 30-year terms. Generally, the maximum loan-to-value ratio of non-residential real estate loans is 80%, and 90% of the income from the property must be sufficient to cover the monthly mortgage payment, taxes, insurance and maintenance expense. At December 31, 2005, we had 41 non-residential real estate loans with an average outstanding balance of $270,000. At December 31, 2005, our largest loan secured by non-residential real estate was $1.6 million and was secured by land to be developed for a multi-phase subdivision. At December 31, 2005, none of our loans secured by non-residential real estate were classified as non-performing.

         We consider a number of factors in originating non-residential real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. Generally, non-residential real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loan. All non-residential real estate loans over $250,000 are appraised by outside independent appraisers approved by the board of directors. All non-residential real estate loans below $250,000 must have either an independent appraisal or opinion of value, which, generally, is the property's tax bill. Borrowers are required to sign non-residential notes in their individual (not corporate) capacity.

         We also make construction loans to area builders to finance the cost of completing homes on improved property. Construction loans are generally structured to become permanent mortgage loans once the construction is completed. At December 31, 2005, our largest construction loan was $360,000 of which $352,000 was advanced. The loan was performing in accordance with its repayment terms. Construction loans require the payment of interest only during the construction period. Construction loans will generally be made in amounts of up to 80% of the lower of the appraised value of the property or the actual cost of the improvements. Funds are disbursed in accordance with a schedule reflecting the completion of portions of the project. At December 31, 2005, all of our construction loans were secured by properties located in our primary lending area.

         Construction loans generally involve a greater degree of credit risk than one- to four-family residential loans. The risk of loss on a construction loan depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction. If the estimated cost of construction is inaccurate we may have to advance funds beyond the original amount committed in order to protect the value of the property.

         Loans secured by non-residential real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Non-residential real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

         Multi-Family Real Estate Loans. Loans secured by multi-family real estate totaled $5.4 million, or 4.6%, of our total loan portfolio at December 31, 2005. Multi-family real estate loans generally are secured by apartment buildings and rental properties. All of our multi-family real estate loans are secured by properties located within our lending area. At December 31, 2005, we had 14 multi-family real estate loans with an average principal balance of $385,000, and the largest multi-family real estate loan had a principal balance of $3.5 million. The loan is secured by ten, twelve-unit apartment buildings. As of December 31, 2005, none of our loans secured by multi-family real estate were non-performing. Multi-family real estate loans generally are offered with adjustable interest rates that adjust after one, three or five years. The interest rate adjustments are tied to either a Treasury Bill Index tied to the adjustment period, or to a Cost of Funds Index. Multi-family loans generally are originated for terms of up to 15 years, but in some cases, we will make multi-family loans with terms of up to 30 years.

         We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 80% of the lower of the sale price or the appraised value of the mortgaged property securing the loan. All multi-family real estate loans over $250,000 are appraised by outside independent appraisers approved by the board of directors. All multi-family real estate loans below $250,000 must either have an independent appraisal or an opinion of value, which, generally, is the property's tax bill. Borrowers are required to sign multi-family notes in their individual (not corporate) capacity.

         Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         Consumer Loans. We offer a small number of consumer loans, principally to existing customers residing in our primary market area with above-average credit ratings. Our consumer loans are generally made on new and used automobiles and amounted to $1.3 million, or 1.1%, of our total loan portfolio at December 31, 2005. We also originate share loans secured by deposit accounts.

         Origination and Servicing of Loans. Loan origination activities are primarily concentrated in Madison County and the southern portion of Macoupin County, Illinois. New loans are generated primarily from walk-in customers, customer referrals, attorneys, and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our single banking office. We service all loans that we originate.

         Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. All one- to four-family loans up to $400,000 may be approved by either our President, Vice President/Treasurer or Loan Officer. All other loans (except for consumer loans) and all one- to four-family loans in excess of $400,000 must be approved by the board of directors. In addition, the board of directors ratifies all loans (except consumer loans) approved by management.

         We generally require appraisals of all real property securing loans, although one- to four-family residential loans up to $250,000 can be approved without an appraisal. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

NON-PERFORMING AND PROBLEM ASSETS

         A computer-generated delinquency notice is mailed monthly to all delinquent borrowers, advising them of the amount of their delinquency. When a loan becomes 60 days delinquent, a letter from our attorney is sent advising the borrower of his or her failure to make payments as required. The borrower is given 30 days to make up the delinquent payments or to contact us to make arrangements to bring the loan up to date over a longer period of time. If the borrower fails to bring the loan current in 30 days or to make arrangements to cure the delinquency over a longer period of time, foreclosure proceedings are started. We may consider forbearance in cases of a temporary loss of income if a plan is presented by the borrower to cure the delinquency in a reasonable period of time after his or her income resumes.

         Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they become more than 90 days delinquent unless the credit is well-secured and in the process of collection. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

         Non-Performing Loans and Non-Performing Assets. At December 31, 2005 and 2004, our non-performing loans and non-performing assets were as shown in the table below. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                     AT DECEMBER 31,
                                                             -------------------------------
                                                                   2005              2004
                                                             --------------   --------------
                                                                   (Dollars in thousands)
Non-accrual loans:
  One- to four-family.....................................   $           --   $           --
  Multi-family............................................               --               --
  Non-residential.........................................               --               --
  Consumer................................................                4               --
                                                             --------------   --------------
    Total non-accrual loans...............................                4               --
                                                             --------------   --------------

Accruing loans delinquent 90 days or more:
  One- to four-family.....................................   $           --   $           --
  Multi-family............................................               --               --
  Consumer................................................               11                3
                                                             --------------   --------------
    Total accruing loans delinquent 90 days or more.......               11                3
                                                             --------------   --------------
    Total non-performing loans............................               15                3
                                                             --------------   --------------

Real estate owned:
  One- to four-family.....................................               --               --
  Commercial real estate..................................               --               --
                                                             --------------   --------------
    Total real estate owned...............................               --               --
                                                             --------------   --------------

Total non-performing assets...............................   $           15   $            3
                                                             ==============   ==============
Allowance for loan losses attributable to non-performing
 loans....................................................   $            4   $           --

Ratios:
  Non-performing loans to total loans....................              0.01%            0.00%
  Non-performing assets to total assets..................              0.01             0.00

         The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                           LOANS DELINQUENT FOR
                            -------------------------------------------------
                                   60-89 DAYS            90 DAYS AND OVER                TOTAL
                            -----------------------   -----------------------   -----------------------
                              NUMBER       AMOUNT        NUMBER      AMOUNT       NUMBER      AMOUNT
                            ----------   ----------   ----------   ----------   ----------   ----------
                                                       (Dollars in thousands)
At December 31, 2005
  One- to four-family....            1   $       52           --   $       --            1   $       52
  Multi-family...........            1            2           --           --            1            2
  Non-residential........           --           --           --           --           --           --
  Consumer...............           --           --            4           15            4           15
                            ----------   ----------   ----------   ----------   ----------   ----------
    Total................            2   $       54            4   $       15            6   $       69
                            ==========   ==========   ==========   ==========   ==========   ==========

At December 31, 2004
  One- to four-family....            2   $      152           --   $       --            2   $      152
  Multi-family...........           --           --           --           --           --           --
  Non-residential........           --           --           --           --           --           --
  Consumer...............           --           --            1            3            1            3
                            ----------   ----------   ----------   ----------   ----------   ----------
    Total................            2   $      152            1   $        3            3   $      155
                            ==========   ==========   ==========   ==========   ==========   ==========

         Classified Assets. Office of Thrift Supervision regulations provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. The regulations also provide for a "special mention" category, described as assets that do not currently expose the institution to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving close attention.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

         On the basis of management's review of its assets, at December 31, 2005 we had classified $4,000 of our assets as substandard (which consisted of three consumer loans) and none as doubtful, special mention, or loss. Of the loans classified by management, $4,000 was included in the above loan delinquency table. The allowance for loan losses related to classified assets totaled $4,000 at December 31, 2005.

         The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

ALLOWANCE FOR LOAN LOSSES

         Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. Once a loan becomes delinquent, we may establish a specific loan loss allowance based on a review of among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of December 31, 2005 was maintained at a level that represented management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

         In addition, the Office of Thrift Supervision and Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The following table sets forth activity in our allowance for loan losses for the years indicated.

                                                           AT OR FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                     ----------------------------------
                                                           2005                2004
                                                     ---------------    ---------------
                                                            (Dollars in thousands)
Balance at beginning of year.......................  $           428    $           429
                                                     ---------------    ---------------

Charge-offs:
  One- to four-family..............................               --                 --
  Multi-family.....................................               --                 --
  Non-residential..................................               --                 --
  Consumer.........................................               --                 (1)
                                                     ---------------    ----------------
    Total charge-offs..............................               --                 (1)

Recoveries:
  One- to four-family..............................               --                 --
  Multi-family.....................................               --                 --
  Non-residential..................................               --                 --
  Consumer.........................................               --                 --
                                                     ---------------    ---------------
    Total recoveries...............................               --                 --

Net (charge-offs) recoveries.......................               --                 (1)
Provision for loan losses..........................               --                 --
                                                     ---------------    ---------------

Balance at end of year.............................  $           428    $           428
                                                     ===============    ===============

Ratios:
Net charge-offs to average loans outstanding.......             0.00%              0.00%
Allowance for loan losses to non-performing loans..         2,853.33          14,266.67
Allowance for loan losses to total loans...........             0.37               0.38

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                     AT DECEMBER 31,
                           ------------------------------------------------------------------------------------------------
                                                 2005                                                2004
                           -----------------------------------------------   ----------------------------------------------
                                                               PERCENT OF                                       PERCENT OF
                                                             LOANS IN EACH                                     LOANS IN EACH
                            ALLOWANCE FOR    LOAN BALANCES    CATEGORY TO    ALLOWANCE FOR    LOAN BALANCES     CATEGORY TO
                             LOAN LOSSES      BY CATEGORY     TOTAL LOANS     LOAN LOSSES      BY CATEGORY      TOTAL LOANS
                           --------------   --------------   -------------   -------------   --------------   -------------
                                                                 (Dollars in thousands)
One- to four-family.....   $          362   $       99,911          84.9%    $         368   $       97,988           85.7%
Multi-family............               19            5,390           4.6                19            5,689            5.0
Non-residential.........               39           11,074           9.4                33            9,764            8.5
Consumer................                8            1,257           1.1                 8              855            0.8
                           --------------                                    -------------
   Total allocated
    allowance                         428                                              428
Unallocated allowance                  --                                               --
                           --------------   --------------   -------------   -------------   --------------   -------------
   Total................   $          428   $      117,632         100.00%   $         428   $      114,296          100.00%
                           ==============   ==============   ============    =============   ==============   =============

         Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

         This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

INVESTMENTS

         Investments and Mortgage-Backed Securities. Our investment portfolio at December 31, 2005 consisted of $8.2 million in federal agency obligations and $4.7 million in investment grade corporate debt securities, all of which were classified as available for sale. Our investment policy objectives are to maintain liquidity within the guidelines established by the board of directors.

         We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or government-sponsored agencies, and all of which are classified as held to maturity. At

December 31, 2005, our mortgage-backed securities portfolio totaled $353,000, or 0.3% of total assets, and consisted of $328,000 in fixed-rate mortgage-backed securities guaranteed by Freddie Mac, and $25,000 in fixed-rate mortgage-backed securities guaranteed by Ginnie Mae.

         Available-for-Sale Portfolio. The following table sets forth the composition of our available-for-sale portfolio at the dates indicated.


                                                                    AT DECEMBER 31,
                                                   ------------------------------------------------
                                                             2005                     2004
                                                   -----------------------   ----------------------
                                                    AMORTIZED                AMORTIZED
                                                      COST      FAIR VALUE     COST      FAIR VALUE
                                                   ----------   ----------   ---------   ----------
                                                                    (In thousands)
Investment Securities:
  Federal agency obligations....................   $    8,402   $    8,255   $   9,501   $    9,499
  Corporate debt securities.....................        4,849        4,689       4,854        4,835
                                                   ----------   ----------   ---------   ----------
  Total investment securities available-for-sale   $   13,251   $   12,944   $  14,355   $   14,334
                                                   ==========   ==========   =========   ==========


         Held-to-Maturity Portfolio. The following table sets forth the composition of our held-to-maturity portfolio at the dates indicated.

                                                                    AT DECEMBER 31,
                                                   ------------------------------------------------
                                                             2005                     2004
                                                   -----------------------   ----------------------
                                                    AMORTIZED                AMORTIZED
                                                      COST      FAIR VALUE     COST      FAIR VALUE
                                                   ----------   ----------   ---------   ----------
                                                                    (In thousands)
Mortgage-Backed Securities:
  Pass-through securities:
    Ginnie Mae..................................   $       25   $       25   $      33   $       35
    Freddie Mac.................................          328          313         439          430
                                                   ----------   ----------   ---------   ----------

  Total mortgage-backed securities held to
   maturity.....................................   $      353   $      338   $     472   $      465
                                                   ==========   ==========   =========   ==========

         Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2005 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

                                                     MORE THAN ONE YEAR  MORE THAN FIVE YEARS
                                 ONE YEAR OR LESS    THROUGH FIVE YEARS    THROUGH TEN YEARS   MORE THAN TEN YEARS
                               -------------------  -------------------  --------------------  -------------------
                                          WEIGHTED             WEIGHTED              WEIGHTED             WEIGHTED
                               AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED   AVERAGE   AMORTIZED  AVERAGE
                                  COST     YIELD       COST     YIELD       COST      YIELD       COST     YIELD
                               ---------  --------  ---------  --------  ---------   --------  ---------  --------
                                                                (Dollars in thousands)
Available for Sale:
Investment Securities
  U.S. Government and
   agency securities ........  $     500      2.58% $   5,402      4.15% $   2,500       3.63% $      --        --%

  Corporate debt securities .      1,250      6.53      2,752      4.04         --         --        847      5.06
                               ---------  --------  ---------  --------  ---------   --------  ---------  --------

  Total debt securities
   available for sale .......  $   1,750      5.40% $   8,154      4.11% $   2,500       3.63% $     847      5.06%
                               =========  ========  =========  ========  =========   ========  =========  ========

Held to Maturity:

  Mortgage-Backed Securities
  Ginnie Mae ................  $      --       --%  $      25      9.29%$       --        --% $       --       --%
  Freddie Mac ...............         --        --        328      4.50         --         --         --        --
                               ---------  --------  ---------  --------  ---------   --------  ---------  --------

  Total debt securities held
   to maturity ..............  $      --       --%  $     353      4.83%$       --        --% $       --       --%
                               =========  ========  =========  ========  =========   ========  =========  ========

                                     TOTAL SECURITIES
                               ----------------------------
                                                   WEIGHTED
                               AMORTIZED   FAIR    AVERAGE
                                 COST      VALUE    YIELD
                               ---------  -------  --------
                                 (Dollars in thousands)
AVAILABLE FOR SALE:
INVESTMENT SECURITIES
  U.S. Government and
   agency securities ........  $   8,402  $ 8,255      3.90%

  Corporate debt securities .      4,849    4,689      4.86
                               ---------  -------  --------

  Total debt securities
   available for sale .......  $  13,251  $12,944      4.25%
                               =========  =======  ========

HELD TO MATURITY:

  Mortgage-Backed Securities
  Ginnie Mae ................  $      25  $    25      9.29%
  Freddie Mac ...............        328      313      4.50
                               ---------  -------  --------

  Total debt securities held
   to maturity ..............  $     353  $   338  $   4.83%
                               =========  =======  ========

SOURCES OF FUNDS

         General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of Chicago may be used in the short-term to compensate for reductions in deposits and to fund loan growth.

         Deposits. Deposits are not solicited outside of the Edwardsville area, and a majority of our depositors are persons who work or reside in Madison County, Illinois. We offer a selection of deposit instruments, including passbook savings, money market deposit accounts (without check-drawing features) and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not currently offer checking accounts. We do not accept brokered deposits.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, we rely upon personalized customer service, long-standing relationships and rates near the upper-end of those offered in our market area.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on historical experience, management believes our deposits are relatively stable. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At December 31, 2005, $78.3 million, or 76.7% of our deposit accounts were certificates of deposit, of which $35.7 million had maturities of one year or less.


         The following table sets forth the distribution of average deposit accounts, by account type, for the years indicated.


                                                YEARS ENDED DECEMBER 31,
                         ----------------------------------------------------------------------
                                        2005                                2004
                         ----------------------------------  ----------------------------------
                                                  WEIGHTED                           WEIGHTED
                          AVERAGE                  AVERAGE     AVERAGE                AVERAGE
                          BALANCE     PERCENT       RATE       BALANCE     PERCENT     RATE
                         ----------  ----------  ----------  ----------  ----------  ----------
                                                 (Dollars in Thousands)
Savings deposits ......  $    4,029        4.03%       0.79% $    4,857        4.91%       1.21%
Money market deposits .      21,745       21.73        2.08      24,404       24.69        1.68
                         ----------  ----------              ----------  ----------  ----------
                             25,774       25.76        1.88      29,261       29.60        1.60
Certificates of deposit      74,275       74.24        3.35      69,587       70.40        2.91
                         ----------  ----------              ----------  ----------  ----------

  Total deposits ......  $  100,049      100.00%       2.97% $   98,848      100.00%       2.53%
                         ==========  ==========              ==========  ==========  ==========

         The following table sets forth certificates of deposit by time remaining until maturity as of December 31, 2005.

                                                                           MATURITY
                                                 -------------------------------------------------------------
                                                  3 MONTHS OR     OVER 3 TO 6     OVER 6 TO 12      OVER 12
                                                     LESS            MONTHS         MONTHS           MONTHS          TOTAL
                                                 -------------   -------------   -------------   -------------   ------------
                                                                               (In thousands)
Certificates of deposit less than $100,000 ...   $       7,390   $       8,299   $      14,591   $      34,915   $      65,195
Certificates of deposit of $100,000 or
   more (1) ..................................             605           1,542           3,299           7,626          13,072
                                                 -------------   -------------   -------------   -------------   -------------
   Total of certificates of deposit ..........   $       7,995   $       9,841   $      17,890   $      42,541   $      78,267
                                                 =============   =============   =============   =============   =============


----------
(1) The weighted average interest rates for these accounts, by maturity period, were: 3.16% for 3 months or less; 3.49% for over 3 to 6 months; 3.53% for over 6 to 12 months; and 4.30% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 3.93%.


         The following table sets forth, by interest rate ranges, information concerning certificates of deposit at December 31, 2005.

                                                            PERIOD TO MATURITY
                            ---------------------------------------------------------------------------------
                                            OVER ONE      OVER TWO     MORE THAN
                             UP TO ONE       TO TWO       TO THREE       THREE                    PERCENT OF
                                YEAR         YEARS         YEARS         YEARS         TOTAL         TOTAL
                            -----------   -----------   -----------   -----------   -----------   -----------
                                                         (Dollars in thousands)
INTEREST RATE RANGE:
   2.01% to 3.00% .......   $    15,572   $     1,269   $        --   $        --   $    16,841          21.5%
   3.01% to 4.00% .......        17,675        11,388         8,126         3,201        40,390          51.6
   4.01% to 5.00% .......         2,462         4,232         2,660         7,360        16,714          21.4
   5.01% and above ......            17         4,220            --            85         4,322           5.5
                            -----------   -----------   -----------   -----------   -----------   -----------
   Total ................   $    35,726   $    21,109   $    10,786   $    10,646   $    78,267        100.00%
                            ===========   ===========   ===========   ===========   ===========   ===========

         Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 2005, we had no advances outstanding. At that date, we had access to Federal Home Loan Bank advances of up to $47.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.


                                                      AT OR FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                     --------------------------
                                                         2005          2004
                                                     -----------    -----------
                                                       (Dollars in thousands)
Balance at end of year ...........................   $        --    $     2,900
Average balance during year ......................           669          1,992
Maximum outstanding at any month end .............         2,900          4,000
Weighted average interest rate at end of year ....            --%          1.97%
Average interest rate during year ................          2.09%          1.51%


PROPERTIES

         The following table provides certain information with respect to our banking office as of December 31, 2005:

                                   LEASED       YEAR ACQUIRED      NET BOOK VALUE
         LOCATION                 OR OWNED        OR LEASED       OF REAL PROPERTY
-----------------------------   ------------   ---------------   ------------------
Main Office                       Owned             1964         $          778,000
300 St. Louis Street
Edwardsville, Illinois 62025

         The net book value of our premises, land and equipment was $860,000 at December 31, 2005.

SUBSIDIARY ACTIVITIES

         First Federal's only subsidiary is First Federal Savings & Loan Association of Edwardsville. First Federal Savings & Loan Association of Edwardsville does not have any subsidiaries.

PERSONNEL

         As of December 31, 2005, we had nine full-time employees and one part-time employee. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

LEGAL PROCEEDINGS

         First Federal is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of its business. At December 31, 2005, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

                           SUPERVISION AND REGULATION

GENERAL

         First Federal Savings & Loan Association of Edwardsville is a federally chartered savings association. First Federal Savings & Loan Association of Edwardsville will be the surviving financial institution following its merger with Clover Leaf Bank and will remain a federally chartered savings association (although it will be renamed "First Clover Leaf Bank"). Accordingly, the discussion in this section relates to First Federal Savings & Loan Association of Edwardsville as well as to First Clover Leaf Bank after the merger.


         First Federal Savings & Loan Association of Edwardsville is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors, and not stockholders of savings associations or their holding companies. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. First Federal Savings & Loan Association of Edwardsville also is a member of, and owns stock in, the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System. First Federal Savings & Loan Association of Edwardsville also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines First Federal Savings & Loan Association of Edwardsville and prepares reports for the consideration of its board of directors on any operating deficiencies.


         Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, or Congress, could have a material adverse impact on First Federal, First Federal Savings & Loan Association of Edwardsville and their respective operations.

SUPERVISORY AGREEMENT


         On December 16, 2004, First Federal Savings & Loan Association of Edwardsville entered into a Supervisory Agreement with the Office of Thrift Supervision. The Supervisory Agreement, previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2005, facilitates corrective actions concerning certain regulatory compliance issues, including violations of the Bank Secrecy Act. In addition, the Office of Thrift Supervision assessed civil money penalties against First Federal Savings & Loan Association of Edwardsville in the amount of $7,700 for its failure to purchase and maintain flood insurance in an appropriate amount on 14 loans and its failure to obtain signed and dated flood notices from the borrowers on eight loans.

         The Supervisory Agreement was based upon First Federal Savings & Loan Association of Edwardsville's August 2004 Report of Examination in which the Office of Thrift Supervision concluded that grounds existed for the initiation of an administrative proceeding against First Federal Savings & Loan Association of Edwardsville. Without admitting or denying that such grounds existed, First Federal Savings & Loan Association of Edwardsville determined to enter into the Supervisory Agreement to cooperate with the Office of Thrift Supervision and as evidence of First Federal Savings & Loan

Association of Edwardsville's intent to comply with all applicable laws and regulations and engage in safe and sound practices.

         Pursuant to the terms of the Supervisory Agreement, First Federal Savings & Loan Association of Edwardsville agreed as follows:

         (1) to adopt an anti-money laundering and Bank Secrecy Act compliance program that ensures compliance with its requirements and that, among other things, requires the accurate and timely completion and filing of currency transaction reports, designates a primary Bank Secrecy Act officer, provides for annual independent testing by a qualified third party of the Bank Secrecy Act compliance program, provides First Federal Savings & Loan Association of Edwardsville personnel with comprehensive Bank Secrecy Act training, and provides for internal controls to ensure First Federal's ongoing compliance with its Bank Secrecy Act compliance program.

         (2) to adopt a Customer Identification Program and an Office of Foreign Assets Control policy.

         (3) to develop and implement a comprehensive training program for operational and supervisory adherence to the requirements of the Bank Secrecy Act and regulations thereunder.

         (4) to review and amend its Flood Disaster Protection Act policies and procedures to ensure that appropriate flood insurance is obtained and maintained upon all properties securing a loan from First Federal Savings & Loan Association of Edwardsville. The board of directors will review all loans made on or after March 1, 2001 to ensure that all loans subject to the Flood Disaster Protection Act and regulations thereunder comply with such laws and regulations.

         (5) to comply with the requirement of the Equal Credit Opportunity Act, including the nondiscriminatory loan underwriting standards thereunder, and to review its business practices at least annually to ensure compliance therewith.

         (6) at least annually, to require First Federal Savings & Loan Association of Edwardsville's security officer to report to the board of directors on the administration and effectiveness of First Federal Savings & Loan Association of Edwardsville's security program as required by the Bank Protection Act.

         (7) for the board of directors of First Federal Savings & Loan Association of Edwardsville to appoint a regulatory compliance committee of at least three directors, the majority of whom must be independent, to monitor and coordinate compliance with the Supervisory Agreement and to submit to the full board quarterly written progress reports and actions taken to comply with the Supervisory Agreement. The progress reports must be signed by each director and filed with the Regional Director of the Office of Thrift Supervision.

         The Supervisory Agreement will remain in effect until terminated, modified or suspended in writing by the Office of Thrift Supervision.

         First Federal Savings & Loan Association of Edwardsville believes that it has adopted and implemented the various plans, policies and procedures required by the Supervisory Agreement. However, a failure to comply with the Supervisory Agreement could result in additional enforcement action by the Office of Thrift Supervision, including the imposition of additional civil money penalties. While the Supervisory Agreement has resulted in additional regulatory compliance expenses for First Federal Savings & Loan Association of Edwardsville, the amount of such expenses have not had a material financial impact on First Federal.


FEDERAL BANKING REGULATION

         Business Activities. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, First Federal Savings & Loan Association of Edwardsville may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. First Federal Savings & Loan Association of Edwardsville also may establish subsidiaries that may engage in activities not otherwise permissible for First Federal Savings & Loan Association of Edwardsville directly, including real estate investment, securities brokerage and insurance agency.

         Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

         The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         At December 31, 2005, First Federal Savings & Loan Association of Edwardsville's capital exceeded all applicable requirements.

         Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2005, First Federal Savings & Loan Association of Edwardsville was in compliance with the loans-to-one-borrower limitations.

         Qualified Thrift Lender Test. As a federal savings association, First Federal Savings & Loan Association of Edwardsville is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, First Federal Savings & Loan Association of Edwardsville must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

         "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. First Federal Savings & Loan Association of Edwardsville also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

         A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At December 31, 2005, First Federal Savings & Loan Association of Edwardsville maintained virtually all of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

         Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings association must file an application for approval of a capital distribution if:

         o the total capital distributions for the applicable calendar year exceed the sum of the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

         o the savings association would not be at least adequately capitalized following the distribution;

         o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

         o the savings association is not eligible for expedited treatment of its filings.

         Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         The Office of Thrift Supervision may disapprove a notice or application if:

         o the savings association would be undercapitalized following the distribution;

         o the proposed capital distribution raises safety and soundness concerns; or

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

         o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

         Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

         Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. First Federal Savings & Loan Association of Edwardsville received a "satisfactory" Community Reinvestment Act rating in its most recent federal examination.

         Transactions with Related Parties. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. First Federal and its non-savings institution subsidiaries will be affiliates of First Federal Savings & Loan Association of Edwardsville. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.


         First Federal Savings & Loan Association of Edwardsville's authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of First Federal Savings & Loan Association of Edwardsville's capital. In addition, extensions of credit in excess of certain limits must be approved by First Federal Savings & Loan Association of Edwardsville's board of directors.


         Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

         Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

         Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association's capital:

         o well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

         o adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

         o undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

         o significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

         o        critically undercapitalized (less than 2% tangible capital).

         Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         At December 31, 2005, First Federal Savings & Loan Association of Edwardsville met the criteria for being considered "well-capitalized."


         Insurance of Deposit Accounts. Deposit accounts in First Federal Savings & Loan Association of Edwardsville are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. First Federal Savings & Loan Association of Edwardsville's deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%.

         Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") into a single fund called the Deposit Insurance Fund ("DIF"). As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the DIF does not affect the authority of the Financing Corporation ("FICO") to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2006, the FICO assessment was equal to 1.32 basis points for each $100 in domestic deposits maintained at the institution.

         On February 15, 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation requires, among other things, an increase in the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The Act also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits. The new legislation requires the Federal Deposit Insurance Corporation to issue regulations implementing the law. The changes required by the law will not become effective until final regulations have been issued, which must be no later than 270 days from the date of the enactment of the legislation.


         Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

         Federal Home Loan Bank System. First Federal Savings & Loan Association of Edwardsville is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Chicago, First Federal Savings & Loan Association of Edwardsville is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of December 31, 2005, First Federal Savings & Loan Association of Edwardsville was in compliance with this requirement.

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

FEDERAL RESERVE SYSTEM


         Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable orders of withdrawal and regular checking accounts. As of December 31, 2005, First Federal Savings & Loan Association of Edwardsville was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.


THE USA PATRIOT ACT

         In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was enacted. The Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The Act also requires the federal banking regulators to take into consideration the effectiveness of controls designed to combat money-laundering activities in determining whether to approve a merger or other acquisition application of an FDIC-insured institution. As such, if First Federal or First Federal Savings & Loan Association of Edwardsville were to engage in a merger or other acquisition, the effectiveness of its anti-money-laundering controls would be considered as part of the application process. First Federal Savings & Loan Association of Edwardsville believes it has established policies, procedures and systems that comply with the applicable requirements of the law.

HOLDING COMPANY REGULATION

         Upon completion of the conversion, First Federal will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over First Federal and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to First Federal Savings & Loan Association of Edwardsville.

         Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. First Federal will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

         Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

SARBANES-OXLEY ACT OF 2002

         On July 30, 2002, the Sarbanes-Oxley Act of 2002 was enacted, which provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. The Act establishes a new accounting oversight board that will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies. The Act also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for audit partner rotation after a period of time. The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.

         The Act also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an "audit committee financial expert" (as defined by Securities and Exchange Commission regulations) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to stockholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.


         Although we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

FEDERAL SECURITIES LAWS


         First Clover Leaf has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion, the offering and the merger. Upon completion of these transactions, shares of First Clover Leaf common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. First Clover Leaf will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.


         The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Clover Leaf may be resold without registration. Shares purchased by an affiliate of First Clover Leaf will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Clover Leaf meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Clover Leaf that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Clover Leaf, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Clover Leaf may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

         General. First Federal and First Federal Savings & Loan Association of Edwardsville are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. First Federal's and First Federal Savings & Loan Association of Edwardsville's tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Federal or First Federal Savings & Loan Association of Edwardsville.


         First Clover Leaf and First Clover Leaf Bank will enter into a tax allocation agreement. Because First Clover Leaf will own 100% of the issued and outstanding capital stock of First Clover Leaf Bank, First Clover Leaf and First Clover Leaf Bank will be deemed members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which First Clover Leaf is the common parent corporation. As a result of this affiliation, First Clover Leaf Bank may be included in the filing of a consolidated federal income tax return with First Clover Leaf and, if a decision to file a consolidated tax return is made, the parties agree in the tax allocation agreement to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

         Additionally, First Clover Leaf and First Clover Leaf Bank expect to enter into an expense sharing agreement which will allocate the general and administrative expenses of First Clover Leaf and First Clover Leaf Bank and will provide a mechanism for First Clover Leaf to reimburse First Clover Leaf Bank for expenses incurred by First Clover Leaf Bank that are attributable to activities of First Clover Leaf.


         Method of Accounting. For federal income tax purposes, First Federal and First Federal Savings & Loan Association of Edwardsville currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing its federal income tax returns.

         Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), First Federal Savings & Loan Association of Edwardsville was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. First Federal Savings & Loan Association of Edwardsville was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At December 31, 2005, First Federal Savings & Loan Association of Edwardsville had no reserves subject to recapture.

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if First Federal Savings & Loan Association of Edwardsville failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules. At December 31, 2005, our total federal pre-1988 base year reserve was approximately $2.0 million. However, under current law, pre-1988 base year reserves remain subject to recapture if First Federal Savings & Loan Association of Edwardsville makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

         Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. First Federal Savings & Loan Association of Edwardsville has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2005, First Federal Savings & Loan Association of Edwardsville had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. First Federal may exclude from its income 100% of dividends received from First Federal Savings & Loan Association of Edwardsville as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE TAXATION

         Illinois State Taxation. First Federal is required to file Illinois income tax returns and pay tax at a stated tax rate of 7.30% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations.

              MANAGEMENT OF FIRST FEDERAL FINANCIAL SERVICES, INC.


         First Federal's board of directors is comprised of eight members. At the completion of the merger, First Clover Leaf's board of directors will consist of all of First Federal's current board members, and Clover Leaf Bank will identify three directors of Clover Leaf who will be appointed to First Clover Leaf's board. In addition, at the completion of the merger, the board of Clover Leaf Bank will increase its size to 15 directors, and the seven current directors of Clover Leaf Bank will be appointed by the board of First Clover Leaf Bank to serve in addition to the eight current directors.

         First Clover Leaf's proposed bylaws provide that approximately one-third of the directors are to be elected annually. Directors of First Clover Leaf will generally be elected to serve for three-year periods and until their respective successors shall have been elected and shall qualify.

         The table below sets forth certain information, as of December 31, 2005, regarding current members of the First Federal board of directors and officers who are not directors, including the terms of office of board members. In addition, the table presents information regarding the current directors of Clover Leaf and Clover Leaf Bank, all of whom will become directors of First Federal Savings & Loan Association of Edwardsville at the completion of the merger and three of whom will become directors of First Clover Leaf at the completion of the merger.



                                                                                       CURRENT TERM     DIRECTOR
          NAME                  AGE                       POSITION                       EXPIRES        SINCE(1)
-------------------------    --------    ------------------------------------------    ------------    ----------
                                           DIRECTORS OF FIRST FEDERAL
Larry W. Mosby                   64        President and Chief Executive Officer           2006           1990
Joseph Stevens                   59                       Director                         2006           1990
Robert Richards                  81                       Director                         2006           1966
Harry Gallatin                   78                       Director                         2007           1980
Dean Pletcher                    71                       Director                         2007           1980
Joseph Helms                     68                Chairman of the Board                   2008           1972
Nina Baird                       78                       Director                         2008           1984
Donald Engelke                   42      Senior Vice President and Chief Financial         2008           2003
                                                          Officer

                                 OFFICER OF FIRST FEDERAL WHO IS NOT A DIRECTOR

Linda Werner                     54       Savings Officer and Corporate Secretary          N/A            N/A

                                            DIRECTORS OF CLOVER LEAF

Gary D. Niebur                   50                       Director                         2009           1992
Gerard A. Schuetzenhofer         48                       Director                         2009           2005
Dennis M. Terry (2)              59        President, Chief Executive Officer and          2007           2000
                                                          Director
Joseph J. Gugger (3)             55                       Director                         2007           2000
Kenneth P. Highlander            52                       Director                         2007           1996
Robert W. Schwartz (3)           66                Chairman of the Board                   2008           1972
Dennis E. Ulrich                 51                       Director                         2008           2003

                                  OFFICERS OF CLOVER LEAF WHO ARE NOT DIRECTORS

Lisa R. Fowler (4)               40                Senior Vice President                   N/A            N/A
Darlene F. McDonald (5)          43         Senior Vice President, Treasurer and           N/A            N/A
                                                         Secretary

----------
(1) For directors of First Federal, includes service on the board of directors of First Federal Savings & Loan Association of Edwardsville.
(2) Mr. Terry is the President and Chief Executive Officer of Clover Leaf. He will become the Chief Operating Officer of First Clover Leaf upon consummation of the acquisition, and is expected to become President and Chief Executive Officer of First Clover Leaf upon the retirement of Larry
     W. Mosby in late 2006 or early 2007.
(3) Messrs. Gugger, Schwartz and __________ are directors of Clover Leaf and will be joining the Board of Directors of First Clover Leaf upon consummation of the acquisition.
(4) Ms. Fowler is a Senior Vice President of Clover Leaf and will become Senior Vice President-Commercial Lending of First Clover Leaf upon consummation of the acquisition.
(5) Ms. McDonald is a Senior Vice President of Clover Leaf and will become the Chief Financial Officer of First Clover Leaf upon consummation of the acquisition.


         The Business Background of First Federal's Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

         DIRECTORS

         Joseph Helms is Chairman of the board of directors and has been a director of First Federal Savings & Loan Association of Edwardsville since 1972 and of First Federal since 2001. Dr. Helms is semi-retired. Prior to his retirement in 2002, Dr. Helms was a veterinarian at the Hawthorne Animal Hospital.

         Nina Baird has been a director of First Federal Savings & Loan Association of Edwardsville since 1984 and of First Federal since 2001. Prior to her retirement, from 1981 through 2001, Ms. Baird served as the Edwardsville City Clerk, a full-time, elected position.

         Donald Engelke has been employed by First Federal Savings & Loan Association of Edwardsville since 1985 and serves as Senior Vice President and Chief Financial Officer. He is also Senior Vice President and Chief Financial Officer of First Federal. Mr. Engelke was appointed as a director of First Federal Savings & Loan Association of Edwardsville and First Federal in 2003.

         Harry Gallatin has been a director of First Federal Savings & Loan Association of Edwardsville since 1980 and of First Federal since 2001. Prior to his retirement in 1991, Mr. Gallatin served on the faculty and as a golf and basketball coach and Athletic Director at Southern Illinois
University-Edwardsville.

         Larry W. Mosby has been a director of First Federal Savings & Loan Association of Edwardsville since 1990 and of First Federal since 2001. Mr. Mosby joined First Federal in 1963 and has been Chief Executive Officer since 1984 and President since 1996, and has been President and Chief Executive Officer of First Federal since its formation in January 2001.

         Dean Pletcher has been a director of First Federal Savings & Loan Association of Edwardsville since 1980 and of First Federal since 2001. Prior to his retirement in 1996, Mr. Pletcher owned and operated Pletcher Funeral Home in Edwardsville, Illinois.

         Robert Richards has been a director of First Federal Savings & Loan Association of Edwardsville since 1966 and of First Federal since 2001. Mr. Richards is semi-retired from the Richards Brick Company, a brick manufacturing and distributing company, where he retains the title of President.

         Joseph Stevens has been a director of First Federal Savings & Loan Association of Edwardsville since 1990 and of First Federal since 2001. Mr. Stevens is the owner of Market Basket Grocery and Garden Center, a retail business established in 1971.

         EXECUTIVE OFFICER OF FIRST FEDERAL WHO IS NOT A DIRECTOR

         Linda Werner has been employed by First Federal Savings & Loan Association of Edwardsville since 1969. She is a Savings Officer and is also the Corporate Secretary of First Federal Savings & Loan Association of Edwardsville and First Federal.

         The Business Background of Clover Leaf's Directors and Executive Officers. The business experience for the past five years of each of Clover Leaf's directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

         DIRECTORS


         Robert W. Schwartz has served as Chairman of the board of directors of Clover Leaf Bank since 2003 and Chairman of the board of directors of Clover Leaf since 2003. Mr. Schwartz is the President of Schwartz Ventures, Inc., a communications company founded by Mr. Schwartz. Upon consummation of the acquisition of Clover Leaf, Mr. Schwartz will be joining the class of 200__ of the board of directors of First Clover Leaf.

         Dennis M. Terry has served as President and Chief Executive Officer of Clover Leaf Bank since 2000, and President and Chief Executive Officer of Clover Leaf since its incorporation in 2001. Prior to joining Clover Leaf Bank, Mr. Terry served as President of Mercantile Bank of Edwardsville. Mercantile Bank of Edwardsville had acquired Mr. Terry's previous employer, Mark Twain Bank of Edwardsville, in 1998, where Mr. Terry had served as President since 1988. Upon consummation of the acquisition of Clover Leaf, Mr. Terry will become the Chief Operating Officer of First Clover Leaf, and is expected to become President and Chief Executive Officer of First Clover Leaf upon the retirement of Larry W. Mosby in late 2006 or early 2007.

         Joseph J. Gugger has served as a partner of Fastechnology LLC, an engineering company, since 1999; a partner of CBC LLC, a real estate company, since 1999; and as the owner of Gugger Group, Inc., a manufacturing and investment company, since 1993. Upon consummation of the acquisition of Clover Leaf, Mr. Gugger will be joining the class of 200__ of the board of directors of First Clover Leaf.


         Kenneth P. Highlander is the President of Ready-Mix Services, Inc., a concrete manufacturer with plants in Hamel, Alton and Collinsville, Illinois. Mr. Highlander has been employed by Ready-Mix Services since 1971.

         Gary D. Niebur has served as the Mayor of Edwardsville, Illinois since 1993, and has served as the Executive Director of the Edwardsville YMCA since 1982.


         Gerard A. Schuetzenhofer is President of Coldwell Banker Brown Realtors/Coldwell Banker Commercial Brown Realtors, a real estate brokerage firm with offices in Edwardsville, O'Fallon, Troy, Highland and Belleville, Illinois. He has held the position of President since 1989.


         Dennis E. Ulrich is the managing principal of Scheffel and Company, P.C., a C.P.A. firm with offices in Edwardsville, Alton, Highland, Jerseyville and Carrollton, Illinois. Mr. Ulrich has been employed by Scheffel and Company since 1977.

         EXECUTIVE OFFICERS OF CLOVER LEAF WHO ARE NOT DIRECTORS


         Lisa R. Fowler has served as Senior Vice President of Clover Leaf Bank since June 2000 and Senior Vice President of Clover Leaf since its incorporation in 2001. Ms. Fowler was previously the Vice President of Commercial Lending at Mercantile Bank, where she had been employed since 1991. Upon consummation of the acquisition of Clover Leaf, Ms. Fowler will become Senior Vice President-Commercial Lending of First Clover Leaf .

         Darlene F. McDonald joined Clover Leaf Bank in October 2000, and serves as Senior Vice President, Treasurer and Secretary. Ms. McDonald serves in the same positions with Clover Leaf. Previously, Ms. McDonald served as a Controller of the Real Estate Division of Bank of America, which had acquired her previous employer, NationsBank, in 1999. NationsBank had acquired her previous employer, Boatmens Bank, in 1997, where Ms. McDonald had been employed since 1987. Upon consummation of the acquisition of Clover Leaf, Ms. McDonald will become the Chief Financial Officer of First Clover Leaf.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The business of First Federal is conducted at regular and special meetings of the Board and its standing committees. First Federal's committees include a Compensation and Personnel Committee, Nominating Committee and an Audit Committee. During the year ended December 31, 2005, the board of directors met at 13 regular meetings and two special meetings. No member of the board or any committee thereof attended less than 75% of the meetings.

         The members of the Compensation and Personnel Committee are directors Helms, Gallatin, Pletcher, Baird, Stevens and Richards, each of whom is independent under the Nasdaq corporate governance listing standards. The committee is responsible for reviewing all compensation matters related to the employees of First Federal and First Federal Savings & Loan Association of Edwardsville. The Compensation and Personnel Committee met three times during the year ended December 31, 2005.

         The Nominating Committee consists of directors Helms, Gallatin, Pletcher, Baird, Stevens and Richards, each of whom is considered independent under the Nasdaq corporate governance listing standards. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for stockholder approval; reviews and monitors compliance with the requirements for board independence; and reviews the committee structure and makes recommendations to the Board regarding committee membership. The Committee met once during the year ended December 31, 2005.

         The Audit Committee consists of directors Helms, Pletcher, Richards and Stevens, each of whom is independent under the Nasdaq corporate governance listing standards and under SEC Rule 10A-3. Director Joseph Stevens, the Chairman of the Audit Committee, is "financially sophisticated" as defined in the Nasdaq listing standards. The Committee currently does not have an "audit committee financial expert," as defined under Federal securities laws. First Federal is attempting to find an individual who qualifies as an "audit committee financial expert" and is willing to serve as a director and as a member of its Audit Committee. The Audit Committee reviews the contents of and conclusions in audit reports prepared by First Federal's registered public accounting firm; reviews and approves the annual engagement of First Federal's registered public accounting firm, and First Federal's audit policy; and reviews with management and First Federal's registered public accounting firm, First Federal's financial statements and internal controls. The Audit Committee met once during the year ended December 31, 2005.

CORPORATE GOVERNANCE POLICIES AND PROCEDURES

         In addition to having established committees of the board of directors, First Federal has adopted a Code of Conduct that applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

DIRECTOR COMPENSATION

         First Federal pays no fees for service on the board of directors or Board committees. First Federal Savings & Loan Association of Edwardsville pays the Chairman of the Board a fee of $1,500 for each scheduled meeting, and Director Baird, who serves as Secretary of the Board, receives a fee of $1,400 for each scheduled meeting. Each other director receives a fee of $1,250 for each scheduled meeting. First Federal Savings & Loan Association of Edwardsville pays each non-employee Board member $150 for attendance at committee meetings. First Federal Savings & Loan Association of Edwardsville paid fees totaling $153,450 to directors for the year ended December 31, 2005.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table provides information about the compensation paid for the years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer (the "Named Executive Officer"). No other officer's total annual salary and bonus for the year ended December 31, 2005 totaled $100,000 or more.


                                                                ANNUAL COMPENSATION
                                                       --------------------------------------
                                        YEAR ENDED                              OTHER ANNUAL      ALL OTHER
   NAME AND PRINCIPAL POSITION         DECEMBER 31,      SALARY      BONUS      COMPENSATION    COMPENSATION(1)
-----------------------------------   --------------   ---------   ---------   --------------   ---------------
Larry W. Mosby, President and                   2005   $  96,036   $  32,076   $           --   $        36,942
 Chief Executive Officer                        2004   $  96,036   $  31,929   $           --   $        36,820
                                                2003   $  92,346   $  33,124   $           --   $        35,071


----------
(1) Consists of director fees of $17,650, $17,550 and $16,250 and profit sharing plan contributions of $19,292, $19,270 and $18,821, for 2005, 2004 and 2003, respectively.


         Employment Agreements. First Federal Savings & Loan Association of Edwardsville has entered into an Amended and Restated Executive Employment Agreement, effective as of January 31, 2006, with Larry W. Mosby, President and Chief Executive Officer. The term of the agreement is through December 31, 2006. Under the agreement, Mr. Mosby shall serve as President and Chief Executive Officer of First Federal and First Federal Savings & Loan Association of Edwardsville until his retirement on September 30, 2006. From October 1, 2006 through December 31, 2006, Mr. Mosby shall provide consulting services to First Federal. At the discretion of the board of directors, the term of the agreement may be extended such that Mr. Mosby continues as President and Chief Executive Officer through December 31, 2006 and provides consulting services from January 1, 2007 through March 31, 2007. Under the agreement, Mr. Mosby has a base salary of $96,036. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal for cause at any time. In the event of Mr. Mosby's death during the term of the agreement, First Federal will pay his base salary to his named beneficiaries for the shorter of six months or the remaining term of the agreement, and will also continue medical and other benefits to his family during such period. The agreement provides that, following his termination of employment, Mr. Mosby will not compete with First Federal for a period of one year.


         In connection with the acquisition of Clover Leaf, First Federal has entered into an employment agreement with Dennis M. Terry, President and Chief Executive Officer of Clover Leaf. The employment agreement will be effective as of the effective date of the closing of the merger of Clover Leaf into First Clover Leaf. Under the terms of the agreement, upon the closing of the merger of Clover Leaf with First Clover Leaf, Mr. Terry will initially serve as Chief Operating Officer of First Federal and thereafter shall succeed Mr. Mosby as President and Chief Executive Officer. The agreement has a term of 36 months from January 1, 2007, assuming the closing of the merger occurs in 2006. Starting on January 1, 2008 and for each January 1st thereafter, the agreement shall renew for an additional year unless a written non-renewal notice is provided at least 30 days but no more than 60 days before the renewal date, such that the remaining term is 24 months. Under the agreement, the base salary for Mr. Terry will be $152,000. The base salary may be increased but not decreased. The agreement provides that not later than February 1, 2007, the board of directors will commission a compensation study by a mutually agreed upon compensation expert of persons who are both presidents and chief executive officers at peer financial institutions located in a comparable geographic area and will report its findings to Mr. Terry, with the understanding that his compensation will be increased to the extent necessary to be competitive, in the judgment of the board of directors, with the compensation offered to persons who are both presidents and chief executive officers of such peer organizations. The compensation increase, if any, attributable to this compensation study will be retroactive to the date of Mr. Terry's appointment, and any "catch up" payment shall be made to him in a lump sum within two months after he is notified of the increase. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement also provides Mr. Terry with an automobile allowance of not less than $460 per month. The agreement provides for termination by First Federal for cause at any time.

         Under the agreement, if Mr. Terry's employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Federal is obligated to pay a lump sum equal to the remaining amounts that Mr. Terry would have received under the agreement if he had continued employment through the remainder of the then-current term. If his employment is terminated in connection with a change in control, First Federal is obligated to pay Mr. Terry a lump sum equal to the total amount that Mr. Terry would have earned under the agreement if Mr. Terry had continued his employment for 36 months after the date of his termination of employment (regardless of the duration of the then-current term). In the event of executive's disability for a period of six months, First Federal may terminate the agreement provided that First Federal will be obligated to pay Mr. Terry his base salary for a period of one year following his termination of employment and 66 2/3% of his base salary each successive year until the earlier of his death, recovery from the disability or attainment of age 65. In the event of Mr. Terry's death during the term of the agreement, First Federal will pay his base salary to his named beneficiaries for one year following his date of death. The agreement provides that, following his termination of employment for reasons other than disability, change in control, or non-renewal of the agreement, Mr. Terry will not compete with First Clover Leaf for a period of one year in any city or county in which First Clover Leaf Bank has an office or has filed an application for regulatory approval to establish an office.

         First Federal has entered into an employment agreement, effective January 1, 2006, with Donald Engelke, Senior Vice President-Residential Lending. The agreement has a term of 12 months. On each anniversary date, the agreement may be extended for an additional 12 months so that the remaining term is 12 months. Under the agreement, the current base salary for Mr. Engelke is $95,000. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal for cause at any time. Under the agreement, if the executive's employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Federal is obligated to pay Mr. Engelke's base salary for 12 months. If his employment is terminated in connection with a change in control, First Federal is obligated to pay Mr. Engelke's base salary for 18 months. In the event of executive's disability for a period of six months, First Federal may terminate the agreement provided that First Federal will be obligated to pay him his base salary for the remainder of the term of the agreement. In the event of executive's death during the term of the agreement, First Federal will pay his base salary to his named beneficiaries for the remaining term of the agreement.


         First Federal has entered into an employment agreement with Linda Werner, Corporate Secretary and Savings Officer. The agreement expires on December 31, 2006. Under the agreement, the current base salary for Ms. Werner is $53,348. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to management employees. The agreement provides for termination by First Federal for cause at any time. In the event of Ms. Werner's death during the term of the agreement, First Federal shall pay her estate or named beneficiaries her base salary for the shorter of six months or the remaining term of the agreement. In the event of Ms. Werner's disability during the term of the agreement, all payments under the agreement shall cease.

         Insurance Plan. First Federal provides its full-time officers and employees with health and life insurance through the Illinois League of Financial Institutions.

         Bonus Plan. First Federal maintains a Bonus Plan. The Plan is a non-tax qualified plan available to all First Federal employees. Under the Plan, First Federal distributes 5% of its annual pre-tax earnings to all employees, based upon an employee's years of service and salary level. In 2005, First Federal distributed in the aggregate $152,042 under the Bonus Plan to its employees.

         Profit Sharing Plan. First Federal maintains a profit sharing plan, which is a qualified, tax-exempt profit sharing plan with a salary-deferral feature under Section 401(k) of the Internal Revenue Code. All employees who have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.

         Under the plan, participants are permitted to make salary reduction contributions up to the maximum percentage of compensation and dollar amounts permissible under the Internal Revenue Code. In addition, First Federal makes a contribution of 15% of each eligible participant's compensation to such participant's account under the profit sharing portion of the plan. Of the 15% First Federal contribution, 10% is discretionary and 5% is guaranteed under the terms of the plan. To receive an allocation of the profit sharing contribution, a participant must be employed on the last day of the plan year. All employee contributions and earnings thereon are fully and immediately vested. All First Federal profit sharing contributions vest over a six-year period, at the rate of 20% per year, commencing upon completion of two years of service. Participants will also vest in First Federal's profit sharing contributions upon the attainment of retirement age, death or disability, regardless of their years of service. Plan benefits will be paid to each participant in either a lump sum payment in cash or in installments. At December 31, 2005, the market value of the plan trust fund was approximately $3,466,000.

STOCK BENEFIT PLAN

         Employee Stock Ownership Plan and Trust. First Federal implemented an employee stock ownership plan in connection with its 2004 initial stock offering. Employees who are at least 21 years old with at least one year of employment with First Federal are eligible to participate. As part of the 2004 stock offering, the employee stock ownership plan trust borrowed funds from First Federal and used those funds to purchase a number of shares equal to 5% of the common stock sold in the offering. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan is being repaid principally from First Federal discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with First Federal Savings & Loan Association of Edwardsville's mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. First Federal Savings & Loan Association of Edwardsville's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.


         First Federal does not have, nor has it ever had, any stock option plans or restricted stock plans.


RELATED PARTY TRANSACTIONS

         Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Federal Savings & Loan Association of Edwardsville. The Act does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to First Federal's directors and officers are made in conformity with the Federal Reserve Act rules.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         BENEFICIAL OWNERSHIP OF FIRST FEDERAL COMMON STOCK


         The following table provides the beneficial ownership of First Federal common stock held by its directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of First Federal common stock as of March 31, 2006.



                                                                  NUMBER OF SHARES OF       PERCENT OF
                                                                      COMMON STOCK          ALL COMMON
NAME AND PRINCIPAL POSITION OF BENEFICIAL OWNER (1)               BENEFICIALLY OWNED (2)  STOCK OUTSTANDING
---------------------------------------------------------------   ----------------------  -----------------
Larry W. Mosby, President, Chief Executive Officer and
 Director                                                                25,000                     *
Joseph Helms, Chairman of the Board                                      25,000                     *
Robert Richards, Director                                                25,000                     *
Dean Pletcher, Director                                                  15,000                     *
Harry Gallatin, Director                                                 15,000                     *
Joseph Stevens, Director                                                 25,000                     *
Donald Engelke, Senior Vice President, Chief Financial
 Officer and Director                                                    10,000                     *
Nina Baird, Director                                                      5,000                     *
Linda Werner, Corporate Secretary                                         1,000                     *

All directors and executive officers as a group (9 persons)             146,000                   3.7%

First Federal Financial Services, MHC                                 2,156,033                  55.0%
                                                                  ----------------------  -----------------
First Federal Financial Services, MHC and all directors and
 executive officers as a group (10 persons)                           2,302,033                  58.7%
                                                                  ======================  =================


----------
*    Less than 1%.

(1) The business address of each director and executive officer and of the mutual holding company is 300 St. Louis Street, Edwardsville, Illinois 62025.

(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

BENEFICIAL OWNERSHIP OF CLOVER LEAF COMMON STOCK


         The following table provides the beneficial ownership of Clover Leaf common stock held by its directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of its common stock as of March 31, 2006.



                                                                   NUMBER OF SHARES OF         PERCENT OF
                                                                      COMMON STOCK             ALL COMMON
NAME OF BENEFICIAL OWNER (1)                                     BENEFICIALLY OWNED (2)      STOCK OUTSTANDING
-------------------------------------------------------------    ----------------------   ----------------------
Gary D. Niebur, Director                                                    5,100                   1.0%
Gerard A. Schuetzenhofer, Director                                          5,000                   *
Dennis M. Terry, President, Chief Executive Officer and
 Director                                                                  13,164                   2.6%
Joseph J. Gugger, Director (3)                                             88,240                  17.3
Kenneth P. Highlander, Director                                            20,000                   3.9
Robert W. Schwartz, Chairman of the Board (3)                              20,000                   3.9
Dennis E. Ulrich, Director                                                 30,186 (4)               5.9
Lisa R. Fowler, Senior Vice President                                         871                   *
Darlene F. McDonald, Senior Vice President, Treasurer and
 Secretary                                                                    855                   *

All directors and executive officers as a group (9 persons)               183,416                35.9%



----------
*    Less than 1%.
(1) The business address of each director and executive officer is 6814 Goshen Road, Edwardsville, Illinois 62025.
(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(3) Messrs. Gugger and Schwartz are the beneficial owners of 35,500 and 40,000 shares of First Federal's common stock, respectively. See "Subscriptions by Directors and Executive Officers" on page 118.
(4) Includes 29,186 shares owned by a limited liability company of which Mr. Ulrich is a manager. Mr. Ulrich disclaims beneficial ownership of these shares.

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS


         The table below sets forth the following information for each individual who will be a director or executive officer of First Clover Leaf upon completion of the conversion and acquisition of Clover Leaf, and for all of the First Clover Leaf directors and executive officers, taken as a group:

         (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of First Federal common stock as of May 1, 2006;

         (2) the number of First Federal shares to be received in the acquisition of Clover Leaf;

         (3) the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

         (4) the total amount of First Clover Leaf common stock to be held upon consummation of the conversion and the acquisition of Clover Leaf.

         In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."



                                                                      PROPOSED PURCHASES OF STOCK
                                                                           IN THE OFFERING (1)         TOTAL COMMON STOCK TO BE HELD
                                                                     ------------------------------   ------------------------------
                                                      NUMBER OF
                                                    SHARES TO BE
                                    NUMBER OF        RECEIVED IN
                                    EXCHANGE         CLOVER LEAF                                                      PERCENTAGE OF
                                   SHARES TO BE      ACQUISITION       NUMBER OF                         NUMBER OF     OUTSTANDING
 NAME OF BENEFICIAL OWNER            HELD (2)            (3)            SHARES           AMOUNT           AMOUNT          (4)
------------------------------   ---------------   ---------------   --------------  --------------   -------------   --------------
Larry W. Mosby                            44,650                --            1,000  $       10,000          45,650         *
Joseph Helms                              44,650                --           30,000         300,000          74,650         *
Robert Richards                           44,650                --           20,000         200,000          64,650         *
Dean Pletcher                             26,790                --            5,000          50,000          31,790         *
Harry Gallatin                            26,790                --            5,000          50,000          31,790         *
Joseph Stevens                            44,650             4,305           30,000         300,000          78,955         *
Donald Engelke                            17,860                --            1,000          10,000          18,860         *
Nina Baird                                 8,930                --            1,000          10,000           9,930         *
Linda Werner                               1,786                --               --              --           1,786         *
                                                   ---------------   --------------  --------------   -------------
Robert W. Schwartz (5)                    71,440            82,000           50,000         500,000         203,440        2.4
                                 ---------------   ---------------   --------------  --------------   -------------   -------------
Joseph J. Gugger (5)                      63,403           361,784           30,000         300,000         455,187        5.4
                                 ---------------   ---------------   --------------  --------------   -------------   -------------
Clover Leaf Director 3 (5)
Dennis M. Terry (6)                           --            37,780           10,000         100,000          47,780         *
                                                   ---------------   --------------
Lisa R. Fowler (7)                            --             2,499              250           2,500           2,749         *
                                                   ---------------   --------------
Darlene F. McDonald (8)                       --             2,453              300           3,000           2,753         *
                                                   ---------------   --------------

Total for First Clover
 Leaf Directors and
 Executive Officers (15
 persons)


----------

* Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2)  Based on information presented in "Beneficial Ownership of Common Stock."
(3) Assumes that 70% of the individual's shares of Clover Leaf common stock are exchanged for common stock of First Clover Leaf in the acquisition, at an exchange ratio of 4.1 shares of First Clover Leaf common stock per share of Clover Leaf common stock, as set forth in the merger agreement.
(4)  Calculated at the midpoint of the offering range (8,464,793 shares).
(5) Messrs. Schwartz, Gugger and ____________ are directors of Clover Leaf and will be joining the Board of Directors of First Clover Leaf upon consummation of the acquisition.

(6) Mr. Terry is the President and Chief Executive Officer of Clover Leaf. He will become the Chief Operating Officer of First Clover Leaf upon consummation of the acquisition and is expected to become President and Chief Executive Officer of First Clover Leaf upon the retirement of Larry
     W. Mosby in late 2006 or early 2007.
(7) Ms. Fowler is a Senior Vice President of Clover Leaf and will become Senior Vice President-Commercial Lending of First Clover Leaf upon consummation of the acquisition.
(8) Ms. McDonald is a Senior Vice President of Clover Leaf and will become the Chief Financial Officer of First Clover Leaf upon consummation of the acquisition.

                  FIRST FEDERAL'S PROPOSAL I -- THE CONVERSION

         The boards of directors of First Federal and First Federal Financial Services, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of First Federal Financial Services, MHC (depositors and certain borrowers of First Federal Savings & Loan Association of Edwardsville) and the stockholders of First Federal. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

GENERAL

         The respective boards of directors of First Federal Financial Services, MHC and First Federal adopted the plan of conversion and reorganization on January 31, 2006. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the full stock holding company form. First Federal Financial Services, MHC, the mutual holding company parent of First Federal, will be merged into First Federal Savings & Loan Association of Edwardsville, and First Federal Financial Services, MHC will no longer exist. First Federal, which owns 100% of First Federal Savings & Loan Association of Edwardsville, will be succeeded by a new Maryland corporation named First Clover Leaf Financial Corp. As part of the conversion, the ownership interest of First Federal Financial Services, MHC, will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of First Federal Savings & Loan Association of Edwardsville will be owned by First Clover Leaf, our newly formed Maryland holding company, and all of the common stock of First Clover Leaf will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this document.

         Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of First Federal common stock owned by persons other than First Federal Financial Services, MHC will be converted automatically into the right to receive shares of First Clover Leaf common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of First Federal for shares of First Clover Leaf, the public stockholders of First Federal common stock will own the same aggregate percentage of shares of common stock of First Clover Leaf that they owned immediately prior to the conversion, excluding any shares they purchased in the offering and excluding any shares issued in connection with the acquisition of Clover Leaf (except offering shares issued as merger consideration).

         We intend to retain between $9.7 million and $15.1 million of the net proceeds of the offering and to contribute the balance of the net proceeds to First Federal Savings & Loan Association of Edwardsville, which will be renamed First Clover Leaf Bank in the conversion. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization, which may include shares of common stock of First Clover Leaf issued in connection with the acquisition of Clover Leaf.

         The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan (although such employee benefit plans are not expected to purchase shares in the offering), supplemental eligible account holders and other members. If all shares are not subscribed for in the stock offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

         o Natural persons residing in the Illinois county of Madison and the contiguous Illinois counties of St. Clair, Montgomery, Clinton, Bond, Jersey and Macoupin;


         o        First Federal's public stockholders as of May 8, 2006; and

         o        Clover Leaf Bank's depositors as of May 8, 2006.


         We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

         We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of First Clover Leaf. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.


         The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of First Federal Savings & Loan Association of Edwardsville and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to First Federal Financial Services, MHC's application to convert from mutual to stock form of which this document is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."


REASONS FOR THE CONVERSION

         The primary reasons for the conversion and related stock offering are:

         o to enable us to issue sufficient shares of our common stock to stockholders of Clover Leaf in the merger (the merger agreement specifies that 70% of the merger consideration must be common stock of First Clover Leaf);

         o to facilitate additional growth following the merger through other acquisitions and de novo branching as opportunities arise;

         o to support internal growth through lending in communities we serve, particularly commercial business and commercial real estate lending;

         o to enhance existing products and services, particularly checking, money market and commercial deposit products, and to support the development of new products and services;

         o        to improve our overall competitive position; and

         o to enhance stockholder returns through higher earnings and more flexible capital management strategies.

         As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since First Federal Financial Services, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. As in the Clover Leaf merger, our new stock holding company structure will enable us to offer stock consideration, either alone or in combination with cash consideration, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire Clover Leaf, we currently have no arrangements or understandings regarding any specific acquisition.

APPROVALS REQUIRED

         The affirmative vote of a majority of the total eligible votes of the members of First Federal Financial Services, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of First Federal Financial Services, MHC will also be approving the merger of First Federal Financial Services, MHC into First Federal Savings & Loan Association of Edwardsville. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of First Federal and the affirmative vote of the holders of a majority of the outstanding shares of common stock of First Federal held by the public stockholders of First Federal are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

SHARE EXCHANGE RATIO


         Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of First Federal common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of shares of First Clover Leaf common stock. The number of shares of First Clover Leaf common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders of First Federal will own the same percentage of common stock in First Clover Leaf after the conversion as they held in First Federal immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to stockholders of Clover Leaf (except for offering shares issued as merger consideration). At December 31, 2005, there were 3,920,060 shares of First Federal common stock outstanding and 1,764,027 shares were publicly held. The exchange ratio is not dependent on the market value of First Federal common stock. The exchange ratio is calculated based on the percentage of First Federal common stock held by the public, the independent valuation of First Clover Leaf prepared by Keller & Company and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from 1.518 exchange shares for each publicly held share of First Federal at the minimum of the offering range to 2.362 exchange shares for each publicly held share of First Federal at the adjusted maximum of the offering range.

         If you are currently a stockholder of First Federal your existing shares will be canceled and exchanged for shares of First Clover Leaf. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.

         The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of First Federal common stock would receive in the exchange, adjusted for the number of shares sold in the offering. The table excludes the effect of the issuance of shares of common stock to stockholders of Clover Leaf.

                                                       SHARES OF FIRST CLOVER LEAF
                           SHARES OF FIRST CLOVER          TO BE EXCHANGED FOR        TOTAL SHARES OF                SHARES OF FIRST
                          LEAF TO BE ISSUED IN THIS      EXISTING SHARES OF FIRST     COMMON STOCK TO                CLOVER LEAF TO
                                  OFFERING                       FEDERAL               BE ISSUED IN                 BE RECEIVED FOR
                         --------------------------    ---------------------------     CONVERSION AND     EXCHANGE    100 EXISTING
                           AMOUNT          PERCENT        AMOUNT        PERCENT           OFFERING         RATIO          SHARES
                         ----------      ----------    ------------    -----------    ----------------    --------- ----------------
Minimum                   3,272,500(1)         55.0%      2,677,500           45.0%          5,950,000       1.518               151
Midpoint                  3,850,000            55.0%      3,150,000           45.0%          7,000,000       1.786               178
Maximum                   4,427,500            55.0%      3,622,500           45.0%          8,050,000       2.054               205
15% above Maximum         5,091,625            55.0%      4,165,875           45.0%          9,257,500       2.362               236


----------
(1) If First Federal does not receive orders for at least 3,272,500 shares of common stock in the offering, then First Federal may issue up to 490,875 unsubscribed offering shares to Clover Leaf stockholders as merger consideration in order to complete the offering at the minimum of the offering range. If 490,875 shares of common stock are so issued, the minimum number of shares of common stock that must be sold in the offering is 2,781,625. If none of the offering shares are so issued, the 490,875 shares of common stock to be issued to Clover Leaf stockholders will be in addition to the total shares issued in the conversion and offering. The issuance of shares as merger consideration will not affect the exchange ratio, regardless of whether such shares are unsubscribed offering shares.


OWNERSHIP OF FIRST CLOVER LEAF AFTER THE TRANSACTIONS

         The following table shows information regarding the shares of common stock that we will issue in the stock offering and the acquisition. The table also shows the number of shares that will be owned by First Federal's public stockholders at the completion of the conversion who will receive our shares of common stock in exchange for their existing shares of common stock.

         Information is presented at the adjusted minimum of the offering range to reflect the discretionary issuance of unsubscribed shares to Clover Leaf's stockholders, and at the minimum, midpoint, maximum and adjusted maximum of the offering range. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

                         3,272,500 SHARES                                                                      5,091,625 SHARES
                        ISSUED AT ADJUSTED     3,272,500 SHARES     3,850,000 SHARES     4,427,500 SHARES     ISSUED AT ADJUSTED
                           MINIMUM OF         ISSUED AT MINIMUM    ISSUED AT MIDPOINT   ISSUED AT MAXIMUM         MAXIMUM OF
                        OFFERING RANGE (1)     OFFERING RANGE      OF OFFERING RANGE    OF OFFERING RANGE     OFFERING RANGE (2)
                      ---------------------  -------------------  -------------------  -------------------  ----------------------
                                   PERCENT               PERCENT              PERCENT              PERCENT               PERCENT
                         NUMBER    OF TOTAL   NUMBER    OF TOTAL    NUMBER   OF TOTAL   NUMBER    OF TOTAL    NUMBER    OF TOTAL
                      ----------  ---------  ---------  --------  ---------  --------  ---------  --------  ----------  ----------
SHARES OUTSTANDING
 AFTER CONVERSION,
 STOCK OFFERING
 AND MERGER:
Purchasers in the
 stock offering.....   2,781,625     40.38%  3,272,500     44.35% 3,850,000     45.48% 4,427,500     46.36%  5,091,625       47.17%
First Federal public
 stockholders in the
 share exchange.....   2,677,500     38.87%  2,677,500     36.29% 3,150,000     37.21% 3,622,500     37.93%  4,165,875       38.60%
Clover Leaf
 stockholders in the
 merger (1).........   1,429,067     20.57%  1,429,067     19.37% 1,464,793     17.30% 1,500,520     15.71%  1,536,247       14.23%
                      ----------  --------  ----------  --------  ---------  --------  ---------  --------  ----------  ----------
  Total shares
   outstanding after
   conversion, stock
   offering and
   merger              6,888,192    100.00%  7,379,067    100.00% 8,464,793    100.00% 9,550,520    100.00% 10,793,747      100.00%
                      ==========  =========  =========  ========  =========  ========  =========  ========  ==========  ==========


----------

(1) If First Federal does not receive orders for at least 3,272,500 shares in the offering, then, at First Federal's discretion in order to issue the minimum number of shares necessary to complete the stock offering and conversion, up to 490,875 unsubscribed offering shares may be issued to stockholders of Clover Leaf as merger consideration. Assumes that 490,875 unsubscribed shares are so issued, that 2,781,625 shares are sold for cash, and that all 3,272,500 of such shares are issued in the stock offering.
(2) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion is completed.


EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

         Continuity. While the conversion is being accomplished, the normal business of First Federal Savings & Loan Association of Edwardsville of accepting deposits and making loans will continue without interruption. First Federal Savings & Loan Association of Edwardsville will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, First Federal Savings & Loan Association of Edwardsville will continue to offer existing services to depositors, borrowers and other customers under the new name "First Clover Leaf Bank." The eight directors serving on the board of First Federal Savings & Loan Association of Edwardsville at the time of the conversion will be the directors of First Clover Leaf Bank after the conversion, although seven existing directors of Clover Leaf will become additional directors of First Clover Leaf Bank at the completion of the merger.

         Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of First Federal Savings & Loan Association of Edwardsville at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from First Federal Savings & Loan Association of Edwardsville will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

         Effect on Voting Rights of Members. At present, all depositors of First Federal Savings & Loan Association of Edwardsville and certain borrowers of First Federal Savings & Loan Association of Edwardsville are members of, and have voting rights in, First Federal Financial Services, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of First Federal Financial Services, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in First Federal Savings & Loan Association of Edwardsville will be vested in First Clover Leaf as its sole stockholder. The stockholders of First Clover Leaf will possess exclusive voting rights with respect to First Clover Leaf common stock.

         Tax Effects. First Federal will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to First Federal Financial Services, MHC, First Federal, First Clover Leaf, the public stockholders of First Federal, members of First Federal Financial Services, MHC, eligible account holders, supplemental eligible account holders, or First Federal Savings & Loan Association of Edwardsville. See "--Tax Aspects."

         Effect on Liquidation Rights. Each depositor of First Federal Savings & Loan Association of Edwardsville has both a deposit account in First Federal Savings & Loan Association of Edwardsville and a pro rata ownership interest in the net worth of First Federal Financial Services, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of First Federal Financial Services, MHC and First Federal Savings & Loan Association of Edwardsville. Any depositor who opens a deposit account obtains a pro rata ownership interest in First Federal Financial Services, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of First Federal Financial Services, MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that First Federal Financial Services, MHC and First Federal Savings & Loan Association of Edwardsville are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of First Federal Financial Services, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.


         In the unlikely event that First Federal Savings & Loan Association of Edwardsville were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of December 31, 2004 and March 31, 2006 and to eligible depositors of Clover Leaf Bank pursuant to the liquidation account previously established by Clover Leaf Bank at the time of its 2001 mutual-to-stock conversion who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to First Clover Leaf as the holder of First Clover Leaf Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock of First Clover Leaf, as determined by an independent valuation. First Federal Savings & Loan Association of Edwardsville and First Federal have retained Keller & Company to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Keller & Company will receive a fee of $35,000. First Federal Savings & Loan Association of Edwardsville and First Federal have agreed to indemnify Keller & Company and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

         The independent valuation appraisal considered the pro forma impact of the offering and the acquisition of Clover Leaf. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Keller & Company to account for differences between First Federal and the peer group. Keller & Company placed the greatest emphasis on the price-to-core-earnings and price-to-tangible book approaches in estimating pro forma market value.

         The independent valuation was prepared by Keller & Company in reliance upon the information contained in this proxy statement-prospectus, including the consolidated financial statements of First Federal. Keller & Company also considered the following factors, among others:

         o the present and projected operating results and financial condition of First Federal, including the pro forma impact of the acquisition of Clover Leaf;

         o the economic and demographic conditions in First Federal's existing market area;

         o certain historical, financial and other information relating to First Federal;

         o a comparative evaluation of the operating and financial characteristics of First Federal with those of other similarly situated publicly traded savings institutions located primarily in the Midwest;

         o        the aggregate size of the offering of the common stock;

         o the impact of the conversion and offering on First Federal's stockholders' equity, including the pro forma impact of the acquisition of Clover Leaf;


         o        the proposed dividend policy of First Clover Leaf; and


         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         Included in Keller & Company's independent valuation were certain assumptions as to the pro forma earnings of First Federal after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, the consolidation of the assets of First Federal Financial Services, MHC, and pro forma acquisition and purchase accounting adjustments related to the Clover Leaf acquisition. See "Pro Forma Conversion and Acquisition Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

         The independent valuation states that as of February 22, 2006, the estimated fully converted pro forma market value, or valuation range, of First Clover Leaf, including shares issued in our offering, exchange shares issued to existing First Federal stockholders, and shares issued to Clover Leaf stockholders in the acquisition, ranged from a minimum of $73.8 million to a maximum of $95.5 million, with a midpoint of $84.6 million. The board of directors of First Federal decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range, excluding shares issued to Clover Leaf stockholders in the acquisition, multiplied by the percentage of First Federal common stock owned by First Federal Financial Services, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of First Federal common stock owned by First Federal Financial Services, MHC and the $10.00 price per share, the minimum of the offering range will be 3,272,500 shares, the midpoint of the offering range will be 3,850,000 shares and the maximum of the offering range will be 4,427,500 shares.

         The board of directors of First Federal reviewed the independent valuation and, in particular, considered the following:

         o First Federal's financial condition and results of operations, including the pro forma impact of the acquisition of Clover Leaf;

         o comparison of financial performance ratios of First Federal to those of other financial institutions of similar size;

         o market conditions generally and in particular for financial institutions;

         o the historical trading price of the publicly held shares of First Federal common stock; and

         o        the valuation attributed to the acquisition of Clover Leaf.

         All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Keller & Company in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of First Federal or First Federal Savings & Loan Association of Edwardsville or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of First Clover Leaf to less than $59.5 million or more than $107.9 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to First Clover Leaf's registration statement.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. Keller &

Company did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller & Company independently value our assets or liabilities. The independent valuation considers First Clover Leaf as a going concern and should not be considered as an indication of the liquidation value of First Clover Leaf. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

         Following commencement of the subscription offering, the maximum of the valuation range may be increased up to $107.9 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 5,091,625 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

         If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $107.9 million and a corresponding increase in the offering range to more than 5,091,625 shares, or a decrease in the minimum of the valuation range to less than $59.5 million and a corresponding decrease in the offering range to fewer than 3,272,500 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to investors as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

         An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and First Clover Leaf's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and First Clover Leaf's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Conversion and Acquisition Data."

         Copies of the independent valuation appraisal report of Keller & Company and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the office of First Federal Savings & Loan Association of Edwardsville and as specified under "Where You Can Find Additional Information."

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EXCHANGE OF STOCK CERTIFICATES


         The conversion of existing outstanding shares of First Federal common stock into the right to receive shares of First Clover Leaf common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of First Federal who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of First Federal common stock for shares of First Clover Leaf common stock. We expect that stock certificates evidencing shares of First Clover Leaf common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name (by a broker) will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.


         No fractional shares of First Clover Leaf common stock will be issued to any public stockholder of First Federal when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered First Federal stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in your account in lieu of fractional shares.

         You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

         After the conversion, stockholders will not receive shares of First Clover Leaf common stock and will not be paid dividends on the shares of First Clover Leaf common stock until existing certificates representing shares of First Federal common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of First Federal common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of First Clover Leaf common stock into which those shares have been converted by virtue of the conversion.

         If a certificate for First Federal common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

         All shares of First Clover Leaf common stock that we issue in exchange for shares of First Federal common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

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SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."


         Funds received during the offering will be held in a segregated account at First Federal Savings & Loan Association of Edwardsville or another insured depository institution and will earn interest at our passbook savings rate.


         Priority 1: Eligible Account Holders. Each First Federal Savings & Loan Association of Edwardsville depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on December 31, 2004 (an "Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 of our common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

         To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of First Federal or First Federal Savings & Loan Association of Edwardsville or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2004.

         Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock issued in the offering (although we anticipate our employee stock benefit plans will not purchase shares of common stock in the offering).

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and a subscription, if any, by our tax-qualified employee stock benefit plans, each First Federal Savings & Loan Association of Edwardsville depositor with a Qualifying Deposit on March 31, 2006 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient

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

shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.


         Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, a subscription, if any, by our tax-qualified employee stock benefit plans, and subscriptions by Supplemental Eligible Account Holders, each depositor of First Federal Savings & Loan Association of Edwardsville on April 29, 2006, the voting record date for the special meeting of members of First Federal Financial Services, MHC, and each borrower of First Federal Savings & Loan Association of Edwardsville as of January 2, 2001 whose borrowings remained outstanding as of April 29, 2006 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (an "Other Member") will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

         Expiration Date. The Subscription Offering will expire at 12:00 noon, Illinois Time, on June 20, 2006, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

         We will not execute orders until we receive orders for at least the minimum number of shares of common stock, which can include up to 490,875 shares allocated to Clover Leaf stockholders as merger consideration. If at least 3,272,500 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond June 27, 2008, which is two years after the special meeting of members of First Federal Financial Services, MHC to vote on the conversion.


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COMMUNITY OFFERING

         To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

         (1) Natural persons residing in the Illinois county of Madison and the contiguous Illinois counties of St. Clair, Montgomery, Clinton, Bond, Jersey and Macoupin;


         (2)      First Federal's public stockholders as of May 8, 2006;

         (3)      Clover Leaf Bank's depositors as of May 8, 2006; and


         (4)      Other members of the general public.

         Subscribers in the community offering may purchase up to $300,000 of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.


         If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Illinois county of Madison and the contiguous Illinois counties of St. Clair, Montgomery, Clinton, Bond, Jersey and Macoupin, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those Illinois counties whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in those Illinois counties. If oversubscription occurs due to the orders of public stockholders of First Federal as of May 8, 2006, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of depositors of Clover Leaf Bank as of May 8, 2006, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

         The term "residing" or "resident" as used in this document means any person who occupies a dwelling within the Illinois counties of Madison, St. Clair, Montgomery, Clinton, Bond, Jersey or Macoupin, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.


         Expiration Date. The community offering may begin concurrently with, during or after the subscription offering, and currently is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. First Clover Leaf may decide to extend the community offering for any reason and is not required to give purchasers notice of

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


any such extension unless such period extends beyond August 4, 2006. If 3,272,500 shares have not been issued by August 4, 2006, all funds delivered to us will be returned promptly to the purchasers with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond June 27, 2008, which is two years after the special meeting of members of First Federal Financial Services, MHC to vote on the conversion.


SYNDICATED COMMUNITY OFFERING

         If feasible, our board of directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of our shares of common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to $300,000 of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

         Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Keefe, Bruyette & Woods, Inc. expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Keefe, Bruyette & Woods, Inc., which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Keefe, Bruyette & Woods, Inc. will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

         If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

LIMITATIONS ON COMMON STOCK PURCHASES

         The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

         (1) No person may purchase fewer than 25 shares of common stock or more than 30,000 shares;

         (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common

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

                  stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

         (3) Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 of common stock in all categories of the offering combined;


         (4) Current stockholders of First Federal are subject to an ownership limitation. As previously described, current stockholders of First Federal will receive shares of First Clover Leaf common stock in exchange for their existing shares of First Federal common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing First Federal common stock, may not exceed 5% of the shares of common stock of First Clover Leaf to be issued and outstanding at the completion of the conversion. Shares of First Clover Leaf received by current Clover Leaf stockholders in the acquisition of Clover Leaf are not applied against this 5% ownership limitation; and


         (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of First Federal Savings & Loan Association of Edwardsville and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 33% of the shares issued in the conversion.

         Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of members of First Federal Financial Services, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

         In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

         (1) to fill the employee benefit plans' subscription, if any, for up to 10% of the total number of shares of common stock issued in the offering;

         (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and


         (3) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Illinois county of Madison and the contiguous Illinois counties of St. Clair, Montgomery, Clinton, Bond, Jersey and Macoupin, then to First Federal's public stockholders as of May 8, 2006, then to Clover Leaf Bank depositors as of May 8, 2006 and then to other members of the general public.


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

         The term "associate" of a person means:

         (1) any corporation or organization, other than First Federal, First Federal Savings & Loan Association of Edwardsville or a majority-owned subsidiary of First Federal Savings & Loan Association of Edwardsville, of which the person is a senior officer, partner or 10% beneficial stockholder;

         (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

         (3) any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of First Federal or First Federal Savings & Loan Association of Edwardsville.

         The term "acting in concert" means:

         (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

         (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

         Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of First Federal or First Federal Savings & Loan Association of Edwardsville and except as described below. Any purchases made by any associate of First Federal or First Federal Savings & Loan Association of Edwardsville for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of First Federal."

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PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

         To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the offering by:

         (1) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center;

         (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

         (3)      soliciting orders for common stock; and

         (4)      assisting in soliciting proxies of our members.

         For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a marketing fee equal to 1.35% of the dollar amount of shares of common stock sold in the subscription and community offerings. The $25,000 management fee will be credited against the success fee upon successful completion of the offering. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, and any shares purchased by our tax-qualified and non-qualified employee benefit plans. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares issued to stockholders of Clover Leaf. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it and any selected dealers will be paid an aggregate fee not to exceed 5.5% of the dollar amount of total shares sold in the syndicated community offering. Keefe, Bruyette & Woods, Inc. will also be reimbursed for reasonable out-of-pocket expenses and for attorney's fees in an amount not to exceed $40,000.

         In connection with the merger, Keefe, Bruyette & Woods, Inc. also will receive a fee of $100,000 for services rendered in connection with rendering financial advice and with issuing a fairness opinion. As of the date of this document, Keefe, Bruyette & Woods, Inc. has received $35,000 of such fee; the remainder of the fee is due upon the closing of the merger.

         We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

         Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of First Federal Savings & Loan Association of Edwardsville may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of First Federal Savings & Loan Association of Edwardsville's Administrative Offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to

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

permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

PROCEDURE FOR PURCHASING SHARES


         Expiration Date. The offering will expire at 12:00 noon, Illinois Time, on June 20, 2006, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 4, 2006 would require the Office of Thrift Supervision's approval. If there is an extension beyond August 4, 2006, all funds delivered to us would be returned promptly to the purchasers with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate and all withdrawal authorizations would be canceled. We would notify purchasers of the extension of time and potential purchasers would be given the right to place new orders for common stock for a specified period of time. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may issue up to 490,875 of such unsubscribed shares as merger consideration in the acquisition of Clover Leaf to complete the offering or we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to place a new stock order.


         To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at First Federal Savings & Loan Association of Edwardsville and will earn interest at our passbook savings rate from the date of receipt.

         We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate from the date of receipt.

         We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.


         Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 12:00 noon, Illinois Time, on June 20, 2006. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock

Information Center, or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

         By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by First Federal Savings & Loan Association of Edwardsville or the Federal government, and that you received a copy of the prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

         (1) personal check, bank check or money order, made payable to First Federal; or

         (2) authorization of withdrawal from First Federal Savings & Loan Association of Edwardsville deposit accounts designated on the stock order form.

         Appropriate means for designating withdrawals from deposit accounts at First Federal Savings & Loan Association of Edwardsville are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at First Federal Savings & Loan Association of Edwardsville and will earn interest at First Federal Savings & Loan Association of Edwardsville's passbook savings rate from the date payment is received until the offering is completed or terminated. You may not remit third party checks.

         Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

         If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact their account administrator or broker as soon as possible, preferably at least two weeks prior to the end of

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the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

         Regulations prohibit First Federal Savings & Loan Association of Edwardsville from lending funds or extending credit to any persons to purchase shares of common stock in the offering.


         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and First Federal Savings & Loan Association of Edwardsville checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.


         Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

STOCK INFORMATION CENTER

         If you have any questions regarding the offering, please call our Stock Information Center, at ___________, from 9:30 a.m. to 4:00 p.m., Illinois Time, Monday through Friday. The Stock Information Center is located at First Federal's office, 300 St. Louis Street, Edwardsville, Illinois. The Stock Information Center will be closed weekends and bank holidays.

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LIQUIDATION RIGHTS


         In the unlikely event of a complete liquidation of First Federal prior to the conversion, all claims of creditors of First Federal, including those of depositors of First Federal Savings & Loan Association of Edwardsville (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of First Federal remaining, these assets would be distributed to stockholders, including First Federal Financial Services, MHC. In the unlikely event that First Federal Financial Services, MHC and First Federal liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of First Federal Financial Services, MHC remaining, members of First Federal Financial Services, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal Savings & Loan Association of Edwardsville immediately prior to liquidation. In the unlikely event that First Federal Savings & Loan Association of Edwardsville were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, including eligible depositors of Clover Leaf Bank, with any assets remaining thereafter distributed to First Clover Leaf as the holder of First Federal Savings & Loan Association of Edwardsville capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

         The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to First Federal Financial Services, MHC's ownership interest in the total stockholders' equity of First Federal as of the date of its latest balance sheet contained in this document.

         The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with First Clover Leaf Bank after the conversion with a liquidation interest in the unlikely event of a complete liquidation of First Clover Leaf Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at First Clover Leaf Bank, would be entitled, on a complete liquidation of First Clover Leaf Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of First Clover Leaf Financial Corp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in First Federal Savings & Loan Association of Edwardsville on December 31, 2004 or March 31, 2006. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2004 or March 31, 2006 bears to the balance of all deposit accounts in First Federal Savings & Loan Association of Edwardsville on such dates.


         If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2004 or March 31, 2006 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the

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related deposit account. Payment pursuant to liquidation rights of Eligible
Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First Clover Leaf Financial as the sole stockholder of First Clover Leaf Bank.

         In addition to the liquidation account established by First Clover Leaf Bank as described above, First Clover Leaf Bank will also assume the existing liquidation account of Clover Leaf Bank for the benefit of eligible depositors of Clover Leaf Bank who continue as depositors of First Clover Leaf Bank after the closing of the merger.


TAX ASPECTS


         Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to First Federal Financial Services, MHC, First Federal, First Clover Leaf, First Federal Savings & Loan Association of Edwardsville, First Clover Leaf Bank, Eligible Account Holders, Supplemental Eligible Account Holders, other members of First Federal Financial Services, MHC and stockholders of First Federal.

         First Clover Leaf, First Federal Financial Services, MHC and First Federal have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:


         1. The conversion of First Federal to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of First Federal with and into First Federal Savings & Loan Association of Edwardsville qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

         2. Neither First Federal, First Federal Savings & Loan Association of Edwardsville, nor the stockholders of First Federal will recognize any gain or loss upon the transfer of assets of First Federal to First Federal Savings & Loan Association of Edwardsville in exchange for shares of common stock of First Federal Savings & Loan Association of Edwardsville, which will be constructively received by First Federal's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

         3. The basis of the assets of First Federal and the holding period of such assets to be received by First Federal Savings & Loan Association of Edwardsville will be the same as the basis and holding period in such assets in the hands of First Federal immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

         4. The conversion of First Federal Financial Services, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of First Federal Financial Services, MHC with and into First Federal Savings & Loan Association of Edwardsville qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

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

         5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in First Federal Financial Services, MHC for interests in a liquidation account established in First Federal Savings & Loan Association of Edwardsville will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

         6. None of First Federal Financial Services, MHC, First Federal Savings & Loan Association of Edwardsville nor Eligible Account Holders, Supplemental Account Holders or Other Members will recognize any gain or loss on the transfer of the assets of First Federal Financial Services, MHC to First Federal Savings & Loan Association of Edwardsville in exchange for an interest in a liquidation account established in First Federal Savings & Loan Association of Edwardsville for the benefit of Eligible Account holders and Supplemental Account Holders who remain depositors of First Federal Savings & Loan Association of Edwardsville.

         7. Current stockholders of First Federal will not recognize any gain or loss upon their constructive exchange of First Federal common stock for shares of First Federal Savings & Loan Association of Edwardsville that will in turn be exchanged for shares of First Clover Leaf common stock.

         8. Each stockholder's aggregate basis in shares of First Clover Leaf common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of First Federal common stock surrendered in exchange therefor.

         9. Each stockholder's holding period in his or her First Clover Leaf common stock received in the exchange will include the period during which First Federal common stock surrendered was held, provided that the First Federal common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

         10. Cash received by any current stockholder of First Federal in lieu of a fractional share interest in shares of First Clover Leaf common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of First Clover Leaf common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.


         11. No gain or loss will be recognized by Eligible Account Holders, Supplemental Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of First Clover Leaf common stock, provided that the amount to be paid for First Clover Leaf common stock is equal to the fair market value of First Clover Leaf common stock.


         12. The basis of the shares of First Clover Leaf common stock purchased in the offering will be its purchase price. The holding period of the First Clover Leaf common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

         13. No gain or loss will be recognized by First Clover Leaf on the receipt of money in exchange for First Clover Leaf common stock sold in the offering.

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         In the view of Keller & Company, which view is not binding on the
Internal Revenue Service, the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. If the subscription rights granted to Eligible Account Holders and Supplemental Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Account Holders who exercise the subscription rights in an amount equal to the value and First Federal could recognize gain on a distribution. Eligible Account Holders and Supplemental Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

         Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of First Federal Financial Services, MHC and/or the members of First Federal Financial Services, MHC, First Federal, the public stockholders of First Federal, and/or the Eligible Account Holders and Supplemental Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding.


         First Clover Leaf, First Federal Financial Services, MHC and First Federal have also received an opinion from Burroughs Hepler Broom MacDonald Hebrank & True, LLP, St. Louis, Missouri, stating that the Illinois state tax consequences are consistent with the federal tax opinion.

         The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to First Clover Leaf's registration statement. See "Where You Can Find Additional Information."


CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

         All shares of common stock purchased in the offering by a director or an executive officer of First Federal Savings & Loan Association of Edwardsville or First Federal generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of First Federal also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

         Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans.

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

         Office of Thrift Supervision regulations prohibit First Clover Leaf from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF FIRST FEDERAL

         General. As a result of the conversion, existing stockholders of First Federal will become stockholders of First Clover Leaf. There are differences in the rights of stockholders of First Federal and stockholders of First Clover Leaf caused by differences between federal and Maryland law and regulations and differences in First Federal's federal stock charter and bylaws and First Clover Leaf's Maryland articles of incorporation and bylaws.

         This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of First Clover Leaf and the Maryland General Corporation Law. See "Where You Can Find Additional Information" for procedures for obtaining a copy of First Clover Leaf's articles of incorporation and bylaws.

         Authorized Capital Stock. First Federal's authorized capital stock currently consists of 10,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock. After the conversion, First Clover Leaf's authorized capital stock will consist of 20,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our board of directors, consistent with its fiduciary duty, to deter future attempts to gain control of First Clover Leaf. Our board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares.

         Issuance of Capital Stock. Pursuant to applicable laws and regulations, First Federal Financial Services, MHC is required to own not less than a majority of the outstanding shares of First Federal common stock. First Federal Financial Services, MHC will no longer exist following consummation of the conversion.

         First Clover Leaf's articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas First Federal's stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by First Clover Leaf without stockholder approval, and shares of First Clover Leaf capital stock may be issued directly to directors or officers without stockholder approval. Stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations, and is required under Nasdaq listing requirements.

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

         Voting Rights. Neither First Federal's stock charter or bylaws nor First Clover Leaf's articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see "--Limitations on Voting Rights of Greater-than-10% Stockholders" below.

         Payment of Dividends. The ability of First Federal to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings associations such as First Federal Savings & Loan Association of Edwardsville. See "Supervision and Regulation--Federal Banking Regulation--Capital Distributions." Although First Clover Leaf is not subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect First Clover Leaf because dividends from First Federal Savings & Loan Association of Edwardsville will be a source of funds of First Clover Leaf for the payment of dividends to its stockholders.

         Certain restrictions generally imposed on Maryland corporations may also have an impact on First Clover Leaf's ability to pay dividends. Maryland law generally provides that First Clover Leaf is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

         Board of Directors. First Federal's stock charter and bylaws and First Clover Leaf's articles of incorporation and bylaws each require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

         Under First Federal's bylaws, any vacancies on the board of directors of First Federal may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of First Federal to fill vacancies may only serve until the next annual meeting of stockholders. Under First Clover Leaf's articles of incorporation, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         Under First Federal's bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. First Clover Leaf's articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of First Clover Leaf.

         Limitations on Liability. The charter and bylaws of First Federal do not limit the personal liability of directors.

         First Clover Leaf's articles of incorporation provide that directors will not be personally liable for monetary damages to First Clover Leaf for certain actions as directors, except for (i) actions or omissions that are determined to have involved active and deliberate dishonesty, or (ii) receipt of an improper personal benefit from their positions as directors, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit First Clover Leaf

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

         Indemnification of Directors, Officers, Employees and Agents. First Federal's bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations, First Federal shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of First Federal or its stockholders. First Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, First Federal is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

         The officers, directors, agents and employees of First Clover Leaf are indemnified with respect to certain actions pursuant to First Clover Leaf's articles of incorporation and Maryland law. Maryland law allows First Clover Leaf to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of First Clover Leaf. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and materials to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.


         Special Meetings of Stockholders. First Federal's bylaws provide that special meetings of First Federal's stockholders may be called by the Chairman, the President, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of First Federal entitled to vote at the meeting. First Clover Leaf's bylaws provide that special meetings of the stockholders of First Clover Leaf may be called by the President, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.


         Stockholder Nominations and Proposals. First Federal's bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with First Federal at least five days before the date of any such meeting.

         First Clover Leaf's bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to First Clover Leaf 90 days prior to the anniversary date of the mailing of proxy materials by First Clover Leaf in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year's annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made if such notice occurs less than 100 days prior to the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

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         Management believes that it is in the best interests of First Clover
Leaf and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

         Stockholder Action Without a Meeting. The bylaws of First Federal provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. First Clover Leaf's bylaws provide similar authority of stockholders to act without a meeting.

         Stockholder's Right to Examine Books and Records. A federal regulation, which is applicable to First Federal, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company's bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months hold at least 5% of the company's total shares, have the right to inspect a company's stock ledger, list of stockholders and books of accounts.

         Limitations on Voting Rights of Greater-than-10% Stockholders. First Clover Leaf's articles of incorporation provide that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. First Federal's charter has no similar provision.

         Mergers, Consolidations and Sales of Assets. A federal regulation applicable to First Federal generally requires the approval of at least two-thirds of the Board of Directors of First Federal and the holders of at least two-thirds of the outstanding stock of First Federal entitled to vote thereon for mergers, consolidations and sales of all or substantially all of First Federal's assets. Such regulation permits First Federal to merge with another corporation without obtaining the approval of its stockholders if:

         (1)      it does not involve an interim savings institution;

         (2)      First Federal's federal stock charter is not changed;

         (3) each share of First Federal's stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of First Federal after such effective date; and

         (4)      either:

                  (a) no shares of voting stock of First Federal and no
                      securities convertible into such stock are to be issued or delivered under the plan of combination; or

                  (b) the authorized but unissued shares or the treasury shares of voting stock of First Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of First Federal outstanding immediately prior to the effective date of the transaction.

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         First Clover Leaf's articles of incorporation require the approval of the holders of at least 80% of First Clover Leaf's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where:

         (i) the proposed transaction has been approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

         (ii)     certain "fair price" provisions are complied with.

         The term "Interested Stockholder" includes any person or entity, other than First Clover Leaf or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Clover Leaf. This provision of the articles of incorporation applies to any "Business Combination," which is defined to include, among other things, any merger or consolidation of First Clover Leaf or transfer, or other disposition of 25% or more of the assets of First Clover Leaf with an Interested Stockholder.

         Under Maryland law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the corporation's outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the majority approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of at least two-thirds of the outstanding stock, excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

         First Clover Leaf's articles of incorporation provide that the board of directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by First Clover Leaf.

         Dissenters' Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. However, if the federally chartered corporation's stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market, stockholders are not entitled to dissenters' rights in connection with a merger if the stockholders are required to accept cash or shares of stock which will be listed on a national securities exchange or quoted on the Nasdaq Stock Market, or any combination thereof.

         The Maryland General Corporation Law also provides for dissenters' rights in certain transactions (Title 3 Subtitle 2) that will be applicable to First Clover Leaf stockholders following the conversion. The following discussion is intended as a brief summary of the material provisions of Maryland corporate procedures that a First Clover Leaf stockholder must follow in order to exercise dissenters' rights under

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Maryland Law. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to 3-201 to 3-213 of the Maryland General Corporation Law.

         The Maryland General Corporation Law generally provide that a stockholder of a Maryland-chartered corporation that engages in a merger, consolidation, share exchange or amends its charter in a way that alters contract rights shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A stockholder generally must file a written objection at or before the stockholder meeting at which the transaction is to be considered and must vote against the proposed transaction. A dissenting stockholder then must make a written demand to the successor corporation for the appraisal within 20 days after the State Department of Assessments and Taxation has accepted the articles for the record stating the number and class of shares for which the stockholder demands payment. The successor corporation will notify each objecting stockholder in writing of the date such articles were accepted for filing and may offer, to each dissenting stockholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting stockholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting stockholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles filed with the State Department of Assessments and Taxation.

         Amendment of Governing Instruments. No amendment of First Federal's stock charter may be made unless it is first proposed by the board of directors of First Federal, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Provided that the proposed amendment is approved by at least two-thirds of the total number of authorized directors, First Clover Leaf's articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock, except that the provisions of the articles of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the board of directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.

         The bylaws of First Federal may be amended by a majority vote of the full board of directors of First Federal or by a majority of the votes cast by the stockholders of First Federal at any legal meeting. First Clover Leaf's bylaws may be amended only by a majority vote of the board of directors of First Clover Leaf or by the holders of at least 80% of the outstanding common stock.

         Purpose and Anti-Takeover Effects of First Clover Leaf's Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our board of directors believes these provisions are in the best interests of First Clover Leaf and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of First Clover Leaf and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our board of directors believes that it is in the best interests of First Clover Leaf and its stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a

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merger or other transaction at a price reflective of the true value of First
Clover Leaf and that is in the best interests of all stockholders.

         Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of First Clover Leaf for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Clover Leaf's assets.

         Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

         Despite our belief as to the benefits to stockholders of these provisions of First Clover Leaf's articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

         Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

         The cumulative effect of the restrictions on acquisition of First Clover Leaf contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of First Clover Leaf may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

RECOMMENDATION OF FIRST FEDERAL'S BOARD OF DIRECTORS

         First Federal's board of directors has approved the plan of conversion and the transactions contemplated by the plan of conversion. The board of directors believes that the plan of conversion is in the best interest of First Federal and its stockholders and recommends that you vote "FOR" the approval of the plan of conversion.

                         FIRST FEDERAL'S PROPOSAL II AND
         CLOVER LEAF'S PROPOSAL I -- THE MERGER AND THE MERGER AGREEMENT

         The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be

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complete. It is qualified in its entirety by reference to the merger agreement.
We have attached a copy of the merger agreement as Appendix H.

GENERAL

         In the merger, and as described in the merger agreement, Clover Leaf will merge with and into First Clover Leaf, a new Maryland corporation (or a subsidiary thereof), which is the successor to First Federal. Outstanding shares of Clover Leaf common stock will be converted into the right to receive cash and/or shares of First Clover Leaf common stock, issued as part of or immediately following completion of the conversion of First Federal Financial Services, MHC and related stock offering by First Clover Leaf. As a result of the merger, the separate corporate existence of Clover Leaf will cease and First Clover Leaf will succeed to all the rights and be responsible for all the obligations of Clover Leaf. Immediately after the merger of Clover Leaf with and into First Clover Leaf, Clover Leaf Bank will merge with and into First Clover Leaf Bank, which is the successor to First Federal Savings & Loan Association of Edwardsville. The separate corporate existence of Clover Leaf Bank will cease as a result of this merger.

ELECTION TO RECEIVE CASH OR STOCK; CONVERSION OF SHARES IN THE MERGER

         At the effective time of the merger, by virtue of the merger and without any further action on the part of Clover Leaf, First Federal or holders of their securities:

         o any shares of Clover Leaf common stock that are owned by First Federal or Clover Leaf or any of their subsidiaries will be canceled and retired and cease to exist, and no shares of First Clover Leaf common stock or other consideration will be issued or delivered in exchange for those shares of common stock; and

         o each share of Clover Leaf common stock issued and outstanding, other than any shares to be canceled as described above, will be converted into and become the right to receive the merger consideration in the form of cash or shares of First Clover Leaf common stock, or a combination of cash and shares of First Clover Leaf common stock, all as more fully described below.

         o each issued and outstanding share of common stock of First Clover Leaf issued in the conversion will remain one share of common stock of First Clover Leaf.

         Clover Leaf stockholders will be offered the opportunity to receive between $40.00 and $43.00 per share in merger consideration. The appraised pro forma market value of the common stock of First Clover Leaf will determine the value between $40.00 and $43.00 per share of merger consideration to which stockholders of Clover Leaf will be entitled in the merger. At the minimum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $40.00 in cash or 4.0 shares of First Clover Leaf common stock, or a combination of cash and common stock. At the maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $42.00 in cash or 4.2 shares of First Clover Leaf common stock, or a combination of cash and common stock. For any value between the minimum and the maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive a prorated cash payment between $40.00 and $42.00 or a prorated number of shares of First Clover Leaf common stock between 4.0 and 4.2 shares, or a combination of cash and common stock. For example, if the appraised pro forma market value is determined to be the midpoint between the minimum

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and the maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $41.00 in cash or 4.1 shares of First Clover Leaf common stock, or a combination of cash and common stock.

         At the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $43.00 in cash or 4.3 shares of First Clover Leaf common stock, or a combination of cash and common stock. For any value between the maximum and the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive a prorated cash payment between $42.00 and $43.00 or a prorated number of shares of First Clover Leaf common stock between 4.2 and 4.3 shares, or a combination of cash and common stock. For example, if the appraised pro forma market value is determined to be the midpoint between the maximum and the adjusted maximum of the appraised pro forma market value, each outstanding share of Clover Leaf common stock will be converted into and become the right to receive $42.50 in cash or 4.25 shares of First Clover Leaf common stock, or a combination of cash and common stock.

         Clover Leaf stockholders will be offered the opportunity to receive their merger consideration in the form of:

         (i)      cash;

         (ii) shares of First Clover Leaf common stock at the $10.00 per share price at which shares are being sold in First Clover Leaf's stock offering; or

         (iii) a combination of cash and shares of First Clover Leaf common stock.

         The merger agreement provides that 30% of the aggregate merger consideration will be in cash and 70% in shares of common stock, regardless of a stockholder's individual election. Therefore, the actual combination of cash and shares of First Clover Leaf common stock that Clover Leaf stockholders receive, regardless of their choice, will depend on elections made by other stockholders. As a result, Clover Leaf stockholders may receive a combination of cash and shares of First Clover Leaf common stock that is different from their election.

         No fractional shares will be issued. Fractional shares will be converted into cash determined by multiplying $10.00 by the fraction of a share of First Clover Leaf common stock that the holder would otherwise be entitled to receive.

         If a stockholder of Clover Leaf holds shares in certificate form, the stockholder has received or will soon receive an election form for use in electing whether:

         o        to receive cash for his Clover Leaf shares;

         o to receive shares of First Clover Leaf common stock for his Clover Leaf shares;

         o to receive a combination of cash and shares of First Clover Leaf common stock; or

         o        he has no preference.

         The election form should be returned with the stock certificates to the exchange agent, as the election form provides. If a stockholder does not make an election or if the election form is received after

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the June __, 2006 deadline, he will be deemed to have made an election to receive merger consideration in the form of cash and/or shares of common stock, as First Federal shall determine in its sole discretion. Elections will be revocable until the June __, 2006 deadline and irrevocable thereafter. Nominees, trustees and others who hold shares of Clover Leaf common stock in representative capacities may submit multiple forms of election so long as each election form covers all of the shares of Clover Leaf common stock held for a particular beneficial owner. If shares are held in a brokerage account in "street name," the stockholder will not receive an election form because he does not need to submit certificates. The stockholder should follow his nominee's, trustee's or broker's written instructions regarding making an election. During the time between when the election is made and the merger is completed, Clover Leaf stockholders will be unable to sell their Clover Leaf common stock.

         If the aggregate elections for cash are greater than $6,277,686 (at the midpoint of the offering range), the amount of cash consideration that each Clover Leaf stockholder electing to receive all or a portion of his consideration in cash will be reduced on a pro rata basis. These stockholders will receive stock consideration for any of their Clover Leaf shares for which they do not receive cash.


         If the aggregate elections for shares of First Clover Leaf common stock are greater than 1,464,793 shares of common stock (at the midpoint of the offering range), the amount of First Clover Leaf's common stock that each Clover Leaf stockholder who elects to receive all or a portion of the consideration in shares of First Clover Leaf common stock will be reduced on a pro rata basis. These stockholders will receive cash consideration for any Clover Leaf shares for which they do not receive First Clover Leaf common stock.


         All shares of Clover Leaf common stock converted as provided above will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a stock certificate representing, immediately prior to the effective time of the merger, shares of Clover Leaf common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration as described above, following the effective time of the merger. See "--Exchange of Clover Leaf Certificates; No Fractional Shares."

EXCHANGE OF CLOVER LEAF CERTIFICATES; NO FRACTIONAL SHARES

         Until a Clover Leaf stockholder makes an election as to whether he or she wants cash, shares of First Clover Leaf common stock or a combination of cash and shares of common stock, the stockholder can continue to trade shares of Clover Leaf common stock, although Clover Leaf has agreed not to repurchase shares of its common stock from its stockholders. Upon completion of the merger, the outstanding shares of Clover Leaf common stock will automatically convert into the right to receive the merger consideration, as elected by the stockholders and subject to the aggregate limitations on cash and shares of common stock of First Clover Leaf provided for in the merger agreement.


         First Federal has designated Registrar and Transfer Company to act as exchange agent under the merger agreement. As of the effective time of the merger, First Federal will deposit with the exchange agent, cash and certificates representing the shares of First Clover Leaf common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Clover Leaf common stock. The exchange agent will hold the cash and certificates for shares of First Clover Leaf common stock, together with any dividends or distributions and together with any cash to be paid for fractional share interests, as an exchange fund until paid to the former Clover Leaf stockholders or otherwise transferred as described in this section.


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

         Upon surrender of a Clover Leaf stock certificate for cancellation to the exchange agent, together with a duly executed election form and any other documents the exchange agent may reasonably require, the holder of a Clover Leaf stock certificate will be entitled to receive in exchange, upon completion of the merger:

         o a certificate representing that number of whole shares of First Clover Leaf common stock into which the Clover Leaf shares formerly represented by the stock certificate have been converted and cash in lieu of any fractional share;

         o cash into which the Clover Leaf shares formerly represented by the stock certificate have been converted; or

         o a combination of cash and shares of First Clover Leaf common stock;

and the surrendered Clover Leaf stock certificate will be canceled, all as more fully described below.

         At the effective time of the merger, the stock transfer books of Clover Leaf will be closed and there will be no further registration of transfers of shares of Clover Leaf common stock thereafter on the records of Clover Leaf. After the effective time of the merger, the holders of Clover Leaf stock certificates outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to the shares of Clover Leaf common stock formerly represented by those certificates except as otherwise provided in the merger agreement or by law, and except for stockholders' rights to dissent from the merger under Delaware law.

         In the event of a transfer of ownership of shares of Clover Leaf common stock that is not registered in the transfer records of Clover Leaf, a certificate representing the proper number of shares of First Clover Leaf common stock, a check in the proper amount of cash that the holder is entitled to receive in respect of the Clover Leaf shares pursuant to the merger agreement, and any cash in lieu of a fractional share, will be delivered to the transferee if the Clover Leaf stock certificate which represented the shares of Clover Leaf common stock is presented to the exchange agent, accompanied by all documents required to make the transfer and by evidence that any applicable stock transfer taxes have been paid.

         Until surrendered as contemplated by the merger agreement after the merger, each Clover Leaf stock certificate will represent only the right to receive the merger consideration in cash or shares of First Clover Leaf common stock, or both.

         First Clover Leaf will not pay dividends or make other distributions to the holder of any unsurrendered Clover Leaf stock certificate with respect to any shares of First Clover Leaf common stock represented by the Clover Leaf stock certificate after completion of the merger, and no cash payment will be paid to the holder, until the holder surrenders the Clover Leaf stock certificate. Subject to the effect of any applicable law, after First Clover Leaf or the exchange agent receives a stock certificate for shares of common stock of Clover Leaf after the completion of the merger, First Clover Leaf will promptly pay to the holder of the certificate, without interest:

         o the amount of any cash payable with respect to the surrendered Clover Leaf stock certificate to which the holder is otherwise entitled; and

         o the amount of any such dividends or distributions to which the holder is entitled.

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

         First Clover Leaf will not issue fractional shares of its common stock in the merger. Instead, all fractional share interests of a holder of more than one Clover Leaf stock certificate will be combined to maximize the number of whole shares of First Clover Leaf common stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest results after the combination, First Clover Leaf will pay the holder of a fractional share interest an amount in cash based on a price of $10.00 for each full share of First Clover Leaf common stock.

         If any portion of the exchange fund has not been paid or delivered to the Clover Leaf stockholders six months after the effective time of the merger, First Clover Leaf will be entitled to receive it upon demand. If that occurs, any Clover Leaf stockholders who have not yet delivered their Clover Leaf stock certificates to the exchange agent must instead look only to First Clover Leaf for payment of their claim for cash or shares of First Clover Leaf common stock, or both, and any dividends or distributions with respect to First Clover Leaf common stock. Neither the exchange agent nor any party to the merger agreement will be liable to any Clover Leaf stockholder for any property delivered to any public official pursuant to any abandoned property, escheat or similar law.

         First Clover Leaf will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any Clover Leaf stockholder any amount that First Clover Leaf is required to deduct and withhold under any provision of federal, state, local or foreign tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the Clover Leaf stockholder in respect of which the deduction and withholding was made by First Clover Leaf.

FIRST FEDERAL'S BACKGROUND OF THE MERGER

         As part of its ongoing strategic planning, the board of directors of First Federal has considered the acquisition of other financial institutions as a way to increase shareholder value. The board of directors has also considered the merits of an acquisition as a way to prudently deploy excess capital generated by First Federal's initial public offering in 2004 as well as any stock offering conducted as part of any conversion of First Federal Financial Services, MHC to stock form.

         On July 21, 2005, Joseph Helms, the Chairman of First Federal, and Dennis M. Terry, the President of Clover Leaf, along with representatives from Keefe, Bruyette & Woods, Inc., met to discuss the possibility of First Federal undertaking a conversion of First Federal Financial Services, MHC and concurrent acquisition of Clover Leaf. Various topics were discussed at this meeting, including a range of pricing scenarios and the advantages and disadvantages of this type of transaction. At the conclusion of this meeting, Messrs. Helms and Terry agreed to discuss the potential combination further with their respective boards of directors.

         Later on July 21, 2005, representatives of Keefe, Bruyette & Woods, Inc. met with the board of directors of First Federal to review various shareholder value enhancement tools and alternative strategic directions, including remaining in the mutual holding company format and the possibility of a conversion of First Federal Financial Services, MHC and acquisition of Clover Leaf. Topics that were covered included: (1) an analysis of First Federal's financial services competition; (2) the liquidity of First Federal's common stock; (3) the status of the conversion market; (4) a five-year interactive capital management model; (5) the status of the current merger market and the relative pricing of merger transactions; (6) an overview of the Clover Leaf franchise; and (7) an analysis of the conversion and concurrent acquisition of Clover Leaf. All of these issues were analyzed in conjunction with First Federal's goal to continue to increase shareholder value.

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         On September 22, 2005, Keefe, Bruyette & Woods, Inc. met again with the
First Federal board of directors to review, in more detail, the structure and possibility of a conversion and concurrent acquisition of Clover Leaf. Discussions at this meeting included: (1) an overview of the financial services market; (2) an overview of both the First Federal and Clover Leaf franchises;
(3) consideration of the entity that would result from a combination of First Federal and Clover Leaf; (4) merger and acquisition comparative pricing; and (5) the possibility of First Federal acquiring Clover Leaf and remaining in the mutual holding company form of ownership. A lengthy discussion ensued regarding these issues. Later that same day, a meeting was held at a remote location with the boards of directors of both companies and Keefe, Bruyette & Woods, Inc. representatives to review and discuss the foregoing topics. As a result of this joint meeting and ensuing discussions between representatives of the companies, a reciprocal confidentially agreement was executed by the companies and their respective banking subsidiaries as of October 31, 2005, so that more-detailed discussions could begin.

         On November 15, 2005, representatives from Keefe, Bruyette & Woods, Inc. again met with the First Federal board of directors to discuss pricing in more detail and to introduce the idea of a "sliding scale," where the merger consideration would adjust based on the results of the appraised pro forma market value of First Federal, which would be established after an independent appraisal. Also, Keefe, Bruyette & Woods, Inc. reviewed with the board of directors a proposed term sheet, which served to summarize the various terms of a potential transaction.

         On December 1, 2005, representatives of First Federal and its financial advisor, Keefe, Bruyette & Woods, Inc., met with representatives of Clover Leaf and its financial advisor, RP Financial LC. Key social issues were discussed. The economics of the transaction were weighed in light of various levels of stock and cash consideration. Based on agreements reached at this meeting, including the structuring of the transaction and a price range, First Federal developed a term sheet, which was communicated to Clover Leaf on December 6, 2005.

         On January 4 and 5, 2006, representatives of First Federal conducted a due diligence review of Clover Leaf. At the same time, representatives of Clover Leaf conducted their due diligence review of First Federal. The due diligence reviews included a review of certain non-public information provided by both companies. Upon completion of the review, First Federal instructed its counsel, Luse Gorman Pomerenk & Schick, to prepare the merger agreement, based on the terms contained in the term sheet. Luse Gorman Pomerenk & Schick delivered the merger agreement to Clover Leaf's legal counsel on January 13, 2006.

         On January 19, 2006, representatives from Keefe, Bruyette & Woods, Inc. and Luse Gorman Pomerenk & Schick met with First Federal's board. Keefe, Bruyette & Woods, Inc. reviewed an updated financial analysis of the transaction, various advantages that the merger provided and how the pricing compared to other recent acquisitions. Luse Gorman Pomerenk & Schick presented a preliminary overview of the merger agreement and of the plan of conversion and reorganization. First Federal's management, financial advisor and legal counsel also reviewed with the board of directors their findings from the due diligence review of Clover Leaf.

         On January 23, 2006, representatives of First Federal, Clover Leaf, Keefe, Bruyette & Woods, Inc., RP Financial, LC. and Luse Gorman Pomerenk & Schick met with staff members of the Office of Thrift Supervision to discuss the transaction and review First Clover Leaf's preliminary business plan for the three years following the transaction.

         At a meeting on January 31, 2006, Keefe, Bruyette & Woods, Inc. presented its opinion to the First Federal board of directors that the price being paid for the acquisition of Clover Leaf was fair to

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

First Federal's stockholders from a financial point of view. At the same meeting, Luse Gorman Pomerenk & Schick reviewed in detail the terms and conditions contained in the merger agreement and the plan of conversion. Based on, among other things, the factors discussed below under "--First Federal's Reasons to Enter into the Merger Agreement; Recommendation of First Federal's Board of Directors," First Federal's board of directors approved the merger, the merger agreement, and First Federal Financial Services, MHC's mutual-to-stock conversion and the related transactions. The board of directors delegated to Mr. Helms, Chairman of the Board, the authority to negotiate, with the assistance of legal counsel, several final legal issues that remained in the merger agreement. Those final legal issues were resolved and the merger agreement was executed on February 3, 2006 and announced that same day.

FIRST FEDERAL'S REASONS FOR ENTERING INTO THE MERGER AGREEMENT; RECOMMENDATION OF FIRST FEDERAL'S BOARD OF DIRECTORS

         The board of directors of First Federal believes that the merger is in the best interests of First Federal and its stockholders. First Federal's board of directors has approved the merger agreement and recommends that First Federal's stockholders vote "FOR" the approval of the merger agreement.

         In reaching its decision to approve and recommend the merger agreement, First Federal's board of directors consulted with First Federal's management, its financial and legal advisors, and considered a number of factors, including the following material factors:

         o First Federal's board of directors' familiarity with and review of Clover Leaf's business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of the combined entity;

         o        the financial advice rendered by Keefe, Bruyette & Woods, Inc.
                  that the price to be paid to stockholders of Clover Leaf was fair, from a financial point of view, to First Federal and its stockholders;

         o the terms contained in the merger agreement and the other documents executed in connection with the merger;

         o the anticipated cost savings and efficiencies as well as the enhanced line of products and services available to First Federal as a result of the merger;

         o the current and prospective environment in which First Federal operates, including national and local economic conditions, the competitive and regulatory environment facing First Federal in particular and financial institutions in general, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on First Federal's potential growth, development, productivity and profitability;

         o pro forma financial information relating to the merger, including, among other things, pro forma book value and earnings per share;

         o the effects of the merger on pro forma financial information relating to the conversion, including, among other things, pro forma book value and earnings per share;

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

         o the results of First Federal's due diligence review of Clover Leaf, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

         o the expectation that, for federal income tax purposes, the merger would be tax-free to First Federal and its stockholders;

         o the expectation that the issuance of additional shares of common stock in the offering and in the merger would enhance the liquidity of First Federal common stock;

         o the opportunity to incorporate management talent of Clover Leaf into First Federal and provide for an effective management succession plan;

         o the enhanced position of First Federal after the merger to make additional acquisitions in its market area, although no such acquisitions are currently being contemplated;

         o the compatibility of the managements and business philosophies of First Federal and Clover Leaf, the appointment of seven Clover Leaf Bank directors to First Clover Leaf Bank's board of directors and the appointment of three Clover Leaf directors to First Clover Leaf's board of directors; and

         o the pro forma ownership of the combined company by stockholders of First Federal and Clover Leaf.

         This discussion of the information and factors considered by First Federal's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by First Federal's board of directors. First Federal's board of directors conducted a discussion of the factors described above, including asking questions of First Federal's management and First Federal's legal and financial advisors, and reached the conclusion that the merger was in the best interests of First Federal and its stockholders. In reaching its determination to adopt and recommend the merger agreement, First Federal's board of directors did not assign any relative or specific weights to these factors. Rather, First Federal's board of directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. First Federal's board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. It should be noted that this explanation of First Federal's board's reasoning is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements."

         FIRST FEDERAL'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST FEDERAL AND ITS STOCKHOLDERS. ACCORDINGLY, FIRST FEDERAL'S BOARD OF DIRECTORS HAS ADOPTED AND APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT FIRST FEDERAL'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CLOVER LEAF'S BACKGROUND OF THE MERGER

         Clover Leaf has been a stock-owned company since the successful mutual-to-stock conversion of Clover Leaf Bank was completed in December 2001. Since that time, the board of directors of Clover Leaf has pursued several strategies to enhance shareholder value, including leveraging capital through asset growth, expanding the branch network to provide access for faster growth markets, and repurchasing shares with funds provided by the issuance of trust preferred securities. Although the board of directors of Clover Leaf had not expressed an interest in pursuing a sale or merger of the company, any strategy that would create shareholder value was of interest.

         When approached by representatives of First Federal in the summer of 2005, the board of directors of Clover Leaf agreed to meet to discuss a potential transaction. On July 21, 2005, Dennis M. Terry, Clover Leaf's President and Chief Executive Officer, met with Joseph Helms, the Chairman of First Federal, and representatives from Keefe, Bruyette & Woods, Inc. to discuss the possibility of First Federal undertaking a conversion of First Federal Financial Services, MHC and concurrently acquiring Clover Leaf. Various topics were discussed at this meeting, including a range of pricing scenarios and the advantages and disadvantages of this type of transaction. At the conclusion of the meeting, Messrs. Terry and Helms agreed to discuss the potential combination with their respective boards of directors.

         For the remainder of the Summer and early Fall of 2005, with the authorization of the board of directors of Clover Leaf, representatives of Clover Leaf periodically met with representatives of First Federal to further discuss the merits of a business combination. On September 22, 2005, at an off-site location, the Clover Leaf board of directors met with the First Federal board of directors and Keefe, Bruyette & Woods, Inc. representatives to again review and discuss the possible terms of a business combination. As a result of this joint meeting and ensuing discussions between representatives of the companies, a reciprocal confidentially agreement was executed by the companies and their respective banking subsidiaries as of October 31, 2005. The confidentiality agreement was intended to allow the companies to engage in more detailed discussions.

         In late September 2005, independent of its discussions with First Federal, Clover Leaf received an unsolicited letter of interest from a third party financial institution expressing an interest in pursuing an acquisition of Clover Leaf. The letter was non-binding, outlined the general form of a potential business combination involving the sale of Clover Leaf, and suggested an acquisition price based upon certain assumptions concerning Clover Leaf's current financial condition and operations. In response, after consulting with the Clover Leaf board of directors, Mr. Terry informed the potential acquirer that Clover Leaf was at the time not interested in pursuing a transaction under the terms outlined in the expression of interest letter. The board considered several factors in reaching its decision, including the stated underlying assumptions supporting the suggested purchase price, the potential value of the consideration being offered versus the possibility of receiving conversion stock in a transaction with First Federal, and the likelihood of greatly diminished responsibilities for the Clover Leaf board of directors and senior management should Clover Leaf pursue the transaction outlined in the expression of interest letter.

         In early October 2005, after reviewing the status of discussions with First Federal and the existence of the unsolicited expression of interest, the board of directors of Clover Leaf determined there was sufficient merit in the available alternatives to engage RP Financial, LC. to provide financial advisory and planning services. In a teleconference with the board of directors of Clover Leaf on October 25, 2005, RP Financial, LC. reviewed certain aspects of the possible transaction with First Federal, including a comparative analysis of First Federal and Clover Leaf, an analysis of the possible stand-alone value for Clover Leaf were the board of directors to consider a sale or merger of the company, a pro forma analysis showing the effect of a potential conversion of First Federal Financial Services, MHC and simultaneous acquisition of Clover Leaf on the common stockholders of Clover Leaf and a summary of strategic considerations of such a transaction. In addition, RP Financial, LC. provided a comparison of the proposed transaction with First Federal with the terms outlined in the unsolicited expression of interest. This comparison included issues such as the continued involvement of the Clover Leaf board of directors and management after the merger, the level and form of merger consideration, and the possible benefits to

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

Clover Leaf stockholders of receiving conversion stock in the First Federal transaction. Based on this presentation, the board of directors determined there was sufficient merit to continue to explore the possible business combination being proposed by First Federal and to not pursue further the unsolicited expression of interest. During the month of November 2005, the Clover Leaf board of directors authorized representatives of Clover Leaf to continue discussions with First Federal and its representatives.

         On December 1, 2005, representatives of Clover Leaf and its financial advisor, RP Financial, LC., met with representatives of First Federal and its financial advisor, Keefe, Bruyette & Woods, Inc., at an off-site location. The agenda for the meeting included a discussion of key social issues and deal economics, including possible valuation ranges for First Federal in conjunction with a conversion and offering and the possible amount and form of merger consideration to be received by Clover Leaf stockholders. At the conclusion of the meeting, Clover Leaf requested that First Federal develop a preliminary and non-binding term sheet that could be reviewed at a future date by the board of directors of Clover Leaf. The preliminary and non-binding term sheet was received by Clover Leaf on December 6, 2005. After a review of the document, the Clover Leaf board of directors authorized Clover Leaf management and RP Financial, LC. to conduct a due diligence analysis of First Federal and the proposed transaction to ascertain the merits of the transaction to the Clover Leaf stockholders.

         On January 4 and 5, 2006, representatives of Clover Leaf and First Federal conducted reciprocal due diligence reviews of the two companies. The due diligence reviews included a review of certain non-public information provided by both companies, interviews of senior management, and discussions between and among the companies and their financial advisors. Upon completion of the review, Clover Leaf and First Federal agreed to have First Federal's legal counsel begin preparation of a draft merger agreement based on the terms contained in the preliminary and non-binding term sheet. Clover Leaf legal counsel received a draft of the merger agreement on January 13, 2006.

         On January 23, 2006, representatives of Clover Leaf, First Federal, RP Financial, LC., Keefe, Bruyette & Woods, Inc., and Luse Gorman Pomerenk & Schick met with staff members of the Office of Thrift Supervision in Chicago to discuss the transaction and the status of First Federal's compliance with the supervisory agreement between the Office of Thrift Supervisions and First Federal, and to review First Clover Leaf's preliminary business plan for the three years following the transaction.

         At a meeting on January 31, 2006, RP Financial, LC. presented its opinion to the board of directors of Clover Leaf that the merger consideration being received was fair to the common stockholders of Clover Leaf from a financial point of view. At the same meeting, legal counsel to Clover Leaf reviewed in detail the terms and conditions contained in the merger agreement. Based on, among other things, the factors discussed below under "--Clover Leaf's Reasons to Enter into the Merger Agreement; Recommendation of Clover Leaf's Board of Directors," Clover Leaf's board of directors approved the merger and the merger agreement. The board of directors delegated to Mr. Terry, the authority to negotiate, with the assistance of legal counsel, several final legal issues that remained in the merger agreement. Those final legal issues were resolved and the merger agreement was executed on February 3, 2006 and announced that same day.

CLOVER LEAF'S REASONS FOR ENTERING INTO THE MERGER AGREEMENT; RECOMMENDATION OF CLOVER LEAF'S BOARD OF DIRECTORS

         The board of directors of Clover Leaf believes that the merger is in the best interests of Clover Leaf and its stockholders. Clover Leaf's board of directors has approved the merger agreement and recommends that Clover Leaf's stockholders vote "FOR" the approval of the merger agreement.

         In reaching its decision to approve and recommend the merger agreement, Clover Leaf's board of directors consulted with Clover Leaf's management, its financial and legal advisors, and considered a number of factors, including the following material factors:

         o Clover Leaf's board of directors' familiarity with and review of First Federal's business, financial condition, results of operations, competitive position and future prospects, including the potential growth, development, productivity and profitability of the combined entity;

         o the financial advice rendered by RP Financial, LC. that the merger consideration to be received by stockholders of Clover Leaf was fair, from a financial point of view, to Clover Leaf and its stockholders;

         o the terms contained in the merger agreement and the other documents executed in connection with the merger;

         o the anticipated cost savings and efficiencies as well as the enhanced revenue potential that could be achieved by offering Clover Leaf's broad line of products and services to First Federal's customers as a result of the merger;

         o the current and prospective environment in which Clover Leaf operates, including national and local economic conditions, the competitive and regulatory environment facing Clover Leaf in particular and financial institutions in general, the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on Clover Leaf's potential growth, development, productivity and profitability;

         o pro forma financial information relating to the acquisition, including, among other things, pro forma book value, pro forma tangible book value and earnings per share;

         o the effects of the merger on pro forma financial information relating to the conversion and offering, including, among other things, pro forma book value, pro forma tangible book value and earnings per share;

         o the results of Clover Leaf's due diligence review of First Federal, including assessment of asset quality, interest rate risk, litigation, adequacy of loan loss reserves, and the status of First Federal's compliance with the supervisory agreement between the Office of Thrift Supervision and First Federal;

         o the preliminary review of the First Clover Leaf business plan and related meeting with Office of Thrift Supervision representatives in January 2006;

         o the expectation that, for federal income tax purposes, the merger would be tax-free to Clover Leaf and the stock component of the purchase price would be tax-free to its stockholders;

         o the expectation that the issuance of additional shares of common stock in the offering and in the merger would enhance the liquidity of Clover Leaf's common stock;

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

         o the enhanced position of First Clover Leaf after the conversion and merger to make additional acquisitions in its market area, although no such acquisitions are currently being contemplated;

         o the appointment of seven Clover Leaf Bank directors to First Clover Leaf Bank's board of directors and the appointment of three Clover Leaf directors to First Clover Leaf's board of directors.

         This discussion of the information and factors considered by Clover Leaf's board of directors is not intended to be exhaustive, but is believed to include all material factors considered by Clover Leaf's board of directors. Clover Leaf's board of directors conducted a discussion of the factors described above, including asking questions of Clover Leaf's management and Clover Leaf's legal and financial advisors, and reached the conclusion that the merger was in the best interests of Clover Leaf and its stockholders. In reaching its determination to adopt and recommend the merger agreement, Clover Leaf's board of directors did not assign any relative or specific weights to these factors. Rather, Clover Leaf's board of directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. Clover Leaf's board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. It should be noted that this explanation of Clover Leaf's board's reasoning is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Forward-Looking Statements."

         CLOVER LEAF'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CLOVER LEAF AND ITS STOCKHOLDERS. ACCORDINGLY, CLOVER LEAF'S BOARD OF DIRECTORS HAS ADOPTED AND APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT CLOVER LEAF'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR OF FIRST FEDERAL

         First Federal retained Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm, on the basis of its reputation and experience to provide a written opinion as to the fairness, from a financial point of view, to the stockholders of First Federal, of the consideration to be paid by First Federal in the merger. First Federal placed no limitations on Keefe, Bruyette & Woods, Inc. with respect to the investigation made, or procedures followed by Keefe, Bruyette & Woods, Inc. in rendering its opinion.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Keefe, Bruyette & Woods, Inc. is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Keefe, Bruyette & Woods, Inc. also reviewed the negotiated terms of the merger agreement.

         Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. delivered its opinion to the board of directors of First Federal that, as of February 3, 2006, the issuance of shares and/or the payment of cash to Clover Leaf stockholders, based on a range of between $40.00 and $43.00 per share was fair, from a financial point of view, to First Federal stockholders. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the First Federal board of directors and to the reference to the entire opinion attached hereto as Appendix I.

         The full text of the opinion of Keefe, Bruyette & Woods, Inc., which is attached as Appendix I to this document, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, Inc., and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods, Inc. set forth in this document is qualified in its entirety by reference to the opinion.


         In connection with the opinion, Keefe, Bruyette & Woods, Inc. reviewed certain financial and other business data relating to First Federal, including
(i) First Federal's annual report, proxy statement and Form 10-KSB for the year ended December 31, 2004; (ii) First Federal's audited financial statements for the years ended December 31, 2002, 2003 and 2004; (iii) the Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2005; (iv) other information deemed relevant; (v) discussions with senior management of First Federal, the current position and prospective outlook for First Federal; (vi) historical returns and the prices of recorded transactions in First Federal's common stock;
(vii) financial and stock market data of other institutions of similar size, particularly in the Midwestern region of the United States; and (viii) the financial and structural terms of several other recent transactions involving mergers and acquisitions of bank and thrift institutions or proposed changes of control of comparably situated companies.


         With respect to Clover Leaf, Keefe, Bruyette & Woods, Inc. reviewed (i) the merger agreement; (ii) Clover Leaf's annual reports that include its audited financial statements and proxy statements for the years ended December 31, 2002, 2003 and 2004 and Form 10-KSBs for the years ended December 31, 2002 and 2003;
(iii) internal financial statements for the quarters ended March 31, June 30, and September 30, 2005; and (iv) certain other information deemed relevant. Keefe, Bruyette & Woods, Inc. also discussed with senior management of Clover Leaf the current position and prospective outlook for Clover Leaf.

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. performed a variety of standard valuation techniques including, but not limited to, analysis of comparable public institutions, analysis of recent comparable acquisition transactions, discounted free capital analysis, and a pro forma analysis of the combined institutions.

ANALYSIS OF COMPARABLE PUBLIC INSTITUTIONS

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain public institutions (the "Peer Group") financially comparable to First Federal and Clover Leaf, on a pro forma basis (assuming a closing at the minimum of the offering range). Keefe, Bruyette & Woods, Inc. compared the pro forma entity to the market valuation of the Peer Group based upon three industry-accepted ratios: price-to-book value, price-to-tangible-book value, and price-to-last-twelve-months' earnings. Keefe, Bruyette & Woods, Inc. examined the average and median values of the aforementioned ratios for the following Peer Group (i) all institutions in the Peer Group were bank or thrift institutions in the Midwest Region and (ii) all institutions in the Peer Group had total assets between $250 million to $350 million. Thirty-one institutions met the above criteria and were used in the Comparable Public Institutions analysis.

         Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the Peer Group, summarized the results and compared the range of values to the merger consideration issued to the stockholders of Clover Leaf. The comparable valuation parameters are presented in the table below:

                                      PRICE TO       PRICE TO LAST
                     PRICE TO         TANGIBLE        12 MONTHS
                  BOOK RATIO (%)   BOOK RATIO (%)    EARNINGS (X)
                  --------------   --------------   --------------
Average                    144.5            151.4             15.7x
Median                     138.0            141.5             15.5x

                                      PRICE TO       PRICE TO LAST
                     PRICE TO         TANGIBLE        12 MONTHS
                  BOOK RATIO (%)   BOOK RATIO (%)    EARNINGS (X)
                  --------------   --------------   --------------
First Clover
Leaf*                      88.26           101.42             20.5x

----------
* Assumes that the 0ffering closes at the minimum end of the range and Clover Leaf stockholders receive $40 per share in merger consideration.

ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals ("Comparable Transactions"). Keefe, Bruyette & Woods, Inc. compared the acquisition pricing relative to three industry-accepted ratios: deal price to tangible book value, deal price to last twelve months' earnings and core deposit premium. The analysis included a comparison of the low, median and high values at the time of announcement of the above ratios for pending and completed acquisitions, based on the following criteria: (i) bank or thrift institution target; (ii) deal was announced after December 31, 2003;
(iii) target asset size between $100 million to $200 million; (iv) target tangible capital ratio of greater than 7%; and (v) target was located in the Midwest region. As a result of the transaction criteria, 25 transactions were used in the analysis.

         Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the Comparable Transactions, summarized the results and compared the range of values and the median value to the merger consideration to be issued to the stockholders of Clover Leaf. The comparable deal value parameters are presented in the table below:

                                         PRICE TO       PRICE TO LAST        CORE
                                         TANGIBLE        12 MONTHS          DEPOSIT
                                      BOOK RATIO (%)    EARNINGS (X)      PREMIUM (%)
                                      --------------   ---------------  --------------
Low Value                                      104.9              9.9x             2.0
Median Value                                   181.2             23.3x            12.2
High Value                                     366.7             51.2x            24.5

Clover Leaf at $40.00 per share                195.3             30.2x           13.21
Clover Leaf at $41.00 per share                200.2             31.0x           13.89
Clover Leaf at $42.00 per share                205.0             31.7x           14.56
Clover Leaf at $43.00 per share                209.9             32.5x           15.24

         Keefe, Bruyette & Woods, Inc. viewed the Comparable Transactions as the most appropriate in deriving a comparable transaction value based on Clover Leaf's size, capital base and earnings. Keefe, Bruyette & Woods, Inc. viewed the three resulting metrics (price-to-tangible-book value, price-to-last-twelve-months earnings and core deposit premium) from the Comparable Transactions as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

         Given that the value of the merger consideration to be paid, as of the date of the opinion, is in the range of values for all three of the metrics, Keefe, Bruyette & Woods, Inc. believes that this analysis supports the fairness, from a financial point of view, to First Federal and its stockholders of the consideration to be paid in the merger.

DISCOUNTED FREE CAPITAL ANALYSIS

         Keefe, Bruyette & Woods, Inc. performed a discounted free capital analysis to estimate a range of present values of Clover Leaf. This range was determined by summing (i) the present value of the forecasted five-year adjusted earnings of Clover Leaf and (ii) the present value of a terminal value in year five received by applying a range of price-to-earnings multiples.


         In calculating a terminal value for Clover Leaf's year five cash flow, Keefe, Bruyette & Woods, Inc. applied a range of multiples between 13.5x and 17.5x. In performing this analysis, Keefe, Bruyette & Woods, Inc. projected net income growth of 10% per year and revenue enhancements that contemplate fee income of First Federal aligning with Clover Leaf as a result of anticipated product and service diversification. Keefe, Bruyette & Woods, Inc. discounted the combined cash flow stream and year five terminal value at a range of discount rates from 11.0% to 15.0%. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods, Inc. estimated that the theoretical present value of Clover Leaf ranged between $34.72 per share and $48.09 per share.


         The discounted free capital analysis of Clover Leaf does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free capital analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, terminal values, projected capital structure, and discount rates.

PRO FORMA ANALYSIS

         Keefe, Bruyette & Woods, Inc. also performed an analysis of the combined company to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (which excludes the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, cash return on tangible equity, and tangible equity to tangible assets. In performing its analysis, Keefe, Bruyette & Woods, Inc. relied on the following assumptions:

         ASSUMPTIONS FOR FIRST FEDERAL AND THE CONVERSION AND OFFERING

         1.       December 31, 2005 balance sheet
         2.       Income statement data for the year ended December 31, 2005
         3. Assumes the offering closes at the minimum end of the offering range raising gross proceeds of approximately $33 million

         ASSUMPTIONS FOR CLOVER LEAF

         1.       December 31, 2005 balance sheet
         2. Income statement data for the last twelve months ended December 31, 2005

         ASSUMPTIONS FOR MERGER

         1. $40.00 per share merger consideration paid to stockholders of Clover Leaf (as outlined in the merger agreement)
         2.       70% stock and 30% cash
         3.       15% cost savings

         Under the aforementioned assumptions, Keefe, Bruyette & Woods, Inc. estimated that the combined company would have significantly higher assets, loans, and deposits, while at the same time remaining well capitalized for regulatory capital purposes. In addition, Keefe, Bruyette & Woods, Inc. estimated that after the elimination of duplicative back office functions, the combining of two downtown branch locations into one and full realization of anticipated cost savings, the combined company would have higher levels of net income and that First Federal would realize a higher cash return on tangible equity, higher tangible book value per share and an increase in earnings per share and cash earnings per share.

CONCLUSION

         Given that the value of the consideration to be paid in the merger, as of the date of the opinion, falls within the range of comparable transactions on a price-to-tangible-book-value basis, price to last twelve months earnings and core deposit premium, Keefe, Bruyette & Woods, Inc. believes that this analysis supports the fairness, from a financial point of view, to the stockholders of First Federal, of the consideration to be paid to stockholders of Clover Leaf in the merger.

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

         This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independent of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

         In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by First Federal and Clover Leaf. In its review, with the consent of the First Federal board of directors, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of First Federal or Clover Leaf.

         The fairness opinion of Keefe, Bruyette & Woods, Inc. is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives to the merger) nor does it constitute a recommendation to any stockholder of First Federal as to how such stockholder should vote with respect to the merger proposal.

         Furthermore, Keefe, Bruyette & Woods, Inc. expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

         In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc. and First Federal. The analyses performed by Keefe, Bruyette & Woods, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Keefe, Bruyette & Woods, Inc. will receive a fee of $100,000 for services rendered in connection with rendering financial advice and with issuing a fairness opinion regarding the merger. As of the date of this document, Keefe, Bruyette & Woods, Inc. has received $35,000 of such fee; the remainder of the fee is due upon the closing of the merger. Further, in connection with the conversion of First Federal Financial Services, MHC and the related offering, Keefe, Bruyette & Woods, Inc. will act as financial advisor and marketing agent. Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000, $18,750 of which it has received as of the date of this document, and a success fee of 1.35% of the proceeds raised in the offering, less the proceeds raised from the sale of stock to directors and employees of First Federal. The $25,000 management fee will be credited against the success fee upon successful completion of the offering. At the midpoint of the offering range, the success fee is estimated to be $513,000.

OPINION OF FINANCIAL ADVISOR OF CLOVER LEAF


         On October 31, 2005, Clover Leaf formally retained RP Financial, LC. to provide strategic planning and financial advisory services, including providing fairness opinion services in the event that the strategic planning process resulted in the sale or merger of Clover Leaf. RP Financial, LC. is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. RP Financial, LC. has knowledge of, and experience with the banking


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

market in which Clover Leaf and First Federal operate and with other regionally based banking organizations. RP Financial, LC. was selected as Clover Leaf's financial advisor because of RP Financial, LC.'s knowledge of, experience with, and reputation and experience with financial institution mergers. In addition to serving as financial advisor to Clover Leaf, RP Financial, LC. also prepared the regulatory business plan reflecting the initial public offering of First Federal and the post-merger operations of First Clover Leaf.

         In its capacity as Clover Leaf's financial advisor, RP Financial, LC. participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision regarding the final pricing and other terms and conditions of the merger was ultimately made by the Clover Leaf board of directors. RP Financial, LC. rendered its written opinion to the Clover Leaf board of directors on February 3, 2006 that, based on and subject to the assumptions, factors, and limitations as set forth in the opinion, the merger consideration to be received by the common stockholders of Clover Leaf as provided and described in the merger agreement was fair to the common stockholders of Clover Leaf from a financial point of view. RP Financial, LC. subsequently updated its written opinion through the date of this proxy statement-prospectus, updating RP Financial, LC.'s analyses and conclusions as appropriate and confirming the fairness of the merger consideration from a financial point of view.

         The full text of RP Financial, LC.'s opinion, dated as of the date of this proxy statement-prospectus, which sets forth assumptions made and matters considered, is attached as Appendix J to this proxy statement-prospectus. Stockholders are urged to read RP Financial, LC.'s opinion in its entirety. RP Financial, LC.'s opinion is directed only to the financial fairness of the merger consideration that will be paid by First Federal and is not a recommendation to any stockholder as to how to vote at the special meeting. The summary of the RP Financial, LC. opinion in this proxy statement-prosepctus is qualified in its entirety by reference to the full text of the opinion. In rendering its opinion, RP Financial, LC. does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         In rendering this opinion, RP Financial reviewed the following material: (1) the merger agreement, dated February 3, 2006, including exhibits;
(2) the following information from Clover Leaf - (a) audited financial statements and securities filings where available for the fiscal years ended December 31, 2003 through 2005; (b) the most recent proxy materials; (c) regulatory, internal financial and other reports through December 31, 2005 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (3) discussions with Clover Leaf's management regarding past and current business, operations, financial condition, and future prospects; (4) the following information from First Federal - (a) audited financial statements and securities filings where available for the fiscal years ended December 31, 2003 through 2005; (b) the most recent proxy materials; (c) stockholder, regulatory, internal financial and other reports through December 31, 2005 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (5) an analysis of the transaction terms outlined in the merger agreement, including the implied ratios of the merger consideration relative to Clover Leaf's book value, earnings, assets and core deposits; (6) competitive, economic and demographic characteristics in the local market area;
(7) the potential impact of regulatory and legislative changes on savings and banking institutions; (8) the financial terms of other recently completed merger transactions involving selling institutions with characteristics similar to those of Clover Leaf; (9) the projected present value benefit to holders of Clover Leaf common stock were Clover Leaf to remain independent and implement its current business plan; (10) the ability of First Federal to complete the acquisition from a cash and capital perspective; (11) the pro forma book value, tangible book value, earnings and assets per share of the pro forma company after consideration of the conversion and acquisition; and (12) the pro forma ratios of stock price relative to First Clover Leaf's book value, earnings, and deposits after giving effect to the conversion and acquisition.

         In rendering its opinion, RP Financial, LC. relied, without independent verification, on the accuracy and completeness of the information concerning Clover Leaf and First Federal furnished by Clover Leaf and First Federal, respectively, to RP Financial, LC. for review for purposes of its opinion, as well as publicly available information regarding other financial institutions and economic and demographic data. Neither Clover Leaf nor First Federal restricted RP Financial, LC. as to the material it was permitted to review. RP Financial, LC. did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Clover Leaf. RP Financial, LC. did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of First Federal.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, RP Financial, LC.'s opinion is not readily susceptible to summary description. In arriving at its opinion, RP Financial, LC. performed a variety of financial analyses. RP Financial, LC. believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying RP Financial, LC.'s opinion. No one method of analysis was assigned greater significance than any other.

         In its analyses, RP Financial, LC. made numerous assumptions with respect to industry performance, general business, economic and market conditions, and other matters, many of which are beyond the control of Clover Leaf or First Federal. Any estimates contained in RP Financial, LC.'s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect prices at which companies or their securities may actually be sold. RP Financial, LC. expressed no opinion as to such financial prospects or the assumptions on which they were based.

         COMPARABLE TRANSACTIONS ANALYSIS


         RP Financial, LC. compared the multiples or ratios of reported earnings, book value, tangible book value, assets and tangible book value premium to core deposits implied by the acquisition with the same acquisition pricing multiples or ratios in 22 comparable acquisition transactions. RP Financial, LC. evaluated pricing ratios for the Clover Leaf acquisition at prices of $40 per share (assuming the conversion and offering were to close at the minimum of the valuation range) and $43 per share (assuming the conversion and offering were to close at the adjusted maximum of the valuation range). The comparable transactions were announced after January 1, 2005 and the transactions involved selling institutions comprised of commercial bank and savings institutions with assets between $50 million and $200 million headquartered in the midwest United States., including publicly traded and non-publicly traded institutions. Although currently operating with a commercial bank charter, Clover Leaf previously operated with a savings bank charter and its operations continue to exhibit many of the operating characteristics of a savings bank. Accordingly, RP Financial, LC. concluded that a group of comparable transactions including both commercial banks and savings institutions was appropriate for purposes of the fairness analysis. RP Financial, LC. considered the average and median acquisition pricing ratios as well as the high and low ratios of this group of comparable transactions as highlighted below.

                              Acquisition Ratios
                            ----------------------                 Comparable Transactions
                             $40.00        $43.00             (Pricing Ratios at Announcement)
                                                      ------------------------------------------------
                            per share    per share     Average      Median        High          Low
                            ---------    ---------    ---------    ---------    ---------    ---------
Price/earnings                  30.20x       32.47x       24.99x       22.08x       64.35x        9.89x
Price/book                     194.19%      208.75%      181.46%      169.16%      303.34%       92.79%
Price/tangible book            194.19%      208.75%      188.23%      171.43%      303.34%       92.96%
Price/assets                    15.45%       16.60%       17.22%       16.39%       41.86%        6.36%
Tangible book value             12.99%       15.00%       12.66%       11.56%       44.44%       (0.87)%
    premium/core
deposits(1)


----------
(1) Computed as the purchase price premium relative to tangible book value as a percent of core deposits (total deposits excluding jumbo certificates of deposit).


         In comparison to the comparable transactions, Clover Leaf was generally similarly sized, had a lower equity-to-assets ratio, was less profitable, and had a lower return on equity. In addition, Clover Leaf operates in a small market with significant competition, a qualitative factor that RP Financial, LC. considered in reaching its fairness conclusions. The Clover Leaf acquisition ratios were based on financial statements as of or for the trailing twelve months ended December 31, 2005. These acquisition ratios generally exceeded the average and median ratios indicated for the price/earnings, price/book, price/tangible book and the tangible book value premium/core deposits. The price/assets ratio indicated for Clover Leaf was lower than the average and median ratios indicated by the comparable transactions. RP Financial, LC. considered but ultimately discounted this factor in reaching its fairness conclusions because the lower price/assets ratio was the result of Clover Leaf's lower capital ratio and total assets are seldom used as a basis of valuation for financial institutions. Taking these factors into account along with the qualitative assessment of market area, RP Financial, LC. concluded that the comparable transactions analysis supported its conclusions regarding fairness.


         DISCOUNTED CASH FLOW ANALYSIS


         Using a discounted cash flow analysis, RP Financial, LC. estimated the present value to common stockholders assuming Clover Leaf remained independent and implemented its business plan. Operating assumptions for Clover Leaf were based on internal budget figures for one year of operations with four additional years of operations projected. Because Clover Leaf has a history of paying no cash dividends to stockholders, the assumed cash flow received by common stockholders of Clover Leaf consisted solely of a terminal value based on multipliers applied to Clover Leaf's projected tangible book value at the end of five years of operations ranging from 1.6x at the low end to 2.7x at the high end. The terminal value ratios approximate the range of reasonable acquisition values that could be realized by Clover Leaf operating as a relatively small community banking enterprise. The terminal value was then discounted to present value using a discount rate of 16.5 percent, which was derived using the "build-up" method, including a 4.4 percent risk-free rate based on the approximate 10 year Treasury yield around the date of the fairness opinion, an equity risk premium for small capitalization public companies of 10.1 percent, and an additional risk premium of 2.0 percent to reflect the smaller market value and illiquid nature of the Clover Leaf common stock. The aggregate discounted cash flow that could be expected by common stockholders of Clover Leaf ranged from $24.30 per share assuming a terminal value multiplier of 1.6x tangible book value after five years of operations to $41.00 per share assuming a terminal value multiplier of 2.7x tangible book value. These discounted cash flow values reflect the estimated value of Clover Leaf's business plan on a stand-alone basis. In its fairness analysis, RP Financial, LC. compared the range of merger consideration of $40 per share (assuming the conversion and offering were to close at the


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

minimum of the offering range) to $43 per share (assuming the conversion and offering were to close at the adjusted maximum of the offering range) to the possible shareholder values realized by staying independent. RP Financial, LC. also considered the likelihood that the terminal value multiplier could exceed 2.7x tangible book, the risk that Clover Leaf might not achieve its budgeted operating results, and the small size and dependence of Clover Leaf on one market to support the business plan. Based on these considerations, RP Financial, LC. concluded that the acquisition prices indicates in the merger compared favorably to the potential values from remaining independent, and the discounted cash flow analysis supported the fairness conclusion.

         IMPACT ANALYSIS

         RP Financial, LC. considered the pro forma impact of the acquisition to First Federal, including an assumption that the conversion and offering closed at the midpoint of the offering range where First Federal raised $38.5 million of new capital, payment of merger consideration of $41 per share, payable 70% in newly issued shares of stock and 30% in cash, the application of purchase accounting including the creation of intangible assets, and the estimated pro forma balance sheet and income statement of First Clover Leaf. RP Financial, LC. evaluated the impact analysis to ascertain First Federal's ability to finance the acquisition from a cash and regulatory capital perspective. RP Financial, LC. concluded that First Clover Leaf maintained sufficient cash to fund the cash payment to complete the merger and that pro forma regulatory capital, including the trust preferred securities of First Clover Leaf, was sufficient to meet regulatory capital requirements. RP Financial, LC. also evaluated the estimated price/book, price/tangible book and price/earnings ratios of the offering price of First Clover Leaf common stock after the acquisition and assuming the conversion and offering were completed at the adjusted minimum and the adjusted maximum of the offering range. RP Financial, LC. compared the First Clover Leaf pricing ratios to the average and median pricing ratios indicated by the trading prices of publicly traded savings institutions with asset sizes ranging from $200 million to $600 million. Based on its analysis, RP Financial, LC. concluded that the common stock to be received by the Clover Leaf common stockholders exhibited comparable or lower pricing ratios than similarly sized publicly traded savings institutions, thus supporting its fairness conclusions.

         In addition to the above analyses, RP Financial, LC. considered and evaluated the operating history of Clover Leaf, the historical trading activity and trading price of the Clover Leaf common stock, the national, regional and local risks that could negatively impact future operations on a stand-alone basis, and an unsolicited expression of interest by a third party financial institution in exploring a merger with Clover Leaf that the board of directors evaluated and elected not to pursue. RP Financial, LC.'s opinion and presentation to the Clover Leaf board of directors was one of many factors taken into consideration by the Clover Leaf board in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial, LC. to the Clover Leaf board in anticipation of issuing the opinion, it does not purport to be a complete description of all the analyses performed by RP Financial, LC. and is qualified by reference to the written opinion of RP Financial, LC. set forth as Appendix J, which stockholders of Clover Leaf are urged to read in its entirety.

         These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Clover Leaf common stock. The discounted cash flow analysis is a widely used valuation methodology, but RP Financial, LC. noted that it relies on numerous assumptions, including expense levels, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

         RP Financial, LC.'s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of the opinion. With regard to RP Financial, LC.'s services in connection with the merger, Clover Leaf agreed to pay RP Financial, LC. $160,000 plus reimbursement for expenses, of which $35,000 has been paid to RP Financial, LC. as of the date of this proxy statement-prospectus. Clover Leaf also agreed to indemnify RP Financial, LC. and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services, including the opinion. In addition to the advisory fee described above, First Federal and Clover Leaf have jointly paid RP Financial, LC. $40,000 in professional fees for assistance in the preparation of the regulatory business plan reflecting the conversion and acquisition and preparation of pro forma financial statements for inclusion in this proxy statement-prospectus.

COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF CLOVER LEAF


         Clover Leaf is incorporated under the laws of the State of Delaware. First Clover Leaf is incorporated under the laws of the State of Maryland. The rights of holders of Clover Leaf common stock are governed by Delaware law and Clover Leaf's certificate of incorporation and bylaws. The rights of holders of First Clover Leaf common stock are governed by Maryland law and First Clover Leaf's articles of incorporation and bylaws.


         As a result of the acquisition of Clover Leaf, certain stockholders of Clover Leaf will receive shares of common stock of First Clover Leaf as merger consideration and will, therefore, become stockholders of First Clover Leaf. There are differences in the rights of stockholders of Clover Leaf and stockholders of First Clover Leaf caused by differences between Delaware and Maryland law and differences in the certificate of incorporation and articles of incorporation and the bylaws of the companies.

         This section of the proxy statement-prospectus describes certain differences between the rights of First Clover Leaf stockholders and Clover Leaf stockholders, some of which are material. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. The discussion in this section is qualified in its entirety by reference to Delaware and Maryland law, and to Clover Leaf's certificate of incorporation and bylaws and First Clover Leaf's articles of incorporation and bylaws. See "Where You Can Find Additional Information" for procedures for obtaining a copy of Clover Leaf's certificate of incorporation and bylaws or First Clover Leaf's articles of incorporation and bylaws.

         Authorized Capital Stock. The authorized capital stock of Clover Leaf consists of 2,000,000 shares of common stock, par value $0.10 per share and 250,000 shares of preferred stock, par value $0.10 per share. The authorized capital stock of First Clover Leaf consists of 20,000,000 shares of common stock, par value $0.10 per share and 10,000,000 shares of preferred stock, par value $0.10 per share. As discussed in "Comparison of Stockholders' Rights for Existing Stockholders of First Federal Financial Services, Inc.," First Clover Leaf's articles of incorporation authorize more shares than will be issued in the conversion and the acquisition of Clover Leaf, and the First Clover Leaf board of directors will have discretion to change certain aspects of First Clover Leaf's capitalization following the merger.

         Dividends. Pursuant to Delaware law, Clover Leaf may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividends, the capital of Clover Leaf would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Under Maryland law, First Clover Leaf is permitted to pay dividends or make other distributions unless, after the distribution: (1) First Clover Leaf would not be able to pay its debts as they become due in the usual course of business; or (2) First Clover Leaf's total assets would be less than the sum of its total liabilities, plus, unless First Clover Leaf's articles or incorporation permit otherwise, the amount that would be needed, if First Clover Leaf were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

         Cumulative Voting for Election of Directors. Under Delaware law and Maryland law, a corporation may provide for cumulative voting in the election of directors in its certificate or articles of incorporation. Neither Clover Leaf nor First Clover Leaf permits cumulative voting in the election of directors. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all the directors to be elected at that meeting, and thus preclude minority stockholder representation on the board of directors.

         Limitation on Voting Rights of Greater-than-10% Stockholders. Clover Leaf's certificate of incorporation and First Clover Leaf's articles generally prohibit any stockholder that beneficially owns more than 10% of the outstanding shares of common stock from voting shares in excess of this limit.


         Maryland Control Share Acquisition Statute. Maryland law contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through an articles or bylaw provision, which First Clover Leaf has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of First Clover Leaf common stock. Though not expected, First Clover Leaf could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See "--Amendment of Corporate Governance Documents."


         Number and Classification of Directors. Clover Leaf's certificate of incorporation provides that the number of directors is set from time to time by vote of a majority of the whole board (meaning the total number of directors Clover Leaf would have if there were no vacancies on the board). Clover Leaf's board of directors is currently comprised of seven members. The board is divided into three classes, with each class serving a staggered three-year term.

         Like the board of directors of Clover Leaf, First Clover Leaf's board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. First Clover Leaf's bylaws provide that First Clover Leaf will have the number of directors set forth in its articles. First Clover Leaf currently has eight directors. This number is expected to change to 11 upon the consummation of the acquisition of Clover Leaf, after three current directors of Clover Leaf are appointed to the board of directors of First Clover Leaf.

         Removal of Directors. Clover Leaf's certificate of incorporation provides that, subject to the rights of the holders of any class of preferred stock outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The director-removal provision of First Clover Leaf's articles is substantially the same as the one contained in Clover Leaf's certificate of incorporation.

         Filling Vacancies on the Board of Directors. Clover Leaf's certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock outstanding, vacancies on the board of directors may be filled only by a majority vote of the directors then in office. Pursuant to First Clover Leaf's bylaws, vacancies may be filled in the same manner as provided in Clover Leaf's certificate of incorporation.

         Limitations on Directors' and Officers' Liability. Clover Leaf's certificate of incorporation contains a provision limiting the personal liability of directors to the extent permitted by Delaware law, which provides that no director will be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty except as follows: (1) a director may be liable under Section 174 of the Delaware General Corporation Law, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions; and (2) a director also may be liable for: breaching his or her duty of loyalty to the company or its stockholders; for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or deriving an improper personal benefit from a transaction with the company.

         Consistent with Maryland law, First Clover Leaf's articles provide that an officer or director of First Clover Leaf will not be liable to First Clover Leaf or its stockholders for money damages, except to the extent: it is proved that the person actually received an improper benefit, for the amount of the benefit; or a final judgment or adjudication against the person is based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or otherwise provided by Maryland law.

         Indemnification of Directors, Officers, Employees and Agents. Under Delaware law, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings arising because of the person's relationship to the corporation. Generally, the indemnification will cover expenses regardless of whether the action stems from a civil, criminal, administrative or investigative proceeding, if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation (i.e., a stockholder derivative claim) except that indemnification only extends to expenses (including attorneys' fees) incurred in the defense or settlement of such a proceeding

         Delaware law provides that a corporation may pay the expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of that proceeding, provided that the corporation has received from the director or officer a written undertaking to repay the amount advanced if it is ultimately determined that the director or officer is not entitled to be indemnified for the expenses.

         Clover Leaf's certificate of incorporation generally provides for the indemnification of and advancement of expenses to directors and officers to the extent permitted by Delaware law. Clover Leaf's certificate of incorporation also provides that Clover Leaf may, to the extent authorized by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of Clover Leaf to the same extent these rights are conferred upon Clover Leaf's directors and officers.

         Maryland law permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an

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improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received.

         Maryland law provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

         First Clover Leaf's articles provide that First Clover Leaf will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by Maryland law. First Clover Leaf's articles also provide that First Clover Leaf may indemnify other employees and agents to the extent authorized by its board of directors and permitted by law.

         Special Meetings of Stockholders. Clover Leaf's certificate of incorporation provides that, subject to the rights of holders of any class or series of preferred stock, special meetings of stockholders may be called only by the board of directors by vote of a majority of the whole board. First Clover Leaf's bylaws provide that special meetings of stockholders may be called by First Clover Leaf's board of directors by vote of a majority of the whole board. In addition, First Clover Leaf's bylaws provide that a special meeting of stockholders shall be called by the Secretary of First Clover Leaf on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

         Stockholder Nominations and Proposals. Pursuant to Clover Leaf's bylaws, stockholder proposal for business at an annual meeting of stockholders and nominations for directors by stockholders must be made in writing and delivered to the Secretary of Clover Leaf at least at least 90 days prior to the anniversary date of the mailing of the proxy materials in connection with the corporation's prior year's annual meeting. In the event that less than 130 days' notice or prior public disclosure of the date of the meeting is given, to be timely notice of a stockholder must be received not later than the close of business on the tenth day following the day on which the notice or disclosure was given. In addition to meeting the applicable deadline, stockholder proposals as well as nominations must be accompanied by certain information specified in Clover Leaf's bylaws.

         First Clover Leaf's bylaws provide that First Clover Leaf must receive written notice of any stockholder proposal for business and any stockholder director nominations at an annual meeting of stockholders not less than 90 days or more than 120 days prior to the anniversary date of the mailing of the proxy materials in connection with the corporation's prior year's annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal or notice of the director nomination must be received by First Clover Leaf no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first. As under Clover Leaf's bylaws, any such advance by more than 20 days from the anniversary date may have the effect of requiring that notice of a proposal or director nomination be submitted earlier than normally required.

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         For a discussion of the requirements for the stockholders of First
Clover Leaf to submit nominations to the board of directors see "--Comparison of Stockholder's Rights for Existing Stockholders of First Clover Leaf--Stockholder Nominations and Proposals."

         Stockholder Action Without a Meeting. Clover Leaf's certificate of incorporation provides that, subject to the rights of holders of any class or series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent.

         First Clover Leaf's bylaws provide, generally, that any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each stockholder entitled to vote on the matter. The bylaws also provide that, unless First Clover Leaf's articles provide otherwise, the holders of any class of First Clover Leaf stock, other than common stock, that is entitled to vote generally in the election of directors may act by written consent without a meeting if the consent is signed by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.

         Stockholders' Right to Examine Books and Records. Delaware law provides that any stockholder, regardless of the number of shares held and how long he has held his shares, generally has the right to inspect the corporation's stock ledger, list of stockholders and other books and records, provided he has a proper purpose for doing so and satisfies certain procedural requirements. Under Maryland law, only a holder or group of holders of 5% or more of the corporation's stock for at least six months has the right to inspect the corporation's stock ledger, list of stockholders and books of account. Stockholders who have held their shares for less than six months and holders of fewer than 5% of the shares are entitled to inspect the corporation's bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements.


         Vote Required for Certain Transactions. First Clover Leaf's articles provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of Clover Leaf require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a greater-than-10% stockholder of First Clover Leaf or who is an affiliate of First Clover Leaf and at any time within the past two years was a greater-than-10% stockholder of First Clover Leaf.

Clover Leaf's certificate of incorporation does not contain any similar provision. However, Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder" (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies: the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; the person became an interested stockholder and 85% owner of the voting stock of the corporation in the same transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting. Section 203 does not apply to the merger of First Clover Leaf and Clover Leaf.


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         Like the Delaware General Corporation Law, the Maryland General
Corporation Law contains a business combination statute. The Maryland business combination statute prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a provision in its articles. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

         First Clover Leaf has opted out of the Maryland business combination statute through a provision in its articles.


         Dissenters' Rights of Appraisal. Under Delaware law, stockholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called "appraisal rights"). Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or the Nasdaq National Market or are held by 2,000 or more holders of record and (2) except for cash in lieu of fractional share interests, the shares are being exchanged for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or the Nasdaq National Market or held of record by more than 2,000 holders.

         Because Clover Leaf stockholders may be required to accept cash for at least part of the consideration paid for their shares, Clover Leaf stockholders are entitled to appraisal rights in connection with the merger. See "Proposal I. Adoption of the Merger Agreement--Appraisal Rights."

         Maryland law provides that, except in connection with a transaction governed by the Maryland business combination statute or exempted from that statute pursuant to the statute's fair price provisions, a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange or the Nasdaq National Market or Nasdaq Capital Market. Because, as described under "--Business Combinations with Certain Persons," First Clover Leaf has opted out of the Maryland business combination statute through an articles provision, and since First Clover Leaf common stock will be listed on the Nasdaq Capital Market, the holders of First Clover Leaf common stock are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.


         Amendment of Governing Instruments. Generally, Clover Leaf's certificate of incorporation may be amended in the manner prescribed by Delaware law, which requires the approval of the board of directors of Clover Leaf and the holders of at least a majority of the outstanding shares of Clover Leaf common stock. The amendment of certain other provisions of Clover Leaf's certificate of incorporation, however, requires the vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The provisions requiring the higher vote relate to: board authorization to issue and set the terms of preferred stock; voting limitations on 10% or greater stockholders; the prohibition on stockholder action by written consent; the call of special stockholders' meetings; the number, classification, election and removal of directors; and amendments to the certificate of incorporation and bylaws.

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

         Clover Leaf's bylaws may be amended either by a majority of its board of directors, or by an 80% vote of Clover Leaf's stockholders, voting together as a single class.

         First Clover Leaf's articles contain a provision regarding amendments of the articles that is similar to the one contained in the Clover Leaf's certificate of incorporation. That is, generally the articles may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of First Clover Leaf common stock, with a super-majority stockholder vote required for amending specified provisions. These provisions are generally the same as those specified in Clover Leaf's certificate of incorporation.

         First Clover Leaf's bylaws may be amended either by a majority of the board of directors, or by an 80% vote of First Clover Leaf's stockholders, voting together as a single class.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

         Employment and Change in Control Agreements. First Federal Savings & Loan Association of Edwardsville has entered into an employment agreement, effective as of January 31, 2006, with Larry W. Mosby, its President and Chief Executive Officer. The term of the agreement is through December 31, 2006. Under the agreement, Mr. Mosby will serve as President and Chief Executive Officer of First Federal Savings & Loan Association of Edwardsville until September 30, 2006. Thereafter through December 31, 2006, Mr. Mosby will provide consulting services to First Federal Savings & Loan Association of Edwardsville. In the discretion of the board of directors, the term of the agreement may be extended such that Mr. Mosby continues to serve as President and Chief Executive Officer through December 31, 2006 and provides consulting services from January 1, 2007 through March 31, 2007. Under the agreement, Mr. Mosby's base salary is $96,036. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal Savings & Loan Association of Edwardsville for cause at any time. In the event of Mr. Mosby's death during the term of the agreement, First Federal Savings & Loan Association of Edwardsville will pay his base salary to his named beneficiaries for the shorter of six months or the remaining term of the agreement, and will also continue medical and other benefits to his family during that period. The agreement provides that, following his termination of employment, the executive will not compete with First Federal Savings & Loan Association of Edwardsville for one year.

         Clover Leaf and Clover Leaf Bank have entered into an employment agreement and change in control agreement with Dennis M. Terry, their President and Chief Executive Officer, both dated December 8, 2003, as amended May 24, 2005. The agreement expires on December 31, 2006. Under the agreement, Clover Leaf Bank's board of directors annually reviews Mr. Terry's base salary to determine whether to increase such salary, and annually considers, in its discretion, the payment of an annual bonus. Mr. Terry participates in all employee benefit plans available to Clover Leaf's full-time management employees. The agreement includes a two-year non-compete provision and non-solicitation provision following the termination of Mr. Terry's employment, but those provisions do not apply if Clover Leaf terminates his employment without cause. Upon the termination of Mr. Terry's employment following a change in control, Mr. Terry is entitled to a severance package consisting of (i) monthly payments beginning 30 days after the change in control for 36 months equal to the greater of (A) $12,000 per month or (B) his monthly salary from Clover Leaf; and (ii) payment of his health insurance premiums for 18 months after termination of employment.

         In connection with the execution of the merger agreement, Mr. Terry entered into a new employment agreement with First Federal and First Federal Savings & Loan Association of Edwardsville,

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

which will become effective on the consummation of the merger and which will supersede Mr. Terry's existing employment agreement with Clover Leaf and Clover Leaf Bank, including provisions relating to payouts upon a change in control. Under the terms of the new agreement, upon the consummation of the merger, Mr. Terry initially will serve as Chief Operating Officer of First Clover Leaf and First Clover Leaf Bank. Upon Mr. Mosby's retirement, Mr. Terry will succeed Mr. Mosby as Chief Executive Officer. The agreement has a term of 36 months. Starting on January 1, 2008 and for each January 1st thereafter, the agreement renews for an additional year unless a written non-renewal notice is provided at least 60 days but no more than 90 days before the renewal date, such that the remaining term is 36 months.

         Under the agreement, Mr. Terry's base salary will be $152,000. The base salary may be increased but not decreased. The agreement provides that not later than February 1, 2007, the board of directors will commission a compensation study by a mutually agreed upon compensation expert of persons who are both presidents and chief executive officers at peer financial institutions located in a comparable geographic area and will report its findings to Mr. Terry, with the understanding that his compensation will be increased to the extent necessary to be competitive, in the judgment of the board of directors, with the compensation offered to persons who are both presidents and chief executive officers of such peer organizations. The compensation increase, if any, attributable to this compensation study will be retroactive to the date of Mr. Terry's appointment, and any "catch up" payment shall be made to him in a lump sum within two months after he is notified of the increase. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides Mr. Terry with an automobile allowance of not less than $460 per month.


         The agreement provides that Mr. Terry's employment may be terminated for cause at any time. Under the agreement, if Mr. Terry's employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Clover Leaf Bank is obligated to pay a lump sum equal to the remaining amounts that Mr. Terry would have received under the agreement if he had continued employment through the remainder of the then-current term. If his employment is terminated in connection with a change in control, First Clover Leaf Bank is obligated to pay Mr. Terry a lump sum equal to the total amount that Mr. Terry would have earned under the agreement if Mr. Terry had continued his employment for 36 months after the date of his termination of employment (regardless of the duration of the then-current term). In the event of his disability for a period of six months, First Clover Leaf Bank may terminate the agreement provided that First Clover Leaf Bank will be obligated to pay Mr. Terry his base salary for a period of one year following his termination of employment and 66 2/3% of his base salary each successive year until the earlier of his death, recovery from the disability or attainment of age 65. In the event of Mr. Terry's death during the term of the agreement, First Clover Leaf Bank will pay his base salary to his named beneficiaries for one year following his date of death. The agreement provides that, following his termination of employment for reasons other than disability, change in control, or non-renewal of the agreement, Mr. Terry will not compete with First Clover Leaf Bank for a period of one year in any city or county in which First Clover Leaf Bank has an office or has filed an application for regulatory approval to establish an office.


         First Federal Savings & Loan Association of Edwardsville entered into an employment agreement, effective January 1, 2006, with Donald Engelke, its Senior Vice President-Residential Lending. The agreement has a term of 12 months. On each anniversary date, the agreement may be extended for an additional 12 months so that the remaining term is 12 months. Under the agreement, the current base salary for Mr. Engelke is $95,000. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination

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of Mr. Engelke's employment by First Federal Savings & Loan Association of
Edwardsville for cause at any time. Under the agreement, if his employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Federal Savings & Loan Association of Edwardsville is obligated to pay Mr. Engelke the value of his base salary, bonus and benefits for 12 months. If his employment is terminated in connection with a change in control, First Federal Savings & Loan Association of Edwardsville is obligated to pay Mr. Engelke the value of his base salary, bonus and benefits for 18 months. In the event of his disability for a period of six months, First Federal Savings & Loan Association of Edwardsville may terminate the agreement, provided that First Federal Savings & Loan Association of Edwardsville will be obligated to pay Mr. Engelke his base salary for the remainder of the term of the agreement. In the event of Mr. Engelke's death during the term of the agreement, First Federal Savings & Loan Association of Edwardsville will pay his base salary to his named beneficiaries for the remaining term of the agreement.


         First Federal Savings & Loan Association of Edwardsville has entered into an employment agreement with Linda Werner, its Corporate Secretary and Savings Officer. The agreement expires on December 31, 2006. Under the agreement, the current base salary for Ms. Werner is $53,348. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to management employees. The agreement provides for termination by First Federal Savings & Loan Association of Edwardsville for cause at any time. In the event of Ms. Werner's death during the term of the agreement, First Federal Savings & Loan Association of Edwardsville shall pay her estate or named beneficiaries her base salary for the shorter of six months or the remaining term of the agreement. In the event of Ms. Werner's disability during the term of the agreement, all payments under the agreement cease.

         Clover Leaf and Clover Leaf Bank have entered into change of control agreements with Lisa Fowler, Senior Lender/Senior Vice President, and with Darlene McDonald, Senior Vice President/Controller and Senior Operations Manager. The term of the agreements began on December 31, 2003 and they will remain in effect as long as Ms. Fowler and Ms. McDonald are employed by Clover Leaf and Clover Leaf Bank. Under each agreement, in the event the employee is terminated without cause or the employee terminates employment for good reason following a change of control, the employee will receive (i) 12 monthly payments, commencing 30 days after the effective date of the change in control, equal to the greater of (A) $6,250 per month or (B) the employee's monthly salary on the notice date or effective date of the change in control (whichever is greater); and (ii) payment of her health insurance premiums for 12 months after termination of employment, provided that she makes a timely COBRA election.


         First Clover Leaf Bank intends to enter into employment agreements with Ms. McDonald and Ms. Fowler that will supersede their change in control agreements with Clover Leaf and Clover Leaf Bank. The proposed employment agreements with Ms. McDonald and Ms. Fowler each are expected to have a term of 12 months. On each anniversary date, the agreement may be extended for an additional 12 months so that the remaining term is 12 months. Under the proposed agreements, the base salary for Ms. McDonald will be $_____ and for Ms. Fowler will be $_____. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The proposed agreement may be terminated by First Clover Leaf Bank for cause at any time. Under the proposed agreement, if the executive's employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Clover Leaf Bank will be obligated to pay the executive the value of her base salary, bonus and benefits for 12 months. The proposed agreement provides that, following termination of the executive's employment for reasons other than disability, change in control, or


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non-renewal of the agreement, the executive will not compete with First Clover
Leaf Bank for a period of one year in any city or county in which First Clover Leaf Bank has an office or has filed an application for regulatory approval to establish an office. If the executive's employment is terminated in connection with a change in control, First Clover Leaf Bank will be obligated to pay the terminated executive the value of her base salary, bonus and benefits for 18 months. In the event of the executive's disability for a period of six months, First Clover Leaf Bank may terminate the agreement provided that First Clover Leaf Bank will be obligated to pay her base salary for the remainder of the term of the agreement. In the event of the executive's death during the term of the agreement, First Clover Leaf Bank will pay her base salary to her named beneficiaries for the remaining term of the agreement.

         Deferred Compensation Plan. Clover Leaf Bank adopted a non-qualified deferred compensation plan for directors in 1988. Each director is entitled to defer all or a portion of his directors fees under the plan beginning on the effective date of the plan. Four directors have elected to participate in the plan. Interest is credited to the account of each director at the same rate as that paid on the one-year certificate of deposit offered by Clover Leaf Bank on January 2 of each year. Benefits under the plan are paid either in a lump sum or over a period of five years, as determined by Clover Leaf Bank. It is expected that the plan will either be frozen following the completion of the merger or it will be continued and made available to all directors of First Clover Leaf and First Clover Leaf Bank in the period after completion of the merger.


         At December 31, 2005, the directors' aggregate account balances under the plan equaled approximately $439,000.

         Directors and Officers Insurance. First Federal and First Clover Leaf have agreed to maintain for three years following the completion of the merger, the current directors' and officers' liability insurance policies maintained by Clover Leaf and its subsidiaries (or they may substitute policies of at least the same coverage), provided that First Clover Leaf is not required to spend more than 150% of the annual cost currently expended by Clover Leaf with respect to such insurance.

         Indemnification. First Federal and First Clover Leaf have agreed that, for a period of six years following the completion of the merger, they will indemnify, defend and hold harmless each present and former officer and director of Clover Leaf and its subsidiaries against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First Clover Leaf, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Clover Leaf or its subsidiaries, regardless of whether the claim is asserted or arises before or after the closing of the merger, to the fullest extent permitted under applicable law, First Clover Leaf's articles of incorporation and bylaws. First Clover Leaf will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted by applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

MANAGEMENT AND OPERATIONS OF FIRST CLOVER LEAF AND FIRST CLOVER LEAF BANK AFTER THE MERGER

         When the merger is effective, Clover Leaf will be merged with and into First Clover Leaf (or a to-be-formed subsidiary of First Clover Leaf) and Clover Leaf Bank will be merged into First Clover Leaf Bank, and the separate existence of both Clover Leaf and Clover Leaf Bank will cease. The directors and executive officers of First Federal and First Federal Savings & Loan Association of Edwardsville

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immediately prior to the merger will continue to be directors and executive officers of the surviving entities. Following the merger, all existing directors of Clover Leaf Bank will be appointed to the board of directors of First Clover Leaf Bank and three existing directors of Clover Leaf chosen by Clover Leaf Bank will be appointed to the board of directors of First Clover Leaf.

EFFECTIVE DATE OF MERGER

         The parties expect that the merger will become effective once all conditions in the merger agreement have been satisfied. The merger will be legally completed by the filing of certificates of merger with the Delaware Secretary of State and with the Maryland Department of Assessments and Taxation. The filing of certificates of merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. See "--Conditions to the Completion of the Merger" below.

POSSIBLE ALTERNATIVE STRUCTURES

         First Federal is entitled to revise the structure of the merger, provided that:


         (i) there are no adverse Federal or state income tax consequences to Clover Leaf stockholders as a result of the modification;


         (ii) the consideration to be paid to the holders of shares of Clover Leaf common stock under the merger agreement is not changed in kind or value or reduced in amount; and

         (iii) the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations and warranties by First Federal and Clover Leaf that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

         o the organization, existence, and corporate power and authority, and capitalization of each of the companies;

         o        ownership of subsidiaries;

         o authority to enter into the merger agreement and that the merger agreement is binding on the parties;

         o the absence of conflicts with and violations of law and various documents, contracts and agreements;

         o filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

         o        regulatory reports and financial statements;

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         o        filing of tax returns and payment of taxes;

         o the absence of any development materially adverse to the companies;

         o        material contracts and leases;

         o        ownership of property;

         o        insurance coverage;

         o        the absence of adverse material litigation;

         o        compliance with applicable laws and regulations;

         o        employee benefit matters, including employee benefit plans;

         o        brokers and finders;

         o        environmental matters;

         o        loan portfolios;

         o        transactions with related parties;

         o termination benefits related to employment agreements and other benefit plans;

         o        deposits;

         o        inapplicability of anti-takeover laws and regulations;

         o        the absence of obligations to register securities;

         o        Clover Leaf's receipt of a fairness opinion; and

         o compliance by First Federal's securities filings with the securities laws.

         All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

COVENANTS OF THE PARTIES

         Conduct of Business Pending the Merger. In the merger agreement, Clover Leaf has agreed, pending consummation of the merger, that it will, among other things, unless otherwise consented to in writing by First Federal:

         o operate its business, and cause each of its subsidiaries, including Clover Leaf Bank, to operate their businesses only in the usual, regular and ordinary course;

         o        not take any action that would:

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         (i)      adversely affect the ability of Clover Leaf or, to the
                  knowledge of Clover Leaf, First Federal to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or


         (ii) adversely affect the ability of Clover Leaf to perform its covenants and agreements contained in the merger agreement.


         Negative Covenants of Clover Leaf. Clover Leaf has agreed that from the date of the merger agreement until the completion of the merger, unless First Federal otherwise consents, Clover Leaf and its subsidiaries, including Clover Leaf Bank, will not and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, Clover Leaf has agreed that neither it nor its subsidiaries will do the following:

         o change or waive any provision of their organizational documents;

         o change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options;

         o issue a stock split or combine or reclassify any shares of its capital stock;

         o        declare or pay any dividends;

         o enter into, change or terminate any contract except in the ordinary course of business;

         o        open or close any branch office or automated banking facility;

         o except for bonus payments accrued as of December 31, 2005, grant or agree to pay any bonus, severance or termination or enter into, renew or amend any employment or similar agreement other than as specified in the merger agreement;

         o enter into, or except as may be required by law, materially modify any benefit plan;

         o sell or lease all or any substantial portion of the assets or business of Clover Leaf or its subsidiaries;

         o acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

         o subject any asset of Clover Leaf or its subsidiaries to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

         o take any action that would result in Clover Leaf's representations and warranties in the merger agreement becoming untrue;

         o change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

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         o        purchase any equity securities, or purchase securities for
                  Clover Leaf's investment portfolio inconsistent with Clover Leaf's or Clover Leaf Bank's current investment policy;

         o make or commit to make loans other than loans that are consistent with Clover Leaf Bank's past practices and made in the ordinary course of business;

         o enter into any agreement or take any action for purposes of hedging exposure to interest rate risk;

         o except for the payment of salaries under existing employment agreements, take any action that would give rise to a right of payment under any employment agreement or give rise to an acceleration of any right under an employee benefit plan;

         o make any changes to banking policies except as may be required by law or banking regulators;

         o make capital expenditures in excess of amounts specified in the merger agreement;

         o purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice; and

         o enter into leases or other contracts involving payments in excess of $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement.

         Current Information. Each company has agreed to keep the other informed of the general status of its ongoing operations. Each company has agreed to promptly notify the other of any material change in its business.

         Access to Properties and Records. Subject to other terms of the merger agreement, Clover Leaf and Clover Leaf Bank have agreed to permit First Federal reasonable access to their properties, and to disclose and make available their books, papers and records relating to their operations.


         Financial and Other Statements. Clover Leaf has agreed to furnish to First Federal copies of audited financial statements and copies of all internal control reports submitted to Clover Leaf by its independent accountants. Clover Leaf and First Federal have agreed to deliver to each other copies of all reports that are filed with bank regulators. Clover Leaf will deliver to First Federal copies of all reports that are filed with bank regulators or delivered to stockholders. Clover Leaf will advise First Federal of the receipt of examination reports from any bank regulator, and will furnish to First Federal any additional financial data as First Federal may reasonably request. First Federal will provide to Clover Leaf copies of documents filed by it with the Securities and Exchange Commission.


         Consents and Approvals of Third Parties; All Reasonable Efforts. Clover Leaf and First Federal have agreed to use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, Clover Leaf and First Federal have agreed to use all commercially reasonable efforts to take all action necessary or advisable to consummate the merger. First Federal, at its discretion, may require Clover Leaf to engage a professional proxy solicitor to obtain the requisite stockholder vote on the merger.

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

         Failure to Fulfill Conditions. Clover Leaf and First Federal have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

         No Solicitation. Clover Leaf has agreed that, unless the merger agreement has been terminated, neither it, its subsidiaries, its officers or its directors will:

         o initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire Clover Leaf or Clover Leaf Bank; or

         o enter into, maintain or continue any negotiations with, provide any confidential information to, or have any discussions with, any person or entity relating to a proposal to acquire Clover Leaf or Clover Leaf Bank, subject to the directors' exercise of their fiduciary duties in connection with an unsolicited proposal.

The merger agreement restricts the circumstances under which Clover Leaf may provide information to other parties. Clover Leaf has agreed not to solicit other offers, and has agreed to provide further information only in limited circumstances, principally in connection with the fiduciary duty of the board of directors to consider a financially superior proposal.

         Board of Directors and Committee Meetings. Clover Leaf and Clover Leaf Bank have agreed that they will permit one or more representatives of First Federal to attend any meeting of their boards of directors or executive committees. Neither Clover Leaf nor Clover Leaf Bank is required to permit a representative to remain present during any confidential discussion of the merger agreement or any third party proposal to acquire control of Clover Leaf or Clover Leaf Bank.

         Prohibition on Solicitation of Employees. If the merger is not consummated, Clover Leaf and First Federal have each agreed not solicit for employment any employee of the other designated a loan officer or a Vice President or higher, for a period of two years from the date the merger is terminated.

         Employee Benefits. The merger agreement includes the following agreements regarding employee benefit matters and employees of Clover Leaf and its subsidiaries:

         o After review of Clover Leaf's employee benefit plans, First Federal may, in its sole discretion, terminate or continue such plans. Employees of Clover Leaf and its subsidiaries who continue employment with First Clover Leaf or its subsidiaries and who become participants in First Clover Leaf's employee benefit plans will, for purposes of determining eligibility for such plans and the satisfaction of vesting of employee benefits under such plans (but not for benefit accrual purposes), receive credit under First Clover Leaf's plans for service as an employee of Clover Leaf or its subsidiaries. However, employees of Clover Leaf and its subsidiaries will not receive prior credit for service with respect to First Clover Leaf's employee stock ownership plan.


         o The existing employment agreement and change in control agreement between Mr. Dennis M. Terry and Clover Leaf and Clover Leaf Bank, will be terminated upon completion of the merger. Mr. Terry has entered into a new employment agreement with First Federal Savings & Loan Association of Edwardsville, which becomes effective upon completion of the merger and which supercedes Mr. Terry's existing employment agreement and change in control agreement. The new employment agreement provides


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


                  that Mr. Terry will become Chief Operating Officer of First Clover Leaf and First Clover Leaf Bank upon the completion of the merger, and President and Chief Executive Officer of these entities upon the retirement in late 2006 or early 2007 of Mr. Larry Mosby, the current President and Chief Executive Officer. In addition, the existing change in control agreements between Clover Leaf and Clover Leaf Bank and two senior executive officers of these entities are expected to be terminated upon completion of the merger. These two senior executive officers are each expected to enter into a new employment agreement with First Clover Leaf and First Clover Leaf Bank upon the completion of the merger.


         o First Federal will either discontinue Clover Leaf's existing directors' deferred compensation plan or continue the plan for all directors of First Clover Leaf and First Clover Leaf Bank after the merger.

         o First Federal will either terminate Clover Leaf's existing 401(k) plan or integrate the plan with First Clover Leaf's plan.

         o In the event of termination or consolidation of any health, disability or life insurance plan of Clover Leaf Bank, First Federal will make available employer-provided health, disability or life insurance coverage to former employees, including their dependents, of Clover Leaf Bank who continue employment with First Clover Leaf. First Clover Leaf will provide the same coverage First Federal provides to its current employees. No coverage of continuing employees shall terminate under employee benefit plans of Clover Leaf Bank until the continuing employees become eligible to participate in First Clover Leaf's employee benefit plans. A continuing employee's prior service at Clover Leaf Bank will apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.


         Directors and Officers Indemnification and Insurance. First Clover Leaf shall maintain for three years following the completion of the merger, the current directors' and officers' liability insurance policies maintained by Clover Leaf and its subsidiaries (or First Clover Leaf may substitute policies of at least the same coverage), provided that the expense is 150% or less than Clover Leaf's current annual expense. First Clover Leaf shall indemnify officers and directors of Clover Leaf and its subsidiaries for six years after the completion of the merger, to the extent and under the circumstances specified in the merger agreement.


REGULATORY AND OTHER MATTERS

         Stockholders' Meetings. Clover Leaf and First Federal have agreed to hold stockholder meetings to consider the merger agreement and/or the transactions contemplated by the merger agreement. Clover Leaf and First Federal have agreed, subject to the fiduciary responsibility of their boards of directors, to recommend the approval of the merger agreement and/or the transactions contemplated by the merger agreement. Each has agreed to cooperate and consult with the other with respect to the foregoing. First Federal and Clover Leaf have agreed to promptly notify the other party if at any time it becomes aware that the proxy statement or prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         First Federal Financial Services, MHC's Conversion from Mutual to Stock Form. First Federal Financial Services, MHC, First Federal, and First Federal Savings & Loan Association of

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

Edwardsville have agreed to take all reasonable steps necessary to effect the conversion, including the following:

         o First Federal will as promptly as practicable after the appropriate registration statement is declared effective by the Securities and Exchange Commission, hold a meeting of stockholders to approve the conversion and/or the plan of conversion. Subject to the fiduciary responsibility of its board of directors, First Federal will recommend to its stockholders the approval of the conversion and/or the plan of conversion.

         o First Federal Financial Services, MHC will as promptly as practicable after the appropriate registration statement is declared effective by the Securities and Exchange Commission, hold a meeting of its members (depositors and certain borrowers of First Federal Savings & Loan Association of Edwardsville) to approve the plan of conversion. Subject to the fiduciary responsibility of its board of directors, First Federal Financial Services, MHC will recommend to its members the approval of the plan of conversion.

         o First Federal Financial Services, MHC will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the conversion.

         o Clover Leaf has agreed to promptly notify First Federal if at any time it becomes aware that the conversion prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


         o If First Federal does not receive orders for at least 3,272,500 shares of common stock in the subscription and community offering, then, at First Federal's discretion, in order to issue the minimum number of shares necessary in order to complete the offering, up to 490,875 of the unsubscribed shares may be issued to the stockholders of Clover Leaf as merger consideration.


         Regulatory Approvals. Clover Leaf and First Federal have agreed to cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by the agreement and plan of reorganization, including without limitation the merger and the conversion.


         Voting Agreements. In consideration of the substantial expenses that First Federal will incur in connection with the merger, and to induce First Federal to execute the merger agreement, each of the directors of Clover Leaf who owns shares of Clover Leaf common stock executed a voting agreement, in which he or she, while the voting agreement is in effect, agrees to vote or cause to be voted all of his or her shares of Clover Leaf common stock that he or she is entitled to vote, whether such shares are beneficially owned by him or her on the date of the voting agreement or are subsequently acquired, in favor of the merger agreement at the special meeting of Clover Leaf's stockholders called and held to consider the merger agreement. The voting agreements will automatically terminate upon termination of the merger agreement. In the voting agreements, directors of Clover Leaf have collectively agreed to vote 35.9% of Clover Leaf's outstanding shares in favor of the merger.


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

         Affiliate Agreements. Clover Leaf has agreed to use all reasonable efforts to cause each director, executive officer and other person who is an affiliate of Clover Leaf for purposes of Rule 145 under the Securities Exchange Act of 1934 to deliver to First Federal a written agreement, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of First Federal common stock to be received by such affiliate in the merger, otherwise than in compliance with the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

CONDITIONS TO THE COMPLETION OF THE MERGER

         Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of First Federal and Clover Leaf are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

         o approval of the merger agreement by the affirmative vote of a majority of the issued and outstanding shares of First Federal and by a majority of the issued and outstanding shares of Clover Leaf;

         o approval of the conversion by the requisite vote of members of First Federal Financial Services, MHC and stockholders of First Federal;

         o the absence of any order, decree or injunction by which the merger is restrained or enjoined;

         o approval of the transactions contemplated by the merger agreement by all applicable federal and state regulatory agencies and the expiration of all statutory waiting periods;

         o the shares of common stock of First Clover Leaf to be issued as merger consideration shall have been authorized for listing on the Nasdaq Capital Market;

         o First Federal, Clover Leaf and First Clover Leaf shall have received from Luse Gorman Pomerenk & Schick, P.C. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

         o First Clover Leaf shall have received and accepted orders to purchase the minimum number of shares in the offering, including the issuance of unsubscribed offering shares to stockholders of Clover Leaf as merger consideration, if necessary to complete the conversion and offering.

         Additional Conditions to the Obligations Under the Merger Agreement. The obligations of First Federal and Clover Leaf are further subject to various conditions, including the following:

         o except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

         o the other party to the merger agreement has performed its obligations under the merger agreement;

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

         o the other party to the merger agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

         o First Federal shall have received a "comfort" letter from the independent accountants for Clover Leaf;

         o First Federal shall have deposited with an exchange agent cash and shares of First Clover Leaf common stock to be exchanged for shares of common stock of Clover Leaf;

         o since December 31, 2004, neither party shall have suffered any material adverse effect;


         o not more than 10% of the outstanding shares of Clover Leaf shall have dissented from the merger pursuant to Delaware corporate law; and


         o counsel to First Federal and Clover Leaf shall each have delivered a legal opinion regarding certain matters.

         The parties may waive conditions to their obligations unless they are legally prohibited from doing so.

TERMINATION, AMENDMENT AND WAIVER

         Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

         o At any time by the mutual written agreement of First Federal and Clover Leaf;

         o By either Clover Leaf or First Federal (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a material breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

         o By either Clover Leaf or First Federal (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured with specified time periods;

         o At the election of either First Federal or Clover Leaf, if the merger has not been completed by January 31, 2007, which date may be extended by agreement of First Federal and Clover Leaf;

         o By either Clover Leaf or First Federal if the required vote of stockholders of Clover Leaf is not obtained;

         o By either Clover Leaf or First Federal if the required regulatory approvals are not obtained;

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         o        By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) in the event that any of the conditions precedent to the obligations of such party to complete the merger cannot be satisfied or fulfilled by January 31, 2007;

         o By the board of directors of First Federal if Clover Leaf has received a "Superior Proposal" (as defined in the merger agreement), the board of directors of Clover Leaf has entered into an acquisition agreement with respect to the Superior Proposal, terminated the merger agreement or withdrawn its recommendation to stockholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to First Federal; and

         o By the board of directors of Clover Leaf if Clover Leaf has received a Superior Proposal, the board of directors of Clover Leaf has made a determination to enter into an acquisition agreement with respect to the Superior Proposal and Clover Leaf has notified First Federal of the Superior Proposal and provided First Federal with an opportunity to amend the merger agreement so as to enable Clover Leaf to proceed with the merger with First Federal on such adjusted terms.

EFFECT OF TERMINATION

         The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party.

         In the event of a termination of the merger agreement pursuant to certain other sections of the merger agreement, including Clover Leaf's acceptance of a Superior Proposal, Clover Leaf will be obligated to pay a termination fee of $1.0 million to First Federal, which payment shall be the exclusive remedy.

AMENDMENT, EXTENSION AND WAIVER

         By action of their respective boards of directors, the parties to the merger agreement may:

         o        amend the merger agreement;

         o extend the time for the performance of any of the obligations under the merger agreement;

         o        waive certain provisions of the merger agreement; and


         o waive compliance with any of the agreements or conditions contained in the merger agreement, except that after any approval of the agreement by the stockholders of Clover Leaf, there may not be, without further approval of such stockholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to Clover Leaf's stockholders pursuant to the merger agreement.


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         Any amendment to the merger agreement must be in writing.

REGULATORY APPROVALS AND OTHER MATTERS

         General. Clover Leaf and First Federal have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes approval of the Office of Thrift Supervision and any other federal and state agencies that regulate First Federal Savings & Loan Association of Edwardsville, Clover Leaf Bank or their respective holding companies. First Federal has filed the application materials necessary to obtain these regulatory approvals. The merger cannot be completed without Office of Thrift Supervision approval. We cannot assure you either that we will obtain the required regulatory approvals, or when such approvals will be received, or whether there will be conditions in the approvals or any litigation challenging the approvals. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

         We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will successfully obtain any such additional approvals or actions.


         Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision. First Federal received the required conditional approval of the Office of Thrift Supervision on May __, 2006.


         The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. First Federal Savings & Loan Association of Edwardsville and Clover Leaf Bank each have a "satisfactory" Community Reinvestment Act rating.

         Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by First Federal and First Federal Savings & Loan Association of Edwardsville for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger's competitive effects.

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

         MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         General. The following discussion sets forth the material United States federal income tax consequences of the merger to First Federal, its affiliates, Clover Leaf, Clover Leaf Bank, and U.S. holders (as defined below) of shares of Clover Leaf common stock. U.S. holders of First Federal common stock who either exchange their shares in the conversion pursuant to the exchange ratio or who purchase shares in the subscription and community offering will not have any federal tax consequences as a result of the merger solely as a result of being U.S holders of First Federal. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

         For purposes of this discussion, we use the term "U.S. holder" to mean:

         o        a citizen or resident of the United States;

         o a corporation created or organized under the laws of the United States or any of its political subdivisions;

         o        a trust that:


                  (1) is subject to the supervision of a court within the United States and the control of one or more United States persons; or


                  (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

         o an estate that is subject to United States federal income tax on its income regardless of its source.

         This discussion assumes that, if you are a holder of shares of Clover Leaf common stock, you hold your shares as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

         o        a financial institution;

         o        a tax-exempt organization;

         o        an S corporation or other pass-through entity;

         o        an insurance company;

         o        a mutual fund;

         o        a dealer in securities or foreign currencies;

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

         o a trader in securities who elects the mark-to-market method of accounting for your securities;

         o a Clover Leaf stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

         o a Clover Leaf stockholder who received Clover Leaf common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

         o        a person that has a functional currency other than the U.S.
                  dollar;

         o a holder of options granted under any Clover Leaf benefit plan; or

         o a Clover Leaf stockholder who holds Clover Leaf common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

         Based on representations contained in representation letters provided by First Federal and Clover Leaf and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time, it is the opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to First Federal, that the material United States federal income tax consequences of the merger are as follows:

         o the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and none of the (i) conversion of First Federal Financial Services, MHC from mutual to stock form, (ii) the offer and issuance of First Federal common stock in connection with the aforementioned conversion to the existing public stockholders of First Federal, or (iii) the merger of Clover Leaf Bank with and into First Clover Leaf Bank will adversely affect this treatment;

         o no gain or loss will be recognized by First Federal, its parent or subsidiaries or any affiliated corporation of Clover Leaf or Clover Leaf Bank by reason of the merger;

         o you will not recognize gain or loss if you exchange your Clover Leaf common stock solely for First Clover Leaf common stock, except to the extent of any cash received in lieu of a fractional share of First Clover Leaf common stock;

         o you will recognize gain or loss if you exchange your Clover Leaf common stock solely for cash in the merger in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Clover Leaf common stock;

         o subject to the following paragraph, you will recognize gain (but not loss) if you exchange your Clover Leaf common stock for a combination of First Clover Leaf common stock and cash in an amount equal to the lesser of:

                  --       the excess, if any, of:

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                           o        the sum of the cash (excluding any cash
                                    received in lieu of a fractional share of First Clover Leaf common stock) and the fair market value of the First Clover Leaf common stock you receive (including any fractional share of First Clover Leaf common stock you are deemed to receive and exchange for cash); over

                           o your tax basis in the Clover Leaf common stock surrendered in the merger; or

                  --       the cash that you receive in the merger.

         o your tax basis in the First Clover Leaf common stock that you elect to receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Clover Leaf common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of First Clover Leaf common stock); and

         o your holding period for the First Clover Leaf common stock that you receive in the merger will include your holding period for the shares of Clover Leaf common stock that you surrender in the exchange.

         If you acquired different blocks of Clover Leaf common stock at different times and at different prices, any gain or loss you realize will be determined separately with respect to each block of Clover Leaf common stock, and the cash and First Clover Leaf common stock you receive will be allocated pro rata to each such block of common stock; however, no loss will be recognized. In addition, your basis and holding period in your First Clover Leaf common stock may be determined with reference to each block of Clover Leaf common stock.

         Additional Considerations -- Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if:

         (i)      you are a significant stockholder of First Federal; or

         (ii) if, after taking into account constructive ownership rules, your percentage ownership in First Clover Leaf after the merger is not less than what your percentage ownership would have been if you had received First Clover Leaf common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional First Clover Leaf common stock, a purchase of First Clover Leaf common stock by a person related to you or a share repurchase by First Clover Leaf from other First Clover Leaf stockholders.

         Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

         Cash in Lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of First Clover Leaf common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

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         Dissenting Stockholders. Holders of Clover Leaf common stock who dissent with respect to the merger as discussed in "--Dissenters' Rights of Appraisal," and who receive cash in respect of their shares of Clover Leaf common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.


         Taxation of Capital Gain. Gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Clover Leaf common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of Clover Leaf common stock, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

         Limitations on Tax Opinion and Discussion. As noted earlier, the tax opinion is subject to assumptions relating to, among other things, the truth and accuracy of certain representations made by First Federal, First Clover Leaf and Clover Leaf, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the Internal Revenue Service is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.


         The preceding discussion is intended only as a summary of material federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.


RESALE OF SHARES OF FIRST CLOVER LEAF COMMON STOCK

         All shares of First Clover Leaf common stock received by Clover Leaf stockholders in the merger will be freely transferable, except that shares of First Clover Leaf common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act of 1933, as amended, of First Federal or Clover Leaf prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended, or as otherwise permitted under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of First Federal or Clover Leaf generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal stockholders of such party. Affiliates of both parties have previously been notified of their status. The merger agreement requires Clover Leaf to use reasonable efforts to obtain an affiliate letter from each person who is an affiliate of Clover Leaf.

         This proxy statement-prospectus does not cover resales of First Clover Leaf common stock received by any person who may be deemed to be an affiliate of Clover Leaf or First Federal. Accordingly, such resales will be required to be made in accordance with Rule 145.

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

ACCOUNTING TREATMENT

         In accordance with accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of First Federal will be carried forward to First Clover Leaf at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities from the acquisition of Clover Leaf will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of cash plus the number of shares of First Clover Leaf common stock to be issued to former Clover Leaf stockholders at fair value, exceeds the fair value of the net assets of Clover Leaf at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment annually. Further, the purchase accounting method results in the operating results of Clover Leaf only being included in the consolidated income of First Clover Leaf beginning from the date of consummation of the merger.

DISSENTERS' RIGHTS OF APPRAISAL

         Under federal law, stockholders of First Federal do not have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of First Federal common stock. Under Delaware law, stockholders of Clover Leaf have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Clover Leaf common stock instead of the merger consideration. Clover Leaf stockholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix K of this proxy statement-prospectus.

         Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Clover Leaf stockholder's failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.


         The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that a Clover Leaf stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Clover Leaf common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix K of this proxy statement-prospectus. Under Section 262 of the Delaware General Corporation Law, not less than 20 days before Clover Leaf's special meeting of stockholders, Clover Leaf must notify each of the holders of record of its capital stock as of May 8, 2006 that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporation Law. Clover Leaf intends that this proxy statement-prospectus constitutes this notice.


         If you are a Clover Leaf stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

         You must make a written demand for appraisal: You must deliver a written demand for appraisal to Clover Leaf before the vote on the merger agreement is taken at the Clover Leaf special meeting of stockholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

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

         You must not vote for adoption of the merger agreement: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

         o        fail to vote against adoption of the merger agreement; or

         o        fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

         You must continuously hold your Clover Leaf common stock: You must continuously hold your shares of Clover Leaf common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Clover Leaf common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

         A written demand for appraisal of Clover Leaf common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder's name appears on his or her stock certificate. If you are the beneficial owner of Clover Leaf common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

         If you own Clover Leaf common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

         If you own Clover Leaf common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, including an agent for one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

         If you are a record owner, such as a broker, who holds Clover Leaf common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of Clover Leaf common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares of Clover Leaf common stock as to which you wish to demand appraisal. If you do not expressly specify the number of shares, the demand will be presumed to cover all the shares of Clover Leaf common stock that are in your name.

         If you are a Clover Leaf stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Clover Leaf Financial Corp. 6814 Goshen Road, Edwardsville, Illinois 62025, Attention: Dennis M. Terry, President and Chief Executive Officer.


         It is important that Clover Leaf receive all written demands before the vote concerning the merger agreement is taken at the Clover Leaf special meeting of stockholders. As explained above, this written demand must be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of common stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

         If the merger is completed, each holder of Clover Leaf common stock who has perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law will be entitled to be paid by First Federal for such stockholder's shares the fair value in cash of those shares. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Clover Leaf common stock who have perfected their appraisal rights. The shares of Clover Leaf common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement-prospectus as the dissenting shares.

         Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The Delaware Court of Chancery may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

         If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.


         Within ten days after the effective date of the merger, First Clover Leaf must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262 of the Delaware General Corporation Law.

         Within 120 days after the effective date of the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Delaware Court of Chancery determine the value of the shares of Clover Leaf common stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Delaware Court of Chancery. First Clover Leaf has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal. A dissenting stockholder must also serve a copy of the petition on First Clover Leaf.

         If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. A withdrawal request received more than 60 days after the effective date of the merger is effective only with the written consent of First Clover Leaf . If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

         If you have complied with the conditions of Section 262, you are entitled to receive a statement from First Clover Leaf. This statement will set forth the number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to First Clover Leaf within 120 days after the effective date of the merger. First Clover Leaf must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands, whichever is later.

         If you properly file a petition for appraisal in the Chancery Court and deliver a copy to First Clover Leaf, First Clover Leaf will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with First Clover Leaf as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Chancery Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

         After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct First Clover Leaf to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct First Clover Leaf to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to First Clover Leaf.


         If you demand appraisal rights, after the effective date of the merger you will not be entitled:

         o to vote the shares of common stock for which you have demanded appraisal rights for any purpose;

         o to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the merger; or

         o to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).


         If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to First Clover Leaf a written withdrawal of your demand, except that:

         o any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of First Clover Leaf; and


         o an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

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

If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to do so.

                RESTRICTIONS ON ACQUISITION OF FIRST CLOVER LEAF


         Although the board of directors of First Clover Leaf is not aware of any effort that might be made to obtain control of First Clover Leaf after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of First Clover Leaf's articles of incorporation to protect the interests of First Clover Leaf and its stockholders from takeovers which the board of directors of First Clover Leaf might conclude are not in the best interests of First Clover Leaf Bank, First Clover Leaf or First Clover Leaf's stockholders.


         The following discussion is a general summary of the material provisions of First Clover Leaf's articles of incorporation and bylaws, First Clover Leaf Bank's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Clover Leaf's articles of incorporation and bylaws and First Clover Leaf Bank's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of First Federal Financial Services, MHC's application for conversion with the Office of Thrift Supervision and First Clover Leaf's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

FIRST CLOVER LEAF'S ARTICLES OF INCORPORATION AND BYLAWS

         First Clover Leaf's Maryland articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of First Clover Leaf more difficult.

         The following description is a summary of the provisions of the articles of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

         Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of First Clover Leaf's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the President, by a majority of the whole board or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

         Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

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

         Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

         Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights.")

         Authorized but Unissued Shares. After the conversion, First Clover Leaf will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of First Clover Leaf Following the Conversion." The articles of incorporation authorize 10,000,000 shares of serial preferred stock. First Clover Leaf is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of First Clover Leaf that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of First Clover Leaf. The board of directors has no present plan or understanding to issue any preferred stock.

         Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights"). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of our authorized directors, assuming no vacancies, the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights"). Notwithstanding the above, approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

         (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

         (ii)     The inability of stockholders to act by written consent;

         (iii) The inability of stockholders to call special meetings of stockholders;

         (iv) The division of the board of directors into three staggered classes;

         (v) The ability of the board of directors to fill vacancies on the board;

         (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

         (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

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

         (viii) The ability of the board of directors to amend and repeal the bylaws; and

         (ix) The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire First Clover Leaf.

         The bylaws may be amended by the affirmative vote of a majority of the total number of our authorized directors, assuming no vacancies. The bylaws may also be amended by the stockholders upon the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares entitled to vote.

MARYLAND CORPORATE LAW

         Maryland law contains certain provisions, described below, that may be applicable to First Clover Leaf upon consummation of the conversion.

         Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of First Clover Leaf's outstanding shares of voting stock entitled to vote to approve certain "business combinations" with an "interested stockholder." This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of First Clover Leaf's board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

         The term "interested stockholder" includes any individual, group acting in concert, corporation, partnership, association or other entity (other than First Clover Leaf or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of First Clover Leaf.

      A "business combination" includes:

         1. any merger or consolidation of First Clover Leaf or any of its subsidiaries with any interested 1 stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

         2. any sale or other disposition to or with any interested stockholder of 25% or more of the assets of First Clover Leaf or combined assets of First Clover Leaf and its subsidiaries;

         3. the issuance or transfer to any interested stockholder or its affiliate by First Clover Leaf (or any subsidiary) of any securities of First Clover Leaf (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of First Clover Leaf;

         4. the adoption of any plan for the liquidation or dissolution of First Clover Leaf proposed by or on behalf of any interested stockholder or its affiliate; and

         5. any reclassification of securities, recapitalization, merger or consolidation of First Clover Leaf

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

             with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of First Clover Leaf or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

CONVERSION REGULATIONS

         Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

CHANGE OF CONTROL REGULATIONS

         Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

         The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

         (1) the acquisition would result in a monopoly or substantially lessen competition;

         (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                DESCRIPTION OF CAPITAL STOCK OF FIRST CLOVER LEAF
                            FOLLOWING THE CONVERSION

GENERAL

         At the effective date, First Clover Leaf will be authorized to issue 20,000,000 shares of common stock, par value of $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. First Clover Leaf currently expects to issue in the merger up to 1,500,520 shares of common stock, subject to adjustment, to the stockholders of Clover Leaf. First Clover Leaf also currently expects to issue in the conversion up to 3,622,500 shares of common stock, subject to adjustment, in exchange for the publicly held shares of First Federal. First Clover Leaf expects to sell in the offering up to 4,427,500 shares of common stock, subject to adjustment. First Federal will not issue shares of preferred stock in the merger or in the conversion. Each share of First Clover Leaf common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in the offering, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

         The common stock of First Clover Leaf will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

         Dividends. First Clover Leaf may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by First Clover Leaf is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Clover Leaf will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Clover Leaf out of funds legally available therefor. If First Clover Leaf issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon consummation of the conversion, the holders of common stock of First Clover Leaf will have exclusive voting rights in First Clover Leaf. They will elect First Clover Leaf's board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of First Clover Leaf's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If First Clover Leaf issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

         As a federal stock savings association, corporate powers and control of First Clover Leaf Bank will be vested in its board of directors, who elect the officers of First Clover Leaf Bank and who fill any vacancies on the board of directors. Voting rights of First Clover Leaf Bank will be vested exclusively in the owners of the shares of capital stock of First Clover Leaf Bank, which will be First Clover Leaf, and voted at the direction of First Clover Leaf's board of directors. Consequently, the holders of the common stock of First Clover Leaf will not have direct control of First Clover Leaf Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of First Clover Leaf Bank, First Clover Leaf, as the holder of 100% of First Clover Leaf Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Clover Leaf Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders, all assets of First Clover Leaf Bank available for distribution. In the event of liquidation, dissolution or winding up of First Clover Leaf, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Clover Leaf available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the common stock of First Clover Leaf will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of First Clover Leaf's authorized preferred stock will be issued as part of the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS


         The consolidated financial statements of First Federal as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, appearing elsewhere in this document have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

         Keller & Company, Inc. has consented to the publication herein of the summary of its report to First Federal setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the conversion and offering and its letter with respect to subscription rights.


         The consolidated financial statements of Clover Leaf as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, appearing elsewhere in this document have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS


         Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to First Federal, First Clover Leaf, First Federal Financial Services, MHC and First Clover Leaf Bank and First Federal Savings & Loan Association of Edwardsville, will issue to First Federal its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. The Illinois state tax consequences of the conversion have been opined upon by Burroughs Hepler Broom MacDonald Hebrank & True, LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, LLP, Washington, D.C.


                                  OTHER MATTERS

         As of the date of this document, the First Federal board of directors and the Clover Leaf board of directors know of no matters that will be presented for their consideration at their respective special meetings other than as described in this document. However, if any other matters shall properly come before the special meetings or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meetings.

                           FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," or words of similar meaning. These forward-looking statements include, but are not limited to:

         (i) the financial condition, results of operations and business of First Federal and Clover Leaf;

         (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and

         (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts.

         These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

         The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

         o general economic conditions, either nationally or in our market areas, that are worse than expected;

         o        competition among depository and other financial institutions;

         o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         o operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

         o governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

         o        adverse changes in the securities markets;

         o changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

         o our ability to enter new markets successfully and capitalize on growth opportunities;

         o        our ability to successfully integrate acquired entities;

         o        changes in consumer spending, borrowing and savings habits;

         o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

         o        changes in our organization, compensation and benefit plans.

         Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

         All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

First Federal Financial Services, Inc. and Subsidiary

Contents

--------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm              F-2
--------------------------------------------------------------------------------

Consolidated Financial Statements

Consolidated balance sheets                                          F-3
Consolidated statements of income                                    F-4
Consolidated statements of stockholders' equity                      F-5
Consolidated statements of cash flows                                F-6 and F-7
Notes to consolidated financial statements                           F-8 - 29

--------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm on the
 Supplementary Information                                           F-30
--------------------------------------------------------------------------------

Supplementary Information

Consolidating balance sheet information                              F-31
Consolidating statement of income information                        F-32

--------------------------------------------------------------------------------


All schedules are omitted as the required information is either not applicable or is presented in the consolidated financial statements or related notes.

McGladrey & Pullen
Certified Public Accountants




Report of Independent Registered Public Accounting Firm


To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Financial Services, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ MCGLADREY & PULLEN, LLP

Champaign, Illinois
February 10, 2006




McGladrey & Pullen LLP serves clients' global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

First Federal Financial Services, Inc. and Subsidiary

Consolidated Balance Sheets
December 31, 2005 and 2004

                                                                            2005             2004
----------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                               $   1,027,901    $   1,536,987
Federal funds sold                                                        2,400,000          100,000
                                                                      ------------------------------
             Total cash and cash equivalents                              3,427,901        1,636,987
Interest-bearing time deposits                                              250,000          500,000
Securities available for sale                                            12,944,395       14,333,810
Securities held to maturity (fair value of $337,659 and $464,575 at
 December 31, 2005 and 2004, respectively)                                  353,209          472,418
Federal Home Loan Bank stock                                              6,213,940        7,771,300
Loans, net of allowance for loan losses of $428,419 and $428,419
 at December 31, 2005 and 2004, respectively                            115,645,079      112,160,553
Property and equipment, net                                                 860,086          865,367
Accrued interest receivable                                                 439,632          414,067
Other assets                                                                 24,104           39,523
                                                                      ------------------------------
        Total assets                                                  $ 140,158,346    $ 138,194,025
                                                                      ==============================

Liabilities and Stockholders' Equity

Liabilities
 Deposits:
  Savings                                                             $  23,845,491    $  28,107,164
  Time, $100,000 and over                                                13,072,182       11,271,212
  Other time                                                             65,194,451       58,875,951
                                                                      ------------------------------
        Total deposits                                                  102,112,124       98,254,327
 Federal Home Loan Bank advances                                                 --        2,900,000
 Accrued interest payable                                                     4,755            6,852
 Other liabilities                                                          333,885          437,200
                                                                      ------------------------------
        Total liabilities                                               102,450,764      101,598,379
                                                                      ------------------------------

Commitments, Contingencies and Credit Risk (Note 10)

Stockholders' Equity
 Preferred stock, $.10 par value, 1,000,000 shares authorized,
  no shares issued                                                               --               --
 Common stock, $.10 par value, 10,000,000 shares authorized,
  3,920,060 shares issued and outstanding                                   392,006          392,006

 Additional paid in capital                                              16,538,534       16,522,464

 Retained earnings                                                       21,759,719       20,533,533
 Accumulated other comprehensive (loss)                                    (187,842)         (13,274)
 Unearned Employee Stock Ownership Plan shares                             (794,835)        (839,083)
                                                                      ------------------------------
        Total stockholders' equity                                       37,707,582       36,595,646
                                                                      ------------------------------
        Total liabilities and stockholders' equity                    $ 140,158,346    $ 138,194,025
                                                                      ==============================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Income
Years Ended December 31, 2005 and 2004

                                                                            2005             2004
----------------------------------------------------------------------------------------------------
Interest and dividend income:
 Interest and fees on loans                                           $   6,711,968    $   6,331,684
 Securities:
  Taxable interest income                                                   613,266          496,292
  Nontaxable interest income                                                     --            2,510
  Dividends                                                                 342,739          369,806
 Interest-bearing deposits and federal funds sold                            80,212           66,856
                                                                      ------------------------------
         Total  interest and dividend income                              7,748,185        7,267,148
                                                                      ------------------------------

Interest expense
 Deposits                                                                 2,973,741        2,497,733
 Federal Home Loan Bank advances                                             13,939           30,135
                                                                      ------------------------------
         Total  interest expense                                          2,987,680        2,527,868
                                                                      ------------------------------

         Net interest income                                              4,760,505        4,739,280

Provision for loan losses                                                        --               --
                                                                      ------------------------------

         Net interest income after provision for loan losses              4,760,505        4,739,280
                                                                      ------------------------------
Other income:
 (Loss) on sale of real estate owned                                             --             (316)
 Other                                                                       13,981            9,299
                                                                      ------------------------------
                                                                             13,981            8,983
                                                                      ------------------------------
Other expenses:
 Compensation and employee benefits                                         897,726          889,691
 Occupancy expense                                                          119,597          104,276
 Data processing services                                                    67,272           64,844
 Advertising                                                                 42,309           33,162
 Director fees                                                              153,450          154,500
 Professional fees                                                          230,702          144,981
 Charitable contributions                                                    49,493           11,031
 Other                                                                      203,104          178,047
                                                                      ------------------------------
                                                                          1,763,653        1,580,532
                                                                      ------------------------------

             Income before income taxes                                   3,010,833        3,167,731

Income taxes                                                              1,148,000        1,222,620
                                                                      ------------------------------

             Net income                                               $   1,862,833    $   1,945,111
                                                                      ==============================

Basic earnings per share                                              $        0.49    $        0.51
                                                                      ==============================
Diluted earnings per share                                            $        0.49    $        0.51
                                                                      ==============================

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2005 and 2004

                                                                                                     Unearned
                                                                                     Accumulated     Employee
                                                                                       Other           Stock
                                         Common                      Retained       Comprehensive    Ownership
                                          Stock       Surplus        Earnings       Income (Loss)   Plan Shares        Total
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003           $         10   $      4,990   $ 18,705,730    $      7,996    $         --    $ 18,718,726

Comprehensive income:
 Net income                                    --             --      1,945,111              --              --       1,945,111
 Other comprehensive (loss),
  net of tax:
 Unrealized losses on securities
   available for sale
   arising during period,
   net of taxes of $(13,477)                   --             --             --         (21,270)             --         (21,270)
                                                                                                                   ------------
 Comprehensive income                                                                                                 1,923,841
                                                                                                                   ------------
Issuance of common stock                  391,996     16,501,989             --              --              --      16,893,985
Dividends ($.07 per share)                     --             --       (117,308)             --              --        (117,308)
Loan to ESOP for purchase of shares            --             --             --              --        (882,010)       (882,010)
Allocation of ESOP shares                      --         15,485             --              --          42,927          58,412
                                     ------------------------------------------------------------------------------------------

Balance, December 31, 2004                392,006     16,522,464     20,533,533         (13,274)       (839,083)     36,595,646
Comprehensive income:
 Net income                                    --             --      1,862,833              --              --       1,862,833
 Other comprehensive (loss),
  net of tax:
 Unrealized losses on securities
   available for sale
   arising during period,
   net of taxes of $(110,759)                  --             --             --        (174,568)             --        (174,568)
                                                                                                                   ------------
 Comprehensive income                                                                                                 1,688,265
                                                                                                                   ------------
Dividends ($.37 per share)                     --             --       (636,647)             --              --        (636,647)
Allocation of ESOP shares                      --         16,070             --              --          44,248          60,318
                                     ------------------------------------------------------------------------------------------

Balance, December 31, 2005           $    392,006   $ 16,538,534   $ 21,759,719    $   (187,842)   $   (794,835)   $ 37,707,582
                                     ==========================================================================================

          See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

                                                                            2005             2004
----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net income                                                           $   1,862,833    $   1,945,111
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Deferred income taxes                                                     150,000          159,542
  Amortization of:
   Deferred loan origination (fees) costs, net                              (24,506)         (28,447)
   Premiums and discounts on securities                                      10,713           26,786
  Provision for loan losses                                                      --               --
  Loss on sale of real estate owned                                              --              316
  Depreciation                                                               55,999           48,036
  Stock dividends                                                          (342,640)        (369,600)
  Allocation of ESOP shares                                                  60,318           58,412
  Change in assets and liabilities:
   (Increase) in accrued interest receivable                                (25,565)        (114,480)
   Decrease in other assets                                                  15,419           25,816
   (Decrease) in accrued interest payable                                    (2,097)          (6,391)
   Increase (decrease) in other liabilities                                (142,556)           1,506
                                                                      ------------------------------
          Net cash flows provided by operating activities                 1,617,918        1,746,607
                                                                      ------------------------------

Cash Flows from Investing Activities
  Proceeds from maturity of interest-bearing time deposits                  250,000               --
 Available-for-sale securities
  Purchases                                                              (1,004,273)      (8,900,000)
  Proceeds from sale                                                             --               --
  Proceeds from calls and maturities                                      2,100,000        4,365,000
 Held-to-maturity securities
  Proceeds from paydowns                                                    116,857          192,059
 Federal Home Loan Bank Stock
  Purchases                                                                      --       (2,000,000)
  Redemptions                                                             1,900,000               --
 Loan originations, net of principal collected                           (3,460,020)     (11,005,888)
 Purchase of property and equipment                                         (50,718)         (40,374)
 Proceeds from sale of real estate owned                                         --           18,061
                                                                      ------------------------------
          Net cash flows (used in) investing activities               $    (148,154)   $ (17,371,142)
                                                                      ------------------------------

                                   (Continued)

First Federal Financial Services, Inc. and Subsidiary

Years Ended December 31, 2005 and 2004

                                                                            2005             2004
----------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
 Net increase (decrease) in savings accounts                          $  (4,261,673)   $     720,472
 Net increase (decrease) in time accounts                                 8,119,470         (397,477)
 Advances from Federal Home Loan Bank                                            --        1,900,000
 Repayments of  Federal Home Loan Bank advances                          (2,900,000)      (3,000,000)
 Issuance of common stock, net                                                   --       16,011,975
 Dividends                                                                 (636,647)        (117,308)
                                                                      ------------------------------
          Net cash flows provided by financing activities                   321,150       15,117,662
                                                                      ------------------------------

          Net increase (decrease) in cash and cash equivalents            1,790,914         (506,873)

Cash and cash equivalents:
 Beginning                                                                1,636,987        2,143,860
                                                                      ------------------------------

 Ending                                                               $   3,427,901    $   1,636,987
                                                                      ==============================

Supplemental Disclosures of Cash Flow Information

 Real estate acquired in settlement of loans                          $          --    $      18,377
 Cash payments for:
  Interest                                                                2,989,777        2,534,259
  Income taxes, net of refunds                                            1,130,410        1,061,665

See Accompanying Notes to Consolidated Financial Statements.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Summary of Significant Accounting Policies

First Federal Financial Services, Inc. (the Company) is a one-bank holding company, whose bank subsidiary, First Federal Savings and Loan Association of Edwardsville (the Association), provides savings deposits and loans to individual and corporate customers in Edwardsville, Illinois and the surrounding communities. The Association is subject to competition from other financial institutions and nonfinancial institutions providing financial products and services. Additionally, the Company and the Association are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The Company is a majority owned subsidiary of First Federal Financial Services, MHC, a federally chartered mutual holding company.

On January 2, 2001, First Federal Savings & Loan Association of Edwardsville (Association) reorganized into the two-tier holding company structure. As part of the reorganization, the Association became a capital stock savings and loan association and a wholly-owned subsidiary of First Federal Financial Services, Inc. (Company), which became the majority-owned subsidiary of First Federal Financial Services, MHC (Mutual Holding Company). On November 20, 2003, the Board of Directors adopted a plan to complete an initial public offering of the common stock of the Company. In connection with the offering, the Company offered its common stock to the depositors of the Association as of specified dates and to an employee stock ownership plan. The initial public offering was consummated on June 28, 2004 through the sale and issuance by the Company of 1,764,027 shares of common stock at $10 per share. In addition, the Company issued 2,156,033 shares to the Mutual Holding Company. The Mutual Holding Company has a 55% ownership percentage in the Company. Net proceeds from the sale of common stock were $16,011,975 after deduction of conversion costs of $746,285, and unearned compensation of $882,010 related to shares issued to the ESOP.

Principles of consolidation
---------------------------

The consolidated financial statements of First Federal Financial Services, Inc. have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice in the banking industry.

The consolidated financial statements include the accounts of First Federal Financial Services, Inc. and its wholly owned subsidiary, First Federal Savings and Loan Association of Edwardsville. All material intercompany accounts and transactions have been eliminated in the consolidation.

Estimates
---------

In preparing the accompanying consolidated financial statements, the Company's management is required to make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the market value of investment securities.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Cash equivalents
----------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including cash items in process of clearing and federal funds sold. Generally, federal funds are sold for one-day periods. Cash flows from interest-bearing deposits, loans and deposits are treated as net increases or decreases in the statement of cash flows.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Interest-bearing time deposits
------------------------------

Interest-bearing time deposits in banks are carried at cost. At December 31, 2005 and 2004, time deposits amounted to $250,000 and $500,000, respectively. Time deposits at December 31, 2005 mature in 2007.

Securities
----------

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank stock
----------------------------

The Association's investment in the capital stock of the Federal Home Loan Bank of Chicago (FHLBC) is carried at cost as fair values are not readily determinable.

On October 18, 2005, the Board of Directors of the FHLBC decided to discontinue redemptions of excess or voluntary stock, which is stock held in excess of the amount required as a condition of membership or for borrowings from the FHLBC. Dividends will continue to require approval by the Federal Housing Finance Board
(FHFB). In addition, the FHLBC entered into an amendment to its written agreement with the FHFB to maintain minimum total capital of $3.978 billion, the balance as of October 18, 2005, and to provide that no stock will be redeemed if the redemption would cause the FHLBC to fail to meet any of its minimum capital requirements. The Association may redeem excess stock in the future when permitted by the FHLBC.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Loans
-----


The Company grants mortgage, residential and commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Edwardsville, Illinois and the surrounding area. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loan using the interest method.


The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses
-------------------------

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.


The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.


The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Property and equipment
----------------------

Land is stated at cost. Property and equipment are stated at cost less accumulated depreciation. Depreciation is determined under the straight-line method over the following estimated useful lives of the assets:

                                                               Years
                                                           -------------
Building and improvements                                     15 - 50
Furniture and equipment                                        5 - 10

Real estate held for sale
-------------------------

Real estate acquired through foreclosure or deed in lieu of foreclosure represents specific assets to which the Bank has acquired legal title in satisfaction of indebtedness. Such real estate is recorded at the property's fair value at the date of foreclosure. Initial valuation adjustments, if any, are charged against the allowance for losses on loans. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value. Subsequent declines in estimated fair value are charged to expense when incurred. Revenues and expenses related to holding and operating these properties are included in operations. There was no real estate held for sale at December 31, 2005 or 2004.

Income taxes
------------

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not realizable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Earnings per common share
-------------------------

Basic earnings per share (EPS) represents income available to common stockholders divided by the weighted average number of common shares outstanding. ESOP shares, which are committed to be released, are considered outstanding for basic and diluted earnings per share. Unallocated shares of the employee stock ownership plan are not considered as outstanding for basic or diluted earnings per share. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Earnings per share for the year ended December 31, 2004 excludes income earned prior to the initial public offering on June 28, 2004.

                                                          Year Ended     Year Ended
                                                          December 31,   December 31,
                                                             2005            2004
                                                         ---------------------------
Net income available to common stockholders:
   June 28, 2004 through December 31, 2004                               $   996,329
                                                                         ===========
 January 1, 2005 through December 31, 2005               $ 1,862,833
                                                         ===========

Basic potential common shares:

 Weighted average shares outstanding                       3,920,060       1,997,620
 Weighted average unallocated Employee Stock Ownership
  Plan shares                                                (81,688)        (42,759)
                                                         ---------------------------
   Basic weighted average shares outstanding               3,838,372       1,954,861

Dilutive potential common shares-none                             --              --
                                                         ---------------------------

Diluted average shares outstanding                         3,838,372       1,954,861
                                                         ===========================

Basic earnings per share                                 $      0.49     $      0.51
                                                         ===========================

Diluted earnings per share                               $      0.49     $      0.51
                                                         ===========================

Segment reporting
-----------------

Management views the Association as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Association as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

Reclassifications
-----------------

Certain reclassifications have been made to the balances, with no effect on net income or stockholders' equity, as of and for the year ended December 31, 2004, to be consistent with the classifications adopted as of and for the year ended December 31, 2005.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2.     Securities

The amortized cost and fair values of securities, with gross unrealized gains and losses, are summarized as follows:

                                                          December 31, 2005
                                     -----------------------------------------------------------
                                                       Gross           Gross
                                       Amortized     Unrealized      Unrealized         Fair
Securities Available-for-Sale             Cost         Gains          (Losses)          Value
                                     -----------------------------------------------------------
U.S. Government agency obligations   $  8,402,337   $         --    $   (147,413)   $  8,254,924
Corporate bonds                         4,849,080             --        (159,609)      4,689,471
                                     -----------------------------------------------------------
                                     $ 13,251,417   $         --    $   (307,022)   $ 12,944,395
                                     ===========================================================

Securities Held-to-Maturity
Mortgage-backed securities           $    353,209   $         --    $    (15,550)   $    337,659
                                     ===========================================================


                                                          December 31, 2004
                                     -----------------------------------------------------------
                                                       Gross           Gross
                                       Amortized     Unrealized      Unrealized         Fair
Securities Available-for-Sale             Cost         Gains          (Losses)          Value
                                     -----------------------------------------------------------

U.S. Government agency obligations   $  9,500,861   $     40,379    $    (42,564)   $  9,498,676
Corporate bonds                         4,854,644         43,861         (63,371)      4,835,134
                                     -----------------------------------------------------------
                                     $ 14,355,505   $     84,240    $   (105,935)   $ 14,333,810
                                     ===========================================================


Securities Held-to-Maturity
Mortgage-backed securities           $    472,418   $      1,290    $     (9,133)   $    464,575
                                     ===========================================================

Management evaluates the investment portfolio on a quarterly basis to determine if investments have suffered an other than temporary decline in value. In addition, management monitors market trends and other circumstances to identify trends and circumstances that might impact the carrying value of equity securities.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2005 and 2004, are summarized as follows:

                                                                    December 31, 2005
                                 ---------------------------------------------------------------------------------------
                                     Less than 12 Months            12 Months or More                   Total
                                 ---------------------------   ---------------------------   ---------------------------
                                     Fair        Unrealized        Fair        Unrealized        Fair        Unrealized
                                     Value         Losses          Value         Losses          Value         Losses
                                 ---------------------------   ---------------------------   ---------------------------
Securities available for sale:
 U.S. government agency
  obligations                    $  4,930,785   $     71,708   $  3,324,139   $     75,705   $  8,254,924   $    147,413
 Corporate bonds                    3,186,133         65,947      1,503,338         93,662      4,689,471        159,609
                                 ---------------------------   ---------------------------   ---------------------------

                                 $  8,116,918   $    137,655   $  4,827,477   $    169,367   $ 12,944,395   $    307,022
                                 ===========================   ===========================   ===========================

Securities held to maturity:
 Mortgage-backed securities      $         --   $         --   $    313,063   $     15,550   $    313,063   $     15,550
                                 ===========================   ===========================   ===========================


                                                                    December 31, 2004
                                 ---------------------------------------------------------------------------------------
                                     Less than 12 Months            12 Months or More                   Total
                                 ---------------------------   ---------------------------   ---------------------------
                                     Fair        Unrealized        Fair        Unrealized        Fair        Unrealized
                                     Value         Losses          Value         Losses          Value         Losses
                                 ---------------------------   ---------------------------   ---------------------------
Securities available for sale:
 U.S. government agency
  obligations                    $  2,886,320   $      8,655   $  1,465,560   $     33,909   $  4,351,880   $     42,564
 Corporate bonds                      733,815         16,185        799,814         47,186      1,533,629         63,371
                                 ---------------------------   ---------------------------   ---------------------------

                                 $  3,620,135   $     24,840   $  2,265,374   $     81,095   $  5,885,509   $    105,935
                                 ===========================   ===========================   ===========================

Securities held to maturity:
 Mortgage-backed securities      $         --   $         --   $    430,014   $      9,133   $    430,014   $      9,133
                                 ===========================   ===========================   ===========================

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

For the years ended December 31, 2005 and 2004, there were no realized gains or losses.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The amortized cost and fair value at December 31, 2005, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                              Available for Sale            Held to Maturity
                                         ---------------------------------------------------------
                                           Amortized        Fair         Amortized        Fair
                                              Cost          Value           Cost          Value
                                         ---------------------------------------------------------
Due in one year or less                  $  1,750,306   $  1,715,933   $         --   $         --
Due after one year through five years       8,154,267      7,994,634             --             --
Due after five years through ten years      2,499,844      2,450,955             --             --
Due after ten years                           847,000        782,873             --             --
Mortgage-backed securities                         --             --        353,209        337,659
                                         ---------------------------------------------------------

                                         $ 13,251,417   $ 12,944,395   $    353,209   $    337,659
                                         =========================================================

Note 3.     Loans

The components of loans are as follows:

                                                                           December 31,
                                                                  ------------------------------
                                                                       2005             2004
                                                                  ------------------------------
Mortgage loans on real estate:
 Residential:
  1 to 4 Family                                                   $  99,910,673    $  97,987,704
  Multi-family                                                        5,390,062        5,688,781
 Non residential                                                     11,074,014        9,764,522
 Less:

  Undisbursed portion of 1 to 4 family residential construction      (1,421,612)      (1,546,007)
          loans


  Deferred loan origination fees, net                                  (137,013)        (161,519)
                                                                  ------------------------------
               Total mortgage loans on real estate                  114,816,124      111,733,481
                                                                  ------------------------------

Consumer and other loans:
 Consumer loans                                                       1,125,535          696,583
 Savings account loans                                                  131,839          158,908
                                                                  ------------------------------
               Total consumer and other loans                         1,257,374          855,491
                                                                  ------------------------------

 Less allowance for loan losses                                        (428,419)        (428,419)
                                                                  ------------------------------

                                                                  $ 115,645,079    $ 112,160,553
                                                                  ==============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

An analysis of the allowance for loan losses follows:

                                                                 Years Ended
                                                                 December 31,
                                                         ---------------------------
                                                              2005           2004
                                                         ---------------------------
Balance, beginning                                       $    428,419   $    428,700
 Provision for loan losses                                         --             --
 Loans charged-off                                                 --           (281)
 Recoveries applicable to loans previously charged-off             --             --
                                                         ---------------------------

Balance, ending                                          $    428,419   $    428,419
                                                         ===========================

The Association has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in these loans for the years ended December 31, 2005 and 2004 are summarized as follows:

                                                            December 31,
                                                  -----------------------------
                                                       2005             2004
                                                  -----------------------------

Balance, beginning of year                        $  2,210,065     $  2,199,990
Additions                                            1,863,521          175,388
Repayments                                            (689,100)        (165,313)
                                                  -----------------------------

Balance, end of year                              $  3,384,486     $  2,210,065
                                                  =============================

Loans contractually 90 days past due or more and loans classified as non-accrual are summarized as follows:

                                                                    December 31,
                                                           ---------------------------
                                                                2005           2004
                                                           ---------------------------
Loans 90 days or more past due and still accruing          $     11,035   $      2,728
Non-accrual loans                                                 4,453             --
                                                           ---------------------------

                                                           $     15,488   $      2,728
                                                           ===========================


The Company had no loans outstanding at December 31, 2005 and 2004 which were considered impaired in accordance with FAS 114, as amended, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 4.     Property and Equipment

The components of property and equipment are as follows:

                                                             December 31,
                                                    ----------------------------
                                                         2005            2004
                                                    ----------------------------

Land                                                $    266,369    $    266,369
Building and improvements                              1,041,991       1,041,991
Furniture and equipment                                  291,173         240,455
                                                    ----------------------------
                                                       1,599,533       1,548,815
Less accumulated depreciation                            739,447         683,448
                                                    ----------------------------

                                                    $    860,086    $    865,367
                                                    ============================

Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $55,999 and $48,036, respectively.


Note 5.     Deposits

At December 31, 2005, the scheduled maturities of time deposits are as follows:

  Year ended                                                          Amount
-------------------------------------------------------------------------------
    December 31, 2006                                             $  35,725,933
    December 31, 2007                                                21,109,454
    December 31, 2008                                                10,785,768
    December 31, 2009                                                 6,200,518
    December 31, 2010                                                 4,352,306
    Thereafter                                                           92,654
                                                                  -------------
                                                                  $  78,266,633
                                                                  =============


Individual deposits in excess of $100,000 are not insured by the FDIC.

Interest expense on deposits for the years ended December 31, is summarized as follows:

                                                      Years ended December 31,
                                                  ------------------------------
                                                       2005              2004
                                                  ------------------------------
Savings                                           $    483,366      $    469,554
Time                                                 2,490,375         2,028,179
                                                  ------------------------------

                                                  $  2,973,741      $  2,497,733
                                                  ==============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 6.      Federal Home Loan Bank Advances

Federal Home Loan Bank advances are summarized as follows:

                                                                     December 31,
                                                            ---------------------------
                                                                 2005           2004
                                                            ---------------------------
Line of credit, including interest at an adjustable rate,
2.47% at December 31, 2004                                  $         --   $  1,900,000
Fixed term loan, due 3/17/05 with interest at 1.24%                   --      1,000,000
                                                            ---------------------------

                                                            $         --   $  2,900,000
                                                            ===========================

At December 31, 2004, in addition to FHLB stock, eligible residential real estate loans were pledged to the FHLB to secure advances outstanding.


Note 7.     Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                             Year Ended
                                                             December 31,
                                                   -----------------------------
                                                        2005             2004
                                                   -----------------------------
Federal:
 Current                                           $    846,000     $    884,117
 Deferred                                               124,000          130,786
                                                   -----------------------------
               Total                                    970,000        1,014,903
                                                   -----------------------------

State:
 Current                                                152,000          178,961
 Deferred                                                26,000           28,756
                                                   -----------------------------
               Total                                    178,000          207,717
                                                   -----------------------------


               Total                               $  1,148,000     $  1,222,620
                                                   =============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Company's income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2005 and 2004, as follows:

                                                            December 31,
                                                   ----------------------------
                                                        2005            2004
                                                   ----------------------------

Expected income taxes                              $  1,053,792    $  1,108,706
Income tax effect of:
  State taxes, net of federal income tax benefit        115,700         135,016
  Tax exempt interest                                        --            (790)
  Income taxed at lower rates                           (30,108)        (31,677)
  Other                                                   8,616          11,365
                                                   ----------------------------

                                                   $  1,148,000    $  1,222,620
                                                   ============================


The effective tax rates were 38.1% and 38.6% for the years ended December 31, 2005 and 2004, respectively.


The tax effects of principal temporary differences are shown in the following table:

                                                            December 31,
                                                   ----------------------------
                                                        2005            2004
                                                   ----------------------------

Allowance for loan losses                          $    165,370    $    165,375
Loan fees and costs                                      52,887          62,348
Unrealized loss on securities available for sale        119,180           8,421
Other                                                    23,202          20,132
                                                   ----------------------------
               Deferred tax asset                       360,639         256,276
                                                   ----------------------------

Premises and equipment basis                            (31,108)        (22,356)
FHLB stock                                             (491,916)       (359,668)
Other                                                    (5,044)         (2,440)
                                                   ----------------------------
               Deferred tax liability                  (528,068)       (384,464)
                                                   ----------------------------

               Net deferred tax (liability)        $   (167,429)   $   (128,188)
                                                   ============================

Retained earnings at December 31, 2005 and 2004 include approximately $1,968,000 of the tax bad debt reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $762,300, at December 31, 2005 and 2004.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 8.     Profit-Sharing Plan

The Association has a profit-sharing plan for those employees who meet certain eligibility requirements. The annual contribution to the plan is determined by the Board of Directors, and may not exceed the amount deductible for income tax purposes. The profit-sharing contribution, based on 15% of participants' compensation for the years ended December 31, 2005 and 2004, was $96,385 and $94,497, respectively.


Note 9.     Capital Ratios

The Company's primary source of funds is dividends received from the Association. By regulation, the Association is prohibited from paying dividends that would reduce regulatory capital below a specific percentage of assets, without regulatory approval. As a practical matter, dividends distributed by the Association are restricted to amounts that maintain prudent capital levels.

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Tangible and Tier I capital (as defined by the regulations) to tangible assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Association meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's category.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Association's actual capital amounts and ratios as of December 31, 2005 and 2004 are presented in the following table.

                                                                                                                 To be Well
                                                                                                             Capitalized Under
                                                                                 For Capital                 Prompt Corrective
                                                    Actual                    Adequacy Purposes              Action Provisions
                                          ------------------------------------------------------------------------------------------
                                             Amount          Ratio          Amount          Ratio          Amount          Ratio
                                          ------------------------------------------------------------------------------------------
December 31, 2005

Tangible Capital to Tangible Assets       $ 29,743,000          22.13%   $  2,016,000           1.50%            N/A            N/A

Tier I Capital to Adjusted Total Assets   $ 29,743,000          22.13%   $  5,375,000           4.00%   $  6,719,000           5.00%

Tier I Capital to Risk Weighted Assets    $ 29,743,000          41.75%            N/A            N/A    $  4,274,000           6.00%

Total Capital to Risk Weighted Assets     $ 30,172,000          42.36%   $  5,699,000           8.00%   $  7,123,000          10.00%


December 31, 2004

Tangible Capital to Tangible Assets       $ 27,920,000          21.24%   $  1,971,000           1.50%            N/A            N/A

Tier I Capital to Adjusted Total Assets   $ 27,920,000          21.24%   $  5,257,000           4.00%   $  6,571,000           5.00%

Tier I Capital to Risk Weighted Assets    $ 27,920,000          40.39%            N/A            N/A    $  4,148,000           6.00%

Total Capital to Risk Weighted Assets     $ 28,348,000          41.01%   $  5,531,000           8.00%   $  6,913,000          10.00%



Following is a reconciliation of generally accepted accounting principles (GAAP) capital to regulatory capital:

                                                             December 31,
                                                     ---------------------------
                                                         2005           2004
                                                     ---------------------------
Association GAAP capital                             $ 29,612,000   $ 27,889,000
Plus accumulated comprehensive loss                       131,000         31,000
                                                     ---------------------------
  Tangible capital and Tier I capital                  29,743,000     27,920,000
Plus allowable allowance for loan losses                  429,000        428,000
                                                     ---------------------------
 Total Capital                                       $ 30,172,000   $ 28,348,000
                                                     ===========================


The Company's mutual holding company waived its share of dividends declared by the Company amounting to $782,732 for the year ended December 31, 2005 and $150,922 for the period June 28, 2004 to December 31, 2004.


Note 10.    Commitments, Contingencies and Credit Risk

In the ordinary course of business, the Company has various commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse affect on the financial position of the Company.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.


At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                      Variable Rate      Fixed Rate         Total       Range of Rates
                                        Commitment       Commitment       Commitment     on Fixed Rate
                                                       (in thousands)                     Commitments
                                     ------------------------------------------------------------------
As of December 31, 2005:
Commitments to grant loans            $           50   $          677   $          727     6% - 6.75%
Unfunded commitments under lines of
 credit                               $          690   $          732   $        1,422   5.125% - 7.00%

As of December 31, 2004:
Commitments to grant loans            $        1,676   $           --   $        1,676         --
Unfunded commitments under lines of
 credit                               $          590   $          956   $        1,546    5.0% - 6.375%


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

Unfunded commitments under construction lines-of-credit for residential and multi-family properties are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

The Company does not engage in the use of interest rate swaps or futures, forwards or option contracts.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 11.    Employee Stock Ownership Plan

The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the stock offering in 2004, the Company loaned funds to the ESOP for the purchase of the Company's common stock at the initial public offering at $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level annual payments of $70,318 over 20 years beginning December 31, 2004. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the note. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchase of shares by the ESOP was recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the average fair market value of the shares committed to be released. Compensation expense of $60,318 and $58,412 was incurred in 2005 and 2004, respectively.

Dividends on shares held by the ESOP are paid to the ESOP and, together with Company contributions, are used by the ESOP to repay principal and interest on the outstanding notes.

The following table reflects the shares held by the plan at December 31, 2005 and 2004:

                                                                   December 31,   December 31,
                                                                       2005           2004
                                                                  ---------------------------
Unallocated shares (fair value at December 31, 2005 and 2004 of         79,476         83,900
$1,053,057 and $1,225,057, respectively)
Allocated shares                                                         8,725          4,301
                                                                  ---------------------------
                                                                        88,201         88,201
                                                                  ===========================

Note 12.    Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Cash and cash equivalents
-------------------------

The carrying amounts of cash and cash equivalents approximate fair values.

Interest-bearing time deposits
------------------------------

Fair values of interest-bearing time deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities
----------

Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. The carrying amount of accrued interest receivable approximates its fair value.

Loans
-----

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities
-------------------

The fair values disclosed for demand deposits (savings) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank advances
-------------------------------

The fair value of variable rate Federal Home Loan Bank advances approximate carrying value. The fair value of fixed rate Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on current rates for similar advances.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The estimated fair values and related carrying or notional amounts of the Company's financial instruments are as follows:

                                        December 31, 2005             December 31, 2004
                                   ---------------------------------------------------------
                                     Carrying         Fair         Carrying         Fair
                                      Amount          Value         Amount          Value
                                   ---------------------------------------------------------
Financial Assets:
  Cash and cash equivalents        $  3,427,901   $  3,427,901   $  1,636,987   $  1,636,987
  Interest-bearing time deposits        250,000        250,000        500,000        508,997
  Securities                         13,297,604     13,282,054     14,806,228     14,798,385
  Federal Home Loan Bank stock        6,213,940      6,213,940      7,771,300      7,771,300
  Loans, net                        115,645,079    115,114,575    112,160,553    113,805,817
  Accrued interest receivable           439,632        439,632        414,067        414,067

Financial Liabilities:
  Deposits                          102,112,124    101,567,169     98,254,327     98,572,537
  Advances from Federal Home
    Loan Bank                                --             --      2,900,000      2,897,956
  Accrued interest payable                4,755          4,755          6,852          6,852

In addition, other assets and liabilities of the Association that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.


Note 13.     Liquidation Account


At the time of the completion of the second-step conversion of First Federal Financial Services, MHC, the Bank will establish a liquidation account in the amount equal to First Federal Financial Services, MHC's ownership interest in the total stockholders' equity of the Company as of December 31, 2005, the date of its latest balance sheet contained in the second-step conversion prospectus. The liquidation account will be maintained for the benefit of certain account holders who maintain deposit accounts in the Bank after the conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the equity accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below
(i) the amount required for the liquidation account; or (ii) the regulatory capital requirements of the Bank.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 14.     Condensed Financial Statements of Parent Company

Financial information pertaining only to First Federal Financial Services, Inc. at December 31, 2005 and 2004 is as follows:

                                                Balance Sheets
                                          December 31, 2005 and 2004

                                                                                     2005            2004
                                                                                 ----------------------------
Assets
 Cash and cash equivalents                                                       $    992,980    $  1,185,833
 Interest-bearing time deposits                                                       500,000              --
 Investment securities available for sale                                           5,708,356       6,622,746
 ESOP note receivable                                                                 805,100         832,762
 Investment in common stock of First Federal Savings & Loan Association            29,612,458      27,889,810
 Other assets                                                                          75,292          90,181
                                                                                 ----------------------------
            Total assets                                                         $ 37,694,186    $ 36,621,332
                                                                                 ============================

Liabilities and Stockholders' Equity

 Other liabilities                                                               $    (13,396)   $     25,686
                                                                                 ----------------------------
            Total liabilities                                                         (13,396)         25,686
                                                                                 ----------------------------
Stockholders' equity
 Common stock                                                                         392,006         392,006
 Surplus                                                                           16,538,534      16,522,464
 Retained earnings                                                                 21,759,719      20,533,533
 Accumulated comprehensive (loss)                                                    (187,842)        (13,274)
 Unearned ESOP shares                                                                (794,835)       (839,083)
                                                                                 ----------------------------
Stockholders' Equity                                                               37,707,582      36,595,646
                                                                                 ----------------------------
            Total liabilities and stockholders' equity                           $ 37,694,186    $ 36,621,332
                                                                                 ============================

                                       Condensed Statements of Income
                               For the Years Ended December 31, 2005 and 2004

                                                                                     2005            2004
                                                                                 ----------------------------

Dividends from subsidiary                                                        $         --    $    300,000
Investment income                                                                     338,785         154,325
                                                                                 ----------------------------
                                                                                      338,785         454,325

Operating expenses                                                                    191,628          65,678
                                                                                 ----------------------------

            Income before income taxes and
              equity in undistributed net income of First
              Federal Savings & Loan Association                                      147,157         388,647

Applicable income taxes                                                                47,000          30,228
                                                                                 ----------------------------

            Income before equity in undistributed net income
              of First Federal Savings & Loan Association                             100,157         358,419

Equity in undistributed net income of First Federal Savings & Loan Association      1,762,676       1,586,692
                                                                                 ----------------------------
            Net income                                                           $  1,862,833    $  1,945,111
                                                                                 ============================

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                  Condensed Statements of Cash Flows
                            For the Years Ended December 31, 2005 and 2004

                                                                             2005            2004
                                                                         ----------------------------
Cash Flows from Operating Activities
 Net income                                                              $  1,862,833    $  1,945,111
 Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed net income of First Federal
   Savings & Loan Association                                              (1,762,676)     (1,586,692)
  Amortization of premiums and discounts on securities                         (6,923)          5,504
  Allocation of ESOP shares                                                    60,318          58,412
  Decrease (increase) in other assets                                          14,889         (86,966)
  Increase in other liabilities                                                 8,009          11,095
                                                                         ----------------------------
             Net cash provided by operating activities                        176,450         346,464
                                                                         ----------------------------

Cash Flows from Investing Activities
 Available-for-sale securities
  Purchases                                                                        --      (7,400,000)
  Proceeds from calls and maturities                                          800,000         800,000
 Investment in Subsidiary                                                     (60,318)     (7,627,371)
 Loan to ESOP to purchase shares                                                   --        (882,010)
 Repayment of ESOP loan                                                        27,662          49,248
                                                                         ----------------------------
             Net cash flows provided by (used in) investing activities        767,344     (15,060,133)
                                                                         ----------------------------

Cash Flows from Financing Activities
 Issuance of common stock                                                          --      16,011,975
 Dividends                                                                   (636,647)       (117,308)
                                                                         ----------------------------
             Net cash flows provided by (used in) financing activities       (636,647)     15,894,667
                                                                         ----------------------------


             Net increase in cash and cash equivalents                        307,147       1,180,998

Cash and cash equivalents at beginning of year                              1,185,833           4,835
                                                                         ----------------------------

Cash and cash equivalents at end of year                                 $  1,492,980    $  1,185,833
                                                                         ============================


Note 15.    Subsequent Event-Plan of Conversion and Reorganization and Plan of
            Merger

On February 3, 2006, First Federal Financial Services, Inc. (Company) announced that the Board of Directors of First Federal Financial Services, MHC (MHC) adopted a Plan of Conversion and Reorganization to convert the MHC to a capital stock corporation and conduct a simultaneous stock offering (Conversion).

In addition, on February 3, 2006, the Company entered into a definitive merger agreement to acquire Clover Leaf Financial Corp., the holding company of Clover Leaf Bank, an Illinois state bank headquartered in Edwardsville, Illinois (collectively Clover Leaf), pursuant to which, upon completion of the Conversion, First Clover Leaf Financial Corp., a new Maryland corporation (First Clover Leaf) will acquire all of the common stock of Clover Leaf (Acquisition).

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Upon consummation of the Conversion, the MHC will cease to exist and its shares of the Company's common stock will be cancelled. Existing shares of the Company's common stock held by public stockholders will be exchanged for shares of First Clover Leaf which is being formed as the successor to the Company, pursuant to an exchange ratio that has yet to be determined, and will be based on an independent appraisal. Shares of First Clover Leaf common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the eligible account holders of record of First Federal Savings and Loan Association (Association) as of December 31, 2004; (2) to tax qualified employee stock benefit plans; (3) if applicable, to supplemental eligible account holders of record as of the last day of the calendar quarter preceding OTS approval of the Conversion and Reorganization; (4) any person other than an eligible account holder or a supplemental eligible account holder, holding a qualifying deposit on the voting record date and any borrower of the Association with borrowings from the Association outstanding as of January 2, 2001 provided such borrowings remain outstanding as of the voting date. Concurrently with the subscription offering, shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering with preference given first to natural persons residing in Madison, St. Clair, Montgomery, Clinton, Bond, Jersey, and Macoupin counties in Illinois; second to minority shareholders as of the voting record date; and thereafter to other members of the general public.

Subsequent to the Conversion and Reorganization, voting rights will be held and exercised exclusively by the stockholders of First Clover Leaf. Deposit account holders will continue to be insured by the FDIC. A liquidation account will be established in an amount equal to the greater of the percentage of outstanding shares of the common stock of the Company owned by the MHC multiplied by the Company's stockholders equity as of the latest balance sheet date in the final prospectus used in the Conversion, or the retained earnings of the Association as of the latest financial statements set forth in the prospectus used in connection with the Association's initial mutual holding company reorganization and minority stock offering. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Association, and only in such event. This share will be reduced if the eligible account holder's or supplemental account holder's deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.

Following completion of the Conversion, the Association may not declare, pay a dividend on, or repurchase any of its capital stock of the Association, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. Any purchase of First Clover Leaf common stock will be conducted in accordance with applicable laws and regulations. The conversion is expected to be completed in July 2006.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. At December 31, 2005, no Conversion costs had been incurred.

Under the terms of the merger agreement, the merger consideration for Clover Leaf stockholders will be based on the final outcome of the Conversion. If the Conversion closes at the minimum, maximum or the adjusted maximum of the valuation range, Clover Leaf stockholders will receive a combination of First Clover Leaf stock and cash valued at $40, $42 or $43, respectively, per share. Between the minimum and maximum and maximum and adjusted maximum of the valuation range, the value of the merger consideration for Clover Leaf stockholders will be prorated. In exchange for their shares, stockholders of Clover Leaf will have the right to elect either all First Clover Leaf stock, all cash, or a combination of First Clover Leaf stock and cash, provided that, in the aggregate, 70% of the Clover Leaf shares are exchanged for First Clover Leaf stock and 30% are exchanged for cash.

First Federal Financial Services, Inc. and Subsidiary

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The transaction is subject to certain conditions, including the required regulatory approvals and approval by the stockholders of Clover Leaf and the Company, as well as approval of the Plan of Conversion by the members of the MHC and stockholders of the Company. The Acquisition is to occur immediately after, and is contingent upon, the consummation of the Conversion.

McGladrey & Pullen
Certified Public Accountants





Report of Independent Registered Public Accounting Firm on the Supplementary Information



To the Board of Directors
First Federal Financial Services, Inc. and Subsidiary
Edwardsville, Illinois

Our audit as of and for the year ended December 31, 2005 was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The consolidating information is presented for additional analysis of the basic consolidated financial statements rather than to present the financial position and results of operations of the individual entities. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                                /s/ McGladrey & Pullen


Champaign, Illinois
February 10, 2006





McGladrey & Pullen LLP serves clients' global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

First Federal Financial Services, Inc. and Subsidiary

Consolidating Balance Sheet Information
December 31, 2005

----------------------------------------------------------------------------------------------------------
                                                                                              Consolidated
                                                           First Federal                      First Federal
                                                              Savings                          Financial
                                          First Federal       and Loan                       Services, Inc.
                                            Financial      Association of                         and
Assets                                    Services, Inc.    Edwardsville     Eliminations     Subsidiary
                                          ----------------------------------------------------------------
Cash and due from banks                   $     992,980    $     889,718    $    (854,797)   $   1,027,901
Federal funds sold                                   --        2,400,000               --        2,400,000
                                          ----------------------------------------------------------------
             Total cash and cash
                equivalents                     992,980        3,289,718         (854,797)       3,427,901
Interest-bearing time deposits                  500,000          250,000         (500,000)         250,000
Securities available for sale                 5,708,356        7,236,039               --       12,944,395
Securities held to maturity                          --          353,209               --          353,209
Investment in subsidiary                     29,612,458               --      (29,612,458)              --
Federal Home Loan Bank stock                         --        6,213,940               --        6,213,940
Loans, net of allowance for loan losses              --      115,645,079               --      115,645,079
Property and equipment                               --          860,086               --          860,086
Accrued interest receivable                      71,542          368,090               --          439,632
Other assets                                    808,850           20,354         (805,100)          24,104
                                          ----------------------------------------------------------------

                                          $  37,694,186    $ 134,236,515    $ (31,772,355)   $ 140,158,346
                                          ================================================================

Liabilities and Stockholders' Equity

Liabilities
 Deposits:

  Savings                                            --    $  24,700,288    $    (854,797)   $  23,845,491
  Time, $100,000 and over                            --       13,572,182         (500,000)      13,072,182
  Other time                                         --       65,194,451               --       65,194,451
                                          ----------------------------------------------------------------
             Total deposits                          --      103,466,921       (1,354,797)     102,112,124
 Federal Home Loan Bank advances                     --               --               --               --
 Accrued interest payable                            --            4,755               --            4,755
 Other liabilities                              (13,396)       1,152,381         (805,100)         333,885
                                          ----------------------------------------------------------------
             Total liabilities                  (13,396)     104,624,057       (2,159,897)     102,450,764
                                          ----------------------------------------------------------------

Stockholders' Equity
 Preferred stock                                     --               --               --               --
 Common stock                                   392,006               10              (10)         392,006
 Surplus                                     16,538,534        8,487,514       (8,487,514)      16,538,534
 Retained earnings                           21,759,719       22,050,673      (22,050,673)      21,759,719
 Accumulated other comprehensive (loss)        (187,842)        (130,904)         130,904         (187,842)
 Unearned ESOP shares                          (794,835)        (794,835)         794,835         (794,835)
                                          ----------------------------------------------------------------
             Total stockholders' equity      37,707,582       29,612,458      (29,612,458)      37,707,582
                                          ----------------------------------------------------------------

             Total liabilities and
                stockholders' equity      $  37,694,186    $ 134,236,515    $ (31,772,355)   $ 140,158,346
                                          ================================================================

First Federal Financial Services, Inc. and Subsidiary

Consolidating Statement of Income Information
For the Year Ended December 31, 2005

-------------------------------------------------------------------------------------------------------------------
                                                                                                       Consolidated
                                                                    First Federal                      First Federal
                                                                       Savings                          Financial
                                                    First Federal      and Loan                       Services, Inc.
                                                      Financial     Association of                         and
Assets                                              Services, Inc.   Edwardsville     Eliminations     Subsidiary
                                                    ---------------------------------------------------------------
Interest and dividend income:
 Interest and fees on loans                         $          --   $   6,711,968    $          --    $   6,711,968
 Securities:
  Taxable interest income                                 338,785         347,304          (72,823)         613,266
  Nontaxable interest income                                   --              --               --               --
  Dividends                                                    --         342,739               --          342,739
 Interest-bearing deposits and federal funds sold              --          80,212               --           80,212
                                                    ---------------------------------------------------------------
             Total interest and
                dividend income                           338,785       7,482,223          (72,823)       7,748,185
                                                    ---------------------------------------------------------------

Interest expense
 Deposits                                                      --       3,003,908          (30,167)       2,973,741
 Federal Home Loan Bank advances
  and other                                                    --          56,595          (42,656)          13,939
                                                    ---------------------------------------------------------------
             Total interest expense                            --       3,060,503          (72,823)       2,987,680
                                                    ---------------------------------------------------------------

             Net interest income                          338,785       4,421,720               --        4,760,505

Provision for loan losses                                      --              --               --               --
                                                    ---------------------------------------------------------------

             Net interest income after
                provision for loan losses                 338,785       4,421,720               --        4,760,505
                                                    ---------------------------------------------------------------

Other income:

 Equity in undistributed earnings of subsidiary         1,762,676              --       (1,762,676)              --
 Other                                                         --          19,981           (6,000)          13,981
                                                    ---------------------------------------------------------------
                                                        1,762,676          19,981       (1,768,676)          13,981
                                                    ---------------------------------------------------------------

Other expenses:
 Compensation and employee benefits                            --         897,726               --          897,726
 Occupancy expense                                             --         119,597               --          119,597
 Data processing services                                      --          67,272               --           67,272
 Advertising                                                   --          42,309               --           42,309
 Director fees                                                 --         153,450               --          153,450
 Professional fees                                        147,665          83,037               --          230,702
 Charitable contributions                                      --          49,493               --           49,493
 Other                                                     43,963         165,141           (6,000)         203,104
                                                    ---------------------------------------------------------------
                                                          191,628       1,578,025           (6,000)       1,763,653
                                                    ---------------------------------------------------------------

             Income before income taxes                 1,909,833       2,863,676       (1,762,676)       3,010,833

Income taxes                                               47,000       1,101,000               --        1,148,000
                                                    ---------------------------------------------------------------

             Net income                             $   1,862,833   $   1,762,676    $  (1,762,676)   $   1,862,833
                                                    ===============================================================

Clover Leaf Financial Corp. and Subsidiary

Contents



--------------------------------------------------------------------------------
Independent Auditor's Report                                         G-2
--------------------------------------------------------------------------------

Consolidated Financial Statements

Consolidated balance sheets                                          G-3
Consolidated statements of income                                    G-4
Consolidated statements of changes in stockholders' equity           G-5
Consolidated statements of cash flows                                G-6 and G-7
Notes to consolidated financial statements                           G-8 - G-27

--------------------------------------------------------------------------------


All schedules are omitted as the required information is either not applicable or is presented in the consolidated financial statements or related notes.

McGladrey & Pullen
Certified Public Accountants





Independent Auditor's Report




Board of Directors
Clover Leaf Financial Corp.
Edwardsville, Illinois

We have audited the accompanying consolidated balance sheets of Clover Leaf Financial Corp. and Subsidiary, as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clover Leaf Financial Corp. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ MCGLADREY & PULLEN, LLP


Champaign, Illinois
February 15, 2006




McGladrey & Pullen LLP serves clients' global business needs through its membership in RSM International (an affiliation of separate and independent accounting and consulting firms).

Clover Leaf Financial Corp.

Consolidated Balance Sheets
December 31, 2005 and 2004

                                                                      2005             2004
-----------------------------------------------------------------------------------------------
Assets
Cash and due from other financial institutions                   $   1,997,268    $   1,325,013
Interest-bearing deposits in other financial institutions            4,012,832        7,931,829
Federal funds sold                                                     277,391        1,049,068
                                                                 ------------------------------
   Total cash and cash equivalents                                   6,287,491       10,305,910
Securities available-for-sale                                       18,061,820       24,492,199
Federal Home Loan Bank (FHLB) stock                                  4,103,294        3,908,500
Loans, net of allowance for loan losses of
   $852,297 in 2005 and $732,865 in 2004                            97,433,339       77,163,159
Premises and equipment, net                                          4,827,748        3,450,475
Accrued interest receivable                                            538,420          518,167
Other assets                                                           727,784          414,324
                                                                 ------------------------------
              Total assets                                       $ 131,979,896    $ 120,252,734
                                                                 ==============================

Liabilities and Stockholders' Equity

Liabilities
   Deposits:
      Noninterest bearing                                        $  12,399,436    $   8,621,863
      Interest bearing                                              88,609,400       88,257,256
                                                                 ------------------------------
              Total deposits                                       101,008,836       96,879,119

   Federal Home Loan Bank advances                                  13,454,920        8,454,920
   Other borrowings                                                  1,770,534          648,727
   Subordinated debentures                                           4,000,000               --
   Accrued interest payable                                            337,393          208,499
   Other liabilities                                                   894,840        1,051,908
                                                                 ------------------------------
              Total liabilities                                    121,466,523      107,243,173
                                                                 ------------------------------

Commitments, Contingencies and Credit Risk (Note 12)

Stockholders' Equity
   Preferred stock, $.10 par value, 250,000 shares authorized,
      none issued                                                           --               --
   Common stock, $.10 par value, 2,000,000 shares authorized,
      661,250 shared issued                                             66,125           66,125
   Additional paid in capital                                        6,193,523        6,193,523
   Retained earnings - substantially restricted                      8,248,042        7,571,723
   Accumulated other comprehensive income (loss)                      (284,741)          28,844
   Treasury stock, 150,869 and 44,983 shares at December 31,
      2005 and 2004, respectively                                   (3,709,576)        (850,654)
                                                                 ------------------------------
              Total stockholders' equity                            10,513,373       13,009,561
                                                                 ------------------------------
              Total liabilities and stockholders' equity         $ 131,979,896    $ 120,252,734
                                                                 ==============================

See Notes to Consolidated Financial Statements.

Clover Leaf Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2005 and 2004

                                                                             2005            2004
-----------------------------------------------------------------------------------------------------
Interest income:
   Loans and fees on loans                                               $  5,536,732    $  4,167,802
   Taxable securities                                                         661,583         744,981
   Non-taxable securities                                                      40,263          79,005
   FHLB dividends                                                             194,957         229,057
   Interest-bearing deposits in other financial institutions and other        158,248          64,846
                                                                         ----------------------------
             Total interest income                                          6,591,783       5,285,691
                                                                         ----------------------------

Interest expense:
   Deposits                                                                 2,308,005       1,752,210
   Federal Home Loan Bank advances                                            421,022         192,967
   Other borrowings                                                           189,988          11,258
                                                                         ----------------------------
             Total interest expense                                         2,919,015       1,956,435
                                                                         ----------------------------

             Net interest income                                            3,672,768       3,329,256

Provision for loan losses                                                      42,000              --
                                                                         ----------------------------

             Net interest income after provision for loan losses            3,630,768       3,329,256
                                                                         ----------------------------

Other income:
   Service charges on deposits accounts                                       127,658         114,141
   Other service charges and fees                                             103,076          81,134
   Loan servicing fees                                                         88,643          66,347
   Gain on sale of loans                                                      111,064         148,427
   Gain (loss) on sale of securities                                             (468)          3,125
   Gain on other real estate owned                                              1,500          29,887
   Other                                                                       99,851          20,401
                                                                         ----------------------------
                                                                              531,324         463,462
                                                                         ----------------------------

Other expense:
   Salaries and employee benefits                                           1,569,680       1,590,146
   Occupancy                                                                  324,729         185,144
   Data processing                                                            245,438         232,193
   Equipment                                                                  164,787          97,752
   Directors fees                                                             108,200         116,400
   Professional fees                                                          120,740         146,312
   Other                                                                      579,894         568,403
                                                                         ----------------------------
                                                                            3,113,468       2,936,350
                                                                         ----------------------------

             Net income before income taxes                                 1,048,624         856,368

Income taxes                                                                  372,305         328,396
                                                                         ----------------------------

             Net income                                                  $    676,319    $    527,972
                                                                         ============================

Basic and diluted earnings per share                                     $       1.25    $       0.86
                                                                         ============================

See Notes to Consolidated Financial Statements.

Clover Leaf Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2005 and 2004

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Unearned
                                                                            Accumulated                   Employee
                                                                              Other                         Stock        Total
                                      Common                   Retained    Comprehensive   Treasury       Ownership   Stockholders'
                                      Stock       Surplus      Earnings       Income         Stock       Plan Shares     Equity
                                   -----------------------------------------------------------------------------------------------
Balance at December 31, 2003       $   66,125  $  6,072,058  $  7,043,751  $     57,934  $   (437,760)  $   (144,983) $ 12,657,125

Comprehensive income
   Net income                              --            --       527,972            --            --             --       527,972
   Other comprehensive income,
    net of tax:
      Change in unrealized gain
         (loss) on securities
         available-for-sale
         arising during the year,
         net of tax of $(18,293)           --            --            --       (31,006)           --             --       (31,006)
      Reclassification adjustment,
         net of taxes of $1,209            --            --            --         1,916            --             --         1,916
                                                                                                                      ------------
Comprehensive income                       --            --            --            --            --             --       498,882
                                                                                                                      ------------
Purchase of 13,533 shares of
   treasury stock                          --            --            --            --      (270,592)            --      (270,592)
Purchase of 6,150 shares of
   treasury stock from the
   ESOP in exchange for
   retirement of ESOP debt                 --        64,797            --            --      (142,302)        77,505            --
Allocation of ESOP shares                  --        56,668            --            --            --         67,478       124,146
                                   -----------------------------------------------------------------------------------------------
Balance at December 31, 2004           66,125     6,193,523     7,571,723        28,844      (850,654)            --    13,009,561

Comprehensive income
   Net income                              --            --       676,319            --            --             --       676,319
   Other comprehensive income,
    net of tax:
      Change in unrealized gain
         (loss) on securities
         available-for-sale
         arising during the year,
         net of tax of $(183,988)          --            --            --      (313,295)           --             --      (313,295)
      Reclassification adjustment,
         net of taxes of $(178)            --            --            --          (290)           --             --          (290)
                                                                                                                      ------------
Comprehensive income                       --            --            --            --            --             --       362,734
                                                                                                                      ------------
Purchase of 105,886 shares of
  treasury stock                           --            --            --            --    (2,858,922)            --    (2,858,922)
                                   -----------------------------------------------------------------------------------------------
Balance at December 31, 2005       $   66,125  $  6,193,523  $  8,248,042  $   (284,741) $ (3,709,576)  $         --  $ 10,513,373
                                   ===============================================================================================

See Notes to Consolidated Financial Statements.

Clover Leaf Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2005 and 2004

                                                                      2005            2004
---------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                                    $    676,319    $    527,972
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                    230,116         138,484
      Provision for loan losses                                        42,000              --
      Net amortization on securities                                  109,569         246,791
      Deferred tax provision                                          150,000              --
      Allocation of ESOP shares                                            --         124,146
      (Gain) loss on sale of securities                                   468          (3,125)
      Federal Home Loan Bank stock dividend                          (194,794)       (228,800)
      Gain on sale of real estate owned                                (1,500)        (29,887)
      Gain on sale of loans                                          (111,064)       (148,427)
      Proceeds from sales of loans held for sale                   11,068,628      10,959,805
      Originations of loans held for sale                         (10,957,564)    (10,811,378)
      Increase in accrued interest receivable                         (20,253)        (29,711)
      Increase in other assets                                        (99,768)        (82,218)
      Increase in accrued interest payable                            128,894          41,799
      Increase (decrease) in other liabilities                       (157,068)        326,949
                                                                 ----------------------------
               Net cash provided by operating activities              863,983       1,032,400
                                                                 ----------------------------

Cash Flows from Investing Activities
   Purchase of securities available-for-sale                       (2,000,000)    (23,598,304)
   Proceeds of calls, maturities and paydowns of
      securities available-for-sale                                 2,922,591      22,673,645
   Proceeds from sales of securities available for sale             4,900,000              --
   Increase in loans, net                                         (20,497,206)    (10,505,074)
   Proceeds from sale of real estate owned                              7,000         126,783
   Purchase of premises and equipment                              (1,607,389)     (1,236,946)
                                                                 ----------------------------
               Net cash used in investing activities              (16,275,004)    (12,539,896)
                                                                 ----------------------------

Cash Flows from Financing Activities
   Increase in deposits                                             4,129,717      16,413,445
   Proceeds from Federal Home Loan Bank advances                    9,000,000         454,920
   Repayments of Federal Home Loan Bank advances                   (4,000,000)             --
   Increase (decrease) in other borrowings                          5,121,807         (37,273)
   Purchase of treasury stock                                      (2,858,922)       (270,592)
                                                                 ----------------------------
               Net cash provided by financing activities           11,392,602      16,560,500
                                                                 ----------------------------

                                   (Continued)

Clover Leaf Financial Corp.

Years Ended December 31, 2005 and 2004

                                                                           2005            2004
--------------------------------------------------------------------------------------------------
               Net increase (decrease) in cash and cash equivalents     (4,018,419)      5,053,004

Cash and cash equivalents:
   Beginning                                                            10,305,910       5,252,906
                                                                      ----------------------------

   Ending                                                             $  6,287,491    $ 10,305,910
                                                                      ============================

Supplemental Disclosures of Cash Flow Information
   Cash paid during the year for:
      Interest                                                        $  2,790,121    $  1,914,636
      Income taxes, net of (refunds)                                       308,950         149,695

Supplemental Disclosures on Noncash Investing Activities
   Real estate acquired through foreclosure                           $    185,026    $     96,896

See Notes to Consolidated Financial Statements

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.     Nature of Business and Significant Accounting Policies

Nature of business:
------------------

Clover Leaf Financial Corp. was formed on December 27, 2001 and purchased all of the outstanding shares of Clover Leaf Bank, SB with the proceeds of a stock offering completed on December 27, 2001. Simultaneous to the stock offering, the Bank converted from a state-chartered mutual savings association to a state-chartered capital stock savings bank. Effective December 27, 2002, the Bank converted from a savings bank to a commercial bank.

Clover Leaf Bank provides residential, commercial and installment loans, deposits and other customer services to individuals and corporate customers primarily in Madison County, Illinois. Clover Leaf Financial Services, Inc., (a wholly owned subsidiary of the Bank) provides life and disability insurance to loan customers of the Bank.

Principles of consolidation:
---------------------------

The accompanying consolidated financial statements include the accounts of Clover Leaf Financial Corp. (the Company) and its wholly-owned subsidiary, Clover Leaf Bank (the Bank). These entities are collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting estimates:
--------------------

In preparing the accompanying consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the market value of investment securities and the allowance for loan losses. Actual results could differ significantly from those estimates.

Comprehensive income:
--------------------

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Securities available-for-sale:
-----------------------------

Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost (cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method of accrual over their contractual lives) results in an unrealized gain or loss. Unrealized gains or losses are reported as accumulated other comprehensive income (loss) in equity, net of the related deferred tax effect. Realized gains or losses, determined using the specific identification method, are included in earnings.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank stock:
----------------------------

The Company, as a member of the Federal Home Loan Bank of Chicago (the "FHLBC"), is required to maintain an investment in common stock of the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost. Dividends received on such stock are reflected as interest income in the consolidated statements of income.

On October 18, 2005, the Board of Directors of the FHLBC decided to discontinue redemptions of excess or voluntary stock. Voluntary stock is stock held by members in excess of the amount required as a condition of membership or for borrowings from the FHLBC. Dividends will continue to require approval by the Federal Housing Finance Board (FHFB). In addition, the FHLBC entered into an amendment to its written agreement with the FHFB to maintain minimum total capital stock of $3.978 billion, the balance as of October 18, 2005, and provide that no stock will be redeemed if the redemption would cause the FHLBC to fail to meet any of its minimum capital requirements. The Bank may redeem excess stock in the future when the FHLBC allows redemptions.

Loans:
-----

Loans are stated at unpaid principal balances, less the allowance for loan losses, deferred fees and costs. Interest income is credited to income as earned using the simple interest method applied to the daily principal balance outstanding and includes the amortization of net deferred loan fees and costs over the loan term.

The accrual of interest on any loan is discontinued when, in the opinion of management, there is reasonable doubt as to the collectibility of interest or principal. When the accrual of interest is discontinued, all unpaid accrued interest is reversed against income. Interest income on these loans is subsequently recognized to the extent interest payments are received and principal is considered to be fully collectible.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments in accordance with the terms of the loan. All installment and real estate loans are considered to be small balance homogenous loan pools for the purpose of evaluating impairment. Commercial loans are specifically evaluated for impairment. For collateralized impaired loans, loan balances in excess of net realizable value are deemed impaired. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Allowance for loan losses:
-------------------------

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on an evaluation of the collectibility of loans and prior loan loss experience. This evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examination.

Other real estate owned:
-----------------------

Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure less estimated costs of disposal, which establishes a new cost. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Revenue and expense from the operations of OREO and changes in the valuation allowance are included in other expenses. OREO totaled approximately $185,000 and $0 at December 31, 2005 and 2004, respectively.

Premises and equipment:
----------------------

Land is carried at cost. Other premises and equipment are recorded at cost and are depreciated on the straight-line method. Depreciation and amortization are provided over the estimated useful lives of the respective assets. The range of useful lives is indicated in the following table:

                                                  Minimum           Maximum
                                                   Life              Life
                                              ---------------------------------

Building and building improvements                2 years          40 years
Furniture and fixtures                            2 years          10 years


Income taxes:
------------

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The deferred tax assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to an amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Cash and cash flows:
-------------------

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and due from other financial institutions (including cash items in process of clearing), federal funds sold and interest bearing deposits in other financial institutions. Cash flows from loans, deposits and other borrowings are reported net.

Earnings per share:
------------------

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. The Company has not issued any stock options or other potentially dilutive shares; therefore, diluted earnings are the same as basic earnings per share.

The following reflects earnings per share calculations for basic and diluted methods:

                                                            December 31,
                                                    ---------------------------
                                                         2005           2004
                                                    ---------------------------

Net income available to common shareholders         $    676,319   $    527,972
                                                    ===========================

Basic potential common shares:
   Weighted average shares outstanding                   541,762        624,776
   Weighted average unallocated ESOP shares                   --        (10,789)
                                                    ---------------------------

Basic average shares outstanding                         541,762        613,987
                                                    ---------------------------

Diluted potential common shares                               --             --
                                                    ---------------------------

Diluted average shares outstanding                       541,762        613,987
                                                    ---------------------------

Basic earnings per share                            $       1.25   $       0.86
                                                    ===========================

Diluted earnings per share                          $       1.25   $       0.86
                                                    ===========================

Reclassifications:
-----------------

Certain amounts in 2004 have been reclassified to conform with the 2005 presentation with no effect on stockholders' equity or net income. Note 1.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 2.     Cash and Due from Banks

The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances were approximately $256,000 and $180,000, respectively, at December 31, 2005 and 2004.

The nature of the Company's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company does not anticipate experiencing any losses in such accounts.

Note 3.     Securities

Amortized costs and fair values of securities available-for-sale are summarized as follows:

                                                   Gross           Gross
                                   Amortized     Unrealized      Unrealized       Fair
                                      Cost         Gains           Losses         Value
                                 ---------------------------------------------------------
                                                           2005
                                 ---------------------------------------------------------
U.S. Agencies                    $ 13,276,381   $         --   $    352,643   $ 12,923,738
State and municipal securities      2,279,959          3,083             --      2,283,042
Mortgage backed securities          2,957,446          3,406        105,812      2,855,040
                                 ---------------------------------------------------------

                                 $ 18,513,786   $      6,489   $    458,455   $ 18,061,820
                                 =========================================================

                                                           2004
                                 ---------------------------------------------------------

U.S. Agencies                    $ 17,624,240   $     54,702   $     27,774   $ 17,651,168
State and municipal securities      1,795,777         24,119             --      1,819,896
Corporate securities                1,006,620         26,880             --      1,033,500
Mortgage backed securities          4,019,777         12,028         44,170      3,987,635
                                 ---------------------------------------------------------

                                 $ 24,446,414   $    117,729   $     71,944   $ 24,492,199
                                 =========================================================

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                                                             2005
                       ---------------------------------------------------------------------------------------
                       Continuous Unrealized Losses  Continuous Unrealized Losses
                        Existing for Less than 12     Existing Greater than 12
                                 Months                         Months                        Total
                       ---------------------------   ---------------------------   ---------------------------
                           Fair        Unrealized        Fair        Unrealized        Fair        Unrealized
                           Value         Losses          Value         Losses          Value         Losses
                       ---------------------------   ---------------------------   ---------------------------
U.S. Agencies          $  8,007,719   $    226,502   $  4,916,019   $    126,141   $ 12,923,738   $    352,643
Mortgage backed
   securities               149,200          1,117      2,539,787        104,695      2,688,987        105,812
                       ---------------------------   ---------------------------   ---------------------------

                       $  8,156,919   $    227,619   $  7,455,806   $    230,836   $ 15,612,725   $    458,455
                       ===========================   ===========================   ===========================

                                                             2004
                       ---------------------------------------------------------------------------------------

U.S. Agencies          $  5,755,158   $     18,374   $    990,600   $      9,400   $  6,745,758   $     27,774
Mortgage backed
   securities             2,942,963         31,860        574,456         12,310      3,517,419         44,170
                       ---------------------------   ---------------------------   ---------------------------

                       $  8,698,121   $     50,234   $  1,565,056   $     21,710   $ 10,263,177   $     71,944
                       ===========================   ===========================   ===========================

The unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary, by the Company.

Gross realized gains totaled $20,349 in 2005. Gross realized losses totaled $20,817 in 2005. Gross realized gains totaled $3,125 in 2004, and there were no realized losses in 2004.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The following is a summary of maturities of securities available-for-sale as of December 31, 2005. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary:

                                                       Amortized        Fair
                                                         Cost           Value
                                                     ---------------------------
Amounts maturing in:
   One year or less                                  $    279,958   $    283,042
   After one year through five years                    9,928,167      9,665,202
   After five years through ten years                   3,348,215      3,258,536
   More than 10 years                                   2,000,000      2,000,000
   Mortgage backed securities                           2,957,446      2,855,040
                                                     ---------------------------
                                                     $ 18,513,786   $ 18,061,820
                                                     ===========================

Securities with a carrying amount of approximately $5,599,000 and $16,543,000 were pledged to secure deposits as required or permitted by law at December 31, 2005 and 2004, respectively.

Note 4.     Loans

Major classifications of loans follow:

                                                             December 31,
                                                     ---------------------------
                                                         2005           2004
                                                     ---------------------------
Real estate loans:
   One- to four-family                               $ 31,696,105   $ 25,664,841
   Commercial                                          41,641,162     38,149,208
   Construction and land                                9,087,313      1,104,599
                                                     ---------------------------
               Total real estate loans                 82,424,580     64,918,648
                                                     ---------------------------
Consumer:
   Automobile                                             810,579        856,572
   Home equity                                          2,207,014      2,393,262
   Other                                                1,156,926      1,846,258
                                                     ---------------------------
               Total consumer loans                     4,174,519      5,096,092
                                                     ---------------------------
Commercial business                                    11,686,537      7,894,579
                                                     ---------------------------

               Total gross loans                       98,285,636     77,909,319
Less:
   Deferred fees and discounts                                 --         13,295
   Allowance for losses                                   852,297        732,865
                                                     ---------------------------
               Total loans receivable, net           $ 97,433,339   $  7,163,159
                                                     ===========================

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

An analysis of the activity in the allowance for loan losses is as follows:

                                                             Year Ended
                                                            December 31,
                                                   ----------------------------
                                                        2005            2004
                                                   ----------------------------

Balance, beginning of year                         $    732,865    $    724,763
   Provision for loan losses                             42,000              --
   Loans charged off                                     (3,045)        (34,612)
   Recoveries                                            80,477          42,714
                                                   ----------------------------

Balance, end of year                               $    852,297    $    732,865
                                                   ============================

The amount of loans serviced by the Company for the benefit of others is not included in the accompanying consolidated balance sheets. The unpaid principal balance of these loans was approximately $31,617,000 and $24,361,000 at December 31, 2005 and 2004, respectively.

Related parties include executive officers, directors, and their affiliates. Loans to related parties at December 31, 2005 and 2004 were as follows:

                                                            December 31,
                                                  -----------------------------
                                                       2005             2004
                                                  -----------------------------

Balance, beginning of year                        $  1,840,300     $  1,753,800
   Additions                                         1,961,500          266,800
   Repayments                                         (664,900)        (180,300)
                                                  -----------------------------

Balance, end of year                              $  3,136,900     $  1,840,300
                                                  =============================

The loan portfolio includes a concentration of loans in commercial real estate amounting to $41,641,162 and $38,149,208 as of December 31, 2005 and 2004,
respectively. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers. Credit losses arising from lending transactions with commercial real estate compare favorably with the Company's credit loss experience on its loan portfolio as a whole. The concentration of credit with commercial real estate is taken into consideration by management in determining the allowance for loan losses. The Company's opinion as to the ultimate collectibility of these loans is subject to estimates regarding future cash flows from operations and the value of the property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of borrowers.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


The following table presents data on impaired loans, in accordance with FAS 114, as amended, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, and non-accrual loans:


                                                                      December 31,
                                                              ---------------------------
                                                                   2005           2004
                                                              ---------------------------
Impaired loans for which there is a related allowance for
   loan losses                                                $    152,627   $    320,984
Impaired loans for which there is no related allowance for
   loan losses                                                          --             --
                                                              ---------------------------
               Total impaired loans                           $    152,627   $    320,984
                                                              ===========================
Allowance for loan losses for impaired loans included in
   the allowance for loan losses                              $     22,894   $     48,148
                                                              ===========================
Average recorded investment in impaired loans                 $    252,297   $    332,889
                                                              ===========================
Cash basis income recognized from impaired loans              $     14,114   $     15,460
                                                              ===========================
Loans contractually past due over 90 days and
   still accruing interest                                    $     69,367   $     54,924
                                                              ===========================
Loans no longer accruing interest, not included in impaired   $    147,727   $    404,939
                                                              ===========================
Loans no longer accruing interest, included in impaired       $         --   $    158,237
                                                              ===========================
Interest forgone on non-accrual loans in current year         $     13,646   $     35,214
                                                              ===========================

Note 5.     Premises and Equipment

Premises and equipment consist of:

                                                           December 31,
                                                  -----------------------------
                                                       2005             2004
                                                  -----------------------------

Land and land improvements                        $    952,791     $    952,791
Construction in progress                                    --        1,172,826
Buildings and improvements                           4,145,304        2,020,875
Furniture and fixtures                               1,584,193          928,407
                                                  -----------------------------
                                                     6,682,288        5,074,899
Accumulated depreciation                            (1,854,540)      (1,624,424)
                                                  -----------------------------

                                                  $  4,827,748     $  3,450,475
                                                  =============================

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 6.     Deposits



Deposits at December 31 is summarized as follows:

                                                           December 31,
                                                --------------------------------
                                                      2005              2004
                                                --------------------------------
Noninterest bearing                             $   12,399,436    $    8,621,863
Savings                                             26,870,769        28,883,747
Time                                                61,738,631        59,373,509
                                                --------------------------------
                                                $  101,008,836    $   96,879,119
                                                ================================

Interest expense on deposits for the year ended December 31, is summarized as follows:

                                                    Years ended December 31,
                                               ---------------------------------
                                                     2005               2004
                                               ---------------------------------
Savings                                        $      454,066     $      397,500
Time                                                1,853,939          1,354,710
                                               ---------------------------------
                                               $    2,308,005     $    1,752,210
                                               =================================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $5,527,000 and $18,564,000 at December 31, 2005 and
2004, respectively. Individual deposits in excess of $100,000 are not insured by the FDIC.


Scheduled maturities of time deposits at December 31, 2005 are as follows:

2006                                                                  39,538,666
2007                                                                  11,943,568
2008                                                                   7,567,610
2009                                                                   1,097,639
2010                                                                   1,450,140
Thereafter                                                                40,246
                                                                 ---------------

                                                                 $    61,637,869
                                                                 ===============

At December 31, 2005 and 2004, the Company had brokered deposits of approximately $5,195,000 and $0, respectively.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 7.     Federal Home Loan Bank Advances

FHLB advances at year-end were:

                                                          2005           2004
                                                     ---------------------------

4.08% advance, due January 2006, fixed rate          $  3,000,000   $         --
1.46% advance, due March 2006, fixed rate                      --      1,000,000
2.67% advance, due July 2007, fixed rate                6,500,000      6,500,000
4.33% advance, due March 2008, fixed rate               3,000,000             --
5.96% advance, due February 2009, fixed rate              500,000        500,000
2.95% advance, due March 2009, fixed rate                 454,920        454,920
                                                     ---------------------------
                                                     $ 13,454,920   $  8,454,920
                                                     ===========================

At December 31, 2005 and 2004, in addition to FHLB stock, the Company had a blanket lien on eligible residential real estate loans totaling approximately $22,471,000 and $23,244,000, respectively, which were pledged to the FHLB to secure advances outstanding.

Note 8.     Other Borrowings


Other borrowings consist of securities sold under agreements to repurchase of $1,770,534 and $648,727 at December 31, 2005 and 2004, respectively.


Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Note 9.     Subordinated Debentures

The Company issued $4.0 million in May 2005 in cumulative trust preferred securities through a newly formed special-purpose trust, Clover Leaf Statutory Trust I. The proceeds of the offering were invested by the trust in junior subordinated debentures of Trust I. Trust I is a wholly-owned unconsolidated subsidiary of the Company, and its sole asset is the junior subordinated deferrable interest debentures. Distributions are cumulative and are payable at a fixed rate of 6.08% for 5 years and then adjusted quarterly at a variable rate of 1.85% over the 3 month LIBOR rate, per annum of the stated liquidation amount of $1,000 per preferred security. Interest expense on the trust preferred securities was $155,319 for the year ended December 31, 2005. The obligations of the trust are fully and unconditionally guaranteed, on a subordinated basis, by the Company. The trust preferred securities for Trust I are mandatorily redeemable upon the maturity of the debentures in May 2025, or to the extent of any earlier redemption of any debentures by the Company, and are callable beginning in May 2010. Holders of the capital securities have no voting rights, are unsecured, and rank junior in priority of payment to all of the Company's indebtedness and senior to the Company's capital stock. For regulatory purposes, the trust preferred securities qualify as Tier I capital subject to certain provisions.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

On March 1, 2005, the Board of Governors of the Federal Reserve System issued a final rule regarding the continued inclusion of trust preferred securities in the Tier 1 capital of bank holding companies, subject to stricter standards effective March 31, 2009. As a result of the final rule, the Federal Reserve will limit the aggregate amount of a bank holding company's cumulative perpetual preferred stock, trust preferred securities and other minority interests to 25% of a company's core capital elements, net of goodwill. Regulations in place at the time the Company placed its currently outstanding trust preferred securities did not require the deduction of goodwill. The final rule also provides that amounts of qualifying trust preferred securities and certain minority interests in excess of the 25% limit may be included in Tier 2 capital but will be limited, together with subordinated debt and limited-life preferred stock, to 50% of Tier 1 capital. The final rule provides a five-year transition period for bank holding companies to meet these quantitative limitations. While management does not anticipate that the final rule will have an impact on the Company when the five-year transition period expires, it is not possible to predict the final impact of the rule on the Company.

Note 10.    Income Taxes

Income taxes consisted of:

                                                              Year Ended
                                                             December 31,
                                                   -----------------------------
                                                        2005             2004
                                                   -----------------------------
Federal:
   Current                                         $    222,305     $    328,396
   Deferred                                             150,000               --
                                                   -----------------------------
                                                   $    372,305     $    328,396
                                                   =============================

The provision for federal income taxes differs from that computed by applying the maximum federal statutory rate of 35% as follows:

                                                                   Year Ended
                                                                  December 31,
                                                         ----------------------------
                                                              2005            2004
                                                         ----------------------------
Tax expense at statutory rate                            $    367,018    $    299,729
Increase (decrease) in income taxes resulting from:
   Tax exempt interest                                        (19,955)        (31,812)
   Nondeductible expenses                                       3,093           5,555
   ESOP termination expense                                        --          39,836
   Valuation allowance                                            974          63,107
   Other                                                       21,175         (48,019)
                                                         ----------------------------
                                                         $    372,305    $    328,396
                                                         ============================


The effective tax rates were 35.5% and 38.4% for the years ended December 31, 2005 and 2004, respectively.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The net deferred tax assets in the accompanying balance sheets include the following components:

                                                             December 31,
                                                     ---------------------------
                                                          2005           2004
                                                     ---------------------------
Assets:
   Allowance for loan losses                         $    296,737   $    283,619
   Deferred compensation                                  173,270        156,909
   Premises and equipment                                  29,485         13,595
   Illinois net operating loss                             28,817         49,552
   Accrued expenses                                        33,675         66,741
   Unrealized loss on securities available for sale       167,225             --
   Other                                                   14,688         81,844
                                                     ---------------------------
               Total deferred tax assets                  743,897        652,260
Valuation allowance                                        28,817         29,791
                                                     ---------------------------
               Net deferred tax assets                    715,080        622,469
                                                     ---------------------------

Liabilities:
   Unrealized gain on securities available for sale            --         16,941
   FHLB stock dividend                                    414,447        339,061
                                                     ---------------------------
               Total deferred tax liabilities             414,447        356,002
                                                     ---------------------------
                                                     $    300,633   $    266,467
                                                     ===========================

As of December 31, 2005, the Company had net operating loss carryovers for state tax purposes totaling approximately $613,000 that are eligible to be used through 2021.


Note 11.    Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on a Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require a Company to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

As of December 31, 2005, the most recent notification from the Federal regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                            For Capital                Prompt Corrective
                                                Actual                   Adequacy Purposes:            Action Provisions:
                                    ------------------------------------------------------------------------------------------
                                        Amount          Ratio         Amount           Ratio         Amount          Ratio
                                    ------------------------------------------------------------------------------------------
As of December 31, 2005:
   Total Capital (to Risk
      Weighted Assets)
      Clover Leaf Financial Corp.   $ 15,526,411          16.04%   $  7,742,720            8.0%            N/A
      Clover Leaf Bank              $ 13,271,538          13.71%   $  7,742,720            8.0%   $  9,678,400           10.0%

   Tier I Capital (to Risk
      Weighted Assets)
      Clover Leaf Financial Corp.   $ 14,397,485          14.88%   $  3,871,360            4.0%            N/A
      Clover Leaf Bank              $ 12,419,241          12.83%   $  3,871,360            4.0%   $  5,807,040            6.0%

   Tier I Capital (to
      Average Assets)
      Clover Leaf Financial Corp.   $ 14,397,485          11.41%   $  5,048,833            4.0%            N/A
      Clover Leaf Bank              $ 12,419,241           9.72%   $  5,109,160            4.0%   $  6,386,450            5.0%

As of December 31, 2004:
   Total Capital (to Risk
      Weighted Assets)
      Clover Leaf Financial Corp.   $ 13,713,582          16.91%   $  6,488,160            8.0%            N/A
      Clover Leaf Bank              $ 12,332,451          15.21%   $  6,488,160            8.0%   $  8,110,200           10.0%

   Tier I Capital (to Risk
      Weighted Assets)
      Clover Leaf Financial Corp.   $ 12,980,717          16.01%   $  3,244,080            4.0%            N/A
      Clover Leaf Bank              $ 11,599,586          14.30%   $  3,244,080            4.0%   $  4,866,120            6.0%

   Tier I Capital (to
      Average Assets)
      Clover Leaf Financial Corp.   $ 12,980,717          12.01%   $  4,322,612            4.0%            N/A
      Clover Leaf Bank              $ 11,599,586          10.73%   $  4,322,120            4.0%   $  5,402,650            5.0%

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


Following is a reconciliation of generally accepted accounting principles (GAAP) capital to regulatory capital:

                                                       Clover Leaf Financial Corp          Clover Leaf Bank

                                                              December 31,                   December 31,
                                                          2005           2004            2005           2004
GAAP capital                                          $ 10,513,373   $ 13,009,561    $ 12,134,500   $ 11,628,430
Plus (less) accumulated comprehensive loss (income)        284,741        (28,844)        284,741        (28,844)
Plus qualifying trust preferred debentures               3,599,371             --              --             --
                                                      ----------------------------------------------------------
   Tier I capital                                       14,397,485     12,980,717      12,419,241     11,599,586
Plus allowable allowance for loan losses                   852,297        732,865         852,297        732,865
Plus qualifying trust preferred debentures                 276,629             --              --             --
                                                      ----------------------------------------------------------
   Total Capital                                      $ 15,526,411   $ 13,713,582    $ 13,271,538   $ 12,332,451
                                                      ==========================================================


Note 12.    Commitments, Contingencies and Credit Risk

The Company and the Bank are a party to legal actions which are in the normal course of business activities. In the opinion of management, the ultimate resolution of these matters is not expected to have a material effect on the financial position or the results of operations of the Company.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the statements of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the notional or contractual amounts of financial instruments, primarily variable rate, with off-balance-sheet risk follows:


                               Variable Rate   Fixed Rate       Total         Range of
                                Commitment     Commitment     Commitment      Rates on
                                                                             Fixed Rate
                                             (in thousands)                  Commitments
                               ----------------------------------------------------------
As of December 31, 2005:
Commitments to extend credit   $  8,631,000   $  1,291,000   $  9,922,000    5.1% - 15.0%
Standby letters of credit      $    332,000   $     21,000   $    353,000        6.0%

As of December 31, 2004:
Commitments to extend credit                                 $ 11,027,000
Standby letters of credit                                    $     47,000

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities of customers. The Company's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral, which may include accounts receivables, inventory, property and equipment, income producing properties, supporting those commitments if deemed necessary. In the event, the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2005 and 2004, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

The Company does not engage in the use of interest rate swaps, futures, forwards, or option contracts.


Note 13.    Retirement Plans

Effective January 1, 2005, the Company adopted a 401k plan and profit sharing defined contribution plan covering substantially all of its employees. The contribution to the plan for the profit sharing contribution is determined by the Board of Directors. The Company contributed $64,411 to the plan for the profit sharing contribution for the year ended December 31, 2005. The 401k component of the plan allows participants to defer a portion of their compensation up to 50%. Such deferral accumulates on a tax deferred basis until the employee withdraws the funds. The Company matches the employee contributions for the 401k plan up to 2% of compensation. Total expense recorded for the Company's match for the 401k plan was $21,488 for the year ended December 31, 2005.

Certain directors participate in a deferred compensation agreement with the Bank. The Bank accrues the liability for these agreements based on the present value of the amount the employee or director is currently eligible to receive. The Company recorded expenses of $9,076 and $4,866 in 2005 and 2004, respectively, related to these agreements. At December 31, 2005 and 2004, the Bank had a recorded liability in the amount of $438,649 and $400,583, respectively, for these plans.

Through December 31, 2004, the Bank participated in a multiple-employer, defined benefit retirement plan which covered substantially all employees. Total pension expense for the years ended December 31, 2004 was $154,900. The Board of Directors elected to withdraw from the above plan on October 26, 2004 effective January 1, 2005.

Governmental regulations impose certain requirements relative to multiple-employer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits. The Bank is awaiting information from the plan's administrators to determine its share of unfunded vested benefits.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

As of December 31, 2004, the Company had accrued $100,000 in anticipation of the final analysis from the plan administrator. Final payment of $97,720 was paid in 2005.


Note 14.    Liquidation Account

At the time of conversion to a stock corporation, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $6.2 million. This account is proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare or pay a cash dividend on, or purchase any of, its capital stock, if the effect of such dividends or repurchase would be to cause the Bank's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to $2.4 million at December 31, 2005.


Note 15.    Employee Stock Ownership Plan

The Company had an employee stock ownership plan which covered substantially all employees who had attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the Company loaned funds to the ESOP for the purchase of shares of the Company's common stock on the open market using funds loaned by the Company. The Company purchased 12,700 shares at an average price of $13.07. The Company loan was being repaid with level principal payments over 20 years beginning March 7, 2003. During 2004, the Company purchased 6,150 unallocated shares from the ESOP. The ESOP used the proceeds to retire the debt. Effective December 31, 2004, all assets were allocated to participants. Compensation expense of $124,146 was incurred in 2004. On February 28, 2005, the Internal Revenue Service approved the Company's application for termination of the ESOP.


Note 16.    Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Carrying values and estimated fair values at December 31, 2005 and 2004 is summarized as follows:

                                                 2005                         2004
                                     ---------------------------------------------------------
                                                      Estimated                     Estimated
                                       Carrying         Fair         Carrying         Fair
                                         Value          Value          Value          Value
                                     ---------------------------------------------------------
Assets:
   Cash and due from other
      financial institutions         $  1,997,268   $  1,997,268   $  1,325,013   $  1,325,013
   Interest-bearing deposits in
      other financial institutions      4,012,832      4,012,832      7,931,829      7,931,829
   Federal funds sold                     277,391        277,391      1,049,068      1,049,068
   Securities available for sale       18,061,820     18,061,820     24,492,199     24,492,199
   FHLB stock                           4,103,294      4,103,294      3,908,500      3,908,500
   Loans                               97,433,339     96,767,297     77,163,159     76,151,168
   Accrued interest receivable            538,420        538,420        518,167        518,167

Liabilities:
   Noninterest bearing deposits        12,399,436     12,399,436      8,621,863      8,621,863
   Interest bearing deposits           88,609,400     88,709,372     88,257,256     89,626,635
   FHLB advances                       13,454,920     13,306,958      8,454,920      8,453,542
   Other borrowings                     5,770,534      5,770,534        648,727        648,727
   Accrued interest payable               337,393        337,393        208,499        208,499

The carrying value of cash and cash equivalents, transaction accounts, savings, other borrowings and accrued interest receivable and payable are considered reasonable estimates of those instruments fair values.

The fair value of investment securities and mortgage-backed securities is based on quoted market prices and prices obtained from independent pricing services. FHLB stock and other investments, for which current market values are not readily available are believed to have carrying values which approximate market values. The fair value of loans, FHLB advances and certificates of deposit, are estimated based on present values using published rates currently available that are applicable to each category of such financial instrument. The Trust Preferred debentures are privately held; therefore the carrying value approximates fair value.

No adjustment was made to the interest rates for changes in credit of performing loans for there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the interest rates along with the general reserves applicable to the performing loan portfolio results in a fair valuation of such loans.

The Bank does not have unrecognized financial instruments, other than those discussed in Note 11, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 12 was not considered material.

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 17.    Condensed Parent Company Only Financial Statements

                                                                December 31,
                                                       ----------------------------
Balance Sheets                                              2005            2004
                                                       ----------------------------
Assets:
   Cash and cash equivalents                           $  2,271,973    $  1,340,386
   Equity in net assets of Clover Leaf Bank              12,134,501      11,628,431
   Other assets                                             129,697          40,744
                                                       ----------------------------

                                                       $ 14,536,171    $ 13,009,561
                                                       ============================

Liabilities and stockholders' equity:
   Subordinated Debentures                             $  4,000,000    $         --
   Other liabilities                                         22,798              --
   Common stock                                              66,125          66,125
   Surplus                                                6,193,523       6,193,523
   Retained earnings                                      8,248,042       7,571,723
   Accumulated comprehensive income (loss)                 (284,741)         28,844
   Treasury stock                                        (3,709,576)       (850,654)
                                                       ----------------------------

                                                       $ 14,536,171    $ 13,009,561
                                                       ============================


                                                         Years Ended December 31,
                                                       ----------------------------
Statements of Income                                        2005            2004
                                                       ----------------------------

Dividends from subsidiary                              $         --    $         --
Interest income                                                  --              --
Interest expense                                           (155,320)             --
                                                       ----------------------------
               Operating income                            (155,320)             --
                                                       ----------------------------

Equity in undistributed earnings of Clover Leaf Bank        819,655         588,283
Other noninterest income                                     (2,301)          6,543
                                                       ----------------------------
               Total other income                           817,354         594,826
Other expenses                                               59,556          97,924
                                                       ----------------------------
               Income before income tax benefit             602,478         496,902
Income tax benefit                                           73,841          31,070
                                                       ----------------------------
               Net income                              $    676,319    $    527,972
                                                       ============================

Clover Leaf Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                       Years Ended December 31,
                                                                     ----------------------------
Statements of Cash Flows                                                  2005            2004
                                                                     ----------------------------
Operating activities:
   Net income                                                        $    676,319    $    527,972
   Adjustments to reconcile net income to net cash provided by operating activities:
         Equity in undistributed earnings of Clover Leaf Bank            (819,655)       (588,283)
         Allocation of ESOP shares                                             --          67,478
         (Decrease) increase in other liabilities                          22,798              --
         Decrease (increase) in other assets                              (88,953)        273,868
                                                                     ----------------------------
               Net cash provided by (used in) operating activities       (209,491)        281,035
                                                                     ----------------------------

Financing activities:
   Proceeds from Statutory Trust Issuance                               4,000,000              --
   Purchase treasury stock                                             (2,858,922)       (270,592)
                                                                     ----------------------------
               Net cash used in financing activities                    1,141,078        (270,592)
                                                                     ----------------------------

Increase in cash and cash equivalents                                     931,587          10,443

Cash and cash equivalents:
   Beginning of period                                                  1,340,386       1,329,943
                                                                     ----------------------------

   End of period                                                     $  2,271,973    $  1,340,386
                                                                     ============================

Note 18.    Subsequent event

On February 3, 2006, the Company announced that it had signed a definitive agreement to merge with First Federal Financial Services, Inc. and its subsidiary, First Federal Savings & Loan Association of Edwardsville. First Federal Financial Services, Inc. intends to complete a stock offering (the "offering") prior to consummation of the merger of Clover Leaf Financial Corp. Under the terms of the merger agreement, the merger consideration for Clover Leaf stockholders will be based on the final outcome of the offering. If the offering closes at the minimum, maximum or the adjusted maximum of the valuation range, Clover Leaf stockholders will receive a combination of stock and cash valued at $40, $42 or $43, respectively, per share. Between the minimum and maximum and maximum and adjusted maximum of the valuation range, the value of the merger consideration for Clover Leaf stockholders will prorated. In exchange for their shares, stockholders of Clover Leaf will have the right to elect either all stock, all cash, or a combination of stock and cash, provided that, in the aggregate, 70% of the Clover Leaf shares are exchanged for stock and 30% are exchanged for cash. The transaction is subject to regulatory and shareholder approval and is expected to close during the third quarter of 2006.

       RECENT DEVELOPMENTS OF CLOVER LEAF FINANCIAL CORP. AND SUBSIDIARIES

         The following tables set forth selected consolidated financial and other data of Clover Leaf for the periods and at the dates indicated. The information at December 31, 2005 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Clover Leaf beginning at page G-2 of this proxy statement-prospectus. The information at March 31, 2006 and for the three months ended March 31, 2006 and 2005 is unaudited and has been derived in part from unaudited consolidated financial statements of Clover Leaf that, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The selected operating data presented below for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

                                                            At March 31,    At December
                                                                2006         31, 2005
                                                            ------------   ------------
                                                                  (In thousands)

Selected Financial Condition Data:
Total assets ............................................   $    133,535   $    131,980
Loans, net ..............................................        101,637         97,433
Cash and cash equivalents ...............................          3,984          6,287
Securities available for sale ...........................         17,615         18,062
Federal Home Loan Bank Stock ............................          4,103          4,103
Deposits ................................................        102,906        101,009
Borrowed funds ..........................................         18,826         19,225
Stockholders' equity ....................................         10,551         10,513



                                                                 Three Months Ended
                                                                      March 31,
                                                            ---------------------------
                                                                2006           2005
                                                            ------------   ------------
                                                                  (In thousands)

Selected Operating Data:

Total interest income ...................................   $      1,853   $      1,492
Total interest expense ..................................            959            551
                                                            ------------   ------------
   Net interest income ..................................            894            941
Provision for loan losses ...............................             17             --
                                                            ------------   ------------
   Net interest income after provision for loan losses...            877            941
Non-interest income .....................................            116             95
Non-interest expense ....................................            926            676
                                                            ------------   ------------
Income before income tax expense ........................             67            360
Income tax expense ......................................             21            130
                                                            ------------   ------------
   Net income ...........................................   $         46   $        230
                                                            ============   ============

                                                                               At or For the Three Months
                                                                                    Ended March 31,
                                                                               -------------------------
                                                                                  2006           2005
                                                                               ----------     ----------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) .............          .14%           .80%
Return on equity (ratio of net income to average equity) ...................         1.78           7.12
Average interest rate spread (1) ...........................................         2.47           3.08
Net interest margin (2) ....................................................         2.89           3.46
Efficiency ratio (3) .......................................................        93.25          65.25
Non-interest expense to average total assets ...............................         2.83           2.36
Average interest-earning assets to average interest-bearing liabilities ....       113.69         118.67

Asset Quality Ratios:
Non-performing assets to total assets ......................................          .29%           .42%
Non-performing loans to total loans ........................................          .20            .61
Net charge-offs (recoveries) to average loans outstanding ..................         (.01)          (.01)
Allowance for loan losses to non-performing loans ..........................       423.39         151.03
Allowance for loan losses to total loans ...................................          .86            .92

Capital Ratios:
Equity to total assets at end of period ....................................         7.90%         10.97%
Average equity to average assets ...........................................         7.90          11.30
Total risk-based capital ...................................................        15.48          16.32
Tier 1 (core) capital ......................................................        10.89          11.40
Tier 1 risk-based ratio (4) ................................................        14.36%         15.45%

Other Data:
Number of full service offices .............................................            3              2

-------------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4) Tier 1 risk based ratio represents Tier 1 capital of Clover Leaf Bank divided by its risk-weighted assets, as defined in federal regulations on required capital.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

         Assets. Total assets increased $1.5 million, or 1.1%, to $133.5 million at March 31, 2006 from $132.0 million at December 31, 2005. Loans receivable increased $4.2 million, or 4.3%, to $101.6 million at March 31, 2006 from $97.4 million at December 31, 2005. Commercial real estate loans increased $5.7 million, or 13.7%. The increase was due to our continued emphasis on commercial lending. Consumer loans increased $383,000, or 9.2%. The increases in these lending categories were offset by a $1.8 million, or 5.8%, decrease in one- to four-family residential mortgage loans.

         Securities, including Federal Home Loan Bank stock, decreased $447,000, or 2.5%, to $21.7 million at March 31, 2006 from $22.2 million at December 31, 2005. The decrease was due to scheduled monthly pay-downs of mortgage-backed securities. As a result of the increased loan activity, cash and cash equivalents decreased $2.3 million, or 36.5%, to $4.0 million at March 31, 2006 from $6.3 million at December 31, 2005, as we utilized these assets to fund loans. Bank premises and equipment was unchanged at $4.8 million at March 31, 2006 and December 31, 2005.

         Liabilities. Deposits increased $1.9 million, or 1.9%, to $102.9 million at March 31, 2006 from $101.0 million at December 31, 2005. The increase in deposits was in the interest-bearing categories, primarily the certificate of deposit products. Borrowed funds decreased $400,000, or 2.1%, to $18.8 million at March 31, 2006 from $19.2 million at December 31, 2005, reflecting primarily a decrease in consumer overnight repurchase agreements.

         Stockholders' Equity. Stockholders' equity increased $38,000, or 0.36%, to $10.6 million at March 31, 2006 from $10.5 million at December 31, 2005. The increase was due primarily to $46,000 in net income for the first quarter of 2006, partially offset by an $8,000 reduction in unrealized gains on securities available for sale.

Comparison of Operating Results for the three months Ended March 31, 2006 and
2005

         General. Net income decreased $184,000, or 80.0%, to $46,000 for the three months ended March 31, 2006, from $230,000 for the three months ended March 31, 2005. The decrease in net income resulted from lower net interest income, increased provision for loan losses and increased non-interest expense, which were partially offset by higher non-interest income.

         Interest Income. Interest income increased $361,000, or 24.2%, to $1.9 million for the three months ended March 31, 2006 from $1.5 million for the three months ended March 31, 2005. The increase was primarily due to an increase in interest-earning assets, along with an increase in the average yield on loans, securities and interest-earning balances at other depository institutions. Average interest-earning assets increased $14.9 million, or 13.5%, to $125.3 million for the three months ended March 31, 2006 from $110.4 million for the three months ended March 31, 2005. Average loan balances increased $20.0 million, to $100.1 million for the three months ended March 31, 2006 from $80.1 million for the three months ended March 31, 2005. This increase was partially offset by an $867,000 decline in average interest-earning balances at other depository institutions, to $3.4 million for the three months ended March 31, 2006 from $4.3 million for the same period in the prior year. The average balance of securities available for sale declined $4.3 million, or 19.5%, due to the sale of securities in 2005 to fund loan growth. The average loan yield increased 40 basis points to 6.52% for the three months ended March 31, 2006 from 6.12% for the prior year. The average yield on interest-earning balances at other depository institutions increased 191 basis points to 4.39% for the three months ended March 31, 2006 from 2.48% for the same period last year, as a result of the increasing market interest rate environment. The average yield on investment securities increased 31 basis points to 4.04% for the three months ended March 31, 2006 from 3.73% for the three months ended March 31, 2005. The increases were partially offset by a decline in the average yield on Federal Home Loan Bank stock, which decreased 251 basis points to 3.07% for the three months ended March 31, 2006 from 5.58% for the three months ended March 31, 2005.

         Interest Expense. Interest expense increased $408,000, or 74.1%, to $959,000 for the three months ended March 31, 2006 from $551,000 for the three months ended March 31, 2005. The increase was due to an increase in average interest-bearing liabilities and higher rates paid on interest-bearing deposits and borrowings due to the higher market interest rate environment. Average interest-bearing liabilities increased $17.2 million, or 18.5%, to $110.2 million for the three months ended March 31, 2006 from $93.0 million for the three months ended March 31, 2005, attributable in part to the funding requirements of increased assets referred to above, as well as an average balance of $4.0 million in subordinated debentures for the three months ended March 31, 2006 related to the issuance of cumulative trust preferred securities, with no corresponding balances in the prior year. The average rate paid on interest-bearing liabilities for the three months ended March 31,2006 increased by 113 basis points to 3.53% from 2.40% for the prior year period. The average interest rate paid on time deposits increased by 102 basis points to 3.85% for the three months ended March 31, 2006, from 2.83% for the same period in 2005. The average interest rate paid on FHLB advances increased 131 basis points to 4.30% for the three months ended March 31, 2006 from 2.99% for the three months ended March 31, 2005. The average interest rate paid on our subordinated debentures was 6.39% for the three months ended March 31, 2006; there was no corresponding rate paid for the three months ended March 31, 2005, as Clover Leaf Financial Corp. issued its subordinated debentures in May 2005.

         Net Interest Income. Net interest income decreased $47,000, or 5.0%, to $894,000 for the three months ended March 31, 2006 from $941,000 for the three months ended March 31, 2005. The decrease in net interest income resulted primarily from margin compression in 2006 as our liabilities repriced faster than our loans during the quarter ended March 31, 2006. The average rate paid on interest bearing liabilities increased 113 basis points to 3.53% from the three months ended March 31, 2006, from 2.40% for the three months ended March 31, 2005. The average yield on interest-earning assets increased 52 basis points to 6.00% for the three months ended March 31, 2006, from 5.48% for the three months ended March 31, 2005. Our net interest rate spread and net interest margin for the three months ended March 31, 2006 decreased to 2.47% and 2.89%, respectively, from 3.08% and 3.46% for the three months ended March 31, 2005.

         Provision for Loan Losses. Our provision for loan losses increased to $17,000 for the three months ended March 31, 2006 compared to no loan loss recorded for the three months ended March 31, 2005. The significant loan growth, especially in commercial loans, required Clover Leaf Bank to increase the provision in order to maintain an adequate loan loss reserve in relation to total nonperforming loans and total outstanding gross loans. Non-performing loan balances decreased by $286,000 to $207,000 at March 31, 2006 from $493,000 at March 31, 2005.

         Non-interest Income. Non-interest income increased $21,000, or 22.1%, to $116,000 for the three months ended March 31, 2006 from $95,000 for the three months ended March 31, 2005. This increase resulted from an increase in service charges and fees of $15,000, or 30.6%, an increase in loan servicing fees of $6,000, or 31.6%, and an increase in gain on sale of loans sold of $7,000, or 38.9%, over the prior-year period. Partially offsetting these increases were a decrease in the gain on sale of investments of $2,000 and a decrease of other income of $5,000 during the three months ended March 31, 2006 compared to the same period a year earlier.

         Non-interest Expense. Non-interest expense increased $250,000 to $926,000 for the three months ended March 31, 2006 from $676,000 for the same period in 2005. The increase was attributable to increases in occupancy and equipment expense, salaries and benefits, data processing, directors' fees and professional fees. For the three months ended March 31 2006, occupancy and equipment expense increased $74,000, or 102.8%, and salaries and benefits increased $69,000, or 19.4%, as a result of the expenses associated with the new banking facility completed and opened in June 2005. Data processing increased $15,000, or 26.3%, due to increased asset size and processing volume, and as a result of the opening of our new office in June 2005. Directors' fees increased $10,000, or 41.7%, as a result of the addition of one director to the Board in May 2005, as well as an additional board meeting that was held in January 2006 due to the impending transaction with First Federal. Professional fees increased $70,000, or 212.1%, due to expenses incurred for the impending transaction with First Federal.

         Income Tax Expense. Income taxes decreased to $21,000 for the three months ended March 31, 2006 from $130,000 for the three months ended March 31, 2005, due to the decline in pre-tax income. The average tax rate was 31.3% for the three months ended March 31, 2006 compared to 36.1% for the three months ended March 31, 2005.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF CLOVER LEAF FINANCIAL CORP.'S
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



         This discussion and analysis reflects Clover Leaf's consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page G-1of this proxy statement-prospectus. You should read the information in this section in conjunction with the business and financial information regarding Clover Leaf provided elsewhere in this proxy statement-prospectus.

         The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                        Years Ended December 31,
                                       ------------------------------------------------------------------------------------------
                                                          2005                                           2004
                                       -------------------------------------------    -------------------------------------------
                                         Average                                        Average
                                       Outstanding                                    Outstanding
                                         Balance         Interest      Yield/Rate       Balance         Interest      Yield/Rate
                                       ------------    ------------   ------------    ------------    ------------   ------------
                                                                        (Dollars in thousands)
Interest-earning assets:
Loans, gross .......................   $     87,872    $      5,537           6.30%   $     70,180    $      4,168           5.94%
Securities available for sale ......         18,476             702           3.80          24,459             824           3.37
Federal Home Loan Bank Stock .......          4,005             195           4.87           3,787             229           6.05
Interest-earning balance from
   depository institutions .........          4,961             158           3.18           4,455              65           1.46
                                       ------------    ------------                   ------------    ------------
   Total interest-earning
   assets ..........................        115,314           6,592           5.72         102,881           5,286           5.14
                                                       ------------                                   ------------
Non-interest-earning assets ........          6,365                                          5,184
                                       ------------                                   ------------
   Total assets ....................   $    121,679                                   $    108,065
                                       ============                                   ============

Interest-bearing liabilities:
Savings deposits ...................   $     27,313             454           1.66    $     27,221             398           1.46
Time deposits ......................         57,016           1,854           3.25          49,334           1,355           2.75
Federal funds purchased and
   securities sold under
   agreement to repurchase .........          1,287              35           2.72             998              11           1.10
Federal Home Loan Bank
   advances ........................         11,499             421           3.66           8,373             193           2.31
Subordinated debentures ............          2,667             155           5.81              --              --             --
                                       ------------    ------------                   ------------    ------------
   Total interest-bearing
   liabilities .....................         99,782           2,919           2.93          85,926           1,957           2.28
                                                       ------------                                   ------------
Non-interest-bearing
liabilities ........................         10,622                                          9,412
                                       ------------                                   ------------
   Total liabilities ...............        110,404                                         95,338
Stockholders' equity ...............         11,275                                         12,727
                                       ------------                                   ------------
   Total liabilities and
      stockholders' equity .........   $    121,679                                   $    108,065
                                       ============                                   ============

Net interest income ................                   $      3,673                                   $      3,329
                                                       ============                                   ============
Net interest rate spread (1)  ......                                          2.79%                                          2.86%
Net interest-earning assets(2)  ....   $     15,532                                   $     16,955
                                       ============                                   ============
Net interest margin (3) ............                                          3.19%                                          3.24%
Ratio of interest-earning
   assets to interest-bearing
   liabilities .....................         115.57%                                        119.73%

                                                                                                          (footnotes on next page)

---------------------------
(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                Years Ended December 31,
                                                                      2005 vs. 2004
                                                     --------------------------------------------
                                                      Increase (Decrease) Due to
                                                     ----------------------------   Total Increase
                                                        Volume          Rate          (Decrease)
                                                     ------------    ------------    ------------
                                                                    (In thousands)
Interest-earning assets:
   Loans .........................................   $      1,102    $        267    $      1,369
   Securities available for sale .................           (256)            134            (122)
   Federal Home Loan Bank Stock ..................             14             (48)            (34)
   Interest-earning balance from depository
     institutions ................................              8              85              93
                                                     ------------    ------------    ------------

     Total interest-earning assets ...............            868             438           1,306
                                                     ------------    ------------    ------------

Interest-bearing liabilities:
   Savings deposits ..............................              1              55              56
   Time deposits .................................            229             270             499
   Federal funds purchased and securities sold
     under agreement to repurchase ...............              4              20              24
   FHLB Advances .................................             89             139             228
   Subordinated debentures .......................            155              --             155
                                                     ------------    ------------    ------------

     Total interest-bearing liabilities ..........            478             484             962
                                                     ------------    ------------    ------------

Change in net interest income ....................   $        390    $        (46)   $        344
                                                     ============    ============    ============


Critical Accounting Policies

         In the ordinary course of business, Clover Leaf has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing its financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. Clover Leaf believes the following discussion, regarding the allowance for loan losses, addresses Clover Leaf's most critical accounting policy, which is the most important to the portrayal of Clover Leaf's financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         Allowance for Loan Losses. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management's judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectibility may not be reasonably assured. Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties, which collateralize loans. Management believes it uses the best information available to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While Clover Leaf believes it has established its existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

         Assets. Total assets increased $11.7 million, or 9.8%, to $132.0 million at December 31, 2005 from $120.3 million at December 31, 2004. Loans receivable increased $20.2 million, or 26.3%, to $97.4 million at December 31, 2005 from $77.2 million at December 31, 2004. Commercial business loans increased $3.8 million, or 48.0%. Construction and land loans increased $8.0 million, or 722.4%, and commercial real estate loans increased $3.5 million, or 9.2%. These increases were due to our continued emphasis on commercial lending. One- to four-family residential mortgage loans increased $6.0 million, or 23.5%, to $31.7 million at December 31, 2005 from $25.7 million at December 31, 2004. The increases were offset by a $921,000, or 18.1%, decrease in consumer loans to $4.2 million at December 31, 2005 from $5.1 million at December 31, 2004. The decline in the consumer portfolio resulted from reduced demand for these products due to increased competition from non-financial institutions for this segment of the market.

         Securities, including Federal Home Loan Bank stock, decreased $6.2 million, or 22.0%, to $22.2 million at December 31, 2005 from $28.4 million at December 31, 2004, as we sold $4.9 million in securities during 2005 to fund loan growth. As a result of the increased loan activity, our cash and cash equivalents decreased $4.0 million, or 39.0%, to $6.3 million at December 31, 2005 from $10.3 million at December 31, 2004, as we utilized these assets to fund loans. Bank premises and equipment increased $1.3 million, or 39.9%, to $4.8 million at December 31, 2005 from $3.5 million at December 31, 2004. The increase resulted, primarily, from the construction and completion of our new office at 6814 Goshen Road in Edwardsville, Illinois, which opened in June 2005. Other assets increased $314,000, or 75.7%, to $729,000 at December 31, 2005 from $415,000 at December 31, 2004, due primarily to a $185,000 increase in foreclosed property at December 31, 2005, and an increase in deferred federal income taxes related to the allowance valuation on securities.

         Liabilities. Deposits increased $4.1 million, or 4.3%, to $101.0 million at December 31, 2005 from $96.9 million at December 31, 2004. The increase in deposits was primarily in the non-interest-bearing categories, reflecting our increased focus on increasing and maintaining commercial relationships. In addition, brokered deposits increased to $5.2 million at December 31, 2005 from none at December 31, 2004. In order to help fund our increased loan demand, Federal Home Loan Bank advances increased $5.0 million, or 59.1%, to $13.5 million at December 31, 2005 from $8.5 million at December 31, 2004.

         In May 2005, Clover Leaf issued $4.0 million in cumulative trust preferred securities. Proceeds from this offering were utilized for Clover Leaf's repurchase of $2.9 million of its outstanding common stock.


         Stockholders' Equity. Stockholders' equity decreased by $2.5 million, or 19.2%, to $10.5 million at December 31, 2005 from $13.0 million at December 31, 2004. The decrease was the result of the repurchase by Clover Leaf of 105,886 shares of Clover Leaf outstanding common stock, totaling $2.9 million during 2005. These shares of common stock held in the treasury of Clover Leaf will be cancelled upon consummation of the acquisition of Clover Leaf. In addition, $314,000 of the decrease in equity resulted from a reduction in the unrealized gain on securities available for sale. These decreases in equity were partially offset by $676,000 in net income in 2005.


Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

         General. Net income increased $148,000, or 28.0%, to $676,000 for the year ended December 31, 2005, from $528,000 for the year ended December 31, 2004. The increase in our net income resulted from higher net interest income and non-interest income, which were partially offset by higher non-interest expense and a higher provision for loan losses.

         Interest Income. Interest income increased $1.3 million, or 24.7%, to $6.6 million for the year ended December 31, 2005 from $5.3 million for the year ended December 31, 2004. The increase was primarily due to an increase in interest-earning assets, along with an increase in the average yield on loans, securities and interest-earning balances at depository institutions. Average interest-earning assets increased $12.4 million, or 12.1%, to $115.3 million for the year ended December 31, 2005 from $102.9 million for the year ended December 31, 2004. Average loan balances increased $17.7 million, to $87.9 million for the year ended December 31, 2005 from $70.2 million for the year ended December 31, 2004, and average interest-earning balances at depository institutions increased $506,000, to $5.0 million for the year ended December 31, 2005 from $4.5 million for the prior year. These increases were partially offset by a decline in the average balance of securities available for sale and FHLB stock, of $5.8 million, or 20.4%. The average loan yield increased 36 basis points to 6.30% for the year ended December 31, 2005 from 5.94% for the prior year. The average yield on interest-earning balances at depository institutions increased 172 basis points to 3.18% for the year ended December 31, 2005 from 1.46% for the year earlier period, as a result of the increasing market interest rate environment. The average yield on investment securities, including FHLB stock, increased 26 basis points to 3.99% for the year ended December 31, 2005 from 3.73% for the year ended December 31, 2004.

         Interest Expense. Interest expense increased $962,000, or 49.2%, to $2.9 million for the year ended December 31, 2005 from $2.0 million for the year ended December 31, 2004. The increase was due to an increase in average interest-bearing liabilities and higher rates paid on interest-bearing deposits and borrowings due to the higher market interest rate environment. Average interest-bearing liabilities increased $13.9 million, or 16.1%, to $99.8 million for the year ended December 31, 2005 from $85.9 million for the year ended December 31, 2004, attributable in part to the funding requirements of increased assets referred to above, as well as an average balance of $2.7 million in subordinated debentures for the year ended December 31, 2005 related to the issuance of our cumulative trust preferred securities, with no corresponding balances in the prior year. The average rate paid on interest-bearing liabilities for the year ended December 31, 2005 increased by 65 basis points to 2.93% from 2.28% for the prior year period. The average interest rate paid on time deposits increased by 50 basis points to 3.25% for the year ended December 31, 2005, from 2.75% for 2004. The average interest rate paid on FHLB advances increased 135 basis points to 3.66% for the year ended December 31, 2005 from
2.31 % for the year ended December 31, 2004. The average interest rate paid on our subordinated debentures was 5.81% for the year ended December 31, 2005; there was no corresponding rate paid for the year ended December 31, 2004, as Clover Leaf Bank issued its subordinated debentures in May 2005.

         Net Interest Income. Net interest income increased $344,000, or 10.3%, to $3.7 million for the year ended December 31, 2005 from $3.3 million for the year ended December 31, 2004. The increase in net interest income resulted primarily from the growth in interest-earning assets, and an increase of 58 basis points in the average yield earned on interest-earning assets to 5.72% for the year ended December 31, 2005 from 5.14% for the prior-year period, which more than offset increasing margin compression in 2005. Our net interest rate spread and net interest margin in 2005 decreased to 2.79% and 3.19%, respectively, from 2.86% and 3.24% in 2004.


         Provision for Loan Losses. Our provision for loan losses increased $42,000 for the year ended December 31, 2005 from no loan loss recorded for the year ended December 31, 2004. The significant loan growth, especially in commercial loans, required Clover Leaf Bank to increase the provision in order to maintain an adequate loan loss allowance in relation to total nonperforming loans and total outstanding gross loans. Non-performing loan balances decreased by $401,000 to $217,000 at December 31, 2005 from $618,000 at December 31, 2004.

         Non-interest Income. Non-interest income increased $68,000, or 14.7%, to $531,000 for the year ended December 31, 2005, from $463,000 for the year ended December 31, 2004. This increase was primarily attributable to an increase in other non-interest income of $79,000 which resulted primarily from a legal settlement of $95,000 with the Illinois Department of Transportation concerning a buyout of land previously sold by Clover Leaf to facilitate highway expansion. The increase in non-interest income also resulted from an increase in 2005 of service charges and fees of $36,000, or 18.5%, and an increase in loan servicing fees of $23,000, or 34.8%, over the prior-year period. Partially offsetting these increases to income was a decline in the gain on sale of loans sold of $37,000 or 25.0% during the year ended December 31, 2005. Also declining in 2005 was the gain on other real estate owned of $29,000. Clover Leaf held no significant other real estate in 2005, and therefore recognized very little income in this category. During 2004 Clover Leaf sold several pieces of real estate resulting in a gain of $30,000. Other income increased $79,000 for the year ended December 31, 2005 compared to the prior year end. During 2004, Clover Leaf recorded $17,000 in income from Freddie-Mac that was due to the bank from prior years' loan servicing.


         Non-interest Expense. Non-interest expense increased $177,000 to $3.1 million for the year ended December 31, 2005 from $3.0 million for 2004. The increase was primarily attributable to increases in occupancy expense and equipment expense, offset by a decrease in salaries and benefits and professional fees. For the year ended December 31, 2005, occupancy expense increased $140,000 or 75.7%, and equipment expense increased $67,000, or 68.4%, as a result of the expenses associated with the new banking facility completed and opened in June 2005. In addition, data processing and other expense increased $13,000 and $12,000, respectively, for the year ended December 31, 2005 from $232,000 and $569,000, for the prior-year period. The data processing increase was a result of the opening of our new office in June 2005. The other expense was a result of fees paid related to our participation in a brokered-deposit program. Salaries and employee benefits decreased $20,000, or 1.3%, for the year ended December 31, 2005 compared to the prior-year period. We recorded a one-time $178,000 expense related to the termination of our defined pension plan and our employee stock ownership plan in the fourth quarter of 2004. Excluding these one-time expenses, we would have recorded a $158,000 increase in salary and benefit expense in 2005 compared to 2004, resulting from merit increases, and the addition of five staff members for the new Goshen Road banking facility. Professional fees decreased $26,000 or 17.8% due to lower legal and auditing fees paid in 2005 compared to 2004. Clover Leaf de-registered with the Securities and Exchange Commission in the fourth quarter of 2004, which reduced these expenses in 2005.

         Income Tax Expense. Income taxes increased to $372,000 for the year ended December 31, 2005 from $328,000 for the year ended December 31, 2004, due primarily to higher pretax income. The effective tax rate was 35.5% for the year ended December 31, 2005 compared to 38.4% for the year ended December 31, 2004.

Impact of Inflation and Changing Prices

         The financial statements and related notes of Clover Leaf have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Off-Balance Sheet Arrangements

         In the ordinary course of business, Clover Leaf Bank is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letter of credit. Clover Leaf Bank follows the same credit policies in making off-balance sheet commitments as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by Clover Leaf Bank, is based on management's credit evaluation of the customer.

At December 31, 2005, Clover Leaf Bank had $9.9 million of commitments to extend credit and $353,000 of standby letters of credit. See Note 12 of the Notes to the Consolidated Financial Statements.

                     BUSINESS OF CLOVER LEAF FINANCIAL CORP.
                              AND CLOVER LEAF BANK

Clover Leaf Financial Corp.

         Clover Leaf is a Delaware corporation that owns all of the outstanding common stock of Clover Leaf Bank. As of December 31, 2005, Clover Leaf had consolidated assets of $132.0 million, deposits of $101.0 million and stockholders' equity of $10.5 million.

         Clover Leaf's executive offices are located at 6814 Goshen Road, Edwardsville, Illinois, and its telephone number at this address is (618) 656-6122.

Clover Leaf Bank

         Clover Leaf Bank is an Illinois bank that was originally chartered in 1889 as an Illinois savings bank. Clover Leaf Bank converted from mutual to stock form in December 2001 and became a wholly owned subsidiary of Clover Leaf as a result of the conversion. In December 2002, Clover Leaf Bank converted to an Illinois bank in charter.

         Clover Leaf Bank conducts its business through three branch offices located in Edwardsville, Illinois. Clover Leaf Bank's business consists primarily of accepting deposits from customers and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans, commercial business loans, consumer loans, one- to four-family residential and multi-family residential real-estate loans, investment securities and mortgage-backed securities.

         Clover Leaf Bank's executive offices are located at 6814 Goshen Road, Edwardsville, Illinois, and its telephone number at this address is (618) 656-6122.

Market Area

         We operate in a primarily suburban market area that has a stable population and household base. According to the 2005 U.S. Census Report, during the past five years the population of Madison County increased by approximately 3.6% to 268,191 while the population of the City of Edwardsville increased 5.0% to 22,571. During the same period, the number of households in Madison County and in the City of Edwardsville increased 5.0% and 6.6%, respectively. In 2005, per capita income for Madison County and the City of Edwardsville was $23,851 and $28,974, respectively, and the median household income was $46,761 and $53,711, respectively. This compares to per capita income for the State of Illinois and the United States of $27,097 and $26,228, respectively, and median household income of $53,053 and $49,747, respectively, according to the 2005 U.S. Census Report.

         Our primary lending area is concentrated in Madison County and the southern portion of Macoupin County, Illinois. The City of Edwardsville is the County Seat of Madison County and is considered a "bedroom community" for St. Louis, Missouri, approximately 20 miles southwest of Edwardsville. The economy of our market area is characterized by a large number of small retail establishments and small industry. Additionally, major employers in our immediate market area include Southern Illinois University-Edwardsville, ConocoPhillips, the local school district and the Madison County government. Our customer base is comprised primarily of middle-income families.

Competition

         We face intense competition within our market area both in making loans and attracting deposits. The City of Edwardsville and the surrounding area have a high concentration of financial institutions, including large commercial banks, community banks and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we currently do not offer, such as trust services. Based on Federal Deposit Insurance Corporation data as of June 30, 2005, our market share of deposits was 2.4% of all deposits in Madison County. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

         General. Our loan portfolio consists primarily of commercial real estate, one- to four-family residential real estate and construction and land real estate loans, which together comprised 83.9% of our total loan portfolio at December 31, 2005. Our portfolio also consists of commercial business loans which comprised 11.9% of our total loan portfolio at December 31, 2005. In addition, our loan portfolio consists of consumer loans, including automobile, home equity and other consumer loans, which, at December 31, 2005, comprised 4.2% of our total loan portfolio.

         In an effort to increase our interest income and to reduce the risk to our net income from changes in market interest rates, we have emphasized the origination of commercial real estate and commercial business loans. Compared to our residential mortgage loans, which are typically originated at fixed rates of interest, commercial real estate and commercial business loans generally have higher interest rates and are more sensitive to changes in market interest rates because they have adjustable interest rates and shorter terms to maturity. In addition, in order to improve our asset quality and reduce our delinquencies, we have discontinued our indirect automobile lending.

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

                                                                  At December 31,
                                                --------------------------------------------------
                                                          2005                       2004
                                                -----------------------    -----------------------
                                                  Amount       Percent       Amount       Percent
                                                ----------   ----------    ----------   ----------
                                                             (Dollars in thousands)
Real Estate Loans:
-----------------
   One- to four-family residential loans ....   $   31,696         32.3%   $   25,665         32.9%
   Commercial ...............................       41,641         42.4        38,149         49.0
   Construction and land ....................        9,087          9.2         1,105          1.4
                                                ----------   ----------    ----------   ----------
     Total real estate loans ................       82,424         83.9        64,919         83.3
                                                ----------   ----------    ----------   ----------

Consumer Loans:
--------------
   Automobile ...............................          811          0.8           857          1.1
   Home equity ..............................        2,207          2.2         2,393          3.1
   Other ....................................        1,157          1.2         1,846          2.4
                                                ----------   ----------    ----------   ----------
     Total consumer loans ...................        4,175          4.2         5,096          6.6
                                                ----------   ----------    ----------   ----------

Commercial business .........................       11,686         11.9         7,894         10.1
                                                ----------   ----------    ----------   ----------

Total loans .................................       98,285        100.0%       77,909        100.0%
                                                             ==========                 ==========
Less:
Deferred loan origination fees, net .........           --                         13
Allowance for loan losses ...................          852                        733
                                                ----------                 ----------

Total loans, net ............................   $   97,433                 $   77,163
                                                ==========                 ==========

         Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2005.

                        One- to           Commercial     Construction and      Commercial
                      Four-Family        Real Estate          Land (2)          Business        Consumer Loans          Total
                   -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
                            Weighted           Weighted           Weighted           Weighted           Weighted           Weighted
                             Average            Average            Average            Average            Average            Average
                    Amount    Rate     Amount    Rate     Amount    Rate     Amount    Rate     Amount    Rate     Amount    Rate
                   -------- --------  -------- --------  -------- --------  -------- --------  -------- --------  -------- --------
                                                             (Dollars in thousands)
Due During the
Years Ending
December 31,
------------
2006 (1) ........  $  2,439     7.22% $ 12,143     6.94% $  6,081     7.15% $  4,778     7.36% $    179     6.55% $ 25,620     7.09%
2007 to 2010 ....     8,928     5.91    27,749     6.08     3,006     7.20     4,389     6.58     1,008     6.13    45,080     6.17
2011 and beyond..    20,329     5.76     1,749     6.74        --       --     2,519     6.80     2,988     7.51    27,585     6.11
                   --------           --------           --------           --------           --------           --------

         Total ..  $ 31,696     5.91% $ 41,641     6.36% $  9,087     7.17% $ 11,686     6.95% $  4,175     7.14% $ 98,285     6.39%
                   ========           ========           ========           ========           ========           ========

-------------------------------
(1) Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.
(2) Includes land acquisition loans.

         The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2005 that are contractually due after December 31, 2006.


                                                      Due After December 31, 2006
                                             ------------------------------------------
                                                Fixed        Adjustable        Total
                                             ------------   ------------   ------------
                                                           (In thousands)
One- to four-family residential loans ....   $     29,135   $        122   $     29,257
Commercial real estate ...................         17,876         11,622         29,498
Construction and land ....................             --          3,006          3,006
                                             ------------   ------------   ------------
         Total mortgage loans ............         47,011         14,750         61,761

Commercial business ......................          1,203          5,705          6,908
Consumer loans ...........................          1,816          2,180          3,996
                                             ------------   ------------   ------------

         Total loans .....................   $     50,030   $     22,635   $     72,665
                                             ============   ============   ============

          One- to Four-Family Residential Real Estate Loans. Historically, we have emphasized the origination of one- to four-family residential loans, virtually all of which are collateralized by properties located in our market area. As of December 31, 2005, these loans totaled $31.7 million, or 32.3% of our total loan portfolio. Virtually all of our residential real estate loans have fixed rates of interest. Currently, we do not offer adjustable interest rates on our one- to four-family mortgage loans primarily because our customers prefer fixed-rate mortgage loans in the relatively low interest rate environment that currently exists. We generally sell most of the conforming loans that we originate, but we generally retain the servicing rights on these loans. We intend to sell a greater percentage of our residential real estate loan originations on a servicing-retained basis. At December 31, 2005, we were servicing $31.6 million in loans for others.

         We currently offer one- to four-family residential mortgage loans with terms of 5, 7, 10, 15, 20, 30 and 40 years. Our five-year loans provide for principal and interest amortization of up to 30 years with a balloon payment at the end of the five-year term. All of our 10, 15, 20, 30 and 40-year loans amortize over the term of the loan.

         For one- to four-family residential real estate loans, we may lend up to 80% of the property's appraised value, or up to 100% of the property's appraised value if the borrower obtains private mortgage insurance. We require title insurance on all of our one- to four-family mortgage loans, and we also require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property. We require a property appraisal for all mortgage loans that are underwritten to comply with secondary market standards. Appraisals are conducted by independent appraisers from a list approved by our board of directors. Our residential real estate loans include "due-on-sale" clauses.

         Commercial Real Estate Loans. We have increased our emphasis on commercial real estate lending in recent years. Loans secured by commercial real estate totaled $41.6 million, or 42.4% of our total loan portfolio as of December 31, 2005. Our commercial real estate loans are secured predominately by office buildings, and to a lesser extent warehouse properties, and more specialized properties such as churches. We originate commercial real estate loans with a typical term of five years with balloon payments; the loans generally amortize over 15 to 20 years. We offer both adjustable and fixed rates of interest on commercial real estate loans, with the interest rate for adjustable rate loans tied to the prime interest rate. Our largest commercial real estate loan at December 31, 2005 had a principal balance of $2.8 million and was collateralized by an office and warehouse building, single-family homes, plus a general equipment and inventory pledge. This loan is performing in accordance with its payment terms.

         Commercial real estate loans generally have higher interest rates than the interest rates on residential mortgage loans, and are more sensitive to changes in market interest rates because they often have adjustable interest rates and shorter terms. Commercial real estate loans have significant additional risk compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the repayment of commercial real estate loans typically depends on the successful operation of the related real estate project, and thus may be subject to a greater extent than residential mortgage loans to adverse conditions in the real estate market or in the economy generally.

         In our underwriting of commercial real estate loans, we may lend up to 80% of the property's appraised value in the case of loans secured by apartments, and up to 75% of the property's appraised value on loans secured by other commercial properties. We require independent appraisals for all commercial real estate loans in excess of $250,000. For loans that do not exceed this amount, we require that an officer prepare a memorandum of value detailing comparable values based upon tax bills, prior appraisals, and income information on revenue-producing property. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service. In evaluating whether to make a commercial real estate loan, we place primary emphasis on the ratio of net cash flow to debt service on the property, and we generally require a ratio of cash flow to debt service of at least 120%, computed after deduction for a vacancy factor and property expenses we deem appropriate.

         We require title insurance on all of our commercial real estate loans, and we also require that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained. In addition, we generally require that the borrower personally guarantee the repayment of the loan.

         Construction and Land Loans. We originate two types of residential construction loans: (i) construction/speculative loans, and (ii) construction/permanent loans. As of December 31, 2005, construction and land loans totaled $9.1 million, or 9.2% of our total loan portfolio.

         Construction/speculative loans are made to area homebuilders who do not have, at the time the loan is originated, a signed contract with a homebuyer who has a commitment for permanent financing with either Clover Leaf Bank or another lender. The homebuyer may enter into a purchase contract either during or after the construction period. These loans have the risk that the builder will have to make interest and principal payments on the loan and finance real estate taxes and other holding costs of the completed home for a significant time after the completion of construction. Funds are disbursed in phases as construction is completed. All construction/speculative loans require that the builder-borrower personally guarantee the full repayment of the principal and interest on the loan and make interest payments during the construction phase. These loans are generally originated for a term of twelve months, with interest rates that are tied to the prime lending rate, and with a loan-to-value ratio of no more than 75% of the lower of cost or the estimated value of the completed property. Generally, we limit our construction/speculative loans to one property per borrower at any given time, and the largest number of construction/speculative loans we have originated to a single borrower at any given time was for three properties. At December 31, 2005, the largest outstanding concentration of credit to one builder consisted of two construction/speculative loan with an aggregate balance of $565,000, which was performing in accordance with its payment terms.

         Construction/permanent loans are made to either a homebuilder or a homeowner who, at the time of construction, has a signed contract together with a commitment for permanent financing from Clover Leaf Bank for the finished home. The construction phase of a loan generally lasts up to six months, and the interest rate charged generally corresponds to the rate of the committed permanent loan, with loan-to-value ratios of up to 80% (or up to 100% if the borrower obtains private mortgage insurance) of the appraised estimated value of the completed property or cost, whichever is less. Following the initial 6-month period, construction/permanent loans convert to permanent loans, regardless of whether the construction phase has been completed. At December 31, 2005 the largest single outstanding construction loan of this type had an outstanding balance of $212,500, and had a committed line of credit of $215,500.

         Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. The repayment of the construction loan is, to a great degree, dependent upon the successful and timely completion of the home construction. Construction delays or the financial impairment of the builder may further impair the borrower's ability to repay the loan.

         Our procedures for underwriting construction/speculative loans include an assessment of the borrower's credit history and the borrower's ability to meet other existing debt obligations, as well as payment of principal and interest on the proposed loan. We use the same underwriting standards and procedures for construction/permanent lending as we do for one- to four-family residential real estate lending.

         We also originate land development loans to area homebuilders that are secured by individual unimproved or improved residential building lots. Land loans are generally offered with variable prime-based interest rates with terms of up to two years. The maximum loan-to-value ratio is 65% of the lower of cost or appraised value of the property.

         Consumer Loans. Our consumer loans consist primarily of automobile loans, home equity lines of credit and overdraft loans, loans secured by deposits and securities, and unsecured personal loans. As of December 31, 2005, consumer loans totaled $4.2 million, or 4.2% of our total loan portfolio.

         Automobile loans are generally offered with maturities of up to 60 months for new automobiles, while loans secured by used automobiles will have maximum terms that vary depending on the age of the automobile. We require all borrowers to maintain collision insurance on automobiles securing loans in excess of $1,000, with Clover Leaf Bank listed as loss payee. In those instances where the borrower fails to maintain adequate insurance coverage, we are further protected against loss through a third-party policy insurance coverage. Our automobile loan portfolio totaled $811,000 or 0.8% of total loans at December 31, 2005.

         At December 31, 2005, home equity lines of credit totaled $2.2 million. Home equity lines of credit are generally made for owner-occupied homes, and are secured by first or second mortgages on residential properties. In recent years, we have increased our originations of home equity loans through targeted marketing. We generally offer home equity lines of credit with a maximum loan to appraised value ratio of 100% (including senior liens on the subject property). We currently offer these loans for terms of up to five years, and with adjustable rates that are tied to the prime lending rate. We previously offered these products with a maximum loan to appraised value of 85% with terms of up to 10 years, and still retain some of these longer-term loans.

         Consumer loans generally entail greater credit risk than residential mortgage loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value, such as automobiles. In these cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining value often does not warrant further substantial collection efforts against the borrower. Further, consumer loan collections depend on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         Our procedures for underwriting consumer loans include an assessment of the borrower's credit history and ability to meet other existing debt obligations, as well as payments of principal and interest on the proposed loans. The stability of the borrower's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although the borrower's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount. We require independent appraisals for all consumer loans in excess of $50,000. For loans that do not exceed this amount, we require that an officer prepare a memorandum of value detailing comparable values based upon tax bills or other available information.

         Commercial Business Loans. We currently offer commercial business loans to existing customers in our market area, some of which are secured in part by additional real estate collateral. We make various types of secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans are generally for less than five years. Equipment loans usually involve a one-time disbursement of funds, with repayment over the term of the loan, while operating lines of credit involve multiple disbursements and revolving notes that can be renewed annually. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime rate. At December 31, 2005, we had commercial business loans outstanding with an aggregate balance of $11.7 million, or 11.9%, of the total loan portfolio. As of December 31, 2005, our largest commercial business loan consisted of $1.0 million, which was secured by a pledge of partnership interests.

         In recent years, we have increased our emphasis on commercial business lending. These loans tend to have higher rates of interest than residential mortgage loans, and are more sensitive to changes in market interest rates because they often have adjustable interest rates and shorter terms. In addition, commercial business lending gives us greater access to commercial borrowers that may open transactional checking accounts with Clover Leaf Bank.

         Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower's ability to repay in accordance with the proposed terms as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial real estate loan, we place primary emphasis on the ratio of net cash flow to debt service for the property, generally requiring a ratio of at least 120%. Credit agency reports of the borrower's credit history as well as bank checks and trade investigations supplement the analysis of the borrower's creditworthiness. Collateral supporting a secured transaction is also analyzed to determine its marketability and liquidity. Commercial business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment generally depends on the successful operation of the borrower's business.


         Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory, equipment or real estate. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the projected cash flow of the company or liquidation of the pledged collateral and enforcement of a personal guarantee, if any. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.


         Loan Originations, Purchases, Sales and Servicing. Although we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by competing lenders in our market area. This includes banks, savings institutions, credit unions, mortgage banking companies, and life insurance companies. Loan originations are derived from a number of sources, including existing or prior customers and walk-in customers.

         Loan originations are adversely affected by rising interest rates, which typically result in decreased loan demand. Accordingly, the volume of our loan originations and the interest rates we can charge on loans vary from period to period. One- to four-family residential mortgage loans are generally underwritten to conform to Fannie Mae and Freddie Mac seller/servicer guidelines, and are currently originated on a fixed interest rate basis only. We generally sell most of our conforming loans but retain the servicing rights on loans that we originate, which means that we will continue to collect payments on the loans and supervise foreclosure proceedings, if necessary. We retain a portion of the interest paid by the borrower on the loans, generally 25 basis points, as consideration for our services. We currently service $31.6 million of loans for others.

         Loan Approval Procedures and Authority. Our lending activities are subject to written underwriting standards and loan origination procedures adopted by management and the Board of Directors. For single family, owner-occupied real estate loans, the President of Clover Leaf Bank is authorized to approve loans up to $250,000, while the Senior Vice President is authorized to approve loans up to $200,000. For secured commercial real estate loans and construction and land loans, the President and Senior Vice President are authorized to approve loans up to $200,000 and $100,000, respectively; for secured consumer loans, these officers may approve loans up to $50,000; and for overdrafts and unsecured credits, these officers may approve loans up to $25,000 and $15,000, respectively. When acting together, these officers may approve new loans in amounts up to 150% of their combined lending limits, and may approve renewals of commercial business and commercial real estate loans in amounts up to 200% of their combined lending limits where there has been no deterioration in either the payment pattern or financial strength of the borrower. However, the entire Board of Directors must approve all loans in excess of $1,000,000. In addition, the Board of Directors generally ratifies all pre-authorized loan approvals.

Asset Quality

         Loan Delinquencies and Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to correct the delinquency and restore the loan to a current status. We will send a borrower a reminder notice 15 days after an account becomes delinquent, and our employees are authorized to use their discretion whether direct telephone contact is required at that time. If the borrower does not remit the entire payment due by the end of the month, we try to make direct contact with the borrower to arrange a payment plan. If a satisfactory payment plan is not established within 50 days of a delinquency, we will send a demand letter to the borrower. If a satisfactory payment plan has not been arranged within 60 days following a delinquency, we may instruct our attorneys to institute foreclosure proceedings depending on the loan-to-value ratio or our relationship with the borrower. Foreclosed property is held as other real estate owned.

         Our policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate and our actions and plans to cure the delinquent status of the loans and to dispose of any real estate acquired through foreclosure.

         Non-Performing Loans. All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, there is reasonable probability of loss of principal or the collection of additional interest is deemed insufficient to warrant further accrual. Generally, we place all loans 90 days or more past due on non-accrual status. In addition, we place any loan on non-accrual status if any part of it is classified as loss or if any part has been charged-off. When a loan is placed on non-accrual status, total interest accrued and unpaid to date is reversed. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Loans are charged-off no later than 120 days following their delinquency, unless the loans are well-collateralized or in the process of collection.

         As of December 31, 2005, our total non-accrual loans amounted to $148,000 compared to $563,000 at December 31, 2004. As of December 31, 2005, the largest non-accrual loan was a single-family residence loan with an outstanding balance of $48,000.

         Non-performing Loans and non-performing Assets. At December 31, 2005 and 2004, our non-performing loans and non-performing assets were as shown in the table below. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                     At December 31,
                                                               ------------------------
                                                                  2005          2004
                                                               ----------    ----------
                                                                (Dollars in thousands)
Non-accrual loans:
   One- to four-family .....................................   $      136    $      371
   Non-residential .........................................           --           158
   Consumer ................................................           12            34
                                                               ----------    ----------
     Total non-accrual loans ...............................          148           563
                                                               ----------    ----------

Accruing loans delinquent 90 days or more:
     One- to four-family ...................................   $       69    $       55
                                                               ----------    ----------
          Total non-performing loans .......................          217           618
                                                               ----------    ----------

Real estate owned:
   One- to four-family .....................................          185            --
                                                               ----------    ----------
      Total real estate owned ..............................          185            --
                                                               ----------    ----------

Total non-performing assets ................................   $      402    $      618
                                                               ==========    ==========
Allowance for loan losses attributable to non-performing
   loans ...................................................   $       25    $       83

Ratios:
   Non-performing loans to total loans .....................         0.22%         0.79%
   Non-performing assets to total assets ...................         0.30          0.51

         For the years ended December 31, 2005 and 2004, respectively, $14,000 and $35,000 of gross interest income would have been recorded had our non-accruing loans been current in accordance with their original terms.

         Real Estate Owned. Real estate owned consists of property acquired through formal foreclosure or by deed in lieu of foreclosure and is recorded at the lower of recorded investment or fair value. Write-downs from recorded investment to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of recorded investment or fair value, less estimated selling expenses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At December 31, 2005, we held one single-family residence with a value of $185,000 that was classified as real estate owned.

         Classification of Assets. Our policies, consistent with regulatory guidelines, require that we classify loans and other assets, such as securities, that are considered to be of lesser quality, as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectable and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated as special mention by management.

         When we classify assets as either substandard or doubtful, we allocate for analytical purposes a portion of our general valuation allowances or loss reserves to these assets as deemed prudent by management. General allowances represent loss allowances that have been established to recognize the probable risk associated with lending activities, but which have not been allocated to particular problem assets. When we classify problem assets as loss, we are required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge-off the amount of the assets. Our determination as to the classification of assets and the amount of valuation allowances is subject to review by regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulatory guidelines and generally accepted accounting principles.

         On the basis of management's review of our assets, at December 31, 2005, we had classified $331,000 of our assets as substandard and $5,000 as doubtful.

         Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the years indicated.

                                                                  At or For the Years Ended
                                                                         December 31,
                                                                -----------------------------
                                                                    2005             2004
                                                                ------------     ------------
                                                                    (Dollars in thousands)
Balance at beginning of year ................................   $        733     $        725
                                                                ------------     ------------

Charge-offs:
   Commercial business ......................................             --               10
   Consumer .................................................              3               25
                                                                ------------     ------------
     Total charge-offs ......................................              3               35
                                                                ------------     ------------

Recoveries:
   Commercial business ......................................             10               20
   Consumer .................................................             70               23
                                                                ------------     ------------
     Total recoveries .......................................             80               43
                                                                ------------     ------------

Net (charge-offs) recoveries ................................             77                8
Provision for loan losses ...................................             42               --
                                                                ------------     ------------

Balance at end of year ......................................   $        852     $        733
                                                                ============     ============

Ratios:
Net charge-offs (recoveries) to average loans outstanding ...          (0.09)%          (0.01)%
Allowance for loan losses to non-performing loans ...........         392.63           118.61
Allowance for loan losses to total loans ....................           0.87             0.94

         The allowance for loan losses is a valuation account that reflects our evaluation of the credit losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

         Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information and prevailing economic conditions. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

         In addition, the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation, as an integral part of their examination process, periodically review our loan portfolio and the related allowance for loan losses. The Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                      At December 31,
                               ----------------------------------------------------------------------------------------------
                                                   2005                                             2004
                               ---------------------------------------------    ---------------------------------------------
                                                                Percent of                                       Percent of
                                                                 Loans in                                         Loans in
                                                   Loan            Each                             Loan            Each
                               Allowance for    Balances by     Category to     Allowance for    Balances by     Category to
                                Loan Losses      Category       Total Loans      Loan Losses      Category       Total Loans
                               -------------   -------------   -------------    -------------   -------------   -------------
                                                                   (Dollars in thousands)
Real Estate Loans:
-----------------
   One- to four-family .....   $          86   $      31,696            32.3%   $         124   $      25,665            32.9%
   Commercial ..............             677          41,641            42.4              505          38,149            49.0
   Construction and land ...              --           9,087             9.2               --           1,105             1.4
Commercial business ........              --          11,686            11.9               --           7,894            10.1
Consumer ...................              89           4,175             4.2               71           5,096             6.6
                               -------------   -------------   -------------    -------------   -------------   -------------
   Total allocated
   allowance ...............   $         852   $      98,285           100.0%   $         700   $      77,909           100.0%
                                               =============   =============                    =============   =============
Unallocated allowance ......              --                                               33
                               -------------                                    -------------
   Total ...................   $         852                                    $         733
                               =============                                    =============

         Management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific but are reflective of the losses inherent in the loan portfolio, including management's periodic review of loan collectibility in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions such as housing trends, inflation rates and unemployment rates, geographic concentrations of loans within Clover Leaf Bank's immediate market area, and both peer financial institution historic loan loss experience and allowance for loan loss levels.

Investment Activities

         Clover Leaf Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Chicago, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Within certain regulatory limits, Clover Leaf Bank may also invest a portion of its assets in commercial paper and corporate debt securities. We are also required to invest in Federal Home Loan Bank stock.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

         Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities are included in earnings. Clover Leaf Bank does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. Clover Leaf Bank has classified all of its securities as available for sale.

         All of our securities carry market risk insofar as increases in market interest rates may cause a decrease in their market value. Many also carry prepayment risk insofar as they may be called prior to maturity in times of low market interest rates, so that we may have to invest the funds at a lower interest rate. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

         Generally, the investment policy of Clover Leaf Bank, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.

         Our investment policy does not permit engaging directly in hedging activities or purchasing high-risk mortgage derivative products.

         Our debt securities are mainly composed of securities issued by the U.S. Government and government agencies (primarily Federal Home Loan Bank, Fannie Mae and Freddie Mac), although from time to time we make other investments as permitted by applicable laws and regulations.

         Available-for-Sale Portfolio. The following table sets forth the composition of our available-for-sale portfolio at the dates indicated. For further information see Notes 1 and 3 of the Notes to Consolidated Financial Statements.

                                                                              At December 31,
                                                        ---------------------------------------------------------
                                                                   2005                           2004
                                                        ---------------------------   ---------------------------
                                                         Amortized                     Amortized
                                                            Cost        Fair Value        Cost        Fair Value
                                                        ------------   ------------   ------------   ------------
                                                                            (In thousands)
Investment Securities:
   Federal agency obligations .......................   $     13,276   $     12,924   $     17,624   $     17,651
   State and municipal securities ...................          2,280          2,283          1,796          1,820
   Mortgage-backed securities .......................          2,958          2,855          4,020          3,988
   Corporate ........................................             --             --          1,006          1,033
                                                        ------------   ------------   ------------   ------------

   Total investment securities available for sale ...   $     18,514   $     18,062   $     24,446   $     24,492
                                                        ============   ============   ============   ============

         Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2005 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                         More than One Year  More than Five Years
                     One Year or Less    through Five Years    through Ten Years   More than Ten Years       Total Securities
                    -------------------  -------------------  -------------------  -------------------  ---------------------------
                               Weighted             Weighted             Weighted             Weighted                     Weighted
                    Amortized   Average  Amortized   Average  Amortized   Average  Amortized   Average  Amortized   Fair    Average
                      Cost       Yield     Cost       Yield     Cost       Yield     Cost       Yield     Cost      Value    Yield
                    --------   --------  --------   --------  --------   --------  --------   --------  --------  -------- --------
                                                                 (Dollars in thousands)
Available
 for Sale:
Investment
 Securities
  U.S. Government
    and agency
    securities ...  $     --         --% $  9,928       3.49% $  3,348       4.20% $     --         --% $ 13,276  $ 12,924     3.67%
  State and
    municipal
    securities ...       280       5.98        --         --        --         --     2,000       5.00     2,280     2,283     5.12
  Mortgage-backed
    securities ...        --         --     1,851       3.49       901       3.62       206       5.35     2,958     2,855     3.66
                    --------             --------             --------             --------             --------           --------

  Total debt
    securities
    available
    for sale .....  $    280       5.98% $ 11,779       3.49% $  4,249       4.08% $  2,206       5.03% $ 18,514  $ 18,062     3.85%
                    ========   ========  ========   ========  ========   ========  ========   ========  ========  ======== ========

Sources of Funds

         General. Deposits have been our primary source of funds for lending and other investment purposes. In addition to deposits, we derive funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by market interest rates. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, and may be used on a longer-term basis for general business purposes.

         Deposits. Residents of our primary market area are our main source of deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. From time to time, we supplement our funding with brokered deposits, which totaled $5.2 million at December 31, 2005. Our deposit products include demand and NOW, money market, savings, and term certificate accounts. In recent years, and in connection with our emphasis on the origination of commercial business loans, we have promoted money market accounts with adjustable interest rates. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Clover Leaf Bank on a periodic basis. Management determines the rates and terms based on rates paid by our competitors, our needs for funds or liquidity, growth goals and federal and state regulations.

         Deposit Accounts by Type. The following table sets forth the dollar amount of our deposits in the various types of deposit programs as of the dates indicated

                                                             Years Ended December 31,
                             ------------------------------------------------------------------------------------------
                                                2005                                           2004
                             -------------------------------------------    -------------------------------------------
                                                              Weighted                                       Weighted
                                Average                       Average         Average                        Average
                                Balance       Percent          Rate           Balance        Percent          Rate
                             ------------   ------------    ------------    ------------   ------------    ------------
                                                                 (Dollars in Thousands)
Savings deposits .........   $      9,156          10.86%           0.70%   $      8,065          10.53            0.81%
Money market deposits ....         18,157          21.53            2.15          19,156          25.02            1.73
                             ------------   ------------    ------------    ------------   ------------    ------------
                                   27,313          32.39            1.66          27,221          35.55            1.46

Certificates of deposit ..         57,016          67.61            3.25          49,334          64.45            2.75
                             ------------   ------------                    ------------   ------------

   Total deposits ........   $     84,329         100.00%           2.74%   $     76,555         100.00%           2.29%
                             ============   ============                    ============   ============

         Time Deposit Balances and Maturities. The following table sets forth certificates of deposit by time remaining until maturity as of December 31, 2005.

                                                                                    Maturity
                                                     ------------------------------------------------------------------------
                                                      3 Months      Over 3 to 6    Over 6 to 12      Over 12
                                                       or Less         Months         Months         Months          Total
                                                     ------------   ------------   ------------   ------------   ------------
                                                                                  (In thousands)

Certificates of deposit less than $100,000 .......   $     15,586   $     11,427   $      9,371   $     19,727   $     56,111
Certificates of deposit of $100,000 or more (1) ..            512            304          2,339          2,372          5,527
                                                     ------------   ------------   ------------   ------------   ------------
   Total of certificates of deposit ..............   $     16,098   $     11,731   $     11,710   $     22,099   $     61,638
                                                     ============   ============   ============   ============   ============

-------------------------
(1) The weighted average interest rates for these accounts, by maturity period, were: 3.49% for 3 months or less; 3.43% for 3 to 6 months; 3.66% for 6 to 12 months; and 4.02% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 3.88%.

         Borrowings. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 2005, we had $13.5 million in advances and access to additional Federal Home Loan Bank advances of up to $3.5 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

                                                                 At or For the Years Ended
                                                                        December 31,
                                                               ----------------------------
                                                                   2005            2004
                                                               ------------    ------------
                                                                   (Dollars in thousands)
          Balance at end of period .........................   $     13,455    $      8,455
          Average balance during period ....................         11,499           8,373
          Maximum outstanding at any month end .............         13,455           8,455
          Weighted average interest rate at end of period ..           3.49%           2.67%
          Average interest rate during period ..............           3.66%           2.31%

                      AGREEMENT AND PLAN OF REORGANIZATION
                                 BY AND BETWEEN
                     FIRST FEDERAL FINANCIAL SERVICES, MHC,
                     FIRST FEDERAL FINANCIAL SERVICES, INC.,
                       FIRST CLOVER LEAF FINANCIAL CORP.,
            FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE
                                       AND
                         CLOVER LEAF FINANCIAL CORP. AND
                                CLOVER LEAF BANK



                                FEBRUARY 3, 2006

                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS.................................................1
         1.1.     Certain Definitions.........................................1
ARTICLE II THE MERGER.........................................................9
         2.1.     Merger......................................................9
         2.2.     Effective Time..............................................9
         2.3.     Articles of Incorporation and Bylaws........................9
         2.4.     Directors and Officers of Surviving Corporation............10
         2.5.     Additional Directors of First Clover Leaf Financial and
                  First Federal..............................................10
         2.6.     Effects of the Merger......................................10
         2.7.     Tax Consequences...........................................10
         2.8.     Possible Alternative Structures............................11
         2.9.     The Conversion.............................................11
         2.10.    Additional Actions.........................................11
ARTICLE III CONVERSION OF SHARES.............................................12
         3.1.     Conversion of CLFC Common Stock; Merger Consideration......12
         3.2.     Election Procedures........................................13
         3.3.     Procedures for Exchange of CLFC Common Stock...............16
         3.4.     Reservation of Shares......................................18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CLFC............................19
         4.1.     Organization...............................................19
         4.2.     Capitalization.............................................20
         4.3.     Authority; No Violation....................................20
         4.4.     Consents...................................................21
         4.5.     Financial Statements and Regulatory Reports................21
         4.6.     Taxes......................................................22
         4.7.     No Material Adverse Effect.................................23
         4.8.     Material Contracts; Leases; Defaults.......................23
         4.9.     Ownership of Property; Insurance Coverage..................24
         4.10.    Legal Proceedings..........................................25
         4.11.    Compliance With Applicable Law.............................25
         4.12.    Employee Benefit Plans.....................................26
         4.13.    Brokers, Finders and Financial Advisors....................29
         4.14.    Environmental Matters......................................29
         4.15.    Loan Portfolio.............................................30
         4.16.    Related Party Transactions.................................32
         4.17.    Schedule of Termination Benefits...........................32
         4.18.    Deposits...................................................32
         4.19.    Antitakeover Provisions Inapplicable; Required Vote of
                  Shareholders...............................................32
         4.20.    Registration Obligations...................................33
         4.21.    Risk Management Instruments................................33
         4.22.    Fairness Opinion...........................................33
         4.23.    Trust Accounts.............................................33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIRST
          FEDERAL FINANCIAL..................................................33
         5.1.     Organization...............................................34

         5.2.     Capitalization.............................................34
         5.3.     Authority; No Violation....................................35
         5.4.     Consents...................................................36
         5.5.     Financial Statements and Regulatory Reports................36
         5.6.     Taxes......................................................37
         5.7.     No Material Adverse Effect.................................38
         5.8.     Ownership of Property; Insurance Coverage..................38
         5.9.     Legal Proceedings..........................................39
         5.10.    Compliance With Applicable Law.............................39
         5.11.    Employee Benefit Plans.....................................40
         5.12.    Environmental Matters......................................42
         5.13.    Loan Portfolio.............................................44
         5.14.    Securities Documents.......................................44
         5.15.    Deposits...................................................45
         5.16.    Risk Management Instruments................................45
         5.17.    Brokers, Finders and Financial Advisors....................45
         5.18.    Required Vote of Shareholders..............................45
         5.19.    Related Party Transaction..................................45
ARTICLE VI COVENANTS OF CLFC.................................................46
         6.1.     Conduct of Business........................................46
         6.2.     Current Information........................................49
         6.3.     Access to Properties and Records...........................49
         6.4.     Financial and Other Statements.............................50
         6.5.     Maintenance of Insurance...................................51
         6.6.     Disclosure Supplements.....................................51
         6.7.     Consents and Approvals of Third Parties....................51
         6.8.     All Reasonable Efforts.....................................51
         6.9.     Failure to Fulfill Conditions..............................51
         6.10.    No Solicitation............................................51
         6.11.    Reserves and Merger-Related Costs..........................52
         6.12.    Board of Directors and Committee Meetings..................53
         6.13.    Prohibition on Solicitation of Employees...................53
ARTICLE VII COVENANTS OF FIRST FEDERAL FINANCIAL.............................53
         7.1.     Conduct of Business........................................53
         7.2.     Current Information........................................54
         7.3.     Financial and Other Statements.............................55
         7.4.     Disclosure Supplements.....................................55
         7.5.     Consents and Approvals of Third Parties....................55
         7.6.     All Reasonable Efforts.....................................55
         7.7.     Failure to Fulfill Conditions..............................56
         7.8.     Employee Benefits..........................................56
         7.9.     Directors and Officers Indemnification and Insurance.......57
         7.10.    Stock Listing..............................................59
         7.11.    Maintenance of Insurance...................................59
         7.12.    Access to Properties and Records...........................59
         7.13.    Prohibition on Solicitation of Employees...................60

ARTICLE VIII REGULATORY AND OTHER MATTERS....................................60
         8.1.     CLFC and First Federal Financial Shareholder Meetings......60
         8.2.     Proxy Statement-Prospectus.................................61
         8.3.     The Mutual Holding Company Conversion from Mutual to
                  Stock Form.................................................62
         8.4.     Regulatory Approvals.......................................64
         8.5.     Affiliates.................................................64
ARTICLE IX CLOSING CONDITIONS................................................65
         9.1.     Conditions to Each Party's Obligations under this
                  Agreement..................................................65
         9.2.     Conditions to the Obligations of First Federal Financial
                  under this Agreement.                                      66
         9.3.     Conditions to the Obligations of CLFC under this
                  Agreement..................................................68
ARTICLE X THE CLOSING........................................................69
         10.1.    Time and Place.............................................69
         10.2.    Deliveries at the Pre-Closing and the Closing..............69
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER.................................69
         11.1.    Termination................................................69
         11.2.    Effect of Termination......................................71
         11.3.    Amendment, Extension and Waiver............................72
ARTICLE XII MISCELLANEOUS....................................................72
         12.1.    Confidentiality............................................72
         12.2.    Public Announcements.......................................73
         12.3.    Survival...................................................73
         12.4.    Notices....................................................73
         12.5.    Parties in Interest........................................74
         12.6.    Complete Agreement.........................................74
         12.7.    Counterparts...............................................75
         12.8.    Severability...............................................75
         12.9.    Governing Law..............................................75
         12.10.   Interpretation.............................................75
         12.11.   Specific Performance.......................................75

Exhibit A       Form of Voting Agreement
Exhibit B       Affiliates Agreement
Exhibit C       Matters to be Covered in Opinion of Counsel to be Delivered to
                First Clover Leaf Financial
Exhibit D       Matters to be Covered in Opinion of Counsel to be Delivered to
                CLFC

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), is dated as of February 3, 2006, by and between FIRST FEDERAL FINANCIAL SERVICES, MHC, a federal mutual holding company (the "Mutual Holding Company"), its majority-owned subsidiary, FIRST FEDERAL FINANCIAL SERVICES, INC., a federal corporation ("First Federal Financial"), FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF EDWARDSVILLE, a stock savings association ("First Federal"), FIRST CLOVER LEAF FINANCIAL CORP., a Maryland corporation in formation ("First Clover Leaf Financial") and CLOVER LEAF FINANCIAL CORP., a Delaware corporation ("CLFC"), and its wholly owned subsidiary, CLOVER LEAF BANK, an Illinois state bank ("CLB").

     WHEREAS, the Board of Directors of each of the parties has approved this Agreement and (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective parties, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with their respective business strategies;

     WHEREAS, in connection with the transactions described in this Agreement, it is intended that the Mutual Holding Company will convert from the mutual form of organization to the capital stock form of organization, and that in connection with such Conversion First Clover Leaf Financial will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, and an exchange offering to the existing public shareholders of First Federal Financial; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                              CERTAIN DEFINITIONS

     1.1. Certain Definitions.

     As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

     "Adjusted Maximum of the Appraised Value Range" means a consolidated pro forma market value of First Clover Leaf Financial upon consummation of the Conversion but prior to consummation of the Merger that is 15% higher than the maximum of the Appraised Value Range.

     "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Agreement" means this agreement, and any amendment or supplement hereto.

     "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

     "Appraised Value Range" means the range of the estimated consolidated pro forma market value of First Clover Leaf Financial upon consummation of the Conversion but prior to consummation of the Merger, which pro forma market value shall also be equal to the estimated pro forma market value of the shares of First Clover Leaf Financial Common Stock to be issued in the Exchange Offering and to be sold to eligible participants in the Conversion, as determined by the Independent Valuation.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "Bank Merger" shall mean the merger of CLB with and into First Federal, with First Federal as the surviving institution, which merger shall occur following the Merger.

     "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the FDIC, the OTS, the DFPR, and the FRB, which regulates First Federal or CLB, or any of their respective holding companies or subsidiaries, as the case may be.

     "BIF" shall mean the Bank Insurance Fund as administered by the FDIC.

     "CLB" shall mean Clover Leaf Bank, an Illinois state bank, with its principal offices located at 6814 Goshen Road, Edwardsville, Illinois 62025, which is a wholly owned subsidiary of CLFC.

     "CLFC" shall mean Clover Leaf Financial Corp., a Delaware corporation, with its principal offices located at 6814 Goshen Road, Edwardsville, Illinois 62025.

     "CLFC Common Stock" shall mean the common stock, par value $0.10 per share, of CLFC.

     "CLFC  Compensation  and Benefit Plans" shall have the meaning set forth in
Section 4.12.1.

     "CLFC DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by CLFC to First Federal Financial specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters described therein.

     "CLFC Employee Plan(s)" shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of CLFC or any CLFC Subsidiary, whether written or oral.

     "CLFC Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of CLFC as of December 31, 2004 and 2003 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of CLFC for each of the three years ended December 31, 2004, 2003 and 2002, and (ii) the unaudited interim consolidated financial statements of CLFC as of the end of each calendar quarter following December 31, 2004 and for the periods then ended.

     "CLFC Regulatory Reports" means the Call Reports of CLB and accompanying schedules, as filed with the FDIC and DFPR, for each calendar quarter beginning with the quarter ended March 31, 2004, through the Closing Date, and all Reports filed with the FRB by CLFC from December 31, 2004 through the Closing Date.

     "CLFC Shareholders Meeting" means the meeting of shareholders of CLFC to be held for the purpose of considering and approving this Agreement and the Merger.

     "CLFC Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by CLFC or CLB, except any corporation the stock of which is held in the ordinary course of the lending activities of CLB.

     "Certificate"  shall mean  certificates  evidencing  shares of CLFC  Common
Stock.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 12.1.

     "Conversion" shall mean the conversion from mutual to stock form of the Mutual Holding Company, pursuant to the Plan of Conversion adopted by the Mutual Holding Company.

     "Conversion Offering" shall mean the offering, in connection with the Conversion, of shares of First Clover Leaf Financial Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

     "Conversion  Price Per Share"  shall have the  meaning set forth in Section
2.9.

     "Conversion Prospectus" shall mean a prospectus issued by First Clover Leaf Financial in connection with the Offering, that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations. The Conversion Prospectus may be combined with (i) the Proxy

Statement-Prospectus delivered to shareholders of CLFC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the First Clover Leaf Financial Common Stock to them as Merger Consideration, and (ii) the proxy statement delivered to First Federal Financial shareholders in connection with the solicitation of their approval of the Conversion and the Plan of Conversion.

     "Conversion Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Clover Leaf Financial Common Stock to be offered and issued in connection with the Offering. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of First Clover Leaf Financial Common Stock to be offered and issued in connection with the Offering and to be offered to holders of CLFC Common Stock in connection with the Merger.

     "DFPR" shall mean the Illinois Department of Financial and Professional Regulation.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Depositor(s)" shall mean a former or current depositor of First Federal that under the Plan of Conversion is given, as indicated by the context, the opportunity to purchase First Clover Leaf Financial Common Stock in the Conversion or the opportunity to vote on the Plan of Conversion.

     "Dissenting Shares" shall have the meaning set forth in Section 3.1.4.

     "Dissenting Shareholder" shall have the meaning set forth in Section 3.1.4.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 as the effective time of the Merger.

     "Environmental Laws" means any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean a bank or trust company or other agent designated by First Federal Financial, and reasonably acceptable to CLFC, which shall act as agent for First Clover Leaf Financial in connection with the exchange procedures for converting Certificates into the Merger Consideration.

     "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

     "Exchange Offering" shall mean the offer and issuance of First Clover Leaf Financial Common Stock, in connection with the Conversion, to the existing public shareholders of First Federal Financial.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" shall mean the Federal Home Loan Bank of Chicago.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "First Clover Leaf Financial" shall mean First Clover Leaf Financial Corp., a Maryland corporation with its principal executive offices located at 300 St. Louis Street, Edwardsville, Illinois 62025, which was organized in connection with the Conversion and which will be the successor to First Federal Financial.

     "First Clover Leaf Financial Common Stock" shall mean the common stock, par value $.10 per share, of First Clover Leaf Financial that will be issued in the Offering and the Merger.

     "First Federal" shall mean First Federal Savings & Loan Association of Edwardsville, a Federally chartered stock savings association, with its principal offices located at 300 St. Louis Street, Edwardsville, Illinois 62025, which is a wholly owned subsidiary of First Federal Financial.

     "First Federal Financial" shall mean First Federal Financial Services, Inc., a federal corporation, with its principal executive offices located at 300 St. Louis Street, Edwardsville, Illinois 62025.

     "First Federal Financial Common Stock" shall mean the common stock, par value $.10 per share, of First Federal Financial.

     "First Federal Financial Disclosure Schedule" shall mean a written disclosure schedule delivered by First Federal Financial to CLFC specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

     "First Federal Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of First Federal Financial as of December 31, 2004 and 2003 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of First Federal Financial for each of the three years ended December 31, 2004, 2003 and 2002, as set forth in First Federal Financial's annual report for the year ended December 31, 2004, and (ii) the unaudited interim consolidated financial statements of First Federal Financial as of the end of each quarter following December 31, 2004, and for the periods then ended, as filed by First Federal Financial in its Securities Documents.

     "First Federal Financial Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Federal Financial, First Federal or any Affiliate, except any corporation the stock of which is held in the ordinary course of the lending activities of First Federal.

     "First  Federal  Financial  Regulatory  Reports"  means the Call Reports of
First Federal and accompanying schedules, as filed with the FDIC and OTS, for each calendar quarter beginning with the quarter ended March 31, 2004, through the Closing Date, and all Reports filed with the OTS by First Federal Financial from December 31, 2004 through the Closing Date.

     "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied and as in effect from time to time in the United States of America.

     "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" shall mean the Home Owners' Loan Act, as amended.

     "Independent Valuation" shall mean the appraised pro forma market value of the First Clover Leaf Financial Common Stock issued in the Conversion, and any updates, as determined by an independent valuation.

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known after inquiry reasonable in the circumstances, by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

     "MGCL" shall mean the Maryland General Corporation Law.

     "Material Adverse Effect" shall mean, with respect to First Federal Financial or CLFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Federal Financial and its Subsidiaries taken as a whole, or CLFC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either CLFC, on the one hand, or First Federal Financial, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the direct effects of compliance with this Agreement on the operating performance of the parties including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) any change in the value of the securities portfolio of First Federal Financial or CLFC, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

     "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     "Member" shall mean a member of the Mutual Holding Company pursuant to its Charter or bylaws.

     "Merger" shall mean the merger of CLFC with and into First Clover Leaf Financial (or a subsidiary thereof) pursuant to the terms hereof.

     "Merger Consideration" shall mean the cash or First Clover Leaf Financial Common Stock, or combination thereof, to be paid by First Clover Leaf Financial for each share of CLFC Common Stock, as set forth in Section 3.1.

     "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Clover Leaf Financial Common Stock to be offered to holders of CLFC Common Stock in connection with the Merger. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of First Clover Leaf Financial Common Stock to be offered and sold in connection with the Offering and to be offered to holders of CLFC Common Stock in connection with the Merger.

     "Mixed Election" shall have the meaning set forth in Section 3.2.2.

     "Mutual Holding Company" shall mean First Federal Financial Services, MHC, a Federally chartered mutual holding company that owns a majority of the First Federal Financial Common Stock.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Non-Election Shares" shall have the meaning set forth in Section 3.2.1.

     "Offering" shall mean the Conversion Offering and the Exchange Offering.

     "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" shall have the meaning set forth in Section 4.12.2.

     "Person"  shall  mean  any  individual,  corporation,   partnership,  joint
venture, association, trust or "group" (as that term is defined under the Exchange Act).

     "Plan of Conversion" shall mean the Plan of Conversion and Reorganization pursuant to which the Mutual Holding Company will convert from the mutual form of organization to the capital stock form of organization.

     "Pre-Closing" shall have the meaning set forth in Section 10.1.

     "Pre-Closing Date" shall be the date on which the Pre-Closing occurs.

     "Proxy Statement-Prospectus" shall mean the proxy statement/prospectus, as amended or supplemented, to be delivered to shareholders of CLFC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the First Clover Leaf Financial Common Stock to them as Merger Consideration. The Proxy Statement-Prospectus may be combined with (i) the Conversion Prospectus delivered to offerees in the Conversion Offering and Exchange Offering, and (ii) the proxy statement delivered to First Federal Financial shareholders in connection with the solicitation of their approval of the Conversion and the Plan of Conversion.

     "Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Stock Exchange" shall mean the Nasdaq Capital Market.

     "Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Termination Date" shall mean January 31, 2007.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

     2.1. Merger.

     As promptly as practicable following the satisfaction or waiver of the conditions to each party's respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) CLFC shall merge with and into First Clover Leaf Financial, or a to-be-formed subsidiary of First Clover Leaf Financial, with First Clover Leaf Financial (or the subsidiary) as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of CLFC shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CLFC shall be vested in and assumed by First Clover Leaf Financial. As part of the Merger, each share of CLFC Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. Immediately after the Merger, CLB shall merge with and into First Federal, with First Federal as the resulting institution under the name "First Clover Leaf Bank," which name shall be effective at the time of the consummation of the Bank Merger.

     2.2. Effective Time.

     The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State in accordance with Section 252 of the DGCL, and the filing of articles of merger with the Maryland Department of Assessments and Taxation in accordance with Section 3-107 of the MGCL, on the day of the closing (the "Closing Date") provided for in Article X (the "Closing"). The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State and the articles of merger are accepted for record by the Maryland Department of Assessments and Taxation, or such later time as may be set forth in the certificate of merger and the articles of merger, not to exceed 30 days after the articles of merger are accepted for record by the Maryland Department of Assessments and Taxation. The Closing of the Merger shall immediately follow the closing of the Offering.

     2.3. Articles of Incorporation and Bylaws.

     The Articles of Incorporation and Bylaws of First Clover Leaf Financial as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

     2.4. Directors and Officers of Surviving Corporation.

     Except as provided in Section 2.5, the directors of First Clover Leaf Financial immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of First Clover Leaf Financial immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.5. Additional Directors of First Clover Leaf Financial and First Federal.

     Each of the eight (8) directors of First Federal Financial and First Federal immediately prior to the Effective Time shall continue as directors of First Clover Leaf Financial and First Federal immediately after the Effective Time. Prior to or at the Effective Time, the Boards of Directors of First Clover Leaf Financial and First Federal shall increase the number of their directors by three (3) and seven (7) directors, respectively, such that the total number of directors on the board of First Clover Leaf Financial shall be eleven (11) and the total number of directors on the board of First Federal shall be fifteen
(15). At least thirty (30) days prior to the Effective Time, CLB shall identify three (3) of its current board members to fill the newly created positions on the board of First Clover Leaf Financial and at the Effective Time, the board of First Clover Leaf Financial shall elect such persons to fill the vacancies created by the increase in the number of directors on its Board of Directors. Additionally, at the Effective Time, the board of First Federal shall elect each of the seven (7) persons who are directors of CLB on the date hereof and thereof to serve on the Board of First Federal. After the Effective Time, as First Clover Leaf Financial directors retire, CLB's four (4) directors who are not initially on the Board of Directors of First Clover Leaf Financial shall be considered along with other outside candidates, as candidates for membership on the Board of Directors of First Clover Leaf Financial.

     2.6. Effects of the Merger.

     At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and MGCL.

     2.7. Tax Consequences.

     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Clover Leaf Financial, CLFC, nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Clover Leaf Financial and CLFC each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

     2.8. Possible Alternative Structures.

     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, First Federal Financial or First Clover Leaf Financial shall be entitled to revise the structure of the Merger described in Section
2.1, provided that (i) there are no adverse Federal or state income tax consequences to CLFC shareholders as a result of the modification; (ii) the consideration to be paid to the holders of CLFC Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and
(iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The Mutual Holding Company, First Federal Financial, First Clover Leaf Financial, First Federal, CLFC and CLB agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

     2.9. The Conversion.

     Contemporaneous with the adoption of this Agreement, the Boards of Directors of the Mutual Holding Company, First Federal Financial and First Federal are adopting a Plan of Conversion for the Mutual Holding Company to convert into the capital stock form of organization. First Clover Leaf Financial is being organized to succeed to the rights and obligations of the Mutual Holding Company and First Federal Financial, and to offer for sale shares of common stock to Depositors in the Conversion, based on the Independent Valuation. The price per share of the shares of First Clover Leaf Financial Common Stock to be issued in the Conversion is referred to as the "Conversion Price Per Share." The Conversion Price Per Share is expected to be $10.00. The shares of First Clover Leaf Financial Common Stock to be issued in connection with the Merger may be either shares unsubscribed for in the Conversion Offering, or if such shares are unavailable, authorized but unissued shares of First Clover Leaf Financial Common Stock, which shares shall be issued immediately following completion of the Conversion.

     2.10. Additional Actions.

     If, at any time after the Effective Time, First Clover Leaf Financial shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Clover Leaf Financial or First Clover Leaf Bank its right, title or interest in, to or under any of the rights, properties or assets of CLFC or CLB, or (ii) otherwise carry out the purposes of this Agreement, CLFC and its officers and directors shall be deemed to have granted to First Clover Leaf Financial an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Clover Leaf Financial its right, title or interest in, to or under any of the rights, properties or assets of CLFC or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of First Clover Leaf Financial are authorized in the name of CLFC or CLB or otherwise to take any and all such action.

                                  ARTICLE III
                              CONVERSION OF SHARES

     3.1. Conversion of CLFC Common Stock; Merger Consideration.

     At the Effective Time, by virtue of the Merger and without any action on the part of First Clover Leaf Financial, CLFC or the holders of any of the shares of CLFC Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1. All shares of CLFC Common Stock held in the treasury of CLFC and each share of CLFC Common Stock owned by First Clover Leaf Financial, First Federal Financial or any direct or indirect wholly owned subsidiary of First Federal Financial or of CLFC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. Each share of First Clover Leaf Financial Common Stock and First Federal common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2. Each outstanding share of CLFC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of First Clover Leaf Financial Common Stock shall, subject to Section 3.3, be converted into and become the right to receive that number of shares of First Clover Leaf Financial Common Stock (the "Exchange Ratio") as determined in this
Section 3.1.2 (the "Stock Consideration"). Each outstanding share of CLFC Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash shall be converted into the right to receive a cash payment as determined in this Section 3.1.2 (the "Cash Consideration"). At the minimum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $40.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $40.00 divided by the Conversion Price Per Share. At the maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $42.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $42.00 divided by the Conversion Price Per Share. For any value between the minimum and the maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive a prorated cash payment between $40.00 and $42.00 or that prorated number of shares of First Clover Leaf Financial Common Stock between $40.00 and $42.00 divided by the Conversion Price Per Share. At the Adjusted Maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $43.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $43.00 divided by the Conversion Price Per Share. For any value between the maximum of the Appraised Value Range and the Adjusted Maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive a prorated cash payment between $42.00 and

$43.00 or that prorated number of shares of First Clover Leaf Financial Common Stock between $42.00 and $43.00 divided by the Conversion Price Per Share.

          3.1.3. In the event First Federal Financial changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Federal Financial Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Federal Financial Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

          3.1.4. Each outstanding share of CLFC Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of First Clover Leaf Financial Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. CLFC shall give First Clover Leaf Financial prompt notice upon receipt by CLFC of any such demands for payment of the fair value of such shares of CLFC Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and First Clover Leaf Financial shall have the right to participate in all negotiations and proceedings with respect to any such demands. CLFC shall not, except with the prior written consent of First Clover Leaf Financial, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

          3.1.5. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of CLFC Common Stock shall be converted into a right to receive cash or First Clover Leaf Financial Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined herein), each share of CLFC Common Stock of such holder shall be treated as a Non-Election Share.

          3.1.6. After the Effective Time, shares of CLFC Common Stock shall be no longer outstanding and shall be canceled automatically and shall cease to exist, and shall thereafter by operation of this Section 3.1 be the right to receive the Merger Consideration.

     3.2. Election Procedures.

          3.2.1. Holders of CLFC Common Stock may elect to receive shares of First Clover Leaf Financial Common Stock or cash, or a combination thereof (in all cases without interest) in exchange for their shares of CLFC Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of Section 3.2.6, 70% of the total number of shares of CLFC Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining outstanding shares of CLFC Common Stock shall be converted into the Cash Consideration. Shares of CLFC Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as "Cash Election Shares." Shares of CLFC Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of CLFC Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as "Non-Election Shares." The aggregate number of shares of CLFC Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

          3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as CLFC and First Federal Financial shall mutually agree (the "Election Form"), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as CLFC and First Federal Financial shall mutually agree (the "Mailing Date") to each holder of record of CLFC Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2,
(i) to elect to receive the Cash Consideration for all of the shares of CLFC Common Stock held by such holder (a "Cash Election"), in accordance with Section 3.1.2, (ii) to elect to receive the Stock Consideration for all of such shares (a "Stock Election"), in accordance with Section 3.1.2, (iii) to elect to receive the Stock Consideration for a part of such holder's CLFC Common Stock and the Cash Consideration for the remaining part of such holder's CLFC Common Stock (a "Mixed Election"), or (iv) to indicate that such record holder has no preference as to the receipt of cash or First Clover Leaf Financial Common Stock for such shares (a "Non-Election"). A holder of record of shares of CLFC Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of CLFC Common Stock held by such Representative for a particular beneficial owner. Any shares of CLFC Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of First Clover Leaf Financial Common Stock, subject to Section 3.1.5; provided, however, that for purposes of making the proration calculations provided for in this Section 3.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

          3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Edwardsville, Illinois time, on the 25th day following the Mailing Date (or such other time and date as First Federal Financial and CLFC may mutually agree) (the "Election Deadline"); provided, however, that the Election Deadline may not occur on or after the

Closing Date. First Federal shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of CLFC Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. CLFC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of CLFC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a CLFC stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of CLFC Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. First Federal Financial shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

          3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

          3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

               (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

               (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

          3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Clover Leaf Financial Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Clover Leaf Financial Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of First Clover Leaf Financial. In lieu of the issuance of any such fractional share, First Clover Leaf Financial shall pay to each former holder of CLFC Common Stock who otherwise would be entitled to receive a fractional share of First Clover Leaf Financial Common Stock, an amount in cash determined by multiplying the Conversion Price Per Share by the fraction of a share of First Clover Leaf Financial Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.2. No interest will be paid on the cash that holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of CLFC Common Stock owned by a CLFC stockholder shall be combined so as to calculate the maximum number of whole shares of First Clover Leaf Financial Common Stock issuable to such CLFC stockholder.

     3.3. Procedures for Exchange of CLFC Common Stock.

          3.3.1. First Clover Leaf Financial to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, First Clover Leaf Financial shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CLFC Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of First Clover Leaf Financial Common Stock and an estimated amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of First Clover Leaf Financial Common Stock)(such cash and certificates for shares of First Clover Leaf Financial Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          3.3.2. Exchange of Certificates. Within five (5) business days after the Effective Time, First Clover Leaf Financial shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the CLFC Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of CLFC) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Promptly upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of First Clover Leaf Financial Common Stock (if any) to which such former holder of CLFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, (ii) a check representing that amount of cash (if any) to which such former holder of CLFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of First Clover Leaf Financial Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.3.2, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of CLFC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of First Clover Leaf
Financial Common Stock until First Clover Leaf Financial or First Federal Financial has received the written agreement of such person contemplated by
Section 8.5.

          3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CLFC Common Stock shall have no rights, after the Effective Time, with respect to such CLFC Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to First Clover Leaf Financial Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such
Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Clover Leaf Financial Common Stock represented by such Certificate.

          3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CLFC of the CLFC Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

          3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, First Clover Leaf Financial shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Clover Leaf Financial (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither First Clover Leaf Financial nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First Clover Leaf Financial, the posting by such person of a bond in such amount as First Clover Leaf Financial may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.3.8. Withholding. First Clover Leaf Financial or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CLFC Common Stock such amounts as First Clover Leaf Financial (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Clover Leaf Financial or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CLFC Common Stock in respect of whom such deduction and withholding were made by First Clover Leaf Financial or the Exchange Agent.

     3.4. Reservation of Shares.

     First Clover Leaf Financial shall reserve for issuance a sufficient number of shares of the First Clover Leaf Financial Common Stock for the purpose of issuing shares of First Clover Leaf Financial Common Stock to the CLFC shareholders in accordance with this Article III.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CLFC

     CLFC and CLB represent and warrant to the Mutual Holding Company, First Federal Financial, First Clover Leaf Financial and First Federal that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the CLFC DISCLOSURE SCHEDULE delivered by CLFC to First Federal Financial on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. CLFC and CLB have made a good faith effort to ensure that the disclosure on each schedule of the CLFC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the CLFC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of CLFC shall include the Knowledge of CLB.

     4.1. Organization.

          4.1.1. CLFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. CLFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CLFC. CLFC has no direct subsidiaries other than CLB and Clover Leaf Statutory Trust I, a Delaware statutory trust created in connection with a trust preferred financing by CLFC.

          4.1.2. CLB is an Illinois state bank organized, validly existing and in good standing under Illinois law. CLFC DISCLOSURE SCHEDULE 4.1.2 identifies each CLFC Subsidiary and (other than as to CLB) describes the business conducted by such entity. The deposits of CLB are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by CLB when due. Each other CLFC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          4.1.3. The respective minute books of CLFC and each CLFC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

          4.1.4. Prior to the date of this Agreement, CLFC has made available to
First  Federal   Financial  true  and  correct  copies  of  the  certificate  of incorporation or articles of incorporation and bylaws of CLFC and CLB.

     4.2. Capitalization.

          4.2.1. Except as disclosed on CLFC DISCLOSURE SCHEDULE 4.2.1, the authorized capital stock of CLFC consists of 2,000,000 shares of common stock, $0.10 par value per share, of which 510,381 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 250,000 shares of preferred stock, par value $0.10 per share, of which no shares are issued and outstanding. There are 150,869 shares of CLFC Common Stock held by CLFC as treasury stock. Neither CLFC nor any CLFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CLFC Common Stock, or any other security of CLFC or any securities representing the right to vote, purchase or otherwise receive any shares of CLFC Common Stock or any other security of CLFC.

          4.2.2. CLFC owns all of the capital stock of CLB, free and clear of any lien or encumbrance. Except for the CLFC Subsidiaries and as disclosed on CLFC DISCLOSURE SCHEDULE 4.2.2, CLFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of CLFC Subsidiaries, equity interests held by CLFC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CLFC Subsidiaries, including stock in the FHLB.

          4.2.3. Except as disclosed in CLFC DISCLOSURE SCHEDULE 4.2.3, to CLFC's Knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CLFC Common Stock.

          4.2.4. There are no options to purchase CLFC Common Stock issued and outstanding.

     4.3. Authority; No Violation.

          4.3.1. CLFC and CLB each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CLFC and CLB, and of the agreement referenced in Section 4.13, and the completion by CLFC and CLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of CLFC and CLB, respectively, and, except for approval of the shareholders of CLFC, no other corporate proceedings on the part of CLFC or CLB are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement, and the agreement referenced in Section 4.13, have been duly and validly executed and delivered by CLFC and CLB, and the Bank Merger has been duly and validly approved by the Board of Directors of CLB, and by CLFC in its capacity as sole shareholder of CLB, and subject to approval by the shareholders of CLFC of the Agreement and receipt of the required approvals of the Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of CLFC and CLB, enforceable against CLFC and CLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to CLB, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

          4.3.2. (A) The execution and delivery of this Agreement by CLFC and CLB, and of the agreement referenced in Section 4.13, (B) subject to receipt of approvals from the Bank Regulators referred to in Section 8.4, and CLFC's and First Federal Financial's compliance with any conditions contained therein, and subject to the receipt of the approval of CLFC's and First Federal Financial's shareholders, the consummation of the transactions contemplated hereby, and (C) compliance by CLFC and CLB with any of the terms or provisions hereof: will not
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CLFC or any CLFC Subsidiary or the articles of incorporation and bylaws of CLB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CLFC or any CLFC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CLFC or CLB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CLFC or CLB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CLFC and the CLFC Subsidiaries taken as a whole.

     4.4. Consents.

     Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of CLFC and First Federal Financial, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(a) the execution and delivery of this Agreement by CLFC and CLB, and (b) the completion by CLFC and CLB of the Merger and the Bank Merger. To the Knowledge of CLFC and CLB, CLFC and CLB have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     4.5. Financial Statements and Regulatory Reports.

          4.5.1. CLFC has previously made available to First Federal Financial the CLFC Regulatory Reports. The CLFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders' equity of CLFC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          4.5.2. CLFC has previously made available to First Federal Financial the CLFC Financial Statements. The CLFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of CLFC and the CLFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

          4.5.3. At the date of each balance sheet included in the CLFC Financial Statements or the CLFC Regulatory Reports, CLFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CLFC Financial Statements or CLFC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     4.6. Taxes.

     CLFC and the CLFC Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). CLFC, or the appropriate CLFC Subsidiary, has duly filed all federal, state and material local tax returns required to be filed by or with respect to CLFC and every CLFC Subsidiary on or prior to the Closing Date (all such returns, to CLFC's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by CLFC and any CLFC Subsidiary; (ii) are due or claimed to be due from CLFC or any CLFC Subsidiary by any taxing authority; or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, CLFC has received no written notice of, and to CLFC's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of CLFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where CLFC or any of its Subsidiaries do not file tax returns that CLFC or any such Subsidiary is subject to taxation in that jurisdiction. CLFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CLFC and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CLFC and each of its Subsidiaries, to CLFC's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     4.7. No Material Adverse Effect.

     CLFC and the CLFC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2004, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CLFC and the CLFC Subsidiaries, taken as a whole.

     4.8. Material Contracts; Leases; Defaults.

          4.8.1. Except as set forth in CLFC DISCLOSURE SCHEDULE 4.8.1, neither CLFC nor any CLFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of CLFC or any CLFC Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of CLFC or any CLFC Subsidiary;
(iii) any collective bargaining agreement with any labor union relating to employees of CLFC or any CLFC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by CLFC or any CLFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CLFC or any CLFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Clover Leaf Financial or any First Clover Leaf Financial Subsidiary; (vi) any agreement, written or oral, that obligates CLFC or any CLFC Subsidiary for the payment of more than $20,000 annually; or (vii) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by CLFC or any CLFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

          4.8.2. Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in CLFC DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither CLFC nor any CLFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to First Federal Financial on or before the date hereof, are listed on CLFC DISCLOSURE SCHEDULE 4.8.1 and 4.8.2 and are in full force and effect on the date hereof, and neither CLFC nor any CLFC Subsidiary (nor, to the Knowledge of CLFC, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. No party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CLFC or any CLFC Subsidiary is a party or under which CLFC or any CLFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CLFC or any CLFC Subsidiary or upon the occurrence of a subsequent event; or (y) requires CLFC or any CLFC Subsidiary to provide a benefit in the form of CLFC Common Stock or determined by reference to the value of CLFC Common Stock.

     4.9. Ownership of Property; Insurance Coverage.

          4.9.1. CLFC and each CLFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by CLFC or each CLFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CLFC Regulatory Reports and in the CLFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, and except for (i) those items which secure liabilities for public or statutory obligations or any discount with, inter-bank credit facilities, or any transaction by a CLFC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. CLFC and the CLFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by CLFC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the CLFC Financial Statements.

          4.9.2. With respect to all material agreements pursuant to which CLFC or any CLFC Subsidiary has purchased securities subject to an agreement to resell, if any, CLFC or such CLFC Subsidiary, as the case may be, has a lien or security interest (which to CLFC's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          4.9.3. CLFC and each CLFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CLFC nor any CLFC Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by CLFC or any CLFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years CLFC and each CLFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CLFC DISCLOSURE SCHEDULE 4.9.3 identifies all policies of insurance maintained by CLFC and each CLFC Subsidiary.

     4.10. Legal Proceedings.

     Neither CLFC nor any CLFC Subsidiary is a party to any, and there are no pending or, to CLFC's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against CLFC or any CLFC Subsidiary (other than routine bank regulatory examinations) or (ii) to which CLFC or any CLFC Subsidiary's assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on CLFC and the CLFC Subsidiaries, taken as a whole. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

     4.11. Compliance With Applicable Law.

          4.11.1. To CLFC's Knowledge, each of CLFC and each CLFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither CLFC nor any CLFC Subsidiary has received any written notice to the contrary.

          4.11.2. Each of CLFC and each CLFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CLFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

          4.11.3. Except as disclosed in CLFC DISCLOSURE SCHEDULE 4.11.3, for the period beginning January 1, 2004, neither CLFC nor any CLFC Subsidiary has received any written notification or to CLFC's Knowledge any other communication from any Bank Regulator (i) asserting that CLFC or any CLFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to CLFC or any CLFC Subsidiary; (iii) requiring or threatening to require CLFC or any CLFC Subsidiary, or indicating that CLFC or any CLFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CLFC or any CLFC Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CLFC or any CLFC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither CLFC nor any CLFC Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to CLB as to compliance with the Community Reinvestment Act is satisfactory or better.

     4.12. Employee Benefit Plans.

          4.12.1. CLFC DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by CLFC or any CLFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of CLFC or any CLFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "CLFC Compensation and Benefit Plans"). Neither CLFC nor any of its Subsidiaries has any commitment to create any additional CLFC Compensation and Benefit Plan or to materially modify, change or renew any existing CLFC Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. CLFC has made available to First Federal Financial true and correct copies of the CLFC Compensation and Benefit Plans.

          4.12.2. To the Knowledge of CLFC, each CLFC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CLFC Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of CLFC, no circumstances exist which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of CLFC, threatened action, suit or claim relating to any CLFC Compensation and Benefit Plan (other than routine claims for benefits). Neither CLFC nor any CLFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CLFC Compensation and Benefit Plan that would reasonably be expected to subject CLFC or any CLFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          4.12.3. No liability, other than (a) PBGC premiums arising in the ordinary course of business, or (b) any employer contribution required under the terms of any CLFC Defined Benefit Plan (as defined herein) has been or is expected by CLFC or any of its Subsidiaries to be incurred with respect to any CLFC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("CLFC Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by CLFC or any entity which is considered one employer with CLFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). Except as disclosed on CLFC DISCLOSURE SCHEDULE 4.12.3, no CLFC Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each CLFC Defined Benefit Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such CLFC Defined Benefit Plan as of the end of the most recent plan year with respect to the respective CLFC Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such CLFC Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any CLFC Defined Benefit Plan within the 12-month period ending on the date hereof. Neither CLFC nor any of its Subsidiaries has provided, or is required to provide, security to any CLFC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under
Section 412(n) of the Code or pursuant to ERISA. Except as disclosed on CLFC DISCLOSURE SCHEDULE 4.12.3, neither CLFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. To the Knowledge of CLFC, there is no pending investigation or enforcement action by any Bank Regulator with respect to any CLFC Compensation and Benefit Plan or any ERISA Affiliate Plan.

          4.12.4. All material contributions required to be made under the terms of any CLFC Compensation and Benefit Plan or ERISA Affiliate Plan to which CLFC or any CLFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CLFC's consolidated financial statements to the extent required by GAAP. CLFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable CLFC Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

          4.12.5. Except as set forth in CLFC DISCLOSURE SCHEDULE 4.12.5, neither CLFC nor any CLFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by CLFC or any CLFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

          4.12.6.   CLFC  and  its   Subsidiaries   do  not  maintain  any  CLFC
Compensation and Benefit Plans covering employees who are not United States residents.

          4.12.7. With respect to each CLFC Compensation and Benefit Plan, if applicable, CLFC has provided or made available to First Federal Financial copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

          4.12.8. Except as disclosed in CLFC DISCLOSURE SCHEDULE 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any CLFC Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any CLFC Compensation and Benefit Plan.

          4.12.9. Neither CLFC nor any CLFC Subsidiary maintains any compensation plans, programs or arrangements under which (i) any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder or (ii) any payment is reasonably likely to become taxable under Section 409A of the Code.

          4.12.10. The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CLFC or any CLFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

          4.12.11. There are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the CLFC Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

          4.12.12. CLFC DISCLOSURE SCHEDULE 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of CLB or CLFC, their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2004. CLFC DISCLOSURE SCHEDULE 4.12.12 also sets forth any changes to any CLFC Compensation and Benefit Plan since December 28, 2004, the date on which CLFC terminated the registration under Section 12(g) of the Exchange Act of its common stock.

     4.13. Brokers, Finders and Financial Advisors.

     Neither CLFC nor any CLFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of RP Financial, LC. ("RP Financial") by CLFC and the fee payable pursuant thereto.

     4.14. Environmental Matters.

          4.14.1. With respect to CLFC and each CLFC Subsidiary:

          (A) Each of CLFC and the CLFC Subsidiaries, the Participation Facilities (defined below), and, to CLFC's Knowledge, the Loan Properties (defined below) are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

          (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CLFC's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the CLFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the CLFC Subsidiaries or any Participation Facility;

          (C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to CLFC's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or CLFC or any of the CLFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (D) To CLFC's Knowledge, the properties currently owned or operated by CLFC or any CLFC Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

          (E) Neither CLFC nor any CLFC Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

          (F) To CLFC's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CLFC or any of the CLFC Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by CLFC or any of the CLFC Subsidiaries or any Participation Facility;

          (G) To CLFC's Knowledge, during the period of (s) CLFC's or any of the CLFC Subsidiaries' ownership or operation of any of their respective current properties or (t) CLFC's or any of the CLFC Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To CLFC's Knowledge, prior to the period of (x) CLFC's or any of the CLFC Subsidiaries' ownership or operation of any of their respective current properties or (y) CLFC's or any of the CLFC Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

          (H) Except as disclosed on CLFC DISCLOSURE SCHEDULE 4.14.1(H), neither CLB nor any other CLFC Subsidiary has conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

          4.14.2. "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     4.15. Loan Portfolio.

          4.15.1. The allowance for loan losses reflected in CLFC's audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in CLFC's Financial Statements for periods ending after December 31, 2004 will be, adequate, as of the dates thereof, under GAAP.

          4.15.2. CLFC DISCLOSURE SCHEDULE 4.15.2 sets forth a listing, as of December 31, 2005, by account, of: (A) all loans (including loan participations) of CLB or any other CLFC Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of CLB or any other CLFC Subsidiary which have been terminated by CLB or any other CLFC Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which CLB or any other CLFC Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from CLB or any other CLFC Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein CLB or any other CLFC Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified CLB or any other CLFC Subsidiary during the past twelve months of, or has asserted against CLB or any other CLFC Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of CLB, each borrower, customer or other party which has given CLB or any other CLFC Subsidiary any oral notification of, or orally asserted to or against CLB or any other CLFC Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder,
(4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by CLB or any CLB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. CLFC DISCLOSURE SCHEDULE 4.15.2 may exclude any individual loan with a principal outstanding balance of less than $20,000, provided that CLFC DISCLOSURE SCHEDULE 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $20,000 that have been excluded.

          4.15.3.  All  loans  receivable   (including  discounts)  and  accrued
interest entered on the books of CLFC and the CLFC Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of CLFC's or the appropriate CLFC Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of CLFC, the loans, discounts and the accrued interest reflected on the books of CLFC and the CLFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by CLFC or the appropriate CLFC Subsidiary free and clear of any liens.

     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     4.16. Related Party Transactions.

     Except as set forth in CLFC DISCLOSURE SCHEDULE 4.16, neither CLFC nor any CLFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CLFC or any CLFC Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CLFC or any CLFC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CLFC nor any CLFC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CLFC is inappropriate.

     4.17. Schedule of Termination Benefits.

     CLFC DISCLOSURE SCHEDULE 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by CLFC or any CLFC Subsidiary for the benefit of officers or directors of CLFC or any CLFC Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated as of December 31, 2006 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

     4.18. Deposits.

     Except as set forth in CLFC DISCLOSURE SCHEDULE 4.18, none of the deposits of CLFC or any CLFC Subsidiary is a "brokered deposit" as defined in 12 CFR
Section 337.6(a)(2).

     4.19. Antitakeover Provisions Inapplicable; Required Vote of Shareholders.

     The Board of Directors of CLFC has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of CLFC) necessary to exempt CLFC and the Merger and the transactions contemplated hereby from Section 203 of the DGCL ("Takeover Laws"). The affirmative vote of a majority of the issued and outstanding shares of CLFC

Common Stock is required to approve this Agreement and the Merger under CLFC's certificate of incorporation and the DGCL.

     4.20. Registration Obligations.

     Neither CLFC nor any CLFC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     4.21. Risk Management Instruments.

     Neither CLFC nor any CLFC Subsidiary is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CLFC's own account, or for the account of one or more of CLFC's Subsidiaries.

     4.22. Fairness Opinion.

     The Board of Directors of CLFC has received an opinion from RP Financial to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of CLFC pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

     4.23. Trust Accounts.

     Neither  CLFC,  CLB nor any CLFC  Subsidiary  conducts any trust  business.

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL FINANCIAL

     First Federal Financial, First Clover Leaf Financial, the Mutual Holding Company and First Federal represent and warrant to CLFC and CLB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE delivered by First Federal Financial to CLFC on the date hereof. First Federal Financial has made a good faith effort to ensure that the disclosure on each schedule of the FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Federal Financial shall include the Knowledge of the Mutual Holding Company, First Clover Leaf Financial and First Federal.

     5.1. Organization.

          5.1.1. First Federal Financial is a corporation duly organized, validly existing and in good standing under federal law, and is duly registered as a savings and loan holding company under the HOLA. First Clover Leaf Financial is a Maryland corporation in formation and upon completion of the Conversion will be duly organized, validly existing and in good standing under the laws of the State of Maryland, and will be duly registered as a savings and loan holding company under the HOLA. Each of the Mutual Holding Company and First Federal Financial has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Mutual Holding Company or First Federal Financial.

          5.1.2. First Federal is a savings association organized, validly existing and in good standing under federal law. The deposits of First Federal are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          5.1.3. First Federal is a member in good standing of the FHLB and owns the requisite amount of stock therein.

          5.1.4. The respective minute books of the Mutual Holding Company, First Federal Financial and First Federal accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

          5.1.5. Prior to the date of this Agreement, First Federal Financial has made available to CLFC true and correct copies of the charters and bylaws of First Federal Financial, the Mutual Holding Company and First Federal, and forms of the Articles of Incorporation and bylaws of First Clover Leaf Financial (which forms when finalized (and as to the Article of Incorporation, when filed with the Maryland Department of Assessments and Taxation) shall not be materially different from the forms provided).

     5.2. Capitalization.

          5.2.1. The authorized capital stock of First Federal Financial consists of 10,000,000 shares of common stock, $0.10 par value, of which 3,920,060 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $0.10 par value ("First Federal Financial Preferred Stock"), none of which are outstanding. There are no shares of First Federal Financial Common Stock held by First Federal Financial as treasury stock. Neither First Federal Financial, First Clover Leaf Financial nor any First Federal Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Clover Leaf Financial and First Federal Financial Common Stock, or any other security of First Clover Leaf Financial and First Federal Financial or any securities representing the right to vote, purchase or otherwise receive any shares of First Clover Leaf Financial or First Federal Financial Common Stock or any other security of First Clover Leaf Financial or First Federal Financial, other than, as to First Clover Leaf Financial Corp., subscription rights issuable in connection with the Conversion.

          5.2.2. First Federal Financial owns all of the capital stock of First Federal free and clear of any lien or encumbrance. Following completion of the Conversion, First Clover Leaf Financial will own all of the capital stock of First Federal free and clear of any lien or encumbrance.

          5.2.3. To the Knowledge of First Federal Financial, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Mutual Holding Company, is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Federal Financial Common Stock.

     5.3. Authority; No Violation.

          5.3.1. First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and, except for approval of the shareholders of First Federal Financial and First Federal and the Members of the Mutual Holding Company, each has full corporate power and authority to consummate the Conversion. The execution and delivery of this Agreement by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal and the completion by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, respectively, and, except for approval of the shareholders of First Federal Financial and First Federal and the Members of the Mutual Holding Company, no other corporate proceedings on the part of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial or First Federal are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, and the Bank Merger has been duly and validly approved by the Board of Directors of First Federal, and by First Federal Financial in its capacity as sole shareholder of First Federal, and subject to approval by the shareholders of First Federal Financial and the Members of the Mutual Holding Company and receipt of the required approvals of Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, enforceable against First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to First Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

          5.3.2. (A) The execution and delivery of this Agreement by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, (B) subject to receipt of approvals from the Bank Regulators referred to in Section 8.4, and compliance by First Clover Leaf Financial, the

Mutual Holding Company, First Federal Financial and First Federal with any conditions contained therein, and subject to the receipt of the approval of the Members of the Mutual Holding Company and the shareholders of First Federal Financial, the consummation of the transactions contemplated hereby, and (C) compliance by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal with any of the terms or provisions hereof: will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or charter or bylaws of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial or any First Federal Financial Subsidiary or the charter and bylaws of First Federal; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Federal Financial, the Mutual Holding Company or any First Federal Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Clover Leaf Financial, First Federal Financial, the Mutual Holding Company, First Federal or any First Federal Financial Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Clover Leaf Financial or First Federal Financial taken as a whole.

     5.4. Consents.

     Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, and the requisite vote of the shareholders of First Federal Financial and First Federal and the Members of the Mutual Holding Company, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, and (b) the completion by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal of the Merger and the Bank Merger. First Federal Financial has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     5.5. Financial Statements and Regulatory Reports.

          5.5.1. First Federal Financial has previously made available to CLFC the First Federal Financial Regulatory Reports. The First Federal Financial Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders' equity of First Federal Financial as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          5.5.2. First Federal Financial has previously made available to CLFC the First Federal Financial Statements. The First Federal Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Federal Financial and the First Federal Financial Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-QSB.

          5.5.3. At the date of each balance sheet included in the First Federal Financial Statements, First Federal Financial did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Federal Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     5.6. Taxes.

     First Federal Financial and the First Federal Financial Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). First Federal Financial or the appropriate First Federal Financial Subsidiary has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Federal Financial and each First Federal Financial Subsidiary on or prior to the Closing Date (all such returns, to the Knowledge of First Federal Financial, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which (i) have been incurred by First Federal Financial or the appropriate First Federal Financial Subsidiary, (ii) are due or claimed to be due from First Federal Financial and any First Federal Financial Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges which (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, First Federal Financial has received no notice of, and to the Knowledge of First Federal Financial, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Federal Financial or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Federal Financial or any of its Subsidiaries do not file tax returns that First Federal Financial or any such Subsidiary is subject to taxation in that jurisdiction. First Federal Financial and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Federal Financial and each of its Subsidiaries has

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withheld and paid all material  taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Clover Leaf Financial and First Federal Financial and each of its Subsidiaries, to the Knowledge of First Federal Financial, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     5.7. No Material Adverse Effect.

     First Federal Financial, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2004, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Clover Leaf Financial, or on First Federal Financial and the First Federal Financial Subsidiaries, taken as a whole.

     5.8. Ownership of Property; Insurance Coverage.

          5.8.1. First Federal Financial and each First Federal Financial Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Federal Financial or each First Federal Financial Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Federal Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a First Federal Financial Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Federal Financial and the First Federal Financial Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Federal Financial and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

          5.8.2. First Federal Financial and each First Federal Financial Subsidiary currently maintain insurance considered by First Federal Financial to be reasonable for their respective operations. Neither First Federal Financial nor any First Federal Financial Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Federal Financial or any First Federal Financial Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Federal Financial and each First Federal Financial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 5.8 identifies all

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policies of  insurance  maintained  by First  Federal  Financial  and each First
Federal Financial Subsidiary.

     5.9. Legal Proceedings.

     Neither First Federal Financial nor any First Federal Financial Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Federal Financial, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Clover Leaf Financial and First Federal Financial or any First Federal Financial Subsidiary, or (ii) to which First Clover Leaf Financial and First Federal Financial or any First Federal Financial Subsidiary's assets are or may be subject, except for any proceedings, claims, actions, investigations or inquiries which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First Federal Financial, taken as a whole. There are no legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations challenging the validity or propriety of any of the transactions and/or agreements contemplated by, referred to in or related to this Agreement (including the schedules hereto).

     5.10. Compliance With Applicable Law.

          5.10.1. To the Knowledge of First Federal Financial, each of First Federal Financial and each First Federal Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Federal Financial nor any First Federal Financial Subsidiary has received any written notice to the contrary.

          5.10.2. Each of First Clover Leaf Financial and First Federal Financial and each First Federal Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Federal Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.4.

          5.10.3.  Except as disclosed  in FIRST  FEDERAL  FINANCIAL  DISCLOSURE
SCHEDULE 5.10.3, for the period beginning January 1, 2004, neither First Clover Leaf Financial, First Federal Financial nor any First Federal Financial Subsidiary has received any written notification or, to the Knowledge of First Federal Financial, any other communication from any Bank Regulator (i) asserting that First Clover Leaf Financial, First Federal Financial or any First Federal Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening

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

to revoke any license, franchise, permit or governmental authorization which is material to First Federal Financial; (iii) requiring or threatening to require First Clover Leaf Financial, First Federal Financial or any First Federal Financial Subsidiary, or indicating that First Clover Leaf Financial, First Federal Financial or any First Federal Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Clover Leaf Financial, First Federal Financial or any First Federal Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Clover Leaf Financial, First Federal Financial or any First Federal Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Except as disclosed in FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 5.10.3, neither First Clover Leaf Financial, First Federal Financial nor any First Federal Financial Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to First Federal and each Bank Affiliate as to compliance with the Community Reinvestment Act is satisfactory or better.

     5.11. Employee Benefit Plans.

          5.11.1. FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by First Federal Financial or any First Federal Financial Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of First Federal Financial or any First Federal Financial Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "First Federal Compensation and Benefit Plans"). First Federal Financial has made available to CLFC true and correct copies of the First Federal Compensation and Benefit Plans.

          5.11.2. To the Knowledge of First Federal Financial, each First Federal Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Federal Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension

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

Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and First Federal Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Federal Financial, threatened action, suit or claim relating to any of the First Federal Compensation and Benefit Plans (other than routine claims for benefits). Neither First Federal Financial nor any First Federal Financial Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Federal Compensation and Benefit Plan that would reasonably be expected to subject First Federal Financial or any First Federal Financial Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

          5.11.3. No First Federal Compensation and Benefit Plan is a defined benefit plan subject to Title IV of ERISA ("First Federal Defined Benefit Plan") or a "single-employer plan" (as defined in Section 4001(a) of ERISA), and no such plan is currently or formerly maintained by First Federal Financial or any entity which is considered one employer with First Federal Financial under
Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). Neither First Federal Financial nor any of its Subsidiaries has provided, or is required to provide, security to any First Federal Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under
Section 412(n) of the Code or pursuant to ERISA. Neither First Federal Financial, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1986. To the Knowledge of First Federal Financial, there is no pending investigation or enforcement action by any Bank Regulator with respect to any First Federal Compensation and Benefit Plan or any ERISA Affiliate Plan.

          5.11.4. All material contributions required to be made under the terms of any First Federal Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations are accrued on First Federal Financial's consolidated financial statements to the extent required by GAAP. First Federal Financial and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable First Federal Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

          5.11.5. With respect to each First Federal Compensation and Benefit Plan, if applicable, First Federal Financial has provided or made available to CLFC copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

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

     5.12. Environmental Matters.

          5.12.1. With respect to the Mutual Holding Company, First Federal Financial and First Federal:

          (A) Each of the Mutual Holding Company, First Federal Financial and First Federal, the Participation Facilities (defined below), and, to the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge, the Loan Properties (defined below) are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

          (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge, no such action is threatened, before any court, governmental agency or other forum against any of them or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of them or any Participation Facility;

          (C) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or the Mutual Holding Company, First Federal Financial or First Federal in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (D) To the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge, the properties currently owned or operated by the Mutual Holding Company, First Federal Financial or First Federal (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

          (E) None of the Mutual Holding Company, First Federal Financial or First Federal has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

          (F) To First Federal Financial's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Federal Financial or any of the First Federal Financial Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by First Federal Financial or any of the First Federal Financial Subsidiaries or any Participation Facility;

          (G) To the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge, during the period of (a) the Mutual Holding Company's, First Federal Financial's or First Federal's ownership or operation of any of their respective current properties or (b) the Mutual Holding Company's, First Federal Financial's or First Federal's participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To the Mutual Holding Company's, First Federal Financial's and First Federal's Knowledge, prior to the period of (x) the Mutual Holding Company's, First Federal Financial's or First Federal's ownership or operation of any of their respective current properties or (y) the Mutual Holding Company's, First Federal Financial's or First Federal's participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties; and

          (H) None of the Mutual Holding Company, First Federal Financial nor First Federal has conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loan Property or any Participation Facility.

          5.12.2. To the Knowledge of First Federal Financial, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Federal Financial or any of First Federal Financial Subsidiary. To the Knowledge of First Federal Financial, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Federal Financial or any First Federal Financial Subsidiary by reason of any Environmental Laws. Neither First Federal Financial nor any First Federal Financial Subsidiary has received any written notice from any Person that First Federal Financial or any First Federal Financial Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Federal Financial or any First Federal Financial Subsidiary.

          5.12.3. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Federal Financial's Knowledge, threatened, before any court, governmental agency or other forum against First Federal Financial or any First Clover Leaf Financial Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any

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

Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the First Federal Financial.

     5.13. Loan Portfolio.

          5.13.1. The allowance for loan losses reflected in First Federal Financial's audited consolidated statement of financial condition at December 31, 2004 was, and the allowance for loan losses shown on the balance sheets in First Federal Financial's Securities Documents for periods ending after December 31, 2004 will be, adequate, as of the dates thereof, under GAAP.

          5.13.2. FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 5.13 sets forth a listing, as of December 31, 2005, all loans of First Federal Financial and any First Federal Financial Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by of First Federal Financial and any First Federal Financial Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.13 may exclude any individual loan with a principal outstanding balance of less than $20,000, provided that DISCLOSURE SCHEDULE 5.13 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $20,000 that has been excluded.

          5.13.3. All loans receivable (including discounts) and accrued interest entered on the books of First Federal Financial and the each First Federal Financial Subsidiary arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

          5.13.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     5.14. Securities Documents.

     First Federal Financial has made available to CLFC copies of its (i) annual report on Form 10-KSB for the year ended December 31, 2004, (ii) quarterly

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report on Form 10-QSB for each quarter ended on or after June 30, 2004 and (iii)
proxy materials used or for use in connection with its meetings of shareholders held in 2005. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     5.15. Deposits.

     None of the deposits of any First Federal Financial Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

     5.16. Risk Management Instruments.

     Neither First Federal Financial nor First Federal is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Federal Financial's own account, or for the account of any Subsidiary of First Federal Financial.

     5.17. Brokers, Finders and Financial Advisors.

     Neither First Federal Financial nor any First Federal Financial Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Keefe, Bruyette & Woods ("KBW") by First Federal Financial and the fee payable pursuant thereto.

     5.18. Required Vote of Shareholders.

     The affirmative vote of a majority of the issued and outstanding shares of First Federal Financial Common Stock is required to approve the Merger (it being understood that the affirmative vote of (i) at least two-thirds of the issued and outstanding shares of First Federal Financial Common Stock and (ii) a majority of the issued and outstanding shares of First Federal Financial Common Stock held by stockholders other than Mutual Holding Company is required to approve the Conversion and the transactions incident thereto).

     5.19. Related Party Transaction.

     Except as set forth in FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 5.19, neither First Federal Financial, First Federal nor any First Federal Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Federal Financial or any First Federal Financial Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of First Federal Financial or any First Federal Financial Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Federal Financial nor any First Federal Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Federal Financial is inappropriate.


                                   ARTICLE VI
                                COVENANTS OF CLFC

     6.1. Conduct of Business.

          6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Federal Financial (which consent will not be unreasonably withheld, conditioned or delayed, provided that First Federal Financial shall be deemed to have consented to any written request as to which it has not responded within ten
(10) business days of receiving the written request), CLFC will: operate its business, and it will cause each of the CLFC Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would
(i) adversely affect the ability of CLFC, or to CLFC's Knowledge, First Federal Financial to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

          6.1.2. Negative Covenants. CLFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by First Federal Financial in writing (which consent shall not be unreasonably withheld, conditioned or delayed, provided that First Federal Financial shall be deemed to have consented to any written request as to which it has not responded within ten (10) business days of receiving the written request), CLFC and CLB will not, and will cause each of the CLFC Subsidiaries not to:

          (A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

          (B) change the number of authorized or issued shares of its capital stock, issue any shares that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

          (C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

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          (D) make  application  for the  opening or closing of any,  or open or close any, branch or automated banking facility;

          (E) except as to bonus payments which have been accrued on the CLFC Financial Statements as of December 31, 2005, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on CLFC DISCLOSURE
SCHEDULE 4.8.1 and 4.12.1; (ii) merit pay increases or bonuses consistent with past practice; and (iii) CLB may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business;

          (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

          (G) merge or consolidate CLFC or any CLFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of CLFC or any CLFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CLFC, or any CLFC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any CLFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

          (H) sell or otherwise dispose of the capital stock of CLFC or sell or otherwise dispose of any asset of CLFC or of any CLFC Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of CLFC or of any CLFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (I) take any action which would result in any of the representations and warranties of CLFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators;

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

          (J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating CLFC or CLB;

          (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CLFC or any CLFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with CLFC's or any CLFC Subsidiary's current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

          (M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CLFC DISCLOSURE
SCHEDULE 6.1.2(M), make any loans other than loans which are consistent with CLB's past practices and are made in the ordinary course of business, without providing First Federal with all relevant documents related thereto and giving First Federal a reasonable opportunity to review such loan and comment thereon;

          (N) enter into, renew, extend or modify any other transaction (other than deposit transactions) with any Affiliate outside of the ordinary course of business;

          (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, and, except for the payment of salaries under any existing employment agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

          (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any CLFC Employee Plan;

          (S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

          (U) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by CLFC or CLB of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

          (V) agree to do any of the foregoing.

     6.2. Current Information.

          6.2.1 During the period from the date of this Agreement to the Effective Time, CLFC and CLB will cause one or more of its representatives to confer with representatives of First Federal Financial and report the general status of its ongoing operations at such times as First Federal Financial may reasonably request, which shall include, but not be limited to, discussion of the possible termination by CLFC and CLB of third-party service provider
arrangements   effective  at  the  Effective  Time  or  at  a  date  thereafter, non-renewal of personal property leases and software licenses used by CLFC or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CLFC shall not be obligated to take any such action prior to the Effective Time and, unless CLFC otherwise agrees, no conversion shall take place prior to the Effective Time. CLFC will promptly notify First Federal Financial of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving CLFC or any CLFC Subsidiary.

          6.2.2. CLB shall provide First Federal, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans). On a bi-weekly basis, CLFC shall provide First Federal with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

     6.3. Access to Properties and Records.

     Subject to Section 12.1, CLFC and CLB shall permit First Federal Financial reasonable access upon reasonable notice to its properties and those of the CLFC Subsidiaries and to those CLFC employees designated on CLFC DISCLOSURE SCHEDULE 6.3, and shall disclose and make available to First Federal Financial during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records,

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

minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Federal Financial may have a reasonable interest; provided, however, that CLFC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. CLFC shall provide and shall request its auditors to provide First Federal Financial with such historical financial information regarding it (and related audit reports and consents) as First Federal Financial may reasonably request for securities disclosure purposes. First Federal Financial shall use commercially reasonable efforts to minimize any interference with CLFC's regular business operations during any such access to CLFC's property, books and records. CLFC and each CLFC Subsidiary shall permit First Federal Financial, at its expense, to cause a "Phase I environmental audit" and a "Phase II environmental audit" to be performed at any physical location owned or occupied by CLFC or any CLFC Subsidiary.

     6.4. Financial and Other Statements.

          6.4.1. Promptly upon receipt thereof, CLFC will furnish to First Federal Financial copies of each annual, interim or special audit of the books of CLFC and the CLFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to CLFC by such accountants in connection with each annual, interim or special audit of the books of CLFC and the CLFC Subsidiaries made by such accountants.

          6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, CLFC will deliver to First Federal Financial the CLFC Regulatory Reports filed by it with the Bank Regulators. CLFC will furnish to First Federal Financial copies of all documents, statements and reports as it or any CLFC Subsidiary shall send to its shareholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, CLFC will deliver to First Federal Financial a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

          6.4.3. CLFC will advise First Federal Financial promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CLFC or any of the CLFC Subsidiaries.

          6.4.4. With reasonable promptness, CLFC will furnish to First Federal Financial such additional financial data as First Federal Financial may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5. Maintenance of Insurance.

     CLFC and CLB shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by CLFC and CLB.

     6.6. Disclosure Supplements.

     From time to time prior to the Effective Time, CLFC and CLB will promptly supplement or amend the CLFC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CLFC DISCLOSURE SCHEDULE or which is necessary to correct any information in such CLFC DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such CLFC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     6.7. Consents and Approvals of Third Parties.

     CLFC and CLB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, First Federal, at its discretion, shall be permitted to require CLFC to utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained hereunder.

     6.8. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, CLFC and CLB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. A voting agreement in the form attached as Exhibit A to this Agreement shall be executed by each director and executive officer of CLFC and CLB as of the date of this Agreement.

     6.9. Failure to Fulfill Conditions.

     In the event that CLFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Federal Financial.

     6.10. No Solicitation.

     From and after the date hereof until the termination of this Agreement, neither CLFC, nor any CLFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by CLFC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and CLFC shall notify First Federal Financial orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of CLFC from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire CLFC pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that: (A) the Board of Directors of CLFC receives an opinion from its independent financial advisor (which may be the financial advisor in this transaction) that such proposal may be or could be superior to the Merger from a financial point-of-view to CLFC's shareholders,
(B) the Board of Directors of CLFC, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of CLFC to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); (C) CLFC promptly notifies First Federal Financial of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with CLFC or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers; and (D) the CLFC Shareholders Meeting has not occurred. For purposes of this Agreement,
"Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving CLFC or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CLFC, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CLFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     6.11. Reserves and Merger-Related Costs.

     Subject to compliance with GAAP, on or before the Effective Time, CLFC shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of CLFC to those of First Federal Financial (as such practices and methods are to be applied to CLFC from and after the Closing Date) and First Federal Financial's plans with respect to the conduct of the business of CLFC following the Merger and otherwise to reflect Merger-related expenses and costs incurred by CLFC, provided, however, that CLFC shall not be required to take such action unless First Federal Financial agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods) and that it is not aware of any fact or circumstance that would prevent completion of the Merger; and provided further that CLFC shall not be required to take such action more than thirty (30) days prior to the Effective Time. Prior to the delivery by First Federal Financial of the writing referred to in the preceding sentence, CLFC shall provide First Federal Financial a written statement, certified without personal liability by the chief executive officer of CLFC and dated the date of such writing, that the representation made in Section 4.15.1 is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by CLFC or any CLFC Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2.

     6.12. Board of Directors and Committee Meetings.

     CLFC and CLB shall permit one or more representatives of First Federal Financial to attend any meeting of the Board of Directors of CLFC and/or CLB or the Executive Committees thereof as an observer (the "Observer"), provided that neither CLFC nor CLB shall be required to permit the Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CLFC or CLB or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the Observer may violate a confidentiality obligation or fiduciary duty.

     6.13. Prohibition on Solicitation of Employees.

     If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two (2) years from the date of termination, neither CLFC nor any CLFC Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of First Federal Financial or any First Federal Financial Subsidiary to leave his employment with First Federal to pursue employment at CLFC or any CLFC Subsidiary.

                                  ARTICLE VII
                      COVENANTS OF FIRST FEDERAL FINANCIAL

     7.1. Conduct of Business.

          7.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of CLFC, which consent will not be unreasonably withheld, conditioned or delayed, each of the Mutual Holding Company, First Clover Leaf Financial, First Federal Financial or First Federal will conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the

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ability of any party to obtain the approvals from any Governmental Entity or the
Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time.

          7.1.2. Negative Covenants. The Mutual Holding Company, First Federal Financial and First Federal agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by CLFC in writing (which consent shall not be unreasonably withheld, conditioned or delayed, provided that CLFC shall be deemed to have consented to any written request as to which it has not responded within ten (10) business days of receiving the written request), the Mutual Holding Company, First Federal Financial and First Federal will not:

          (A) change or waive any provision of its Charter or Bylaws, except as required by law;

          (B) change the number of authorized or issued shares of its capital stock, issue any shares that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or, except with respect to normal quarterly dividends paid by First Federal Financial on its common stock in the ordinary course of business, set aside or pay any dividend or other distribution in respect of capital stock.

     7.2. Current Information.

          7.2.1.  During  the period  from  the  date of this  Agreement  to the
Effective Time, First Federal Financial will cause one or more of its representatives to confer with representatives of CLFC and report the general status of its ongoing operations, including the progress of the Merger and Conversion and furnish copies of such documents to CLFC in connection therewith, at such times as CLFC may reasonably request. First Federal Financial will promptly notify CLFC, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First Federal Financial and any First Federal Financial Subsidiary.

          7.2.2. CLB and First Federal shall meet on a regular basis to discuss and plan for the conversion of First Federal's data processing and related electronic informational systems to those used by CLB, which planning shall include, but not be limited to, discussion of the possible termination by First Federal of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by First Federal in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First

Federal shall not be obligated to take any such action prior to the Effective Time and, unless First Federal otherwise agrees, no conversion shall take place prior to the Effective Time.

          7.2.3. First Federal Financial will advise CLFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Federal Financial any of the First Federal Financial Subsidiaries.

          7.2.4. With reasonable promptness, First Federal Financial will furnish to CLFC such additional financial data as CLFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     7.3. Financial and Other Statements.

     As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, First Federal Financial will deliver to CLFC the Securities Documents filed by it with the SEC under the Securities Laws. First Federal Financial will furnish to CLFC copies of all documents, statements and reports as it or First Clover Leaf Financial file with the OTS or any other regulatory authority with respect to the Merger and the Conversion.

     7.4. Disclosure Supplements.

     From time to time prior to the Effective Time, the Mutual Holding Company, First Clover Leaf Financial, First Federal Financial and First Federal will promptly supplement or amend the FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE or which is necessary to correct any information in such FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FIRST FEDERAL FINANCIAL
DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

     7.5. Consents and Approvals of Third Parties.

     The Mutual Holding Company, First Clover Leaf Financial, First Federal Financial and First Federal shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Members and shareholders of First Federal Financial necessary or desirable for the consummation of the transactions contemplated by this Agreement, including the Conversion.

     7.6. All Reasonable Efforts.

     Subject to the terms and conditions herein provided, the Mutual Holding Company, First Clover Leaf Financial, First Federal Financial and First Federal agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Conversion.

     7.7. Failure to Fulfill Conditions.

     In the event that the Mutual Holding Company, First Clover Leaf Financial, First Federal Financial or First Federal determine that a condition to its obligation to complete the Merger or Conversion cannot be fulfilled and that it will not waive that condition, it will promptly notify CLFC.

     7.8. Employee Benefits.

          7.8.1. First Federal Financial will review all CLFC Compensation and Benefit Plans and may, in its sole discretion, terminate or continue such plans, provided, however, that any termination of a CLFC Compensation and Benefit Plan that is subject to Code Section 409A shall comply with the requirements of that Code section. All CLFC Employees who become participants in a First Federal Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of CLFC or a CLFC Subsidiary or any predecessor thereto prior to the Effective Time, except with respect to the First Federal ESOP. Continuing Employees (as defined below) shall be considered new employees for purposes of eligibility and vesting in the First Federal ESOP.

          7.8.2. Except as set forth in this Section 7.8, First Clover Leaf Financial and/or First Federal Financial shall assume and honor in accordance with their terms and in accordance with FIRST FEDERAL FINANCIAL DISCLOSURE
SCHEDULE 7.8.2, all employment, severance and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement which are between CLFC or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in CLFC DISCLOSURE SCHEDULE
4.12.1. Except as expressly provided otherwise in this Agreement or in FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 7.8.2, CLFC shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

          7.8.3. As of the date hereof, First Federal Financial and First Federal shall enter into an employment agreement, which shall become effective as of the Effective Time (a form of which is set forth in FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 7.8.3), with Dennis M. Terry, President and Chief Executive Officer of CLFC and CLB. The employment agreement shall provide that it supersedes any prior employment agreement and/or change in control agreement to which Mr. Terry is a party, which agreements shall terminate, effective as of the Effective Time. FIRST FEDERAL FINANCIAL DISCLOSURE SCHEDULE 7.8.3 sets forth a form of employment agreement to be entered into at the Effective Time between First Clover Leaf Financial, First Clover Leaf Bank and Lisa Fowler, and a form of employment agreement to be entered into at the Effective Time between First Clover Leaf Financial, First Clover Leaf Bank and Darlene McDonald.

          7.8.4. In the event of any termination or consolidation of any CLB health, disability or life insurance plan with any First Federal health, disability or life insurance plan, First Federal shall make available to employees of CLB who continue employment with First Federal ("Continuing Employees") and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to First Federal employees. Unless a Continuing Employee affirmatively terminates coverage under a CLB health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the First Federal health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CLB health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of First Federal and their dependents. A Continuing Employee's prior service with CLB or any CLFC Subsidiary shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Continuing Employees who become covered under a First Federal health plan shall be required to satisfy the deductible limitations of the First Federal health plan for the plan year in which coverage commences, without offset for deductibles satisfied under the CLB health plan, except to the extent, CLB and/or the Continuing Employee shall provide substantiation in a form satisfactory to First Federal, of the dollar amount of such deductibles that have been satisfied for such Continuing Employees. In the event of any termination of any CLB health plan, or consolidation of any CLB health plan with any health plan of First Federal and/or any First Clover Leaf Financial Subsidiary, the Health Insurance Portability Accountability Act of 1996 ("HIPAA") will govern any coverage limitations due to pre-existing conditions.

     7.9. Directors and Officers Indemnification and Insurance.

          7.9.1. First Clover Leaf Financial shall maintain, or shall cause First Federal to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies maintained by CLFC and the CLFC Subsidiaries (provided, that First Clover Leaf Financial may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Clover Leaf Financial be required to expend pursuant to this
Section 7.9.1 more than 150% of the annual cost currently expended by CLFC with respect to such insurance. In connection with the foregoing, CLFC agrees in order for First Clover Leaf Financial to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request.

          7.9.2. In addition to Section 7.9.1, for a period of six years after the Effective Time, First Clover Leaf Financial and First Federal Financial shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of CLFC or a CLFC Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First

Clover Leaf Financial, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CLFC or a CLFC Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law, and First Clover Leaf Financial's Articles of Incorporation and Bylaws. First Clover Leaf Financial shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify First Clover Leaf Financial (but the failure so to notify First Clover Leaf Financial shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices First Clover Leaf Financial) and shall deliver to First Clover Leaf Financial the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) First Clover Leaf Financial shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption First Clover Leaf Financial shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if First Clover Leaf Financial elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between First Clover Leaf Financial and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and First Clover Leaf Financial shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, First Clover Leaf Financial shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm,
(3) First Clover Leaf Financial shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) such Indemnified Party shall have been adjudicated in any proceeding not to have acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of CLFC or any CLFC Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of CLFC or any CLFC Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of First Clover Leaf Financial who are not involved in such proceeding.

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

          7.9.3. In the event that either First Clover Leaf Financial or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Clover Leaf Financial shall assume the obligations set forth in this Section 7.9.

          7.9.4. The obligations of First Clover Leaf Financial provided under this Section 7.9 are intended to be enforceable against First Clover Leaf Financial directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Clover Leaf Financial.

     7.10. Stock Listing.

     First Clover Leaf Financial agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the First Clover Leaf Financial Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of First Clover Leaf Financial Common Stock to be issued in the Merger.

     7.11. Maintenance of Insurance.

     First Federal Financial shall maintain, and cause its Subsidiary to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by First Federal Financial.

     7.12. Access to Properties and Records.

     Subject to Section 12.1, First Federal Financial shall permit CLFC and CLB reasonable access upon reasonable notice to its properties and those of the First Federal Financial Subsidiaries, and shall disclose and make available to CLFC during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CLFC may have a reasonable interest; provided, however, that First Federal Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. First Federal Financial shall provide and shall request its auditors to provide CLFC with such historical financial information regarding it (and related audit reports and consents) as CLFC may reasonably request for securities disclosure purposes. CLFC shall use commercially reasonable efforts to minimize any interference with First Federal Financial's regular business operations during any such access to First Federal Financial's property, books and records. First Federal Financial and each First

Federal Financial Subsidiary shall permit CLFC, at its expense, to cause a "Phase I environmental audit" and a "Phase II environmental audit" to be performed at any physical location owned or occupied by First Federal Financial or any First Federal Financial Subsidiary.

     7.13. Prohibition on Solicitation of Employees.

     If this Agreement is terminated or if the Merger is not consummated for any reason, for a period of two (2) years from the date of termination, neither First Federal Financial nor any First Federal Financial Subsidiary, nor any of their respective officers or directors will, directly or indirectly, initiate, solicit or knowingly encourage any employee who is designated as a Vice President or higher, or who is designated a loan officer, of CLFC or any CLFC Subsidiary to leave his employment with CLFC to pursue employment at First Federal Financial or any CLFC Subsidiary.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

     8.1. CLFC and First Federal Financial Shareholder Meetings.

          8.1.1. CLFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "CLFC Shareholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CLFC's reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the CLFC shareholders. The Board of Directors of CLFC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, may constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with First Federal Financial and First Clover Leaf Financial with respect to each of the foregoing matters. The CLFC Shareholders Meeting shall not be held until the Conversion Registration Statement has been declared effective by the SEC.

          8.1.2. First Federal Financial will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "First Federal Financial Shareholders Meeting"), which shall not be held until the requisite approvals from the Bank Regulators have been obtained and the Conversion Registration Statement has been declared effective by the SEC, for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in First Federal Financial's reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of First Federal Financial as advised by counsel, recommend to its shareholders the approval of the

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

aforementioned matters to be submitted by it to its shareholders, and (iii) cooperate and consult with CLFC with respect to each of the foregoing matters.

     8.2. Proxy Statement-Prospectus.

          8.2.1. For the purposes (x) of registering First Clover Leaf Financial Common Stock to be offered to holders of CLFC Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the CLFC Shareholders Meeting and First Federal Financial Shareholders Meeting, First Clover Leaf Financial shall draft and prepare, and CLFC shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by CLFC to the CLFC shareholders and by First Federal Financial to the First Federal Financial shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy
Statement-Prospectus"). First Clover Leaf Financial shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of First Clover Leaf Financial and CLFC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of CLFC and First Clover Leaf Financial shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. First Clover Leaf Financial shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and CLFC shall furnish all information concerning CLFC and the holders of CLFC Common Stock as may be reasonably requested in connection with any such action.

          8.2.2. CLFC shall provide First Clover Leaf Financial with any information concerning itself that First Federal Financial may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and First Federal Financial shall notify CLFC promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CLFC promptly copies of all correspondence between First Clover Leaf Financial, First Federal Financial or any of their representatives and the SEC. The information to be provided by CLFC for inclusion in the Proxy Statement-Prospectus will not, at the time the Proxy Statement-Prospectus is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by CLFC for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects. First Clover Leaf Financial and First Federal Financial shall give CLFC and its counsel, which may be any independent third-party counsel selected by the board of directors of CLFC, the opportunity to review, comment on and approve the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give CLFC and its counsel the opportunity to review, comment on and approve all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Federal Financial, First Clover Leaf Financial and CLFC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy

Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CLFC Common Stock and First Federal Financial Common Stock entitled to vote at the CLFC Shareholders Meeting and First Federal Financial Shareholders Meeting, respectively, referred to in Section 8.1 at the earliest practicable time.

          8.2.3. CLFC and First Federal Financial shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CLFC shall cooperate with First Federal Financial and First Clover Leaf Financial in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and First Clover Leaf Financial shall file an amended Merger Registration Statement with the SEC, and each of CLFC, First Federal Financial and First Clover Leaf Financial shall mail an amended Proxy Statement-Prospectus to CLFC's and First Federal Financial's shareholders, respectively.

     8.3. The Mutual Holding Company Conversion from Mutual to Stock Form.

     Commencing promptly after the date of this Agreement, the Mutual Holding Company, First Federal Financial, First Clover Leaf Financial and First Federal will take all reasonable steps necessary to effect the Conversion. In addition, without limiting the generality of the foregoing, the Mutual Holding Company and First Federal Financial shall cause the following to be done:

          8.3.1. The First Federal Financial Shareholders Meeting. First Federal Financial will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold the First Federal Financial Shareholders Meeting for the purpose of approving the Conversion and/or the Plan of Conversion, and for
such other purposes as may be, in the reasonable judgment of First Federal Financial, necessary or desirable, and (ii) subject to the fiduciary responsibility of the Board of Directors of First Federal Financial as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders.

          8.3.2. The Mutual Holding Company Special Meeting. The Mutual Holding Company will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold a meeting of Members (the "Members Meeting") for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of the Mutual Holding Company, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of the Mutual Holding Company as advised by counsel, recommend to Members the approval of the aforementioned matters to be submitted by it to Members, and (iii) cooperate and consult with CLFC with respect to each of the foregoing matters.

          8.3.3. The Mutual Holding Company will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the Conversion.

          8.3.4. First Federal Financial and First Clover Leaf Financial shall prepare as promptly as practicable, and CLFC shall cooperate in the preparation of, the Conversion Prospectus. Such Conversion Prospectus shall be incorporated into the Conversion Registration Statement. First Clover Leaf Financial shall file the Conversion Registration Statement with the SEC. First Clover Leaf Financial shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

          8.3.5. CLFC shall provide First Federal Financial and First Clover Leaf Financial with any information concerning it that First Federal Financial or First Clover Leaf Financial may reasonably request in connection with the Conversion Prospectus, and First Federal Financial shall notify CLFC promptly of the receipt of any comments of the SEC, the OTS and any other Bank Regulator with respect to the Conversion Prospectus and of any requests by the SEC, the OTS or any other Bank Regulator for any amendment or supplement thereto or for additional information, and shall provide to CLFC promptly copies of all correspondence between First Clover Leaf Financial or any representative of First Clover Leaf Financial and the SEC, the OTS or any other Bank Regulator. First Clover Leaf Financial shall give CLFC and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the OTS and any Bank Regulator and shall give CLFC and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the OTS and any Bank Regulator. Each of First Federal Financial, First Clover Leaf Financial and CLFC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, the OTS and any Bank Regulator and to cause the Conversion Prospectus and all required amendments and supplements thereto to be mailed to Members at the earliest practicable time.

          8.3.6. CLFC shall promptly notify First Federal Financial if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CLFC shall cooperate with First Federal Financial and First Clover Leaf Financial in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and First Clover Leaf Financial shall file an amended Conversion Registration Statement with the SEC. CLFC shall provide to First Clover Leaf Financial, First Federal Financial and the placement agent for the sale of First Clover Leaf Financial Common Stock in the Conversion Offering a "comfort" letter from the independent certified public accountants for CLFC, dated as of the date of the Conversion Prospectus and updated as of the date of consummation of the Conversion, with respect to certain financial information regarding CLFC, each in form and substance which is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the placement agent for the Conversion such opinions as First Federal Financial and First Clover Leaf Financial may reasonably request.

          8.3.7. The aggregate price for which the shares of First Clover Leaf Financial Common Stock are sold to purchasers in the Conversion Offering shall be based on the Independent Valuation. The Independent Valuation shall be expressed as a range, the maximum and minimum of which shall vary 15% above and below the midpoint of such range, and the maximum of such range may be increased by an additional 15%.

          8.3.8. If any shares of First Clover Leaf Financial Common Stock that are offered for sale in the subscription offering that is conducted as part of the Conversion Offering remain unsold then, at First Federal Financial's discretion, such shares may be issued to CLFC shareholders as part of the Merger Consideration if necessary to complete the Conversion.

     8.4. Regulatory Approvals.

     Each of CLFC, CLB, the Mutual Holding Company, First Clover Leaf Financial, First Federal Financial and First Federal will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of the SEC, the OTS, and any other Bank Regulator and third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger and the Conversion. CLFC and First Federal Financial will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of CLFC, First Clover Leaf Financial or First Federal Financial to any governmental body in connection with the Conversion, the Merger, and the other transactions contemplated by this Agreement. CLFC shall have the right to review and approve in advance all characterizations of the information relating to CLFC and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, CLFC, First Federal Financial and First Clover Leaf Financial shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

     8.5. Affiliates.

     CLFC shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of CLFC to deliver to First Federal Financial, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the shareholders meeting called by CLFC to approve this Agreement, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of First Clover Leaf Financial Common Stock to be received by such "affiliate," as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE IX
                               CLOSING CONDITIONS

     9.1. Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following conditions, none of which may be waived:

          9.1.1. Shareholder and Member Approval.

          (A) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CLFC and by the shareholders of First Federal Financial and First Federal.

          (B) The Conversion and the Plan of Conversion shall have been approved by the requisite vote of Members and shareholders of First Federal Financial.

          9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of First Federal Financial, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise or otherwise materially impair the value of CLFC or CLB to First Federal Financial or First Clover Leaf Financial.

          9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Clover Leaf Financial Common Stock in the Merger is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5. Stock Exchange Listing. The shares of First Clover Leaf Financial Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

          9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Pre-Closing date, First Federal Financial, First Clover Leaf Financial and CLFC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to First Federal Financial, First Clover Leaf Financial and CLFC dated as of the Pre-Closing Date, substantially to the effect that, for Federal income tax purposes:

          (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of
Section 368(a) of the Code;

          (B) None of the Conversion, the Exchange Offer, or the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

          (C) No gain or loss will be recognized by First Federal Financial, First Clover Leaf Financial, First Federal, CLFC or CLB by reason of the Merger;

          (D) The exchange of CLFC Common Stock to the extent exchanged for First Clover Leaf Financial Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of CLFC;

          (E) The basis of the First Clover Leaf Financial Common Stock to be received (including any fractional shares deemed received for tax purposes) by a CLFC shareholder will be the same as the basis of the CLFC Common Stock surrendered pursuant to the Merger in exchange therefor, increased by any gain recognized by such CLFC shareholder as a result of the Merger and decreased by any cash received by such CLFC shareholders in the Merger; and

          (F) The holding period of the shares of First Clover Leaf Financial Common Stock to be received by a shareholder of CLFC will include the period during which the shareholder held the shares of CLFC Common Stock surrendered in exchange therefor, provided the CLFC Common Stock surrendered is held as a capital asset at the Effective Time.

     Each of First Federal Financial, First Clover Leaf Financial and CLFC shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

          9.1.7. Conversion. First Clover Leaf Financial shall have received and accepted orders to purchase, including any shares to be issued as Merger Consideration, for at least the minimum number of shares of First Clover Leaf Financial Common Stock offered for sale in the Conversion Offering.

     9.2. Conditions to the Obligations of First Federal Financial under this Agreement.

          The obligations of First Federal Financial and First Clover Leaf Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing, any of which may be waived by First Federal Financial:

          9.2.1.   Representations   and   Warranties.   Except   as   otherwise
contemplated  by this  Agreement  or  consented  to in writing by First  Federal

Financial, each of the representations and warranties of CLFC and CLB set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and CLFC shall have delivered to First Federal Financial a certificate of CLFC to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CLFC as of the Effective Time.

          9.2.2. Agreements and Covenants. CLFC, CLB and each CLFC Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and First Federal Financial shall have received a certificate signed on behalf of CLFC by the Chief Executive Officer and Chief Financial Officer of CLFC to such effect dated as of the Effective Time.

          9.2.3. Permits, Authorizations, Etc. CLFC and the CLFC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by CLFC, the failure to obtain which would have a Material Adverse Effect on First Federal Financial and any Subsidiary of First Federal Financial.

          9.2.4. Accountants' Letter. First Federal Financial shall have received a "comfort" letter from the independent certified public accountants for CLFC, dated (i) the effective date of the Merger Registration Statement and
(ii) the Pre-Closing Date, with respect to certain financial information regarding CLFC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

          9.2.5. No Material Adverse Effect. Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CLFC.

          9.2.6. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of CLFC Common Stock shall have dissented to the Merger under the DGCL, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of CLFC Common Stock under the DGCL.

          9.2.7. Opinion of CLFC's Counsel. First Clover Leaf Financial shall have received an opinion of Burroughs, Hepler, Broom, MacDonald, Hebrank & True, LLP, counsel to CLFC, dated the Closing Date, in form and substance reasonably satisfactory to First Clover Leaf Financial and its counsel to the effect set forth on Exhibit C attached hereto.

     CLFC will furnish First Federal Financial with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Federal Financial may reasonably request.

     9.3. Conditions to the Obligations of CLFC under this Agreement.

     The obligations of CLFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing, any of which may be waived by CLFC:

          9.3.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by CLFC, each of the representations and warranties of First Federal Financial, First Clover Leaf Financial, First Federal and the Mutual Holding Company set forth in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time; and First Federal Financial shall have delivered to CLFC a certificate of First Federal Financial to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Federal Financial as of the Effective Time.

          9.3.2. Agreements and Covenants. As of the Pre-Closing Date, First Federal Financial, First Clover Leaf Financial, the Mutual Holding Company and First Federal shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and CLFC shall have received a certificate signed on behalf of First Federal Financial by the Chief Executive Officer and Chief Financial Officer of First Federal Financial to such effect dated as of the Effective Time.

          9.3.3. Permits, Authorizations, Etc. The Mutual Holding Company, First Clover Leaf Financial, First Federal Financial and First Federal shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by First Federal Financial and First Clover Leaf Financial, the failure to obtain which would have a Material Adverse Effect on First Federal Financial and its Subsidiaries, taken as a whole.

          9.3.4. Payment of Merger Consideration. First Clover Leaf Financial shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide CLFC with a certificate evidencing such delivery.

          9.3.5. No Material Adverse Effect. Since December 31, 2004, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Federal Financial.

          9.3.6. Opinion of First Clover Leaf Financial's Counsel. CLFC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to First Clover Leaf Financial, dated the Closing Date, in form and substance reasonably satisfactory to CLFC and its counsel to the effect set forth on Exhibit D attached hereto.

     First Federal Financial and First Clover Leaf Financial will furnish CLFC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CLFC may reasonably request.

                                    ARTICLE X
                                   THE CLOSING

     10.1. Time and Place.

     Subject to the provisions of Articles IX and XI, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the date determined by First Federal Financial, in its sole discretion, upon five (5) days prior notice to CLFC, but in no event later than thirty days (30) after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which First Federal Financial and CLFC mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date (the "Pre-Closing Date").

     10.2. Deliveries at the Pre-Closing and the Closing.

     At the Pre-Closing there shall be delivered to First Federal Financial, First Clover Leaf Financial and CLFC the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under
Article IX. At or prior to the Closing, First Federal Financial or First Clover Leaf Financial shall deliver the Merger Consideration as set forth under Section 9.3.4.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination.

     This Agreement may be terminated at any time prior to the Pre-Closing Date, whether before or after approval of the Merger by the shareholders of CLFC:

          11.1.1. At any time by the mutual written agreement of First Federal Financial and CLFC;

          11.1.2. By either CLFC or First Federal Financial (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by First Federal Financial to CLFC (or by CLFC to First Federal Financial) of such breach;

          11.1.3. By either CLFC or First Federal Financial (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by First Federal Financial to CLFC (or by CLFC to First Federal Financial) of such failure;

          11.1.4. At the election of either First Federal Financial or CLFC, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Federal Financial and CLFC; provided, that no party may terminate this Agreement pursuant to this Section
11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement;

          11.1.5. By either CLFC or First Federal Financial if the shareholders of CLFC shall have voted at the CLFC shareholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          11.1.6. By either CLFC or First Federal Financial if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Conversion and such order, decree, ruling or other action shall have become final and nonappealable;

          11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4;

          11.1.8. By the Board of Directors of First Federal Financial if CLFC has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of CLFC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation, or modifies or qualifies its recommendation in a manner adverse to First Federal Financial; or

          11.1.9. By the Board of Directors of CLFC if CLFC has received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of CLFC has made a determination to accept such Superior Proposal; provided that CLFC shall not terminate this Agreement pursuant to this Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following First Federal Financial's receipt of written notice advising First Federal Financial that CLFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether CLFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, CLFC shall provide a reasonable opportunity to First Federal Financial during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable CLFC to proceed with the Merger on such adjusted terms.

     It is the intention of the parties that following completion of the Pre-Closing, which completion will be acknowledged in writing by the parties at such time, neither party shall have the right to terminate this Agreement at any time thereafter. If, after the Pre-Closing Date, any party hereto shall attempt to terminate this Agreement or shall fail to take any action necessary to effect the consummation of the Merger (including, without limitation, First Federal Financial's obligation to satisfy the condition set forth in Section 9.3.4), the other party shall be entitled to injunctive relief to enforce this Agreement, and the first party hereby agrees not to contest any judicial proceeding seeking the granting of such an injunction.

     11.2. Effect of Termination.

          11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

          (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

          (C) As a condition of First Federal Financial's willingness, and in order to induce First Federal Financial to enter into this Agreement, and to reimburse First Federal Financial for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CLFC and CLB hereby agree to pay First Federal Financial or First Clover Leaf Financial, and First Federal Financial or First Clover Leaf Financial shall be entitled to payment of a fee of $1,000,000 (the "Fee"), within three business days after written demand for payment is made by First Federal Financial or First Clover Leaf Financial, following the occurrence of any of the events set forth below:

               (i) CLFC terminates this Agreement pursuant to Section 11.1.9 or First Federal Financial or First Clover Leaf Financial terminates this Agreement pursuant to Section 11.1.8; or

               (ii) The entering into a definitive agreement by CLFC relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CLFC within twelve (12) months after the occurrence of any of the following: (i) the termination of this Agreement by First Federal Financial pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by CLFC or any CLFC Subsidiary; or (ii) the failure of the shareholders of CLFC to approve this Agreement after the occurrence of an Acquisition Proposal.

          (D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then neither First Federal Financial nor First Clover Leaf Financial will have any other rights or claims against CLFC or CLB, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of First Federal Financial and First Clover Leaf Financial against CLFC and CLB, their Subsidiaries and their respective officers and directors.

     11.3. Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CLFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CLFC and First Federal Financial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to CLFC's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1. Confidentiality.

     Except as specifically set forth herein, First Federal Financial and CLFC mutually agree to be bound by the terms of the reciprocal confidentiality agreement dated October 31, 2005, previously executed by the parties hereto (the "Confidentiality Agreement") that relate to the confidentiality of information. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

     12.2. Public Announcements.

     CLFC and First Federal Financial shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law, neither CLFC nor First Federal Financial shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Survival.

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, other than those covenants set forth in Sections 2.5, 7.8, 7.9 and 12.1, which shall survive or be performed after the Effective Time.

     12.4. Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

          If to CLFC or CLB, to:       Dennis M. Terry
                                       President and Chief Executive Officer
                                       Clover Leaf Financial Corp.
                                       6814 Goshen Road
                                       Edwardsville, Illinois 62025
                                       Fax: (618) 656-8853

          With copies to:              Gary E. True, Esq.
                                       Burroughs Hepler Broom MacDonald Hebrank
                                       & True, LLP
                                       1010 Market Street
                                       Suite 500
                                       St. Louis, Missouri 63101
                                       Fax: (314) 241-6116

                                       Joseph T. Porter, Esq.
                                       Polsinelli Shalton Welte Suelthaus PC
                                       100 South Fourth Street, Suite 1100
                                       St. Louis, Missouri 63102
                                       Fax: (314) 231-1776

          If to First Federal          Larry W. Mosby
          Financial, First Clover      President and Chief Executive Officer
          Leaf Financial or First      First Federal Financial Services, Inc.
          Federal, to:                 300 St. Louis Street
                                       Edwardsville, Illinois 62025
                                       Fax: (618) 656-0371

          With copies to:              Eric Luse, Esq.
                                       Robert B. Pomerenk, Esq.
                                       Luse Gorman Pomerenk & Schick, P.C.
                                       5335 Wisconsin Avenue, N.W., Suite 400
                                       Washington, D.C. 20015
                                       Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     12.5. Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Section 7.9) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.6. Complete Agreement.

     This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the parties, both written and oral, with respect to its subject matter. None of the parties to this Agreement has entered into this Agreement in reliance on any representation by any other party or any other person, except as expressly set forth in this Agreement.

     12.7. Counterparts.

     This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     12.8. Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9. Governing Law.

     This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

     12.10. Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement.
References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

     12.11. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the Mutual Holding Company, First Federal Financial, First Clover Leaf Financial, First Federal, CLFC and CLB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

                                  First Federal Financial Services, MHC


                                  By: /s/ Joseph Helms
                                     ------------------------------------------
                                     Name:  Joseph Helms
                                     Title: Chairman of the Board of Directors

                                  First Federal Financial Services, Inc.


                                  By: /s/ Joseph Helms
                                     -----------------------------------------
                                     Name:  Joseph Helms
                                     Title: Chairman of the Board of Directors

                                  First Clover Leaf Financial Corp.
                                  (in formation)


                                  By: /s/ Joseph Helms
                                     -----------------------------------------
                                     Name:  Joseph Helms
                                     Title: Chairman of the Board of Directors

                                  First Federal Savings & Loan Association of
                                  Edwardsville


                                  By: /s/ Joseph Helms
                                     ------------------------------------------
                                     Name: Joseph Helms
                                     Title: Chairman of the Board of Directors

                                  Clover Leaf Financial Corp.


                                  By: /s/ Dennis M. Terry
                                     ------------------------------------------
                                     Name:  Dennis M. Terry
                                     Title: President and Chief Executive
                                            Officer

                                  Clover Leaf Bank


                                  By: /s/ Dennis M. Terry
                                     ------------------------------------------
                                     Name:  Dennis M. Terry
                                     Title: President and Chief Executive
                                            Officer

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT


---------------------

First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

Ladies and Gentlemen:

     The undersigned is a director of Clover Leaf Financial Corp. ("CLFC") and is the beneficial holder of shares of common stock of CLFC ("CLFC Common Stock").

     CLFC and First Federal Financial Services, Inc. ("First Federal Financial") are considering the execution of an Agreement and Plan of Reorganization ("Agreement") contemplating the merger of CLFC with and into First Federal Financial or a successor thereto (collectively referred to as First Federal Financial), with First Federal Financial as the surviving corporation of the merger (the "Merger"), such execution being subject in the case of First Federal Financial to the execution and delivery of this letter agreement ("letter agreement"). In consideration of the substantial expenses that First Federal Financial will incur in connection with the transactions contemplated by the Agreement and in order to induce First Federal Financial to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a shareholder of CLFC and not in his capacity as a director of CLFC, as follows:

     1. The undersigned, while this letter agreement is in effect, shall vote in favor of the Agreement or cause to be voted in favor of the Agreement all of the shares of CLFC Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, at the meeting of CLFC's shareholders to be called and held following the date hereof, to consider the Agreement and the Merger.

     2. The undersigned, while this letter agreement is in effect, agrees not to sell, transfer or otherwise dispose of any shares of common stock of CLFC on or prior to the date of the meeting of CLFC shareholders to vote on the Merger Agreement, unless the purchaser or transferee agrees to be bound by the terms of this letter agreement.

     3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, First Federal Financial shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

     4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of CLFC and shall not in any way limit or affect actions the undersigned may take in his capacity as a director of CLFC.

     5. This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                  Very truly yours,

                                  Signature


                                  ------------------------------
                                  Name (please print)

Accepted and agreed to as of the date first above written:

FIRST FEDERAL FINANCIAL SERVICES, INC.


By:
   -----------------------------------------
Title:
      --------------------------------------

                                    EXHIBIT B

                              AFFILIATES AGREEMENT


--------------

First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

Gentlemen:

     I have been advised that I might be considered to be an "affiliate" of Clover Leaf Financial Corp., a Delaware corporation ("CLFC"), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

     First Federal Financial Services, Inc. ("First Federal Financial") and CLFC have entered into an Agreement and Plan of Reorganization, dated as of January __, 2006 (the "Agreement"). Upon consummation of the merger contemplated by the Agreement (the "Merger"), I may receive shares of common stock of First Clover Leaf Financial or any successor thereto ("First Clover Leaf Financial Common Stock") in exchange for my shares of common stock, par value $0.10 per share, of CLFC ("CLFC Common Stock"). This agreement is hereinafter referred to as the "Letter Agreement."

     I represent and warrant to, and agree with, First Federal Financial as follows:

     1. I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the First Clover Leaf Financial Common Stock, to the extent I felt necessary, with my counsel or counsel for CLFC.

     2. I have been advised that any issuance of shares of the First Clover Leaf Financial Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an "affiliate" of CLFC at the time the Merger will be submitted for a vote of the shareholders of CLFC and my disposition of such shares has not been registered under the Securities Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to First Federal Financial, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

     3. I understand and agree that stop transfer instructions will be given to the transfer agent of First Federal Financial with respect to the shares of First Federal Financial Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefore, a legend stating in substance:

     The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement between the registered holder hereof and First Clover Leaf Financial, a copy of which agreement is on file at the principal offices of First Clover Leaf Financial. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by First Clover Leaf Financial of a written request.

     4. Unless a transfer of my shares of the First Clover Leaf Financial Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, First Clover Leaf Financial reserves the right to put an appropriate legend on the certificate issued to my transferee.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to First Clover Leaf Financial of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to First Clover Leaf Financial, or other evidence reasonably satisfactory to First Federal Financial, to the effect that a transfer of my shares of the First Clover Leaf Financial Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the First Clover Leaf Financial Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as First Clover Leaf Financial is then in compliance with SEC Rule 144(c), or if First Clover Leaf Financial shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to First Clover Leaf Financial, or other evidence satisfactory to First Clover Leaf Financial that a transfer of my shares of the First Clover Leaf Financial Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

     5. I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse's occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

     6. I further recognize that in the event I become a director or officer of First Clover Leaf Financial upon consummation of the Merger, any sale of First Clover Leaf Financial stock by me may be subject to further restrictions on transferability and additional liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     7. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of CLFC as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

                                    * * * * *

     This Letter Agreement shall be binding on my heirs, legal representative and successors.

                                  Very truly yours,

                                  Signature


                                  --------------------------------------
                                  Name (Please Print)

Accepted as of the date first above written

FIRST FEDERAL FINANCIAL SERVICES, INC.


By:
   --------------------------------------------------
    Name:
    Title:

                                    EXHIBIT C

   MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO FIRST CLOVER
           LEAF FINANCIAL PURSUANT TO SECTION 9.2.7 OF THE AGREEMENT

     (a) Each of CLFC, CLB and each CLFC Subsidiary is incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such entity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CLFC is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder.

     (b) CLFC and CLB each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CLFC and CLB, and of the engagement agreement referenced in Section 4.13, and the completion by CLFC and CLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of CLFC and CLB, respectively, and no other corporate proceedings on the part of CLFC or CLB are necessary to complete the transactions contemplated hereby. This Agreement, and the engagement agreement referenced in Section 4.13, have been duly and validly executed and delivered by CLFC and CLB, and the Bank Merger has been duly and validly approved by the Board of Directors of CLB, and by CLFC in its capacity as sole shareholder of CLB, and constitutes the valid and binding obligations of CLFC and CLB, enforceable against CLFC and CLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to CLB, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (c) The execution and delivery of this Agreement by CLFC and CLB, and of the engagement agreement referenced in Section 4.13, and the consummation of the transactions contemplated thereby, will not conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of CLFC or any CLFC Subsidiary or the articles of incorporation and bylaws of CLB.

     (d) The Agreement, including consummation of the transactions contemplated thereby, has been approved by the requisite vote of stockholders of CLFC.

     The  opinion  of  such   counsel  may  include  such   qualifications   and
explanations of the basis thereof as may be reasonably acceptable to First Clover Leaf Financial

                                    EXHIBIT D

       MATTERS TO BE COVERED IN OPINION OF COUNSEL TO BE DELIVERED TO CLFC
                   PURSUANT TO SECTION 9.3.6 OF THE AGREEMENT

     (a) First Federal Financial is a corporation duly organized, validly existing and in good standing under federal law, and is duly registered as a savings and loan holding company under the HOLA. First Clover Leaf Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

     (b) Each of Mutual Holding Company and First Federal Financial has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Mutual Holding Company or First Federal Financial.

     (c) First Federal is a savings association organized, validly existing and in good standing under federal law. The deposits of First Federal are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

     (d) Each of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Clover Leaf Financial, Mutual Holding Company, First Federal Financial and First Federal and the completion by First Clover Leaf Financial, Mutual Holding Company, First Federal Financial and First Federal of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, respectively, and, no other corporate proceedings on the part of First Clover Leaf Financial, Mutual Holding Company, First Federal Financial or First Federal are necessary to complete the transactions contemplated hereby, up to and including the Merger. The Agreement has been duly and validly executed and delivered by First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, and the Bank Merger has been duly and validly approved by the Board of Directors of First Federal, and by First Clover Leaf Financial and First Federal Financial in their capacity as sole shareholder of First Federal, and constitutes the valid and binding obligations of First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal, enforceable against First Clover Leaf Financial, the Mutual Holding Company, First Federal Financial and First Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to First Federal, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (e) The execution and delivery of the Agreement by First Clover Leaf Financial, Mutual Holding Company, First Federal Financial and First Federal will not conflict with or result in a breach of any provision of the articles of incorporation or charter or bylaws of First Clover Leaf Financial, Mutual
Holding Company, First Federal Financial or any First Federal Financial Subsidiary or the charter and bylaws of First Federal.

     (f) The shares of First Clover Leaf Financial Common Stock to be issued to former shareholders of CLFC have been duly and validly authorized for issuance, and when issued and delivered by First Clover Leaf Financial will be fully paid and nonassessable.


     The  opinion  of  such   counsel  may  include  such   qualifications   and
explanations of the basis thereof as may be reasonably acceptable to CLFC.

KEEFE, BRUYETTE & WOODS, INC.
211 Bradenton Avenue
Dublin, OH  43017
614-766-8400

February 3, 2006

Board of Directors
First Federal Financial Services, Inc.
300 Saint Louis Street
Edwardsville, IL 62025

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of First Federal Financial Services, Inc. ("First Federal"), of the consideration to be paid to by First Federal in the merger (the "Merger") between First Federal and Clover Leaf Financial Corp. ("Clover Leaf"). We have not been requested to opine as to, and our opinion does not in any manner address, First Federal's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Reorganization, dated as of February 3, 2006, by and between First Federal and Clover Leaf (the "Agreement"), at the effective time of the Merger, First Federal will acquire all of Clover Leaf's issued and outstanding shares of common stock. Clover Leaf's shareholders will receive the option to elect between $40.00 and $43.00 per share in cash or the number of conversion shares that when multiplied by the Conversion Price Per Share will provide between $40 and $43.00 in stock consideration. The variable price election corresponds in $1.00 increments to the four levels of the Appraisal Valuation Range. The aggregated consideration must be in 70% stock and 30% cash for the 510,381 issued and outstanding shares of Clover Leaf common stock, subject to proration (the "Merger Consideration"). The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by First Federal including (i) the Annual Report, Proxy Statement and Form 10-KSB for the year ended December 31, 2004 (ii) the audited financial statements for the years ending December 31, 2002 and 2003 (ii) Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2005 (iii) and other information we deemed relevant. We discussed with senior management of First Federal, the current position and prospective outlook for First Federal. We considered historical returns and the prices of recorded transactions in First Federal's common stock. We reviewed financial and stock market data of other institutions of similar size, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of bank and thrift institutions or proposed changes of control of comparably situated companies.

Board of Directors
February 3, 2006
Page 2 of 2

For Clover Leaf, we reviewed (i) the Agreement, (ii) the Annual Reports that include the audited financial statements and Proxy Statements for the years ended December 31, 2002, 2003 and 2004, Form 10KSB's for the years ended December 31, 2002 and 2003 (iii) Internal financial statements for the quarters ended March 31, June 30, and September 30, 2005 (iv) and certain other information deemed relevant. We also discussed with senior management of Clover Leaf, the current position and prospective outlook for Clover Leaf.

For purposes of this opinion, we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by First Federal and Clover Leaf and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from First Federal, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of First Federal's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of First Federal or Clover Leaf. We have further relied on the assurances of management of First Federal and Clover Leaf that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to First Federal or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to First Federal in connection with the Merger and will receive a fee for such services. In addition, First Federal has agreed to indemnify us for certain liabilities arising out of our engagement by First Federal in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by First Federal in the Merger is fair, from a financial point of view, to the stockholders of First Federal.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent. It is understood that this letter is directed to the Board of Directors of First Federal in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

RP Financial(R), LC.
-------------------------------------------------
Financial Services Industry Consultants


                                                                February 3, 2006


Board of Directors
Clover Leaf Financial Corp.
6814 Goshen Road
Edwardsville, Illinois  62025

Members of the Board:

        You have requested that RP Financial(R), LC. ("RP Financial") provide you an opinion of the fairness from a financial point of view to the common stockholders of Clover Leaf Financial Corp., Edwardsville, Illinois ("CLFC"), of the Agreement and Plan of Reorganization (the "Agreement"), dated February 3, 2006, by and between CLFC and Clover Leaf Family Bank and First Federal Financial Services, MHC, First Federal Financial Services, Inc., First Clover Leaf Financial Corp., and First Federal Savings & Loan Association of Edwardsville (collectively, the "Buyer"). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

SUMMARY DESCRIPTION OF MERGER CONSIDERATION

        At the Effective Time, by virtue of the Merger and without any action on the part of the CLFC or the holders of any of the shares of CLFC Common Stock, the Merger shall be effected in accordance with the following terms. First, all shares of CLFC Common Stock held in the treasury of CLFC and each share of CLFC Common Stock owned by First Clover Leaf Financial, First Federal Financial or any direct or indirect wholly owned subsidiary of First Federal Financial or of CLFC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore. Each share of First Clover Leaf Financial Common Stock and First Federal common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

        Each outstanding share of CLFC Common Stock that is to be converted into the right to receive shares of First Clover Leaf Financial Common Stock shall, subject to certain conditions, be converted into and become the right to receive that number of shares of First Clover Leaf Financial Common Stock (the "Exchange Ratio") as determined in a manner described below (the "Stock Consideration"). Each outstanding share of CLFC Common Stock that is to be converted into the right to receive cash shall be converted into the right to receive a cash payment as


--------------------------------------------------------------------------------
WASHINGTON HEADQUARTER                                    Direct: (703) 647-6546
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                 E-Mail: Mail@rpfinancial.com

BOARD OF DIRECTORS
FEBRUARY 3, 2006
PAGE 2

determined as described below (the "Cash Consideration"). At the minimum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $40.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $40.00 divided by the Conversion Price Per Share. At the maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $42.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $42.00 divided by the Conversion Price Per Share. For any value between the minimum and the maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive a prorated cash payment between $40.00 and $42.00 or that prorated number of shares of First Clover Leaf Financial Common Stock between $40.00 and $42.00 divided by the Conversion Price Per Share. At the Adjusted Maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive $43.00 in cash or that number of shares of First Clover Leaf Financial Common Stock equal to $43.00 divided by the Conversion Price Per Share. For any value between the maximum of the Appraised Value Range and the Adjusted Maximum of the Appraised Value Range, each outstanding share of CLFC Common Stock shall be converted into and become the right to receive a prorated cash payment between $42.00 and $43.00 or that prorated number of shares of First Clover Leaf Financial Common Stock between $42.00 and $43.00 divided by the Conversion Price Per Share.

        For purposes of our opinion, RP Financial evaluated the aggregate cash consideration and stock consideration to be received by the holders of CLFC Common Stock, ranging between $40.00 per share and $43.00 per share (the "Merger Consideration").

RP FINANCIAL BACKGROUND AND EXPERIENCE

        RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other purposes. As specialists in the securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in Illinois and the Midwest region of the U.S.

MATERIALS REVIEWED

        In rendering this opinion, RP Financial reviewed the following material:
(1) the Agreement, dated February 3, 2006, including exhibits; (2) the following information from CLFC -- (a) audited financial statements and security filings where available for the fiscal years ended December 31, 2003 and 2004; (b) the most recent proxy materials; (c) regulatory, internal financial and other reports through September 30, 2005 and internal unaudited financial results through December 31, 2005 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk,

BOARD OF DIRECTORS
FEBRUARY 3, 2006
PAGE 3

liquidity risk and operations; (3) discussions with CLFC's management regarding past and current business, operations, financial condition, and future prospects; (4) the following information from the Buyer - (a) audited financial statements and security filings where available for the fiscal years ended December 31, 2003 and 2004; (b) the most recent proxy materials dated March 17, 2005; (c) shareholder, regulatory, internal financial and other reports through September 30, 2005 and internal unaudited financial results through December 31, 2005 -- all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, market values, trends, credit risk, interest rate risk, liquidity risk and operations; (5) an analysis of the transaction terms outlined in the Agreement, including the implied ratios of the Merger Consideration relative to CLFC's book value, earnings, assets and core deposits; (6) competitive, economic and demographic characteristics in the local market area; (7) the potential impact of regulatory and legislative changes on savings and banking institutions; (8) the financial terms of other recently completed merger transactions involving selling institutions with characteristics similar to those of CLFC; (9) the projected present value benefit to holders of CLFC Common Stock were CLFC to remain independent and implement its current business plan; (10) the ability of the Buyer to complete the acquisition from a cash and capital perspective; and (11) the pro forma book value, tangible book value, earnings and assets per share of the pro forma company after consideration of the Conversion and the Merger.

        In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning CLFC (and the Buyer) furnished by CLFC (and the Buyer) to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. Neither CLFC nor the Buyer restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of CLFC or the Buyer.

        RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on the Buyer that would have a material adverse effect on the ability of the merger to be consummated as set forth in the Agreement.

OPINION

        It is understood that this letter is directed to the Board of Directors of CLFC in its consideration of the Agreement. It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. It is understood that this opinion may be included in its entirety in any communication by CLFC or its Board of Directors to the stockholders of CLFC. It is also understood that this opinion may be included in its entirety in any regulatory filing by CLFC or the Buyer, and that RP Financial consents to the summary of this opinion in the proxy materials of CLFC, and any amendments thereto. Except as described above,

BOARD OF DIRECTORS
FEBRUARY 3, 2006
PAGE 4


this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

        Based upon and subject to the foregoing and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CLFC Common Stock, as described in the Agreement, is fair to the shareholders of CLFC Common Stock from a financial point of view.

                                             Respectfully submitted,

                                             RP FINANCIAL, LC.

                                             /s/ RP FINANCIAL, LC.

                        DELAWARE GENERAL CORPORATION LAW
                                   SECTION 262

        SS. 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a. Shares of stock of the corporation surviving or
                resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b. Shares of stock of any other corporation, or
                depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c. Cash in lieu of fractional shares or fractional
                depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d. Any combination of the shares of stock, depository
                receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
                b. and c. of this paragraph.

                (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 20. Indemnification of Directors and Officers

         Articles 12 and 13 of the Articles of Incorporation of First Clover Leaf Financial Corp. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         ARTICLE 12.  Indemnification, etc. of Directors and Officers.

         A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article 12 or otherwise shall be on the Corporation.

         C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

         D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

         E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

         ARTICLE 13. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

         Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules

         The exhibits and financial statements filed as part of this Registration Statement are as follows:

         (a)      Exhibits

         The exhibits filed as part of this registration statement are as follows:


         List of Exhibits

1.1 Engagement Letter between First Clover Leaf Financial Corp. and Keefe, Bruyette & Woods, Inc. (2)
1.2 Form of Agency Agreement between First Clover Leaf Financial Corp. and Keefe, Bruyette & Woods, Inc. (2)
2.1      Plan of Conversion and Reorganization (4)

2.2 Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal Financial Services, Inc., First Clover Leaf Financial Corp., First Federal Savings & Loan Association of Edwardsville and Clover Leaf Financial Corp. and Clover Leaf
         Bank (5)

3.1      Articles of Incorporation of First Clover Leaf Financial Corp. (2)
3.2      Bylaws of First Clover Leaf Financial Corp. (2)
4        Form of Common Stock Certificate of First Clover Leaf Financial
         Corp.(2)
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered (1)
8        Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Amended and Restated Executive Employment Agreement for Larry W.
         Mosby (4)
10.2     Form of Amended and Restated Employment Agreement with Donald
         Engelke (2)
10.3     Form of Amended and Restated Employment Agreement with Dennis M.
         Terry (2)
10.4     Employment Agreement, with Linda Werner, as amended (4)
10.5     Form of Employment Agreement for Darlene McDonald (2)
10.6     Form of Employment Agreement for Lisa Fowler (2)
10.7     Employee Stock Ownership Plan (6)
10.8     Description of Bonus Plan (7)

21       Subsidiaries of Registrant (2)

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2     Consent of McGladrey & Pullen, LLP
23.3     Consent of McGladrey & Pullen, LLP

23.4     Consent of Keller & Company, Inc. (1)

24       Power of Attorney (set forth on signature page)

99.1 Appraisal Agreement between First Clover Leaf Financial Corp. and Keller & Company, Inc. (2)
99.2 Business Plan Agreement between First Clover Leaf Financial Corp. and RP Financial, LC. (2)
99.3     Appraisal Report of Keller & Company, Inc. (P) (3),(8)
99.4     Letter of Keller & Company, Inc. with respect to Subscription
         Rights (2)

99.5     Marketing Materials (2)
99.6     Order and Acknowledgment Form (2)

-------------------------------

(1)      Previously filed.
(2) Incorporated be reference to First Clover Leaf Financial Corp.'s Registration Statement on Form SB-2 filed with the Commission on March 14, 2006, as amended.
(3)      To be filed supplementally or by amendment.
(4) Incorporated by Reference to the Current Report on Form 8-K of First Federal Financial Services, Inc., filed with the Commission on February 6, 2006 (File No. 000-50820).
(5) Incorporated by Reference to the Current Report on Form 8-K of First Federal Financial Services, Inc., filed with the Commission on February 9, 2006 (File No. 000-50820).
(6) Incorporated by Reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Commission on April 29, 2004 (File No. 333-113615).
(7) Incorporated by Reference to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Commission on March 15, 2004 (File No. 333-113615).
(8) Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

Item 22. Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edwardsville, Illinois, on May 4, 2006

                                 FIRST CLOVER LEAF FINANCIAL CORP.


                             By: /s/ LARRY W. MOSBY
                                 -----------------------------------------------
                                 Larry W. Mosby
                                 President, Chief Executive Officer and Director (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of First Clover Leaf Financial Corp. (the "Company") severally constitute and appoint Larry W. Mosby with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Larry W. Mosby may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Larry W. Mosby shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                           Title                         Date
         ----------                           -----                         ----


/s/ LARRY W. MOSBY                 President, Chief Executive             May 4, 2006
-----------------------------      Officer and Director (Principal
Larry W. Mosby                     Executive Officer)


/s/ DONALD ENGELKE                 Senior Vice President and Chief        May 4, 2006
-----------------------------      Financial Officer (Principal
Donald Engelke                     Financial and Accounting Officer)


/s/ JOSEPH HELMS                   Chairman of the Board                  May 4, 2006
-----------------------------
Joseph Helms


/s/ NINA BAIRD                     Director                               May 4, 2006
-----------------------------
Nina Baird


/s/ HARRY GALLATIN                 Director                               May 4, 2006
-----------------------------
Harry Gallatin

/s/ DEAN PLETCHER                  Director                               May 4, 2006
-----------------------------
Dean Pletcher


/s/ ROBERT RICHARDS                Director                               May 4, 2006
-----------------------------
Robert Richards


/s/ JOSEPH STEVENS                 Director                               May 4, 2006
-----------------------------
Joseph Stevens

       As filed with the Securities and Exchange Commission on May 5, 2006
                                                     Registration No. 333-132424
================================================================================






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                             ----------------------



                                    EXHIBITS
                                     TO THE
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4



                             ----------------------








                        FIRST CLOVER LEAF FINANCIAL CORP.
                             Edwardsville, Illinois

                                  EXHIBIT INDEX


1.1 Engagement Letter between First Clover Leaf Financial Corp. and Keefe, Bruyette & Woods, Inc. (2)
1.2 Form of Agency Agreement between First Clover Leaf Financial Corp. and Keefe, Bruyette & Woods, Inc. (2)
2.1      Plan of Conversion and Reorganization (4)

2.2 Agreement and Plan of Reorganization by and between First Federal Financial Services, MHC, First Federal Financial Services, Inc., First Clover Leaf Financial Corp., First Federal Savings & Loan Association of Edwardsville and Clover Leaf Financial Corp. and Clover Leaf
         Bank (5)

3.1      Articles of Incorporation of First Clover Leaf Financial Corp. (2)
3.2      Bylaws of First Clover Leaf Financial Corp. (2)
4        Form of Common Stock Certificate of First Clover Leaf Financial
         Corp. (2)
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered (1)
8        Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Amended and Restated Executive Employment Agreement for Larry W.
         Mosby (4)
10.2     Form of Amended and Restated Employment Agreement with Donald
         Engelke (2)
10.3     Form of Amended and Restated Employment Agreement with Dennis M.
         Terry (2)
10.4     Employment Agreement, with Linda Werner, as amended (4)
10.5     Form of Employment Agreement for Darlene McDonald (2)
10.6     Form of Employment Agreement for Lisa Fowler (2)
10.7     Employee Stock Ownership Plan (6)
10.8     Description of Bonus Plan (7)
21       Subsidiaries of Registrant (2)

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2     Consent of McGladrey & Pullen, LLP
23.3     Consent of McGladrey & Pullen, LLP

23.4     Consent of Keller & Company, Inc. (1)

24       Power of Attorney (set forth on signature page)

99.1 Appraisal Agreement between First Clover Leaf Financial Corp. and Keller & Company, Inc. (2)
99.2 Business Plan Agreement between First Clover Leaf Financial Corp. and RP Financial, LC. (2)
99.3     Appraisal Report of Keller & Company, Inc. (P) (3),(8)
99.4     Letter of Keller & Company, Inc. with respect to Subscription
         Rights (2)

99.5     Marketing Materials (2)
99.6     Order and Acknowledgment Form (2)

-------------------------------

(1)      Previously filed.
(2) Incorporated be reference to First Clover Leaf Financial Corp.'s Registration Statement on Form SB-2 filed with the Commission on March 14, 2006, as amended.
(3)      To be filed supplementally or by amendment.
(4) Incorporated by Reference to the Current Report on Form 8-K of First Federal Financial Services, Inc., filed with the Commission on February 6, 2006 (File No. 000-50820).
(5) Incorporated by Reference to the Current Report on Form 8-K of First Federal Financial Services, Inc., filed with the Commission on February 9, 2006 (File No. 000-50820).
(6) Incorporated by Reference to Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Commission on April 29, 2004 (File No. 333-113615).
(7) Incorporated by Reference to the Registration Statement on Form SB-2 of First Federal Financial Services, Inc., filed with the Commission on March 15, 2004 (File No. 333-113615).

(8) Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.